As filed with the Securities and Exchange Commission on February 13, 2024

No. 333-276797

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1311	86-1430562
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056

(713) 296-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

P. Anthony Lannie

Executive Vice President and General Counsel

APA Corporation

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056

(713) 296-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Daniel A. Neff Zachary S. Podolsky Wachtell, Lipton, Rosen & Katz 51 W. 52nd Street New York, New York 10019 (212) 403-1000

Michol L. Ecklund

Senior Vice President, Chief Sustainability Officer, General Counsel and Corporate Secretary

Callon Petroleum Company

One Briarlake Plaza

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

(281) 589-5200

Sean T. Wheeler, P.C. Debbie Yee, P.C. Michael W. Rigdon, P.C. Camille E. Walker Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 (713) 836 3600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the proposed merger contemplated by the Agreement and Plan of Merger dated as of January 3, 2024, described in the joint proxy statement/prospectus contained herein, have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2024

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of APA Corporation and Callon Petroleum Company:

On behalf of the boards of directors of APA Corporation (“APA”) and Callon Petroleum Company (“Callon”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the merger of APA and Callon. We are requesting that you take certain actions as an APA or Callon stockholder.

On January 3, 2024, APA, Astro Comet Merger Sub Corp., a Delaware corporation and wholly owned, direct subsidiary of APA (“Merger Sub”), and Callon entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), providing for the merger of Merger Sub with and into Callon, with Callon surviving the merger (the “merger”) as a wholly owned, direct subsidiary of APA. In the merger, Callon stockholders will be entitled to receive, without interest, in exchange for each share of Callon common stock, par value $0.01 per share (“Callon Common Stock”), owned by them immediately prior to such merger, 1.0425 shares of APA common stock, par value $0.625 per share (“APA Common Stock”), with cash paid in lieu of the issuance of any fractional shares, which we refer to collectively as the “merger consideration.”

APA and Callon will each hold special meetings of their respective stockholders in connection with the proposed merger (respectively, the “APA Special Meeting” and the “Callon Special Meeting”).

At the APA Special Meeting, the holders of APA Common Stock (the “APA stockholders”) will be asked to vote on proposals to (i) approve the issuance of shares of APA Common Stock to the holders of Callon Common Stock (the “Callon stockholders”) in connection with the merger pursuant to the terms of the Merger Agreement (the “Stock Issuance Proposal”) and (ii) approve the adjournment of the APA Special Meeting to solicit additional proxies if there are not sufficient votes cast at the APA Special Meeting to approve the Stock Issuance Proposal (the “APA Adjournment Proposal”). Assuming a quorum is present at the APA Special Meeting, approval of the Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of APA Common Stock properly cast on such proposal. Approval of the APA Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of APA Common Stock properly cast on such proposal.

The APA Special Meeting will be held virtually at [    ], on [    ], 2024, at [    ] [a.m./p.m.], Central Time. The board of directors of APA (the “APA Board”) unanimously recommends that APA stockholders vote “FOR” the Stock Issuance Proposal and “FOR” the APA Adjournment Proposal.

At the Callon Special Meeting, the Callon stockholders will be asked to vote on proposals to (i) adopt the Merger Agreement (the “Merger Proposal”), (ii) approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Callon’s named executive officers that is based on or otherwise relates to the merger (the “Advisory Compensation Proposal”), and (iii) approve the adjournment of the Callon Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Callon Special Meeting to approve the Merger Proposal (the “Callon Adjournment Proposal”). Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Callon Common Stock entitled to vote on the proposal. Approval of the Callon Adjournment Proposal and, assuming a quorum is present, the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the Callon Common Stock entitled to vote thereon and present in person or represented by proxy at the Callon Special Meeting.

The Callon Special Meeting will be held at [    ], on [    ], 2024, at [    ] [a.m./p.m.], Central Time. The board of directors of Callon (the “Callon Board”) unanimously recommends that Callon stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Callon Adjournment Proposal.

If the merger is completed, at the effective time of the merger (the “Effective Time”), each issued and outstanding share of Callon Common Stock as of immediately prior to the Effective Time that is eligible to be converted into APA Common Stock in accordance with the terms of the Merger Agreement will convert automatically into the right to receive, without interest, 1.0425 shares of APA Common Stock (the “Exchange

Ratio”), with cash paid in lieu of the issuance of fractional shares, if any. Although the number of shares of APA Common Stock that Callon stockholders will receive in exchange for their shares of Callon Common Stock is fixed, the market value of the merger consideration will fluctuate with the market price of APA Common Stock and will not be known at the time Callon stockholders vote to adopt the Merger Agreement or at the time APA stockholders vote to approve the Stock Issuance Proposal. Based on the closing price of APA Common Stock on the Nasdaq Global Select Market (“Nasdaq”) on January 3, 2024, the last trading day before the public announcement of the parties entering into the Merger Agreement, the Exchange Ratio represented approximately $38.31 in value for each share of Callon Common Stock. Based on the closing price of APA Common Stock on the Nasdaq on [ ], 2024, the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, the Exchange Ratio represented approximately $[    ] in value for each share of Callon Common Stock. Based on the estimated number of shares of APA Common Stock and estimated number of shares of Callon Common Stock, as well as the outstanding equity awards of the parties, that will be outstanding immediately prior to the consummation of the merger, we estimate that, upon consummation of the merger, APA stockholders as of immediately prior to the merger will hold approximately eighty-one percent (81%), and Callon stockholders as of immediately prior to the merger will hold approximately nineteen percent (19%), of the issued and outstanding shares of APA Common Stock (in each case based on fully diluted shares outstanding of each company). We urge you to obtain current market quotations for APA Common Stock (trading symbol “APA”) and Callon Common Stock (trading symbol “CPE”).

The obligations of APA and Callon to complete the merger are subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus describes the APA Special Meeting and the proposals to be considered thereat, the Callon Special Meeting and the proposals to be considered thereat, the merger, and the documents and agreements related to the merger. It also contains or references information about APA and Callon and certain related agreements and matters. Please carefully read the entire accompanying joint proxy statement/prospectus, including “Risk Factors” beginning on page 27, for a discussion of the risks relating to the proposed merger. You also can obtain information about APA and Callon from documents that each has filed with the Securities and Exchange Commission (the “SEC”). Please see “Where You Can Find More Information” beginning on page 210 of the accompanying joint proxy statement/prospectus for how you may obtain such information.

Sincerely,

John J. Christmann IV	Joseph C. Gatto, Jr.
Chief Executive Officer APA Corporation	President and Chief Executive Officer Callon Petroleum Company

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger described in the accompanying joint proxy statement/prospectus or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated [    ], 2024, and is first being mailed to APA stockholders of record and Callon stockholders of record on or about [    ], 2024.

APA CORPORATION

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056

NOTICE OF SPECIAL MEETING OF

STOCKHOLDERS OF APA CORPORATION

TO BE HELD ON [    ], 2024

To the Stockholders of APA Corporation:

You are cordially invited to attend the special meeting of stockholders (the “APA Special Meeting”) of APA Corporation (“APA”) virtually, to be held at [    ] [a.m./p.m.], Central Time, on [    ], 2024, virtually at [    ] (advance registration required), for the following purposes:

1.

to consider and vote on a proposal (the “Stock Issuance Proposal”) to approve the issuance of shares of APA’s common stock, par value $0.625 per share (the “APA Common Stock”), pursuant to the Agreement and Plan of Merger, dated as of January 3, 2024, by and among APA, Astro Comet Merger Sub Corp., a Delaware corporation and a wholly owned, direct subsidiary of APA (“Merger Sub”), and Callon Petroleum Company (“Callon”), as it may be amended from time to time (the “Merger Agreement”), a copy of which is attached as Annex A to the joint proxy statement/prospectus ; and

2.

to consider and vote on a proposal to approve the adjournment of the APA Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Stock Issuance Proposal (the “APA Adjournment Proposal”).

APA will transact no other business at the APA Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the APA Special Meeting by or at the direction of the board of directors of APA (the “APA Board”) in accordance with APA’s amended and restated bylaws. These items of business are described in the enclosed joint proxy statement/prospectus. The APA Board has designated the close of business on February 15, 2024 as the record date for the purpose of determining the holders of shares of APA Common Stock who are entitled to receive notice of, and to vote at, the APA Special Meeting and any adjournment or postponement of the special meeting, unless a new record date is fixed in connection with any adjournment or postponement of the special meeting. Only the holders of record of APA Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the APA Special Meeting and at any adjournment or postponement of the special meeting.

The APA Board has unanimously (i) determined that it is in the best interest of APA and the holders of APA Common Stock (the “APA stockholders”) to enter into the Merger Agreement, (ii) declared entry into the Merger Agreement to be advisable, (iii) authorized and approved APA’s execution, delivery, and performance of the Merger Agreement in accordance with its terms and APA’s consummation of the transactions contemplated thereby, including the merger of Merger Sub and Callon contemplated thereby (the “merger”) and the issuance of APA Common Stock contemplated by the Stock Issuance Proposal, (iv) directed that the approval of the Stock Issuance Proposal be submitted to a vote at a meeting of the APA stockholders, and (v) resolved to recommend that the APA stockholders approve the Stock Issuance Proposal. The APA Board unanimously recommends that the APA stockholders vote “FOR” the Stock Issuance Proposal and “FOR” the APA Adjournment Proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Stock Issuance Proposal and “FOR” the APA Adjournment Proposal. Even if you plan to attend the APA Special Meeting virtually, APA requests that you complete, sign, date, and return the enclosed proxy card in the accompanying envelope prior to the APA Special Meeting to ensure that your shares will be represented and voted at the APA Special Meeting if you later decide not to or become unable to attend virtually.

You may also submit a proxy over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you submit your proxy through the Internet or by telephone, you will be asked to provide the control number from the enclosed proxy card. If you are not a stockholder of record, but instead hold your shares in “street name” through a broker, bank, trust, or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust, or other nominee in order to be able to vote at the APA Special Meeting.

Please vote as promptly as possible, whether or not you plan to attend the APA Special Meeting virtually. If your shares are held in the name of a broker, bank, or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank, or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the Internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card, or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually, but it will help to secure a quorum and avoid added solicitation costs. Any eligible APA stockholder entitled to vote thereon and who is virtually present at the APA Special Meeting may vote, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the APA Special Meeting in the manner described in the joint proxy statement/prospectus.

If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies, or need help voting your shares of APA Common Stock, please contact APA’s proxy solicitor:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll-Free: 1-888-815-3892

By Order of the Board of Directors,

Rajesh Sharma Corporate Secretary

Houston, Texas

[    ], 2024

Your vote is very important, regardless of the number of shares of APA Common Stock you own. The merger cannot be completed unless stockholders of both APA and Callon approve certain proposals related to the merger. Whether or not you plan to attend the APA Special Meeting virtually, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the APA Special Meeting.

CALLON PETROLEUM COMPANY

One Briarlake Plaza

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF CALLON PETROLEUM COMPANY TO BE HELD

[    ], 2024

To the Stockholders of Callon Petroleum Company:

You are cordially invited to attend the special meeting of stockholders (the “Callon Special Meeting”) of Callon Petroleum Company (“Callon”), to be held at [    ] [a.m./p.m.], Central Time, on [    ], 2024, at [    ], for the following purposes:

1.

to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 3, 2024 (as amended from time to time, the “Merger Agreement”), by and among APA Corporation (“APA”), Astro Comet Merger Sub Corp., a Delaware corporation and a wholly owned, direct subsidiary of APA (“Merger Sub”), and Callon (the “Merger Proposal”), as it may be amended from time to time, a copy of which is attached as Annex A to the joint proxy statement/prospectus;

2.

to vote on a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Callon’s named executive officers that is based on or otherwise relates to the merger (as defined below) (the “Advisory Compensation Proposal”); and

3.

to vote on a proposal to approve the adjournment of the Callon Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Callon Special Meeting to approve the Merger Proposal (the “Callon Adjournment Proposal”).

Callon will transact no other business at the Callon Special Meeting, except such business as may properly be brought before the Callon Special Meeting or any adjournment or postponement thereof by or at the direction of the Callon board of directors (the “Callon Board”) in accordance with Callon’s amended and restated bylaws. The joint proxy statement/prospectus, of which this notice is a part, describes the proposals listed above in more detail. Please refer to the attached documents, including the Merger Agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Callon Special Meeting. You are encouraged to read the entire document carefully before voting. In particular, please see the sections entitled “The Merger” beginning on page 42 for a description of the transactions contemplated by the Merger Agreement and “Risk Factors” beginning on page 27 for an explanation of the risks associated with the merger of Merger Sub with and into Callon, as contemplated pursuant to the Merger Agreement (the “merger”) and the other transactions contemplated by the Merger Agreement.

Approval of the Merger Proposal by the affirmative vote of the holders of a majority of the outstanding shares of Callon common stock, par value $0.01 per share (“Callon Common Stock”), entitled to vote on the proposal is required to complete the merger. Approval of the Callon Adjournment Proposal and, assuming a quorum is present, the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the Callon Common Stock entitled to vote thereon and present in person or represented by proxy at the Callon Special Meeting.

The Callon Board has fixed the close of business on February 15, 2024 as the record date for the determination of the holders of Callon Common Stock (the “Callon stockholders”) entitled to receive notice of, and to vote at, the Callon Special Meeting or any adjournment or postponement thereof. The Callon stockholders of record as of the close of business on the record date are the only Callon stockholders that are entitled to receive notice of, and to vote at, the Callon Special Meeting or any adjournment or postponement thereof. For additional information regarding the Callon Special Meeting, please see the section entitled “Callon Special Meeting” beginning on page 155 of the joint proxy statement/prospectus.

The Callon Board, at a meeting duly called and held, has by unanimous vote (i) declared that the Merger Agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of Callon and the Callon stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the merger, and (iii) resolved to recommend that the Callon stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the merger. The Callon Board unanimously recommends that holders of Callon Common Stock vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Callon Adjournment Proposal.

Please vote as promptly as possible, whether or not you plan to attend the Callon Special Meeting. If your shares are held in the name of a broker, bank, or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank, or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the Internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card, or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting at the Callon Special Meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Callon Common Stock entitled to vote thereon and who is present at the Callon Special Meeting may vote, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Callon Special Meeting in the manner described in the joint proxy statement/prospectus.

If you have any questions concerning the Merger Proposal, the Advisory Compensation Proposal, the Callon Adjournment Proposal, the merger, or the joint proxy statement/prospectus, would like additional copies, or need help voting your shares of Callon Common Stock, please contact Callon’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Ave, 20th Floor

New York, New York 10022

Banks and Brokerage Firms, please call: (212) 750-5833

Shareholders, please call toll-free: (877) 687-1865

By Order of the Board of Directors,

Michol L. Ecklund

Senior Vice President, Chief Sustainability Officer, General Counsel and Corporate Secretary

Houston, Texas

[    ], 2024

Your vote is very important. The merger between APA and Callon cannot be completed without the approval of the Merger Proposal by the affirmative vote of the holders of a majority of the outstanding shares of Callon Common Stock entitled to vote on the proposal.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by APA, constitutes a prospectus of APA under Section 5 of the Securities Act of 1933 (as amended, the “Securities Act”) with respect to the shares of APA Common Stock to be issued to Callon stockholders pursuant to the Merger Agreement. This document also constitutes a proxy statement of each of APA and Callon under Section 14(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Callon stockholders (the “Callon Special Meeting”) and the special meeting of APA stockholders (the “APA Special Meeting”).

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. APA and Callon have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [    ], 2024. The information contained in this joint proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this joint proxy statement/prospectus to APA stockholders and Callon stockholders nor the issuance by APA of shares of APA Common Stock pursuant to the Merger Agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. APA has supplied all information contained in this joint proxy statement/prospectus relating to APA, and Callon has supplied all such information relating to Callon. APA and Callon have both contributed to the information related to the merger contained in this joint proxy statement/prospectus.

Unless the context otherwise requires, all references in this joint proxy statement/prospectus to “APA” refer to APA Corporation, a Delaware corporation. Unless the context otherwise requires, all references in this joint proxy statement/prospectus to “Callon” refer to Callon Petroleum Company, a Delaware corporation. All references in this joint proxy statement/prospectus to “APA Common Stock” refer to the common stock of APA, par value $0.625 per share, and all references in this joint proxy statement/prospectus to “Callon Common Stock” refer to the common stock of Callon, par value $0.01 per share. All references in this joint proxy statement/prospectus to the “Callon stockholders” refer to the holders of Callon Common Stock and all references in this joint proxy statement/prospectus to the “APA stockholders” refer to the holders of APA Common Stock. All references in this joint proxy statement/prospectus to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of January 3, 2024, by and among APA, Astro Comet Merger Sub Corp., a Delaware corporation and a wholly owned, direct subsidiary of APA (“Merger Sub”), and Callon, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein, and all references in this joint proxy statement/prospectus to the “merger” refer to the merger of Merger Sub with and into Callon, with Callon surviving the merger as a wholly owned subsidiary of APA. All references in this joint proxy statement/prospectus to the “Exchange Ratio” refer to the ratio of 1.0425 shares of APA Common Stock per outstanding share of Callon Common Stock that Callon stockholders are entitled to receive in connection with the merger, subject to the terms and conditions of the Merger Agreement.

i

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about APA and Callon from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 210.

You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning APA or Callon, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below.

For APA Stockholders: APA Corporation 2000 Post Oak Boulevard, Suite 100 Houston, Texas 77056 Attention: Investor Relations Telephone: (713) 296-6000	For Callon Stockholders: Callon Petroleum Company One Briarlake Plaza 2000 W. Sam Houston Parkway S., Suite 2000 Houston, Texas 77042 Attention: Investor Relations Telephone: (281) 589-5200

If you would like to request any of the APA or Callon documents that are incorporated by reference into this joint proxy statement/prospectus, please do so by [    ], 2024, in order to receive them before the APA Special Meeting and the Callon Special Meeting.

You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the SEC’s website at www.sec.gov. In addition, you may obtain copies of documents filed by APA with the SEC by accessing APA’s website at https://investor.apacorp.com. You may also obtain copies of documents filed by Callon with the SEC by accessing Callon’s website at https://callon.com/investors.

We are not incorporating the contents of the websites of the SEC, APA, Callon, or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

In addition, if you have questions about the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact Georgeson LLC (“Georgeson”), the proxy solicitor for APA, toll-free at 1-888-815-3892 or Innisfree M&A Incorporated (“Innisfree”), the proxy solicitor for Callon, toll-free at (877) 687-1865 or, for brokers and banks, collect at (212) 750-5833. You will not be charged for any of these documents that you request.

v

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the Callon Special Meeting, the APA Special Meeting, and the merger. They may not include all the information that is important to Callon stockholders and APA stockholders. Callon stockholders and APA stockholders should carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	This joint proxy statement/prospectus serves as a proxy statement for the Callon Special Meeting and the APA Special Meeting.

You are receiving this joint proxy statement/prospectus because APA and Callon have agreed for APA to acquire Callon in an all-stock transaction. At the Effective Time, Merger Sub will merge with and into Callon, the separate corporate existence of Merger Sub will cease, and Callon will continue as the surviving corporation in the merger as a wholly owned, direct subsidiary of APA (the “Surviving Corporation”). As referred to in this joint proxy statement/prospectus, the “Effective Time” means the effective time of the merger and as set forth in the Merger Agreement. The Merger Agreement governs the terms of the merger of Merger Sub and Callon and is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other things, Callon stockholders must adopt the Merger Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and APA stockholders must approve the issuance of shares of APA Common Stock in connection with the merger.

This joint proxy statement/prospectus serves as both the proxy statement through which APA and Callon will solicit proxies to obtain the necessary stockholder approvals for the merger and the prospectus by which APA will issue shares of APA Common Stock as consideration in the merger.

This joint proxy statement/prospectus, which you should carefully read in its entirety, contains important information about the Callon Special Meeting and APA Special Meeting, the merger, and other matters.

Q:	What will happen in the merger?

A:

The Merger Agreement sets forth the terms and conditions of the proposed merger of Merger Sub and Callon. Under the Merger Agreement, Merger Sub will merge with and into Callon, the separate corporate existence of Merger Sub will cease, and Callon will continue as the surviving corporation in the merger as a wholly owned, direct subsidiary of APA.

The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A. For a more complete discussion of the proposed merger, its effects, and the other transactions contemplated by the Merger Agreement, please see “The Merger” elsewhere in this joint proxy statement/prospectus.

Q:	What are Callon stockholders being asked to vote on?

A:

Callon is holding a special meeting of its stockholders to adopt the Merger Agreement (the “Merger Proposal”), pursuant to which each eligible outstanding share of Callon Common Stock will be cancelled and converted into the right to receive, without interest, 1.0425 shares of APA Common Stock, with cash paid in lieu of the issuance of any fractional shares.

Callon stockholders will also be asked to (1) approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Callon’s named executive officers that is based on or otherwise relates to the merger (the “Advisory Compensation Proposal”) and (2) approve the proposal to adjourn the Callon Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the Callon Special Meeting to approve the Merger Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Callon stockholders (the “Callon Adjournment Proposal”).

Your vote is very important, regardless of the number of shares that you own. The approval of the Merger Proposal is a condition to the obligations of APA and Callon to complete the merger.

Q:	What are APA stockholders being asked to vote on?

A:

APA is holding a special meeting of its stockholders to vote on the approval of the issuance of shares of APA Common Stock in connection with the merger (the “Stock Issuance Proposal”), pursuant to the rules of the Nasdaq Global Select Market (“Nasdaq”).

APA stockholders will also be asked to approve the proposal to adjourn the APA Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the APA Special Meeting to approve the Stock Issuance Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to APA stockholders (the “APA Adjournment Proposal”).

Your vote is very important, regardless of the number of shares that you own. The approval of the Stock Issuance Proposal is a condition to the obligations of each of APA and Callon to complete the merger.

Q:	How important is my vote as a Callon stockholder?

A:

Your vote “FOR” each proposal presented at the Callon Special Meeting is very important, and you are encouraged to submit a proxy as soon as possible. The merger between APA and Callon cannot be completed without the approval of the Merger Proposal by the Callon stockholders.

Q:	How important is my vote as an APA stockholder?

A:

Your vote “FOR” each proposal presented at the APA Special Meeting is very important, and you are encouraged to submit a proxy as soon as possible. The merger between APA and Callon cannot be completed without the approval of the Stock Issuance Proposal by the APA stockholders.

Q:	What constitutes a quorum, and what vote is required to approve each proposal at the Callon Special Meeting?

A:

The holders of a majority of the outstanding shares of Callon Common Stock entitled to vote at the Callon Special Meeting must be represented at the Callon Special Meeting in person or by proxy in order to constitute a quorum. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Callon Common Stock entitled to vote on the proposal. Accordingly, a Callon stockholder’s abstention from voting or the failure of a Callon stockholder to vote (including the failure of a Callon stockholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to that bank, broker, or other nominee) will have the same effect as a vote “against” the Merger Proposal.

Approval of the Callon Adjournment Proposal and, assuming a quorum is present, the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the Callon Common Stock entitled to vote thereon and present in person or represented by proxy at the Callon Special Meeting. Accordingly, with respect to a Callon stockholder who is present in person or represented by proxy at the Callon Special Meeting, such stockholder’s abstention from voting or the failure of a Callon stockholder to vote will have the same effect as a vote “against” the Advisory Compensation Proposal and Callon Adjournment Proposal. The failure of a Callon stockholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to the bank, broker, or other nominee will have no effect on the outcome of the Advisory Compensation Proposal and Callon Adjournment Proposal. However, if a Callon stockholder instructs its bank, broker, or other nominee regarding some but not all of the proposals, such broker non-vote will have the same effect as voting “against” any proposal for which no instruction is provided. Under the Callon Bylaws, regardless of whether there is a quorum, the chair of the Callon Special Meeting may also adjourn the Callon Special Meeting.

Q:	What constitutes a quorum, and what vote is required to approve each proposal at the APA Special Meeting?

A:

The holders of a majority of the outstanding shares of APA Common Stock entitled to vote at the APA Special Meeting must be represented at the APA Special Meeting in person or by proxy in order to constitute a quorum.

Assuming a quorum is present at the APA Special Meeting, approval of the Stock Issuance Proposal requires the affirmative vote of holders of a majority of the shares of APA Common Stock properly cast on such proposal. Assuming a quorum is present at the APA Special Meeting, abstentions will have no effect on the Stock Issuance Proposal. The failure of an APA stockholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to the bank, broker, or other nominee will have no effect on the outcome of the Stock Issuance Proposal.

Approval of the APA Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of APA Common Stock properly cast on such proposal. Abstentions will have no effect on the APA Adjournment Proposal. The failure of an APA stockholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to the bank, broker, or other nominee will have no effect on the outcome of the APA Adjournment Proposal. Under APA’s bylaws, regardless of whether there is a quorum, the chair of the APA Special Meeting may also adjourn the APA Special Meeting.

Q:	How can I attend the Callon Special Meeting?

A:

Callon holders of record of outstanding shares of Callon Common Stock as of the close of business on February 15, 2024, the record date for the Callon Special Meeting (the “Callon Record Date”), will only be able to attend the Callon Special Meeting in person at [     ]. If you wish to attend the Callon Special Meeting in person, you must present valid, government-issued picture identification. If your shares are held in the name of a bank, broker, or other nominee and you plan to attend the Callon Special Meeting, in order to be admitted you must present proof of your beneficial ownership of the Callon Common Stock, such as a bank or brokerage account statement, or copy of your voting instruction form or proxy card, indicating that you owned shares of Callon Common Stock at the close of business on the Callon Record Date.

Q:	How can I attend the APA Special Meeting?

A:

APA stockholders as of the record date for the APA Special Meeting, February 15, 2024 (the “APA Record Date”), may attend and vote virtually at the APA Special Meeting by registering in advance at [     ]. To register, APA stockholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form, or notice. If you are not an APA stockholder or do not have a control number, you may still register in advance to attend the meeting as a guest, but you will not be able to vote at the meeting. Once registered, you will receive an email, at the address provided during registration, prior to the start of the meeting, which will contain a unique link to access the virtual meeting. Further instructions and contact information for technical support will be provided in the email. You are encouraged to log into the website early to ensure you have adequate time to remedy any technical problems that may arise prior to the start of the meeting.

Q:	What will Callon stockholders receive if the merger is completed?

A:

If the merger is completed, eligible shares of Callon Common Stock outstanding at the Effective Time will automatically be converted into the right to receive, without interest, 1.0425 shares of APA Common Stock. Each Callon stockholder will receive cash, without interest, in lieu of any fractional share of APA Common Stock that such stockholder would otherwise be entitled to receive in the merger.

Because APA will issue a fixed number of shares of APA Common Stock in exchange for each share of Callon Common Stock, the value of the merger consideration that Callon stockholders will receive in the merger will depend on the market price of shares of APA Common Stock at the Effective Time. The market price of shares of APA Common Stock that Callon stockholders receive at the Effective Time could be greater than, less than, or the same as the market price of shares of APA Common Stock on the date of this joint proxy statement/prospectus or at the time of the Callon Special Meeting. Accordingly, you should obtain current market quotations for APA Common Stock and Callon Common Stock before deciding how to vote with respect to the Merger Proposal or the Stock Issuance Proposal, as applicable. APA Common Stock is traded on the Nasdaq under the symbol “APA.” Callon Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “CPE.”

For more information regarding the merger consideration to be received by Callon stockholders if the merger is completed, please see “The Merger Agreement—Merger Consideration.”

Q:	Who will own APA immediately following the merger?

A:

APA and Callon estimate that upon the completion of the merger, current APA stockholders, collectively, will own approximately eighty-one percent (81%) of the outstanding shares of APA Common Stock, and current Callon stockholders, collectively, will own approximately nineteen percent (19%) of the outstanding APA Common Stock (in each case based on fully diluted shares outstanding of each company).

Q:	Will Callon equity and other long-term incentive awards be affected by the merger?

A:

Outstanding Callon equity and other long-term incentive awards will be treated as set forth in the Merger Agreement, as described in more detail in “The Merger—Interests of Callon’s Directors and Executive Officers in the Merger” and “The Merger—Treatment of Callon Long-Term Incentive Awards.”

Q:	What does the Merger Agreement provide with respect to the composition of the board of directors of APA following completion of the merger?

A:

The Merger Agreement provides that, prior to the closing date, APA is required to take all necessary actions to cause a member of the Callon board of directors (the “Callon Board”) as of the date of the Merger Agreement, who is selected by the Callon Board and is reasonably acceptable to APA, to be appointed to the board of directors of APA (the “APA Board”) immediately following the Effective Time. As of the date of this joint proxy statement/prospectus, the Callon Board has not selected the Callon director who will be designated to join the APA Board.

For additional information regarding the right of Callon to appoint one individual to the APA Board following the completion of the merger, please see “The Merger—Board of Directors After Completion of the Merger.”

Q:	How does the Callon Board recommend that I vote at the Callon Special Meeting?

A:

The Callon Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Callon Adjournment Proposal. For additional information regarding the recommendation of the Callon Board, please see “The Merger—Recommendation of the Callon Board and Its Reasons for the Merger.”

Q:	Who is entitled to vote at the Callon Special Meeting?

A:

The Callon Record Date is February 15, 2024. All holders of shares of Callon Common Stock who held shares at the close of business on the Callon Record Date are entitled to receive notice of, and to vote at, the Callon Special Meeting. Each such holder of Callon Common Stock is entitled to cast one vote on each matter properly brought before the Callon Special Meeting for each share of Callon Common Stock that such holder owned of record as of the Callon Record Date. Please see “Callon Special Meeting—Voting at the Callon Special Meeting” for instructions on how to vote your shares without attending the Callon Special Meeting.

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Q:	How does the APA Board recommend that I vote at the APA Special Meeting?

A:

The APA Board unanimously recommends that you vote “FOR” the Stock Issuance Proposal and “FOR” the APA Adjournment Proposal. For additional information regarding the recommendation of the APA Board, please see “The Merger—Recommendation of the APA Board and Its Reasons for the Merger.”

Q:	Who is entitled to vote at the APA Special Meeting?

A:

The APA Record Date is February 15, 2024. All holders of shares of APA Common Stock who held shares at the close of business on the APA Record Date are entitled to receive notice of, and to vote at, the APA Special Meeting. Each such holder of APA Common Stock is entitled to cast one vote on each matter properly brought before the APA Special Meeting for each share of APA Common Stock that such holder owned of record as of the APA Record Date. Please see “APA Special Meeting—Voting at the APA Special Meeting” for instructions on how to vote your shares without attending the APA Special Meeting.

Q:	What is a proxy?

A:

A stockholder’s legal designation of another person to vote shares of such stockholder’s common stock at a special or annual meeting is referred to as a proxy. The document used to designate a proxy to vote your shares of common stock is called a proxy card.

Q:	How many votes do I have for the Callon Special Meeting?

A:

Each Callon stockholder is entitled to one vote for each share of Callon Common Stock held of record as of the close of business on the Callon Record Date for each proposal. As of the close of business on the Callon Record Date, there were [     ] outstanding shares of Callon Common Stock.

Q:	How many votes do I have for the APA Special Meeting?

A:

Each APA stockholder is entitled to one vote for each share of APA Common Stock held of record as of the close of business on the APA Record Date for each proposal. As of the close of business on the APA Record Date, there were [     ] outstanding shares of APA Common Stock.

Q:	What will happen to my shares of APA Common Stock?

A:

Nothing. You will continue to own the same shares of APA Common Stock that you own prior to the Effective Time. As a result of the Stock Issuance Proposal, however, the overall ownership percentage of current APA stockholders in the combined company will be diluted.

Q:	What happens if the merger is not completed?

A:

If the Callon stockholders do not approve the Merger Proposal or the APA stockholders do not approve the Stock Issuance Proposal, or if the merger is not completed for any other reason, Callon stockholders will not receive any merger consideration for their shares of Callon Common Stock in connection with the merger. Instead, APA and Callon will each remain independent public companies. The APA Common Stock will continue to be listed and traded on the Nasdaq, and the Callon Common Stock will continue to be listed and traded on the NYSE. If the Merger Agreement is terminated under certain specified circumstances, APA or Callon may be required to reimburse certain expenses of the other party or to pay to the other party a termination fee of $170 million (if APA is the payor) or $85 million (if Callon is the payor). Please see “The Merger Agreement—Termination Fee” for a more detailed discussion of the termination fee.

Q:	How can I vote my shares and participate at the Callon Special Meeting?

A:

If you are a Callon stockholder of record as of the close of business on the Callon Record Date, you may vote in person at the Callon Special Meeting by requesting a ballot when you arrive. You must bring valid picture identification, such as a driver’s license or passport and provide proof of stock ownership as of the Callon Record Date.

If you are a Callon stockholder of record as of the close of business on the Callon Record Date, you may submit your proxy before the special meeting in one of the following ways:

•	Telephone-use the toll-free number shown on your proxy card;

•	Internet-visit the website shown on your proxy card to vote via the Internet; or

•	Mail-complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope.

If you decide to attend the Callon Special Meeting and vote at the meeting, your vote will revoke any proxy previously submitted.

The Callon Special Meeting will begin promptly at [    ] [a.m./p.m.], Central Time, on [    ], 2024 at [    ]. Callon encourages its stockholders to arrive at the meeting prior to the start time to leave ample time for check-in.

Even if you plan to attend the Callon Special Meeting, Callon recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Callon Special Meeting.

Q:	How can I vote my shares without attending the Callon Special Meeting?

A:

Whether you hold your shares directly as a stockholder of record of Callon or beneficially in “street name,” you may direct your vote by proxy without attending the Callon Special Meeting. You can vote by proxy by mail, over the Internet, or by telephone by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, or other nominee.

Additional information on voting procedures can be found under “Callon Special Meeting.”

Q:	How can I vote my shares and participate at the APA Special Meeting?

A:	If you are an APA stockholder of record as of the close of business on the APA Record Date, you may submit your proxy before the special meeting in one of the following ways:

•	Telephone-use the toll-free number shown on your proxy card;

•	Internet-visit the website shown on your proxy card to vote via the Internet; or

•	Mail-complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are an APA stockholder of record, you may also cast your vote virtually at the special meeting by registering in advance at [     ]. To register, APA stockholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form, or notice. If you do not have a control number, you will not be able to vote at the meeting. Once registered, you will receive an email prior to the start of the meeting at the email address provided during registration, which will contain a unique link to access the virtual meeting. Further instructions and contact information for technical support will be provided in the email. If you decide to attend the APA Special Meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted.

The APA Special Meeting will begin promptly at [   ] [a.m./p.m.], Central Time, on [     ] , 2024. APA encourages its stockholders to access the meeting prior to the start time to leave ample time for check-in. Please follow the instructions as outlined in this joint proxy statement/prospectus.

Even if you plan to attend the APA Special Meeting virtually, APA recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the APA Special Meeting.

Q:	How can I vote my shares without attending the APA Special Meeting?

A:

Whether you hold your shares directly as a stockholder of record of APA or beneficially in “street name,” you may direct your vote by proxy without attending the APA Special Meeting. You can vote by proxy by mail, over the Internet, or by telephone by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, or other nominee.

Additional information on voting procedures can be found under “APA Special Meeting.”

Q:	When and where is the Callon Special Meeting? What must I bring to attend the Callon Special Meeting?

A:

The Callon Special Meeting will be held at [     ], on [     ] [    ], 2024, at [    ] [a.m./p.m.], Central Time. Check-in will begin at [] [a.m./p.m.], Central Time, and Callon encourages its stockholders to arrive at the meeting prior to the start time.

Even if you plan to attend the Callon Special Meeting, Callon recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Q:	When and where is the APA Special Meeting? What must I bring to attend the APA Special Meeting?

A:

The APA Special Meeting will be held virtually at [     ] (advance registration required), on [     ] [    ], 2024, at [] [a.m./p.m.], Central Time. Online access will be provided prior to the start of the APA Special Meeting through an email containing a unique access link that will be sent to the email address you provided during registration, and APA encourages its stockholders to access the meeting prior to the start time.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name?”

A:

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Callon or APA, as applicable, or by voting in person at the Callon Special Meeting or the APA Special Meeting, as applicable, unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee.

Q:	If my shares of Callon Common Stock or APA Common Stock are held in “street name” by my bank, broker, or other nominee, will my bank, broker, or other nominee automatically vote those shares for me?

A:

Broker non-votes occur when (i) a bank, broker, or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker, or other nominee with such instructions. Banks, brokers, and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the proposals described in this joint proxy statement/prospectus. Accordingly, if a beneficial owner of shares of Callon Common Stock or APA Common Stock held in “street name” does not give voting instructions to the bank, broker, or other nominee, then those shares will not be counted as present in person or by proxy at the Callon Special Meeting or the APA Special Meeting, respectively. To make sure that your shares are voted with respect to each of the proposals, you should instruct your bank, broker, or other nominee how you wish to vote your shares in accordance with the procedures provided by your bank, broker, or other nominee regarding the voting of your shares.

Q:	What should I do if I receive more than one set of voting materials for a stockholder meeting?

A:

If you hold shares of Callon Common Stock or APA Common Stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Callon Common Stock or APA Common Stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Callon Special Meeting or the APA Special Meeting.

Record Holders. For shares held directly, please complete, sign, date, and return each proxy card, or you may cast your vote by telephone or Internet as provided on each proxy card, or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Callon Common Stock or APA Common Stock are voted.

“Street name” Holders. For shares held in “street name” through a bank, broker, or other nominee, you should follow the procedures provided by your bank, broker, or other nominee to vote your shares.

Q:	If a stockholder gives a proxy, how are the shares of Callon Common Stock or APA Common Stock, as applicable, voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Callon Common Stock or APA Common Stock, as applicable, in the way that you indicate. When completing the proxy card or the Internet or telephone processes, you may specify whether your shares of Callon Common Stock or APA Common Stock, as applicable, should be voted for or against, or abstain from voting on, all, some, or none of the specific items of business to come before the Callon Special Meeting or the APA Special Meeting.

Q:	How will my shares of Callon Common Stock or APA Common Stock be voted if I return a blank proxy?

A:

If you sign, date, and return your proxy card and do not indicate how you want your shares of Callon Common Stock to be voted, then your shares of Callon Common Stock will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Callon Adjournment Proposal.

If you sign, date, and return your proxy card and do not indicate how you want your shares of APA Common Stock to be voted, then your shares of APA Common Stock will be voted “FOR” the Stock Issuance Proposal and “FOR” the APA Adjournment Proposal.

Q:	Can I change my vote of shares of Callon Common Stock after I have submitted my proxy?

A:	Any Callon stockholder giving a proxy has the right to revoke it before the proxy is voted at the Callon Special Meeting by:

•

subsequently submitting a new proxy, whether by submitting a new proxy card or by submitting a proxy via the Internet or telephone, that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to Callon’s corporate secretary;

•	voting at the Callon Special Meeting; or

•	revoking your proxy and voting at the Callon Special Meeting.

Your attendance at the Callon Special Meeting will not revoke your proxy unless you give written notice of revocation to Callon’s Corporate Secretary before your proxy is exercised or unless you vote your shares in person at the Callon Special Meeting.

Execution or revocation of a proxy will not in any way affect your right to attend the Callon Special Meeting and vote. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Callon Petroleum Company

Attn: Corporate Secretary

One Briarlake Plaza

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

For more information, please see “Callon Special Meeting—Revocation of Proxies.”

Q:	Can I change my vote of shares of APA Common Stock after I have submitted my proxy?

A:	Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the APA Special Meeting by:

•

subsequently submitting a new proxy, whether by submitting a new proxy card or by submitting a proxy via the Internet or telephone, that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to APA’s corporate secretary;

•	voting virtually at the APA Special Meeting; or

•	revoking your proxy and voting virtually at the APA Special Meeting.

Your attendance at the APA Special Meeting will not revoke your proxy unless you give written notice of revocation to APA’s Corporate Secretary before your proxy is exercised or unless you vote your shares virtually at the APA Special Meeting.

Execution or revocation of a proxy will not in any way affect your right to attend the APA Special Meeting and vote. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

APA Corporation

Attn: Corporate Secretary

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056

For more information, please see “APA Special Meeting—Revocation of Proxies.”

Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker, or other nominee?

A:

If your shares are held in the name of a bank, broker, or other nominee and you previously provided voting instructions to your bank, broker, or other nominee, you should follow the instructions provided by your bank, broker, or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the Callon Special Meeting and the APA Special Meeting?

A:

The preliminary voting results for the Callon Special Meeting and the APA Special Meeting will be announced at their respective meetings. In addition, within four (4) business days of the Callon Special Meeting and APA Special Meeting (as applicable), Callon and APA each intend to file the final voting results of their respective meetings with the SEC on a Current Report on Form 8-K.

Q:	Do Callon or APA stockholders have appraisal rights or dissenters’ rights?

A:	No. Neither Callon stockholders nor APA stockholders are entitled to appraisal or dissenters’ rights in connection with the merger under Section 262 of the DGCL.

Q:	As a Callon stockholder, are there any risks that I should consider in deciding whether to vote for the approval of the Merger Proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in “Risk Factors.” You also should read and carefully consider the risk factors of APA and Callon contained in the reports of APA and Callon which are incorporated by reference into this joint proxy statement/prospectus.

Q:	As an APA stockholder, are there any risks that I should consider in deciding whether to vote for the approval of the Stock Issuance Proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in “Risk Factors.” You also should read and carefully consider the risk factors of APA and Callon contained in the reports of APA and Callon which are incorporated by reference into this joint proxy statement/prospectus.

Q:	Do any of the officers or directors of Callon have interests in the merger that may differ from or be in addition to my interests as a Callon stockholder?

A:

Yes. In considering the recommendation of the Callon Board that Callon stockholders vote to approve the Merger Proposal, Callon stockholders should be aware that Callon’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Callon stockholders generally. The Callon Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the merger and in unanimously recommending that the Merger Agreement be approved and adopted by Callon stockholders. See “The Merger—Interests of Callon’s Directors and Executive Officers in the Merger.”

Q:	What happens if I sell my shares of Callon Common Stock after the Callon Record Date but before the Callon Special Meeting?

A:

The Callon Record Date is earlier than the date of the Callon Special Meeting. If you transfer your shares of Callon Common Stock after the Callon Record Date but before the Callon Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Callon Special Meeting.

Q:	What happens if I sell my shares of APA Common Stock after the APA Record Date but before the APA Special Meeting?

A:

The APA Record Date is earlier than the date of the APA Special Meeting. If you transfer your shares of APA Common Stock after the APA Record Date but before the APA Special Meeting, you will, unless special arrangements are made, retain your right to vote at the APA Special Meeting.

Q:	Who will solicit and pay the cost of soliciting proxies in connection with the Callon Special Meeting?

A:

The Callon Board is soliciting your proxy in connection with the Callon Special Meeting, and Callon will bear the cost of soliciting such proxies, including the costs of printing and mailing this joint proxy statement/prospectus. Callon has retained Innisfree as proxy solicitor to assist with the solicitation of proxies in connection with the Callon Special Meeting. Callon estimates it will pay Innisfree a fee of approximately $50,000, plus reasonable out-of-pocket expenses and fees for any additional services.

Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers, and other nominees to the beneficial owners of shares of Callon Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Callon’s directors, officers, and employees, without additional compensation.

APA and Callon also may be required to reimburse banks, brokers, and other custodians, nominees, and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Callon Common Stock. APA’s directors, officers, and employees and Callon’s directors, officers, and employees also may solicit proxies by telephone, by electronic means, or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who will solicit and pay the cost of soliciting proxies in connection with the APA Special Meeting?

A:

The APA Board is soliciting your proxy in connection with the APA Special Meeting, and APA will bear the cost of soliciting such proxies, including the costs of printing and mailing this joint proxy statement/prospectus. APA has retained Georgeson as proxy solicitor to assist with the solicitation of proxies in connection with the APA Special Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers, and other nominees to the beneficial owners of shares of APA Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of APA’s directors, officers, and employees, without additional compensation.

APA and Callon also may be required to reimburse banks, brokers, and other custodians, nominees, and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of APA Common Stock. APA’s directors, officers, and employees and Callon’s directors, officers, and employees also may solicit proxies by telephone, by electronic means, or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What are the United States federal income tax consequences of the merger to Callon U.S. stockholders?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and APA and Callon intend to report the merger consistent with such qualification. Assuming the merger so qualifies, a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) of Callon Common Stock generally would not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Callon Common Stock for APA Common Stock (except for any gain or loss, if any, recognized with respect to any cash received in lieu of a fractional share of APA Common Stock). However, it is not a condition to APA’s obligation or Callon’s obligation to complete the transactions that the merger be treated as a “reorganization” or that APA or Callon receive an opinion from counsel to that effect. APA and Callon have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) regarding any matters related to the transactions, and as a result, there can be no assurance that the IRS would not assert that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a position. If any requirement for qualification as a “reorganization” within the meaning of Section 368(a) of the Code is not met, then a U.S. holder of Callon Common Stock generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the APA Common Stock received in the merger and such U.S. holder’s aggregate tax basis in the corresponding Callon Common Stock surrendered in the merger.

All holders of Callon Common Stock should consult with their own tax advisor to determine the particular U.S. federal, state, or local or non-U.S. income or other tax consequences of the merger to them. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 185 for additional information.

Q:	When is the merger expected to be completed?

A:

Subject to the satisfaction or waiver of the closing conditions described under “The Merger Agreement—Conditions to the Completion of the Merger,” including the approval of the Merger Proposal and the Stock Issuance Proposal, the merger is expected to close in the [    ] quarter of 2024. However, neither APA nor Callon can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors outside the control of both companies.

Q:	What are the conditions to completion of the merger?

A:

The merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, (i) the approval of the Merger Proposal by the Callon stockholders, (ii) the approval of the Stock Issuance Proposal by the APA stockholders, (iii) subject to certain exceptions, that no law or order is in effect that prohibits the consummation of the merger, (iv) that any waiting period (and any extension of such period) under the Hart-Scott-Rodino Act (the “HSR Act”) applicable to the transactions contemplated by the Merger Agreement has expired or been terminated, (v) that this joint proxy statement/prospectus is effective under the Securities Act and no stop order suspending the use of this joint proxy statement/prospectus has been issued by the SEC, nor have proceedings seeking a stop order been initiated or, to the knowledge of Callon or APA, as the case may be, been threatened by the SEC, and (vi) that the shares of APA Common Stock issuable pursuant to the Merger Agreement having been authorized for listing on the Nasdaq. More information may be found in “The Merger Agreement—Conditions to the Completion of the Merger.”

Q:	How will I receive the merger consideration to which I am entitled?

A:

If you hold your shares of Callon Common Stock through The Depository Trust Company (“DTC”), you will not be required to take any specific actions to exchange your shares of Callon Common Stock for shares of APA Common Stock. After the completion of the merger, shares of Callon Common Stock held through DTC in book-entry form will be automatically exchanged for shares of APA Common Stock in book-entry form and an exchange agent (the “Exchange Agent”) selected by the parties will deliver to you a check in the amount of any cash to be paid in lieu of any fractional share of APA Common Stock to which you would otherwise be entitled. If you hold your shares of Callon Common Stock in certificated form, or in book-entry form but not through DTC, after receiving the proper documentation from you, following the Effective Time, the Exchange Agent will deliver to you the APA Common Stock and a check in the amount of any cash in lieu of fractional shares to which you would otherwise be entitled. More information may be found in “The Merger Agreement—Exchange of Certificates.”

Q:	What should I do now?

A:

You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed, and dated proxy card by mail in the enclosed postage-paid envelope, or you may submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	Whom do I call if I have questions about the Callon Special Meeting, the APA Special Meeting, or the merger?

A:

If you are a Callon stockholder and have questions about the Callon Special Meeting or the merger, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, you may contact:

Callon Petroleum Company

Attn: Corporate Secretary

One Briarlake Plaza

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

If you are an APA stockholder and have questions about the APA Special Meeting or the merger, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, you may contact:

APA Corporation

Attn: Corporate Secretary

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056

SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you as a Callon stockholder or APA stockholder. To understand the merger fully and for a more complete description of the terms of the merger, you should read this entire joint proxy statement/prospectus carefully, including its annexes and the other documents to which you are referred. Additionally, important information, which you are urged to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 210. Items in this summary include a page reference directing you to a more complete description of those items.

The Parties to the Merger (See page 41)

APA Corporation

APA is an independent energy company that explores for, develops, and produces natural gas, crude oil, and natural gas liquids in the United States, Egypt, and the United Kingdom and explores for oil and natural gas in offshore Suriname. Shares of APA Common Stock are listed and traded on the Nasdaq under the ticker symbol “APA.” APA, which is incorporated in Delaware, has its executive offices located at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056, and can be reached by phone at (713) 296-6000.

Astro Comet Merger Sub Corp.

Merger Sub is a wholly owned, direct subsidiary of APA, which is incorporated in Delaware. Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the Merger Agreement.

Callon Petroleum Company

Callon has been engaged in the exploration, development, acquisition, and production of oil and natural gas properties since 1950. Callon is an independent oil and natural gas company focused on the acquisition, exploration, and sustainable development of high-quality assets in the Permian Basin in West Texas. Its activities are primarily focused on horizontal development in the Midland and Delaware Basins, both of which are part of the larger Permian Basin in West Texas. Callon’s primary operations in the Permian reflect a high-return, oil-weighted drilling inventory with multiple prospective horizontal development intervals. Callon Common Stock is listed and traded on the NYSE under the ticker symbol “CPE.” Callon has its executive offices located at One Briarlake Plaza, 2000 W. Sam Houston Parkway S., Suite 2000, Houston, Texas 77042, and can be reached by phone at (281) 589-5200.

The Merger and the Merger Agreement (See pages 42 and 110)

The terms and conditions of the merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the Merger Agreement, Merger Sub will merge with and into Callon, the separate corporate existence of Merger Sub will cease, and Callon will continue as the Surviving Corporation in the merger as a wholly owned, direct subsidiary of APA. Following the merger, Callon Common Stock will be delisted from the NYSE, will be deregistered under the Exchange Act, and will cease to be publicly traded.

Exchange Ratio

At the Effective Time, other than certain Excluded Shares (as defined in “The Merger—Consideration to Callon Shareholders”), each share of Callon Common Stock will be converted into the right to receive, without interest, 1.0425 shares of APA Common Stock.

The Exchange Ratio is fixed, which means that it will not change between now and the Effective Time, regardless of changes in the market price of Callon Common Stock and APA Common Stock. No fractional shares of APA Common Stock will be issued upon the conversion of shares of Callon Common Stock pursuant to the Merger Agreement. Each Callon stockholder who otherwise would have been entitled to receive a fraction of a share of APA Common Stock will be entitled to receive cash in lieu of such fractional share.

APA stockholders will continue to own their existing shares of APA Common Stock, and it is expected that APA stockholders will own approximately eighty-one percent (81%) of the APA Common Stock and Callon stockholders will own approximately nineteen percent (19%) of the APA Common Stock immediately following the Effective Time.

The APA Special Meeting (See page 148)

The APA Special Meeting will be held virtually at [     ] (advance registration required), on [    ], 2024, at [] [a.m./p.m.], Central Time. The APA Special Meeting is being held to consider and vote on the following proposals:

•	to approve the Stock Issuance Proposal; and

•	to approve the APA Adjournment Proposal.

Completion of the merger is conditioned on, among other things, the approval of the Stock Issuance Proposal by APA stockholders. Approval of the APA Adjournment Proposal is not a condition to the obligation of either Callon or APA to complete the merger.

Only holders of record of outstanding shares of APA Common Stock as of the close of business on February 15, 2024, the APA Record Date, are entitled to notice of, and to vote at, the APA Special Meeting or any adjournment or postponement of the APA Special Meeting. APA stockholders may cast one vote for each share of APA Common Stock owned as of the APA Record Date for each proposal.

Assuming holders of a majority of the outstanding shares of APA Common Stock entitled to vote at a meeting of stockholders (for purposes of the APA Special Meeting, a “quorum”) are present in person or represented by proxy at the APA Special Meeting, approval of the Stock Issuance Proposal requires the affirmative vote of holders of a majority of the shares of APA Common Stock properly cast on such proposal. Accordingly, with respect to an APA stockholder who is present in person or represented by proxy at the APA Special Meeting, such stockholder’s abstention from voting or the failure of an APA stockholder to vote will have no effect on the outcome of the Stock Issuance Proposal. The failure of an APA stockholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to the bank, broker, or other nominee with respect to the Stock Issuance Proposal will have no effect on the outcome of the Stock Issuance Proposal.

Approval of the APA Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of APA Common Stock properly cast on such proposal. Accordingly, with respect to an APA stockholder who is present in person or represented by proxy at the APA Special Meeting, such stockholder’s abstention from voting or the failure of an APA stockholder to vote will have no effect on the outcome of the APA Adjournment

Proposal. The failure of an APA stockholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to its bank, broker, or other nominee with respect to the APA Adjournment Proposal will have no effect on the outcome of the APA Adjournment Proposal. Regardless of whether there is a quorum, the chair of the APA Special Meeting may also adjourn the APA Special Meeting.

Recommendation of the APA Board and Its Reasons for the Merger (See page 57)

The APA Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the issuance of APA Common Stock in the merger, are advisable and fair to, and in the best interests of, APA and its stockholders and has unanimously adopted, approved, and declared advisable the Merger Agreement and the transactions contemplated thereby, including the issuance of APA Common Stock in the merger. The APA Board unanimously recommends that APA stockholders vote “FOR” the Stock Issuance Proposal and “FOR” the APA Adjournment Proposal, if necessary or appropriate to solicit additional proxies. For additional information on the factors considered by the APA Board in reaching this decision and the recommendation of the APA Board, please see “The Merger—Recommendation of the APA Board and Its Reasons for the Merger.”

Opinion of Citi, APA’s Financial Advisor (See page 60)

APA engaged Citigroup Global Markets Inc. (“Citi”) as its financial advisor in connection with the proposed merger. On January 3, 2024, Citi rendered its oral opinion to the APA Board as to the fairness, from a financial point of view and as of the date of the opinion, to APA of the Exchange Ratio provided for pursuant to the Merger Agreement, which was subsequently confirmed in writing by delivery of Citi’s written opinion addressed to the APA Board dated the same date.

The full text of Citi’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus. The description of Citi’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Citi’s opinion was directed to the APA Board, in its capacity as such, and addressed only the fairness from a financial point of view to APA of the Exchange Ratio in the merger pursuant to the Merger Agreement as of the date of such opinion. Citi’s opinion did not address any other terms, aspects, or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of APA to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for APA, or the effect of any other transaction which APA might engage in or consider. Citi’s opinion did not in any manner address the price at which APA Common Stock would trade following the consummation of the merger or at any time. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the APA Board or any securityholder should vote or act on any matters relating to the proposed merger or otherwise.

Opinion of WFS, APA’s Financial Advisor (See page 69)

APA engaged Wells Fargo Securities, LLC (“WFS”) as its financial advisor in connection with the proposed merger. On January 3, 2024, WFS rendered its oral opinion to the APA Board (which was subsequently confirmed in writing by delivery of WFS’s written opinion addressed to the APA Board dated the same date) as to, as of January 3, 2024, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by WFS as set forth in its written opinion, the fairness, from a financial point of view, to APA of the Exchange Ratio in the merger pursuant to the Merger Agreement.

The full text of WFS’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken, is attached as Annex C to this joint proxy statement/prospectus. The summary of WFS’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. WFS’s opinion was directed to the APA Board, in its capacity as such, and addressed only the fairness from a financial point of view to APA of the Exchange Ratio in the merger pursuant to the Merger Agreement as of the date of such opinion. WFS’s opinion did not address any other aspects or implications of the merger. WFS expressed no view as to, and its opinion did not address, the underlying business decision of APA to effect or enter into the merger or the relative merits of the merger as compared to any alternative business strategies that might exist for APA. WFS’s opinion did not in any manner address the price at which APA Common Stock would trade following the consummation of the merger or at any time. WFS’s opinion is not intended to be and does not constitute a recommendation as to how the APA Board or any securityholder should vote or act on any matters relating to the proposed merger or otherwise.

The Callon Special Meeting (See page 155)

The Callon Special Meeting will be held at [     ], on [    ], 2024, at [] [a.m./p.m.], Central Time. The Callon Special Meeting is being held to consider and vote on the following proposals:

•	to approve the Merger Proposal;

•	to approve the Advisory Compensation Proposal; and

•	to approve the Callon Adjournment Proposal.

Completion of the merger is conditioned on, among other things, the approval of the Merger Proposal by Callon stockholders. Approval of the Callon Adjournment Proposal and the Advisory Compensation Proposal are not conditions to the obligation of either Callon or APA to complete the merger.

Only holders of record of outstanding shares of Callon Common Stock as of the close of business on February 15, 2024, the Callon Record Date, are entitled to notice of, and to vote at, the Callon Special Meeting or any adjournment or postponement of the Callon Special Meeting. Callon stockholders may cast one vote for each share of Callon Common Stock owned as of the Callon Record Date for each proposal.

Assuming holders of a majority of the outstanding shares of Callon Common Stock entitled to vote at a meeting of stockholders (for purposes of the Callon Special Meeting, a “quorum”) are present in person or represented by proxy at the Callon Special Meeting, approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Callon Common Stock entitled to vote on the proposal. Accordingly, a Callon stockholder’s abstention from voting or the failure of a Callon stockholder to vote (including the failure of a Callon stockholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to that bank, broker, or other nominee) will have the same effect as a vote “against” the Merger Proposal.

Under the amended and restated bylaws of Callon (the “Callon Bylaws”), approval of the Callon Adjournment Proposal and, assuming a quorum is present, the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the Callon Common Stock entitled to vote thereon and present in person or represented by proxy at the Callon Special Meeting. Accordingly, with respect to a Callon stockholder who is present in person or represented by proxy at the Callon Special Meeting and who abstains, such stockholder’s abstention will be counted in connection with the determination of whether a quorum is present and will have the same effect as a vote “against” each of the Advisory Compensation Proposal and the Callon

Adjournment Proposal. However, the failure of a Callon stockholder to vote on either proposal, as well as the failure of a Callon stockholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to the bank, broker, or other nominee, will have no effect on either of the Advisory Compensation Proposal or the Callon Adjournment Proposal.

Recommendation of the Callon Board and Its Reasons for the Merger (See page 75)

The Callon Board has unanimously determined that the Merger Agreement, the merger, and the other transactions contemplated by the Merger Agreement are in the best interests of, and are advisable to, Callon and its stockholders and has unanimously approved and declared advisable the Merger Agreement, the merger, and the other transactions contemplated by the Merger Agreement. The Callon Board unanimously recommends that Callon stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Callon Adjournment Proposal, if necessary or appropriate to solicit additional proxies. For additional information on the factors considered by the Callon Board in reaching this decision and the recommendation of the Callon Board, please see “The Merger—Recommendation of the Callon Board and Its Reasons for the Merger.”

Opinion of Morgan Stanley, Callon’s Financial Advisor (See page 79)

Callon engaged Morgan Stanley & Co. LLC (“Morgan Stanley”) to act as Callon’s lead financial advisor in connection with a possible sale of or merger involving Callon. Morgan Stanley delivered its oral opinion to the Callon Board on January 3, 2024, which opinion was subsequently confirmed in a written opinion dated January 3, 2024, that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Callon Common Stock (other than APA, Merger Sub, and their respective affiliates).

The full text of Morgan Stanley’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference in its entirety. The summary of Morgan Stanley’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Callon Stockholders are encouraged to read the Morgan Stanley opinion carefully in its entirety. Morgan Stanley’s opinion was directed to the Callon Board, in its capacity as such, and addressed only the fairness from a financial point of view to the holders of Callon Common Stock (other than APA, Merger Sub, and their respective affiliates) of the Exchange Ratio pursuant to the Merger Agreement as of the date of such opinion. Morgan Stanley’s opinion did not address any other aspects or implications of the merger. Morgan Stanley’s opinion did not in any manner address the price at which Callon Common Stock or APA Common Stock would trade following the consummation of the merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of shares of Callon Common Stock or APA Common Stock as to how such holder should vote at the Callon Special Meeting or the APA Special Meeting, respectively, or whether to take any other action with respect to the merger.

For a further discussion of the opinion that the Callon Board received from Morgan Stanley, see the section entitled “The Merger—Opinion of Morgan Stanley, Callon’s Financial Advisor” beginning on page 79 of this joint proxy statement/prospectus and the full text of the written opinion of Morgan Stanley attached as Annex D to this joint proxy statement/prospectus.

Interests of Callon’s Directors and Executive Officers in the Merger (See page 99)

When considering the recommendation of the Callon Board that Callon stockholders vote “FOR” the Merger Proposal, Callon stockholders should be aware that Callon’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other Callon stockholders generally. The Callon Board was aware of these interests when it approved the Merger Agreement and the transactions contemplated thereby and recommended that Callon stockholders vote “FOR” the Merger Proposal. Such interests include the following and are more fully summarized below:

•

outstanding long-term incentive awards will be treated as set forth in the Merger Agreement, as described in more detail in “The Merger—Interests of Callon’s Directors and Executive Officers in the Merger” and “The Merger Agreement—Treatment of Callon Long-Term Incentive Awards”;

•

the Callon Executive Change in Control Severance Plan (the “CIC Plan”) provides for certain severance payments or benefits, accelerated vesting of long-term incentive awards, and other payments or benefits in the event of a qualifying termination of employment within six (6) months preceding and two years following the completion of the merger;

•

Callon may establish a cash-based retention or transaction bonus program, but has not committed to pay any amounts under such Retention Program (as described in “The Merger—Interests of Callon’s Directors and Executive Officers in the Merger”) to any of its executive officers;

•

Callon may pay or grant, as applicable, to each non-employee director the cash and equity retainer that the director would have received in fiscal year 2024 (irrespective of whether there is an annual shareholder meeting); and

•	executive officers and directors of Callon have rights to indemnification, advancement of expenses, and directors’ and officers’ liability insurance that will survive the completion of the merger.

The Callon Board was aware of these additional interests of their directors and executive officers and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, in approving the Merger Agreement, and in recommending the applicable merger-related proposals. For a further discussion of the interests of Callon directors and executive officers in the merger, see “The Merger—Interests of Callon’s Directors and Executive Officers in the Merger” beginning on page 99.

Treatment of Callon Long-Term Incentive Awards (See page 112)

At the Effective Time, each outstanding award issued pursuant to the Callon Petroleum Company 2020 Omnibus Incentive Plan and the Amended and Restated 2017 Incentive Plan of Carrizo Oil & Gas, Inc., in each case, as amended or supplemented from time to time (collectively, the “Callon Stock Plans”), will be treated as follows:

•

Each restricted stock unit (each, a “Callon RSU”) that is vested (but not yet settled) or that vests by its terms solely as a result of the consummation of the transactions contemplated by the Merger Agreement (each, a “Vested Callon RSU”) will be cancelled and converted into the right to receive (without interest) a number of shares of APA Common Stock equal to the product of (1) the number of shares of Callon Common Stock subject to such Vested Callon RSU immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, payable by the Surviving Corporation no later than five (5) business days following the Effective Time, less any required withholding;

•

Each Callon RSU that is not a Vested Callon RSU (each, an “Unvested Callon RSU”) will be assumed by APA and converted into a number of restricted stock units with respect to shares of APA Common Stock (such restricted stock unit, a “Converted RSU”) equal to the product of the number of shares of Callon Common Stock subject to such Unvested Callon RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, and each such Converted RSU will continue to be governed by the same terms and conditions as were applicable to the corresponding Unvested Callon RSU immediately prior to the Effective Time;

•

Each market stock unit (each, a “Callon MSU”) will be assumed by APA and converted into a number of Converted RSUs equal to the product of (1) the number of shares of Callon Common Stock subject to the Callon MSU immediately prior to the Effective Time reflecting achievement of the applicable performance metrics at the greater of (A) the performance level determined in accordance with the performance criteria provided in the applicable award agreement, and (B) the target performance level, multiplied by (2) the Exchange Ratio, and each such Converted RSU will continue to be governed by the same terms and conditions as were applicable to the corresponding Callon MSU immediately prior to the Effective Time;

•

Each unvested cash-based long-term incentive award other than a Cash SAR Award or Callon Phantom Stock Unit (in each case, as defined below) (each, a “Callon CPU”) will be assumed by APA and continue to be governed by the same terms and conditions as were applicable to the corresponding Callon CPU immediately prior to the Effective Time, with achievement of the applicable performance metrics reflected at the greater of (1) the performance level determined in accordance with the performance criteria as otherwise provided in the applicable award agreement and (2) the target performance level;

•

Each cash-settled stock appreciation right (each, a “Cash SAR Award”) will be assumed by APA and converted into an award of cash-settled stock appreciation rights with respect to shares of APA Common Stock (each, a “Converted Cash SAR Award”), (1) with the number of shares of APA Common Stock subject to such Converted Cash SAR Award equal to the number of shares of Callon Common Stock subject to the Cash SAR Award as of immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, and (2) with the exercise price per share of the Converted Cash SAR Award equal to the exercise price per share of the Cash SAR Award as of immediately prior to the Effective Time, divided by the Exchange Ratio, rounded up to the nearest whole cent, and each Converted Cash SAR Award will continue to be governed by the same terms and conditions as were applicable to the corresponding Cash SAR Award immediately prior to the Effective Time; and

•

Each phantom stock unit (each, a “Callon Phantom Stock Unit”) will immediately vest in full and be converted into the right to receive an amount in cash determined in accordance with the terms of Callon’s stock plans and the applicable award agreement, payable by the Surviving Corporation no later than five (5) business days following the Effective Time, less any required withholding.

Treatment of Indebtedness (See page 98)

In connection with the execution of the Merger Agreement, APA entered into a commitment letter (the “Commitment Letter”), with JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc. (on behalf of certain of its controlled affiliates as may be appropriate to consummate the transaction contemplated therein), Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC (together, the “Committed Lenders”), pursuant to which the Committed Lenders have committed to arrange and provide, subject to the terms and conditions of the Commitment Letter, a senior unsecured bridge facility in an aggregate principal amount of $2,000,000,000. As disclosed in APA’s Form 8-K filed on January 30, 2024, APA entered into a credit agreement among APA, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative Agent, and the other agents party thereto (the “Credit Agreement”). The lenders under the Credit Agreement have committed an aggregate $2,000,000,000 for senior unsecured delayed-draw term loans to APA. The amount of aggregate commitments under the Commitment Letter automatically reduced by the amount of aggregate commitments under the Credit Agreement on its effective date. APA expects to use the proceeds of the term loan facility, borrowings under its existing syndicated revolving facility and cash on hand to repay indebtedness of Callon in connection with the closing.

As of September 30, 2023, Callon had (i) $396 million of borrowings and $21.4 million in letters of credit issued under that certain Amended and Restated Credit Agreement, dated as of October 19, 2022, among Callon, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, and as further amended, restated, supplemented, or otherwise modified from time to time (the “Callon Credit Agreement”), (ii) approximately $320.8 million of 6.375% Senior Notes due 2026, (iii) $650 million of 8.00% Senior Notes due 2028, and (iv) $600 million of 7.500% Senior Notes due 2030 (clauses (ii) – (iv), collectively the “Callon Notes”). In connection with, and conditioned on, closing, APA and Callon expect to (i) prepay and terminate the Callon Credit Agreement and (ii) take action with respect to the Callon Notes, which may include a tender offer, exchange offer, consent solicitation, redemption (including by possible use of the equity claw feature), satisfaction and discharge and/or a combination of the foregoing. APA and Callon expect Callon to provide notices in advance of closing with respect to anticipated actions as required by the Callon Credit Agreement and the Callon Notes. Such notices are expected to be conditioned on the closing, and if the closing does not occur prior to the anticipated effective date of the action under such notices, such notes shall roll forward to the actual closing date.

Ownership of APA After the Merger

As of the date of this joint proxy statement/prospectus, based on the Exchange Ratio, the number of outstanding shares of Callon Common Stock (on a fully diluted basis), and the number of outstanding shares of APA Common Stock (on a fully diluted basis), it is estimated that APA stockholders will own approximately eighty-one percent (81%) and Callon stockholders will own approximately nineteen percent (19%) of the issued and outstanding shares of APA Common Stock on a fully diluted basis immediately following the Effective Time.

Board of Directors of APA After Completion of the Merger (See page 98)

The Merger Agreement provides that, prior to the closing date, APA is required to take all necessary actions to cause a current member of the Callon Board, who is selected by the Callon Board and is reasonably acceptable to APA, to be appointed to the APA Board immediately following the Effective Time. As of the date of this joint proxy statement/prospectus, the Callon Board has not selected the Callon director who will be designated to join the APA Board.

Conditions to the Completion of the Merger (See page 140)

Each party’s obligation to consummate the merger is subject to the satisfaction, or to the extent permitted by law, the waiver by each party on or prior to the Effective Time, of each of the following conditions:

•	the approval of the Merger Proposal by the Callon stockholders;

•	the approval of the Stock Issuance Proposal by the APA stockholders;

•

the absence of law (except for any order issued in connection with a legal proceeding instituted by (i) Callon, its affiliates, or its stockholders, with respect to Callon’s obligations to consummate the merger, or (ii) APA, the Merger Sub, its affiliates, or their stockholders, with respect to APA’s and Merger Sub’s obligations to consummate the merger) prohibiting the consummation of the merger;

•	the expiration or termination of the waiting period (and any extension of such period) under the HSR Act;

•

the SEC having declared effective the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and no stop order suspending the use of such Form S-4 or the joint proxy statement/prospectus having been issued by the SEC and no proceedings seeking a stop order having been initiated or, to the knowledge of Callon or APA, as the case may be, threatened by the SEC; and

•	Nasdaq having authorized the listing of the shares of APA Common Stock issuable pursuant to the Merger Agreement.

In addition, APA’s and Merger Sub’s respective obligations to consummate the merger are subject to the satisfaction, or to the extent permitted by law, the waiver by APA and Merger Sub on or prior to the Effective Time, of each of the following conditions:

•	the accuracy of the representations and warranties of Callon as follows:

•

the representations and warranties of Callon regarding organization, the delivery of organizational documents, authority, certain representations regarding capital stock and the non-violation of the organizational documents being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies;

•

the representations and warranties of Callon regarding the absence of certain changes or developments that have had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the section “The Merger Agreement—Representations and Warranties”) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

•

certain representations and warranties of Callon regarding the absence of financial advisors entitled to fees in connection with the transactions contemplated by the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date, as if made as of such date; and

•

each other representation and warranty of Callon set forth in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation or warranty) as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any such representation or warranty) would not reasonably have been expected to have, individually or in the aggregate, a Material Adverse Effect on Callon;

•

Callon’s performance or compliance in all material respects with all of its covenants, obligations, or agreements required to be performed or complied with under the Merger Agreement prior to the Effective Time; and

•	there not having occurred since the date of the Merger Agreement a Material Adverse Effect on Callon.

At closing, Callon will deliver to APA a certificate of a duly authorized officer of Callon certifying the matters of the immediately preceding bullets.

Callon’s obligation to consummate the merger is subject to the satisfaction, or to the extent permitted by law, the waiver by Callon, on or prior to the Effective Time, of each of the following conditions:

•	the accuracy of the representations and warranties of APA and Merger Sub as follows:

•

the representations and warranties of APA and Merger Sub regarding organization, the delivery of organizational documents, authority, certain representations regarding capital stock and the non-violation of the organizational documents being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies;

•

the representations and warranties of APA and Merger Sub regarding the absence of certain changes or developments that have had, or would reasonably be expected to have, a Material Adverse Effect being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the representations and warranties of APA and the Merger Sub regarding the absence of financial advisors entitled to fees in connection with the transactions contemplated by the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date, as if made as of such date; and

•

each other representation and warranty of APA and Merger Sub set forth in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation or warranty) as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on APA;

•

APA’s and Merger Sub’s performance or compliance in all material respects with all of their covenants, obligations, or agreements required to be performed or complied with under the Merger Agreement prior to the Effective Time; and

•	there not having occurred since the date of the Merger Agreement a Material Adverse Effect on APA.

At closing, APA will deliver to Callon a certificate of a duly authorized officer of APA certifying the matters of the immediately preceding bullets.

No Solicitation of Acquisition Proposals by Callon (See page 124)

Callon agreed that neither it nor any of its subsidiaries will, and Callon will use its reasonable best efforts to, and will cause each of Callon’s subsidiaries to use its respective reasonable best efforts to, cause their respective representatives not to:

•

directly or indirectly initiate or solicit, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to Callon or any of its subsidiaries), any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the section “The Merger Agreement—Covenants”) with respect to Callon;

•

participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Callon or any of its subsidiaries or afford access to the properties, books, or records of Callon or any of its subsidiaries to, any person that has made an Acquisition Proposal with respect to Callon or to any person in contemplation of making an Acquisition Proposal with respect to Callon; or

•

accept an Acquisition Proposal with respect to Callon or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding:

•

constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal with respect to Callon (other than an acceptable confidentiality agreement permitted pursuant to the Merger Agreement); or

•

requiring, intending to cause, or which could reasonably be expected to cause Callon to abandon, terminate, or fail to consummate the merger or any other transaction contemplated by the Merger Agreement (each, a “Callon Acquisition Agreement”).

Any violation of the preceding restrictions by subsidiaries or representatives of Callon or any representative of any subsidiary of Callon, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of Callon or any of its subsidiaries or otherwise, will be deemed to be a breach of the Merger Agreement by Callon.

Notwithstanding anything to the contrary in the Merger Agreement, prior to obtaining the approval of the Merger Proposal by Callon’s stockholders, Callon and the Callon Board may take any actions described in the immediately preceding second bullet with respect to a third party if (i) after the date of the Merger Agreement, Callon receives a written Acquisition Proposal with respect to Callon from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged, or knowingly facilitated by Callon or any of its subsidiaries or any representative of Callon or any of its subsidiaries and did not result from material breach of its non-solicitation obligations under the Merger Agreement), (ii) Callon provides APA the notice required by the Merger Agreement with respect to such Acquisition Proposal, (iii) the Callon Board determines in good faith (after consultation with Callon’s financial advisors and outside legal counsel) that such proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined in the section “The Merger Agreement—Covenants”) with respect to Callon, and (iv) the Callon Board determines in good faith (after consultation with Callon’s outside legal counsel) that the failure to participate in such discussions or negotiations or to disclose such information or data to such third party would be inconsistent with its fiduciary duties under Delaware law; provided that Callon may not deliver any information to such third party without first entering into an acceptable confidentiality agreement (a copy of which must be provided for informational purposes only to APA) with such third party.

Nothing described above will prohibit Callon or the Callon Board from taking and disclosing to the Callon stockholders a position relating to an Acquisition Proposal with respect to Callon pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case, if the Callon Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law or applicable law; provided that this sentence will not be deemed to permit the Callon Board to make a Callon Adverse Recommendation Change (as defined in the section “—No Change of Recommendation by Callon”), except to the extent permitted by certain provisions of the Merger Agreement relating to Callon Adverse Recommendation Changes.

No Solicitation of Acquisition Proposals by APA (See page 125)

APA agreed that neither it nor any of its subsidiaries will, and APA will use its reasonable best efforts to, and will cause each of APA’s subsidiaries to use its respective reasonable best efforts to, cause their respective representatives not to:

•

directly or indirectly initiate or solicit, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to APA or any of its subsidiaries), any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to APA;

•

participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to APA or any of its subsidiaries or afford access to the properties, books, or records of APA or any of its subsidiaries to any person that has made an Acquisition Proposal with respect to APA or to any person in contemplation of making an Acquisition Proposal with respect to APA; or

•

accept an Acquisition Proposal with respect to APA or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding:

•

constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal with respect to APA (other than an acceptable confidentiality agreement permitted pursuant to the Merger Agreement); or

•

requiring, intending to cause, or which could reasonably be expected to cause APA to abandon, terminate, or fail to consummate the merger or any other transaction contemplated by the Merger Agreement (each, an “APA Acquisition Agreement”).

Any violation of the preceding restrictions by subsidiaries or representatives of APA or any representative of any subsidiary of APA, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of APA or any of its subsidiaries or otherwise, will be deemed to be a breach of the Merger Agreement by APA.

Notwithstanding anything to the contrary in the Merger Agreement, prior to obtaining the approval of the Stock Issuance Proposal by APA’s stockholders, APA and the APA Board may take any actions described in the immediately preceding second bullet with respect to a third party if (i) after the date of the Merger Agreement, APA receives a written Acquisition Proposal with respect to APA from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged, or knowingly facilitated by APA or any of its subsidiaries or any representative of APA or any of its subsidiaries and did not result from a material breach of its non-solicitation obligations under the Merger Agreement), (ii) APA provides Callon the notice required by the Merger Agreement with respect to such Acquisition Proposal, (iii) the APA Board determines in good faith (after consultation with APA’s financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal with respect to APA, and (iv) the APA Board determines in good faith (after consultation with APA’s outside legal counsel) that the failure to participate in such discussions or negotiations or to disclose such information or data to such third party would be inconsistent with its fiduciary duties under Delaware law; provided that APA may not deliver any information to such third party without first entering into an acceptable confidentiality agreement (a copy of which must be provided for informational purposes only to Callon) with such third party.

Nothing described above will prohibit APA or the APA Board from taking and disclosing to the APA stockholders a position relating to an Acquisition Proposal with respect to APA pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case if the APA Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law or applicable law; provided that this sentence will not be deemed to permit the APA Board to make an APA Adverse Recommendation Change (as defined in the section “—No Change of Recommendation by APA”), except to the extent permitted by certain provisions of the Merger Agreement relating to APA Adverse Recommendation Changes.

No Change of Recommendation by Callon (See page 126)

Except as otherwise provided in the Merger Agreement, neither:

•	the Callon Board nor any committee thereof may directly or indirectly:

•

withhold or withdraw (or amend, modify, or qualify in a manner adverse to APA or Merger Sub), or publicly propose or announce any intention to withhold or withdraw (or amend, modify, or qualify in a manner adverse to APA or Merger Sub), the recommendation of the Callon Board that the Callon stockholders adopt and approve the Merger Agreement, the merger, and the other transactions contemplated by the Merger Agreement (the “Callon Recommendation”);

•	recommend, adopt, or approve, or propose publicly to recommend, adopt, or approve, any Acquisition Proposal with respect to Callon;

•

publicly make any recommendation in connection with a tender offer or exchange offer by a third party other than a recommendation against such offer or a temporary “stop, look, and listen” communication by Callon Board of the type contemplated by Rule 14d-9(f) under the Exchange Act or complying with disclosure obligations under Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal with respect to Callon;

•

other than with respect to a tender or exchange offer described in the bullet above, following the date any Acquisition Proposal for Callon or any material modification thereto is first publicly announced, fail to issue a press release reaffirming the Callon Recommendation within ten (10) business days after a request by APA to do so; or

•	fail to include the Callon Recommendation in the joint proxy statement/prospectus (together with the preceding four (4) bullets, a “Callon Adverse Recommendation Change”); and

•	Callon nor any of its subsidiaries may execute or enter into a Callon Acquisition Agreement.

Permitted Change of Recommendation—Superior Proposal

At any time prior to obtaining Callon stockholders’ approval of the Merger Proposal (the “Callon Stockholder Approval”) and subject to Callon’s compliance in all material respects at all times with the provisions of the Merger Agreement, in response to a bona fide, written Acquisition Proposal with respect to Callon that was not initiated, solicited, knowingly encouraged, or knowingly facilitated by Callon or any of its subsidiaries or any of their respective representatives and did not otherwise result from a material breach of Callon’s non-solicitation obligations under the Merger Agreement by Callon or its subsidiaries or their respective representatives, and that the Callon Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is, or is reasonably likely to lead to, a Superior Proposal for Callon, the Callon Board may make a Callon Adverse Recommendation Change or terminate the Merger Agreement; provided, however, that Callon is not entitled to exercise its right to make a Callon Adverse Recommendation Change in response to a Superior Proposal with respect to Callon unless (w) at least four (4) business days before making a Callon Adverse Recommendation Change, Callon provides written notice to APA (a “Callon Notice”) advising APA that the Callon Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, providing the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated, and identifying the person or group making such Superior Proposal, (x) during such four (4)-business-day period, Callon negotiates, and causes its representatives to negotiate, in good faith with APA (to the extent APA wishes to negotiate) any revisions to the terms of the Merger Agreement that APA proposes, (y) if during such four (4)-business-day period, APA proposes any alternative transaction (including any modifications to the terms of the Merger Agreement), the Callon Board determines in good faith (after consultation with Callon’s financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to Callon and its stockholders as the Superior Proposal (and any change in the financial or other material terms of a Superior Proposal will require a new Callon Notice and a new two (2)-business-day period under the Merger Agreement), and (z) the Callon Board, after consultation with outside legal counsel, determines that the failure to make a Callon Adverse Recommendation Change would be inconsistent with its fiduciary duties under Delaware law.

Permitted Change of Recommendation—Intervening Event

Other than in connection with a Superior Proposal (which will be subject to the terms described above), at any time prior to obtaining the Callon Stockholder Approval, and subject to Callon’s compliance in all material respects at all times with certain provisions of the Merger Agreement, in response to a Callon Intervening Event (as defined in “The Merger Agreement—No Change of Recommendation”), the Callon Board may withhold or withdraw (or amend, modify, or qualify in a manner adverse to APA or Merger Sub), or publicly propose or announce any intention to withhold or withdraw (or amend, modify, or qualify in a manner adverse to APA or Merger Sub), the Callon Recommendation if the Callon Board:

•

determines in good faith, after consultation with Callon’s outside legal counsel and any other advisor it chooses to consult, that the failure to make such Callon Adverse Recommendation Change would be inconsistent with its fiduciary duties under Delaware law; and

•

provides written notice to APA (a “Callon Notice of Change”) advising APA that the Callon Board is contemplating making a Callon Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination;

provided, however, that (x) the Callon Board may not make such a Callon Adverse Recommendation Change until the fourth (4th) business day after receipt by APA of the Callon Notice of Change and (y) during such four (4)-business-day period, at the request of APA, Callon must negotiate in good faith with respect to any changes or modifications to the Merger Agreement which would allow the Callon Board not to make such Callon Adverse Recommendation Change consistent with its fiduciary duties under Delaware law (and any material change to the facts and circumstances relating to such Callon Intervening Event will require a new written notification from Callon and a new two (2)-business-day period under the Merger Agreement).

No Change of Recommendation by APA (See page 128)

The Merger Agreement provides that neither:

•	the APA Board nor any committee thereof will directly or indirectly:

•

withhold or withdraw (or amend, modify, or qualify in a manner adverse to Callon), or publicly propose or announce any intention to withhold or withdraw (or amend, modify, or qualify in a manner adverse to Callon), the recommendation of the APA Board that the APA stockholders approve the issuance of shares of APA Common Stock in connection with the Merger (the “APA Recommendation”);

•	recommend, adopt, or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to APA;

•

publicly make any recommendation in connection with a tender offer or exchange offer by a third party other than a recommendation against such offer or a temporary “stop, look, and listen” communication by the APA Board of the type contemplated by Rule 14d-9(f) under the Exchange Act or complying with disclosure obligations under Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal with respect to APA;

•

other than with respect to a tender or exchange offer described in the bullet above, following the date any Acquisition Proposal for APA or any material modification thereto is first publicly announced, fail to issue a press release reaffirming the APA Recommendation within ten (10) business days after a request by Callon to do so; or

•	fail to include the APA Recommendation in the joint proxy statement/prospectus (together with the preceding four bullets, an “APA Adverse Recommendation Change”); and

•	APA nor any of its subsidiaries may execute or enter into an APA Acquisition Agreement.

Permitted Change of Recommendation—Superior Proposal

At any time prior to obtaining APA’s stockholders’ approval of the Stock Issuance Proposal (the “APA Stockholder Approval”), and subject to APA’s compliance in all material respects at all times with the provisions of the Merger Agreement, in response to a bona fide, written Acquisition Proposal with respect to APA that was not initiated, solicited, knowingly encouraged, or knowingly facilitated by APA or any of its subsidiaries or any of their respective representatives and did not otherwise result from a material breach of APA’s non-solicitation obligations under the Merger Agreement by APA or its subsidiaries or their respective representatives, and that the APA Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is, or is reasonably likely to lead to, a Superior Proposal for APA, the APA Board may make an APA Adverse Recommendation Change or terminate the Merger Agreement; provided, however, that APA will not be entitled to exercise its right to make an APA Adverse Recommendation Change in response to a Superior Proposal with respect to APA unless (w) at least four (4) business days before making an APA Adverse Recommendation Change, APA provides written notice to Callon (an “APA Notice”) advising Callon that the APA Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, providing the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated, and identifying the person or group making such Superior Proposal, (x) during such four (4)-business-day period, APA negotiates, and causes its representatives to negotiate, in good faith with Callon (to the extent Callon wishes to negotiate) any revisions to the terms of the Merger Agreement that Callon proposes, (y) if during such four (4)-business-day period, Callon proposes any alternative transaction (including any modifications to the terms of the Merger Agreement), the APA Board determines in good faith (after consultation with APA’s financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to APA and its stockholders as the Superior Proposal (and any change in the financial or other material terms of a Superior Proposal will require a new APA Notice and a new two (2)-business-day period under the Merger Agreement), and (z) the APA Board, after consultation with outside legal counsel, determines that the failure to make an APA Adverse Recommendation Change would be inconsistent with its fiduciary duties under Delaware law.

Permitted Change of Recommendation—Intervening Event

Other than in connection with a Superior Proposal (which will be subject to the terms described above), at any time prior to obtaining the APA Stockholder Approval, and subject to APA’s compliance in all material respects at all times with certain provisions of the Merger Agreement, in response to an APA Intervening Event (as defined in “The Merger Agreement—No Change of Recommendation”), the APA Board may withhold or withdraw (or amend, modify, or qualify in a manner adverse to Callon), or publicly propose or announce any intention to withhold or withdraw (or amend, modify, or qualify in a manner adverse to Callon), the APA Recommendation if the APA Board:

•

determines in good faith, after consultation with APA’s outside legal counsel and any other advisor it chooses to consult, that the failure to make such APA Adverse Recommendation Change would be inconsistent with its fiduciary duties under Delaware law; and

•

provides written notice to Callon (an “APA Notice of Change”) advising Callon that the APA Board is contemplating making an APA Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination;

provided, however, that (x) the APA Board may not make such an APA Adverse Recommendation Change until the forth business day after receipt by Callon of the APA Notice of Change and (y) during such four (4)-business-day period, at the request of Callon, APA must negotiate in good faith with respect to any changes or modifications to the Merger Agreement which would allow the APA Board not to make such APA Adverse Recommendation Change consistent with its fiduciary duties under Delaware law (and any material change to the facts and circumstances relating to such APA Intervening Event will require a new written notification from APA and a new two (2)-business-day period under the Merger Agreement).

Termination of the Merger Agreement (See page 142)

Termination by Mutual Consent

The Merger Agreement may be terminated and the merger abandoned at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the Callon stockholders or approval of the Stock Issuance Proposal by the APA stockholders, by mutual written consent of APA and Callon.

Termination by Either APA or Callon

Either party may terminate the Merger Agreement if:

•

the merger has not been consummated on or prior to October 3, 2024 (the “Termination Date”); provided that (i) if the conditions to closing regarding absence of legal restraint (with respect to any antitrust laws) or expiration or termination of the waiting period under the HSR Act have not been satisfied or waived on or prior to the Termination Date but all other conditions to closing set forth in the Merger Agreement have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing), the Termination Date will automatically be extended by three (3) months to January 3, 2025, and, such date, as so extended, will then be the “Termination Date” for all purposes under the Merger Agreement; and (ii) following the extension of the Termination Date pursuant to the immediately prior clause (i), if the conditions to closing regarding absence of legal restraint (with respect to any antitrust laws) or expiration or termination of the waiting period under the HSR Act have not been satisfied or waived on or prior to the Termination Date (as extended pursuant to the prior clause) but all other conditions to closing set forth in the Merger Agreement have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing), APA and Callon may, by mutual agreement, extend the Termination Date by another three (3) months to April 3, 2025, and, such date, as so extended, will then be the “Termination Date” for all purposes under the Merger Agreement; provided, however, that the right to terminate the Merger Agreement at the Termination Date will not be available to any party whose action or failure to act is the primary cause of the failure of the merger to occur on or before such date and such action or failure to act constitutes a material breach of the Merger Agreement by such party (the termination pursuant to this first (1st) bullet is referred to as a “Termination Date Termination”);

•

a court of competent jurisdiction or other governmental entity issues a final and nonappealable order permanently restraining, enjoining, or otherwise prohibiting the merger; provided, however, the right to terminate the Merger Agreement in respect of any such order or action will not be available to any party whose action or failure to act has been the primary cause for the entry of the order and such action or failure to act constitutes a material breach of the Merger Agreement by such party;

•

the required approval of the Merger Proposal at the Callon Special Meeting (or at any adjournment thereof) is not obtained; provided, however, that such right to terminate the Merger Agreement will not be available to Callon where the failure to obtain the required approval of the Callon stockholders is caused by the action or failure to act of Callon and such action or failure to act constitutes a material breach by Callon of the Merger Agreement (the termination pursuant to this third (3rd) bullet is referred to as a “Callon Stockholder Vote Failure Termination”); or

•	the required approval of the Stock Issuance Proposal at the APA Special Meeting (or at any adjournment thereof) is not obtained; provided, however, that such right to terminate the Merger

Agreement will not be available to APA where the failure to obtain the required approval of the APA stockholders is caused by the action or failure to act of APA and such action or failure to act constitutes a material breach by APA of the Merger Agreement (the termination pursuant to this fourth (4th) bullet is referred to as an “APA Stockholder Vote Failure Termination”).

See “The Merger Agreement—Conditions to the Completion of the Merger” for additional details.

Termination by APA

APA may terminate the Merger Agreement:

•

at any time prior to the Effective Time, if any of Callon’s covenants, representations, or warranties contained in the Merger Agreement (other than those set forth in the non-solicitation provisions of the Merger Agreement) are breached or any of Callon’s representations and warranties have become untrue such that certain conditions to APA and Merger Sub’s obligations to consummate the merger would not be satisfied, and such breach (i) is incapable of being cured by Callon by the Termination Date, or (ii) is not cured within thirty (30) days of receipt by Callon of written notice of such breach describing in reasonable detail such breach (the termination pursuant to this first (1st) bullet is referred to as a “Callon Breach Termination”);

•	at any time prior to the approval of the Merger Proposal by the stockholders of Callon, if the Callon Board or any committee thereof:

•	makes a Callon Adverse Recommendation Change;

•

approves or adopts or recommends the execution of a definitive agreement in connection with an Acquisition Proposal with respect to Callon (other than any acceptable confidentiality agreement permitted by the Merger Agreement); or

•

resolves, agrees to, publicly proposes to, or allows Callon to publicly propose to take any of the actions in the preceding two (2) sub-bullets (the termination pursuant to this second (2nd) bullet is referred to as a “Callon Adverse Recommendation Change Termination”);

•

at any time prior to the receipt of approval of the Merger Proposal by the stockholders of Callon, if there is a material breach by Callon of any of its obligations under the non-solicitation provisions of the Merger Agreement, other than in the case where:

•	such breach is a result of an isolated action by a person that is a representative of Callon who was not acting at the direction of Callon;

•	Callon uses reasonable best efforts to promptly remedy such breach; and

•	APA is not materially harmed as a result thereof (the termination pursuant to this third (3rd) bullet is referred to as a “Callon Material Breach Termination”); or

•

at any time prior to the receipt of the Merger Proposal by the stockholders of Callon, and if there has not been a material breach by APA of any of its non-solicitation obligations, in order for APA to enter into a definitive agreement with respect to a Superior Proposal simultaneously with termination of the Merger Agreement pursuant to this provision; provided, that any such purported termination by APA pursuant to this provision will be void and of no force or effect unless APA has paid to Callon the applicable termination fee in accordance with the Merger Agreement (the termination pursuant to this fourth (4th) bullet is referred to as an “APA Superior Proposal Termination”).

Termination by Callon

Callon may terminate the Merger Agreement:

•

at any time prior to the Effective Time, if any of APA’s or Merger Sub’s covenants, representations, or warranties contained in the Merger Agreement (other than those set forth in the non-solicitation provisions of the Merger Agreement) are breached or any of APA’s or Merger Sub’s representations and warranties have become untrue such that certain conditions to Callon’s obligations to consummate the merger would not be satisfied, and such breach (i) is incapable of being cured by APA or Merger Sub, as the case may be, by the Termination Date, or (ii) is not cured within thirty (30) days of receipt by APA of written notice of such breach describing in reasonable detail such breach (the termination pursuant to this first (1st) bullet is referred to as an “APA Breach Termination”);

•	at any time prior to approval of the Stock Issuance Proposal by the stockholders of APA, if the APA Board or any committee thereof:

•	makes an APA Adverse Recommendation Change;

•

approves or adopts or recommends the execution of a definitive agreement with respect to an Acquisition Proposal with respect to APA (other than any acceptable confidentiality agreement permitted by the Merger Agreement); or

•

resolves, agrees to, publicly proposes to, or allows APA to publicly propose to take any of the foregoing actions in the preceding two (2) sub-bullets (the termination pursuant to this second (2nd) bullet is referred to as an “APA Adverse Recommendation Change Termination”);

•

at any time prior to the receipt of approval of the Stock Issuance Proposal by the stockholders of APA, if there has been a material breach by APA of any of its obligations under the non-solicitation provisions of the Merger Agreement, other than in the case where:

•	such breach is a result of an isolated action by a person that is a representative of APA who was not acting at the direction of APA;

•	APA uses reasonable best efforts to promptly remedy such breach; and

•	Callon is not materially harmed as a result thereof (the termination pursuant to this third (3rd) bullet is referred to as an “APA Material Breach Termination”); or

•

at any time prior to the receipt of Callon Stockholder Approval, and if there has not been a material breach by Callon of any of its non-solicitation obligations under the Merger Agreement, in order for Callon to enter into a definitive agreement with respect to a Superior Proposal simultaneously with termination of the Merger Agreement pursuant to this provision; provided, that any such purported termination by Callon pursuant to this provision will be void and of no force or effect unless Callon has paid to APA the applicable termination fee in accordance with the Merger Agreement (the termination pursuant to this fourth (4th) bullet is referred to as a “Callon Superior Proposal Termination”).

Expenses in Connection with a Termination (See page 144)

All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be borne solely and entirely by the party incurring such expenses, whether or not the merger is consummated. However,

•

in the event that the Merger Agreement is terminated by either APA or Callon pursuant to the Callon Stockholder Vote Failure Termination provision, then Callon must pay to APA the Expenses (as defined below), no later than three (3) business days after receipt of documentation supporting such Expenses.

•

in the event that the Merger Agreement is terminated by either APA or Callon pursuant to the APA Stockholder Vote Failure Termination provision, then APA must pay to Callon the Expenses, no later than three (3) business days after receipt of documentation supporting such Expenses.

The term “Expenses” means the reasonable and documented out-of-pocket fees and expenses incurred or paid by or on behalf of the party receiving payment thereof and its affiliates in connection with the merger or the other transactions contemplated by the Merger Agreement, or related to the authorization, preparation, negotiation, execution, and performance of the Merger Agreement, in each case including all reasonable and documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts, and consultants to such party and its Affiliates; provided that (A) the aggregate amount of Expenses reimbursable to APA pursuant to the first bullet above shall not exceed $24 million and (B) the aggregate amount of Expenses reimbursable to Callon pursuant to the second bullet above shall not exceed $48 million.

Termination Fee (See page 145)

The term “APA Termination Fee” means $170 million dollars. The term “Callon Termination Fee” means $85 million dollars.

•

In the event that the Merger Agreement is terminated by (A) Callon pursuant to the APA Adverse Recommendation Change Termination or the APA Material Breach Termination provisions, or (B) APA pursuant to the APA Superior Proposal Termination provision, then APA must pay to Callon the APA Termination Fee (x) in case of clause (A), as promptly as possible (but in any event within three (3) business days) following such termination, and (y) in the case of clause (B), prior to or concurrently with such termination.

•

In the event that the Merger Agreement is terminated by (A) APA pursuant to the Callon Adverse Recommendation Change Termination provision or the Callon Material Breach Termination provision, or (B) Callon pursuant to the Callon Superior Proposal Termination provision, then Callon must pay to APA the Callon Termination Fee (x) in the case of clause (A), as promptly as possible (but in any event within three (3) business days) following such termination, and (y) in the case of clause (B), prior to or concurrently with such termination.

•

In the event that (A) prior to the Callon Special Meeting, an Acquisition Proposal with respect to Callon is publicly proposed or publicly disclosed after the date of the Merger Agreement, (B) the Merger Agreement is terminated by APA or Callon pursuant to the Termination Date Termination provision or the Callon Stockholder Vote Failure Termination provision or by APA pursuant to the Callon Breach Termination provision, and (C) concurrently with or within twelve (12) months after any such termination described in clause (B), Callon or any of its subsidiaries enters into a definitive agreement with respect to, or otherwise consummates, any Acquisition Proposal with respect to Callon (substituting fifty percent (50%) for the fifteen percent (15%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this bullet), then Callon must pay to APA the Callon Termination Fee as promptly as possible (but in any event within three (3) business days) following the earlier of the entry into such definitive agreement or consummation of such Acquisition Proposal.

•

In the event that (A) prior to the APA Special Meeting, an Acquisition Proposal with respect to APA is publicly proposed or publicly disclosed after the date of the Merger Agreement, (B) the Merger Agreement is terminated by APA or Callon pursuant to the Termination Date Termination provision or the APA Stockholder Vote Failure Termination provision or by Callon pursuant to the APA Breach Termination provision, and (C) concurrently with or within twelve (12) months after any such termination described in clause (B), APA or any of APA’s subsidiaries enters into a definitive agreement with respect to, or otherwise consummates, any Acquisition Proposal with respect to APA (substituting fifty percent (50%) for the fifteen percent (15%) threshold set forth in the definition of

“Acquisition Proposal” for all purposes under this bullet), then APA must pay to Callon the APA Termination Fee as promptly as possible (but in any event within three (3) business days) following the earlier of the entry into such definitive agreement or consummation of such Acquisition Proposal.

•

In the event that the Merger Agreement is terminated by either party pursuant to the Termination Date Termination, (i) the Callon stockholders have not approved the Merger Proposal and (ii) APA would have been permitted to terminate the Merger Agreement pursuant to the Callon Adverse Recommendation Change Termination provision or pursuant to the Callon Material Breach Termination provision, then Callon must pay to APA the Callon Termination Fee as promptly as possible (but in any event within three (3) business days) following such termination.

•

In the event that the Merger Agreement is terminated by either party pursuant to the Termination Date Termination and at the time of such termination, (i) the APA stockholders have not approved the Stock Issuance Proposal and (ii) Callon would have been permitted to terminate the Merger Agreement pursuant to the APA Adverse Recommendation Change Termination provision or the APA Material Breach Termination provision, then APA must pay to Callon the APA Termination Fee as promptly as possible (but in any event within three (3) business days) following such termination.

The Merger Agreement provides that, other than with respect to fraud or a willful and material breach of any covenant, agreement, or obligation, the payments of the termination fee and Expenses are the sole and exclusive remedies of the parties for, and in no event may the parties seek to recover any other money damages or seek any other remedy based on a claim in respect to, any loss suffered as a result of the failure of the merger to be consummated. In the event that Callon or APA is entitled pursuant to the Merger Agreement to both payment of any monetary damages (including monetary damages in respect of any fraud or willful and material breach of the other parties) and payment of the termination fee or Expenses, as applicable, then the termination fee or Expenses to the extent paid will reduce the damages to which such party is entitled (if any) on a dollar-for-dollar basis.

Accounting Treatment (See page 108)

APA and Callon prepare their respective financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting, and APA will be treated as the accounting acquirer.

Material U.S. Federal Income Tax Consequences of the Merger (See page 185)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and APA and Callon intend to report the merger consistent with such qualification. Assuming the merger so qualifies, a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger”) of Callon Common Stock generally would not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Callon Common Stock for APA Common Stock (except for any gain or loss, if any, recognized with respect to any cash received in lieu of a fractional share of APA Common Stock). However, it is not a condition to APA’s obligation or Callon’s obligation to complete the transactions that the merger qualifies as a “reorganization” or that APA or Callon receive an opinion from counsel to that effect. APA and Callon have not sought, and will not seek, any ruling from the Internal Revenue Service regarding any matters related to the transactions, and as a result, there can be no assurance that the IRS would not assert that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a position. If any requirement for qualification as a “reorganization” within the meaning of Section 368(a) of the Code is not met, then a U.S. holder of Callon Common Stock generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the APA Common Stock received in the merger and such U.S. holder’s aggregate tax basis in the corresponding Callon Common Stock surrendered in the merger.

For a more complete discussion of the U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR CALLON STOCKHOLDER WILL DEPEND ON THAT STOCKHOLDER’S PARTICULAR CIRCUMSTANCES. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Fractional Shares (See page 111)

No fractional shares of APA Common Stock will be issued in connection with the merger, and no certificates or scrip for any such fractional shares will be issued, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a holder of APA Common Stock.

As promptly as practicable following the Effective Time, the Exchange Agent will (i) determine the number of whole shares of APA Common Stock and the number of fractional shares of APA Common Stock that each holder of Callon Common Stock is entitled to receive in connection with the consummation of the merger, (ii) aggregate all such fractional shares of APA Common Stock that would otherwise be issued to the holders of Callon Common Stock, rounding up to the nearest whole number (the “APA Excess Shares”), and (iii) on behalf of former stockholders of Callon, sell the APA Excess Shares at then-prevailing prices on the Nasdaq, all in the manner provided in the Merger Agreement.

The sale of the APA Excess Shares by the Exchange Agent will be executed on the Nasdaq through one or more member firms of the Nasdaq and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the APA Excess Shares as promptly following the Effective Time as, in the Exchange Agent’s sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the former holders of Callon Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders (the “Callon Common Stock Trust”). APA will pay all commissions and other out-of-pocket transaction costs (other than any transfer or similar taxes imposed on a holder of Callon Common Stock), including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the APA Excess Shares. The Exchange Agent will determine the portion of the Callon Common Stock Trust to which each former holder of Callon Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Callon Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Callon Common Stock is entitled (after taking into account all shares of Callon Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Callon Common Stock are entitled.

As soon as practicable after the determination of the amount of cash, if any, to be paid to former holders of Callon Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders, subject to and in accordance with the terms of the provisions of the Merger Agreement relating to the Exchange Fund (as defined in “The Merger Agreement—Exchange of Certificates”).

Comparison of Stockholders’ Rights (See page 191)

Upon the completion of the merger, Callon stockholders receiving shares of APA Common Stock will become stockholders of APA, and their rights will be governed by Delaware law and the governing corporate documents of APA in effect at the Effective Time. Callon stockholders will have different rights once they become stockholders of APA due to differences between the governing corporate documents of Callon and APA, as further described in “Comparison of Stockholders’ Rights.”

Listing of APA Common Stock; Delisting and Deregistration of Callon Common Stock (See page 107)

APA agreed, in accordance with the requirements of the Nasdaq, to use its reasonable best efforts to cause the shares of APA Common Stock to be issued to Callon stockholders pursuant to the Merger Agreement to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the date of closing.

Prior to the closing, upon APA’s request, Callon will take all actions necessary to be taken prior to closing to cause the delisting of Callon Common Stock from the NYSE and the termination of Callon’s registration of Callon Common Stock under the Exchange Act, in each case, as soon as practicable following the Effective Time and in any event no more than ten (10) days thereafter, subject to compliance with Callon’s obligations under the Exchange Act.

Regulatory Matters (See page 108)

The merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until notification and report forms have been furnished to the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) and until certain waiting periods have been terminated or have expired. The HSR Act requires APA and Callon to observe a 30-calendar-day waiting period after the submission of their respective HSR notification and report forms before consummating their transaction. The waiting period may be shortened if the reviewing agency grants “early termination” of the waiting period (although the practice of granting early termination is currently suspended by the FTC and DOJ), or extended if the acquiring person (here, APA) voluntarily withdraws and refiles to allow a second 30-calendar-day waiting period, or if the reviewing agency issues a request for additional information or documentary material (a “Second Request”) prior to the expiration of the initial waiting period. If the reviewing agency issues a Second Request, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after each of the parties has substantially complied with the Second Request. It is also possible that APA and Callon could enter into a timing agreement with the FTC or the DOJ that could affect the timing of the consummation of the merger.

On January 23, 2024, APA and Callon each filed a notification and report form under the HSR Act with the DOJ and the FTC.

Although APA and Callon believe that they will receive the termination or expiration of the waiting period under the HSR Act, neither can give any assurance as to the timing of the expiration or termination of the HSR Act waiting period (or any additional approvals, consents, registrations, permits, expirations, or terminations of waiting periods, authorizations, or other confirmations which may otherwise become necessary) or that such expiration or termination of the HSR Act waiting period will be obtained on terms and subject to conditions satisfactory to APA and Callon. The expiration or termination of the HSR Act waiting period is a condition to the obligation of each of APA and Callon to complete the merger.

No Appraisal Rights (See page 108)

No dissenters’ or appraisal rights will be available with respect to the merger, the Stock Issuance Proposal, or any of the other transactions contemplated by the Merger Agreement.

Litigation Relating to the Merger (See page109)

Lawsuits may be filed against APA, the APA Board, APA’s officers, Callon, the Callon Board or Callon’s officers in connection with the merger or the transactions contemplated by the merger agreement, which could prevent or delay consummation of the merger and result in substantial costs to APA or Callon, including any costs associated with indemnification obligations of APA or Callon. As of the date of this joint proxy statement/prospectus, no such lawsuits have been filed. For a further description of litigation relating to the merger, see the section of this joint proxy statement/prospectus entitled “The Merger—Litigation Relating to the Merger” beginning on page 109.

Risk Factors (See page 27)

In evaluating the Merger Agreement and the merger, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in “Risk Factors.”

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma combined financial information has been prepared from the respective historical consolidated financial statements of APA and Callon, adjusted to give effect to (i) the merger, (ii) Callon’s acquisition of Percussion Petroleum Operating II, LLC (“Percussion”), which was completed on July 3, 2023, (iii) Callon’s disposition of its Eagle Ford assets, which was completed on July 3, 2023, (iv) the extinguishment of Callon’s outstanding debt, and (v) the issuance of new debt (collectively, the “Transactions”). The following summary unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of APA and Callon as of September 30, 2023, giving effect to the Transactions as if they had been consummated on September 30, 2023, except for Callon’s acquisition of Percussion and Callon’s divestiture of its Eagle Ford assets having been completed on July 3, 2023, and are already reflected in Callon’s historical consolidated balance sheet as of September 30, 2023. The following summary unaudited pro forma combined statements of operations combines the historical consolidated statements of operations of APA and Callon for the nine months ended September 30, 2023, and the year ended December 31, 2022, giving effect to the Transactions as if they had been consummated on January 1, 2022.

This summary unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger occurred as of the date indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 27. The following summary unaudited pro forma combined financial statements should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Statements” beginning on page 164 and the related notes.

As of September 30, 2023
($ in millions)
Pro Forma Combined Balance Sheet Data:
Cash and cash equivalents	$97
Total assets	$18,711
Long-term debt	$7,573
Total equity	$4,240

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
	($ in millions, except per share amounts)
Pro Forma Combined Statements of Operations Data:
Total revenues	$7,810	$14,066
Net income attributable to common stock	$1,641	$4,013
Basic net income per common share	$4.34	$10.00
Diluted net income per common share	$4.34	$9.98

SUMMARY UNAUDITED PRO FORMA COMBINED OIL, NATURAL GAS, AND NGL RESERVE INFORMATION AND PRODUCTION DATA

The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas, and natural gas liquids (“NGL”) reserves prepared as of December 31, 2022. The pro forma reserve information set forth below gives effect to the Transactions as if they had been completed on January 1, 2022. However, the proved reserves presented below represent the estimates made as of December 31, 2022, by APA, Callon, and Percussion while they were separate companies. These estimates have not been updated for changes in development plans or other factors, which have occurred or may occur subsequent to (i) December 31, 2022, (ii) Callon’s acquisition of Percussion, (iii) Callon’s disposition of its Eagle Ford assets, or (iv) the merger. The following summary pro forma reserve information has been prepared for illustrative purposes and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 27. The summary pro forma reserve information should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Statements” beginning on page 164 and the related notes included in this joint proxy statement/prospectus.

	APA Historical	Callon Historical	Percussion Historical	Callon (Eagle Ford) Historical	Pro Forma Combined
Proved Developed Reserves
Oil (thousands of barrels)	368,338	170,866	22,481	(36,008)	525,677
Natural Gas (millions of cubic feet)	1,632,012	351,278	22,718	(46,414)	1,959,594
NGL (thousands of barrels)	160,975	63,788	5,729	(8,027)	222,465
Total (thousands of barrels of oil equivalent)	801,315	293,200	31,996	(51,771)	1,074,740

	APA Historical	Callon Historical	Percussion Historical	Callon (Eagle Ford) Historical	Pro Forma Combined
Proved Undeveloped Reserves
Oil (thousands of barrels)	33,669	104,743	32,796	(12,309)	158,899
Natural Gas (millions of cubic feet)	214,234	241,565	34,850	(8,649)	482,000
NGL (thousands of barrels)	19,080	41,321	9,168	(1,719)	67,850
Total (thousands of barrels of oil equivalent)	88,454	186,325	47,772	(15,470)	307,081

	APA Historical	Callon Historical	Percussion Historical	Callon (Eagle Ford) Historical	Pro Forma Combined
Production for the year ended December 31, 2022
Oil (thousands of barrels)	68,641	23,639	3,402	(5,598)	90,084
Natural Gas (millions of cubic feet)	315,718	41,627	3,305	(6,107)	354,543
NGL (thousands of barrels)	23,370	7,476	907	(1,052)	30,701
Total (thousands of barrels of oil equivalent)	144,631	38,053	4,860	(7,668)	179,876

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The following table sets forth the closing sale prices per share of APA Common Stock and Callon Common Stock on the Nasdaq and the NYSE, respectively, on January 3, 2024, the last trading day prior to the public announcement of the merger, and on [ ], 2024, the last practicable trading day prior to the date of this joint proxy statement/prospectus. APA Common Stock is traded on the Nasdaq under the symbol “APA” and Callon Common Stock is traded on the NYSE under the symbol “CPE.” The high and low trading prices for the APA Common Stock on January 3, 2024, the last trading day immediately before the public announcement of the merger, were $36.91 and $35.60, respectively. The high and low trading prices for the Callon Common Stock on January 3, 2024, the last trading day immediately before the public announcement of the merger, were $33.72 and $31.99, respectively. The table also shows the estimated implied value of the merger consideration proposed for each share of Callon Common Stock as of the same two (2) dates. The implied value for share consideration was calculated by multiplying the closing sale price of a share of APA Common Stock on the relevant date by the Exchange Ratio of 1.0425 shares of APA Common Stock for each share of Callon Common Stock.

	APA Common Stock			Callon Common Stock			Implied Per Share Value of Share Consideration
January 3, 2024		$36.75			$33.65			$38.31
[ ], 2024	$	[	]	$	[	]	$	[	]

The market prices of APA Common Stock and Callon Common Stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate prior to the completion of the merger. No assurance can be given concerning the market prices of APA Common Stock or Callon Common Stock before completion of the merger or of APA Common Stock after completion of the merger. Because the Exchange Ratio, which determines the merger consideration, is fixed and will not be adjusted for changes in the market prices of either APA Common Stock or Callon Common Stock, the market price of APA Common Stock (and, therefore, the value of the merger consideration) when received by Callon stockholders after the merger is completed could be greater than, less than, or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to stockholders in determining how to vote with respect to the proposals described in this joint proxy statement/prospectus. We urge you to obtain current market quotations for APA Common Stock and Callon Common Stock and to review carefully the other information contained in this joint proxy statement/prospectus. Please see “Risk Factors—Risks Relating to the Merger—Because the market price of APA Common Stock will fluctuate, Callon stockholders cannot be sure of the value of the shares of APA Common Stock they will receive in the merger. In addition, because the Exchange Ratio is fixed, the number of shares of APA Common Stock to be received by Callon stockholders in the merger will not change between now and the time the merger is completed to reflect changes in the trading prices of APA Common Stock or Callon Common Stock.”

For more information on the market for APA’s or Callon’s common equity, related stockholder matters, and issuer purchases of equity securities, see Part II, Item 5 “Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of APA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, or Part II, Item 5 “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of Callon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which are each incorporated by reference into this joint proxy statement/prospectus.

Dividend Information

APA currently pays a quarterly dividend on shares of APA Common Stock and last paid a quarterly dividend on November 22, 2023, at $0.25 per share. The terms of the Merger Agreement limit the ability of APA to declare or pay additional dividends, other than its regular quarterly dividend (including increases that are materially consistent with past practice), prior to the completion of the merger.

Callon has not paid any cash dividends since its inception. The terms of the Merger Agreement limit the ability of Callon to declare or pay dividends prior to the completion of the merger.

RISK FACTORS

In deciding how to vote, stockholders of APA and Callon, respectively, should carefully consider the following risk factors and all of the information contained in or incorporated by reference herein, including, but not limited to, the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” as well as Callon’s and APA’s other filings with the SEC incorporated herein by reference. Please see the section entitled “Where You Can Find More Information.”

Risks Relating to the Merger

Because the market price of APA Common Stock will fluctuate, Callon stockholders cannot be sure of the value of the shares of APA Common Stock they will receive in the merger. In addition, because the Exchange Ratio is fixed, the number of shares of APA Common Stock to be received by Callon stockholders in the merger will not change between now and the time the merger is completed to reflect changes in the trading prices of APA Common Stock or Callon Common Stock.

As a result of the merger, each eligible share of Callon Common Stock will be converted automatically into the right to receive, without interest, 1.0425 shares of APA Common Stock, with cash paid in lieu of the issuance of any fractional shares of APA Common Stock. The Exchange Ratio is fixed, which means that it will not change between now and the closing date, regardless of whether the market price of either APA Common Stock or Callon Common Stock changes. Therefore, the value of the merger consideration will depend on the market price of APA Common Stock at the Effective Time. The market price of APA Common Stock has fluctuated since the date of the announcement of the parties’ entry into the Merger Agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Callon Special Meeting, the date of the APA Special Meeting, the date the merger is completed, and thereafter. The market price of APA Common Stock, when received by Callon stockholders after the merger is completed, could be greater than, less than, or the same as the market price of APA Common Stock on the date of this joint proxy statement/prospectus or at the time of the Callon Special Meeting. Accordingly, you should obtain current stock price quotations for APA Common Stock and Callon Common Stock before deciding how to vote or abstain from voting on any of the proposals described in this joint proxy statement/prospectus.

The market price for APA Common Stock following the closing may be affected by factors different from those that historically have affected or currently affect APA Common Stock and Callon Common Stock.

Upon the completion of the merger, Callon stockholders will receive shares of APA Common Stock. APA’s financial position may differ from its financial position before the completion of the merger, and the results of operations of the combined company may be affected by some factors that are different from those currently affecting the results of operations of APA and those currently affecting the results of operations of Callon. Accordingly, the market price and performance of APA Common Stock is likely to be different from the performance of Callon Common Stock in the absence of the merger. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, APA Common Stock, regardless of APA’s actual operating performance. For a discussion of the businesses of APA and Callon and important factors to consider in connection with those businesses, see the documents incorporated by reference herein and referred to in “Where You Can Find More Information.”

APA stockholders and Callon stockholders, in each case as of immediately prior to the merger, will have reduced ownership in the combined company.

Based on the number of issued and outstanding shares of Callon Common Stock as of [    ], 2024, and the number of outstanding Callon equity awards currently estimated to be payable in shares of APA Common Stock in connection with the merger, APA anticipates issuing approximately [    ] shares of APA Common Stock pursuant to the Merger Agreement. The actual number of shares of APA Common Stock to be issued pursuant to the Merger Agreement will be determined at the completion of the merger based on the number of shares of Callon Common Stock outstanding immediately prior to such time. The issuance of these new shares could have the effect of depressing the market price of APA Common Stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, APA’s earnings per share could cause the price of APA Common Stock to decline or increase at a reduced rate.

Immediately after the completion of the merger, it is expected that APA stockholders as of immediately prior to the merger will own approximately eighty-one percent (81%), and Callon stockholders as of immediately prior to the merger will own approximately nineteen percent (19%), of the issued and outstanding shares of APA Common Stock (in each case based on fully diluted shares outstanding of each company). As a result, APA’s current stockholders and Callon’s current stockholders will have less influence on the policies of the combined company than they currently have on the policies of APA and Callon, respectively.

APA and Callon must obtain certain regulatory approvals and clearances to consummate the merger, which, if delayed, not granted, or granted with unacceptable conditions, could prevent, substantially delay, or impair consummation of the merger, result in additional expenditures of money and resources, or reduce the anticipated benefits of the merger.

At any time before or after consummation of the merger, the DOJ or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

The merger is subject to a number of conditions to the obligations of both APA and Callon to complete the merger, which, if not fulfilled, or not fulfilled in a timely manner, may delay completion of the merger or result in termination of the Merger Agreement.

The respective obligations of each of Callon and APA to consummate the merger are subject to the satisfaction at or prior to the Effective Time of numerous conditions, including the following:

•	the approval of the Merger Proposal by the Callon stockholders;

•	the approval of the Stock Issuance Proposal by the APA stockholders;

•	the shares of APA Common Stock issuable pursuant to the Merger Agreement having been authorized for listing on the Nasdaq;

•

the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will have become effective under the Securities Act and no stop order suspending its effectiveness may be in effect;

•	subject to certain exceptions, the absence of any law or order prohibiting the consummation of the merger; and

•	the expiration or termination of the waiting period (and any extension of such period) under the HSR Act.

Many of the conditions to completion of the merger are not within either APA’s or Callon’s control, and neither company can predict when, or if, these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to October 3, 2024 (or such date as extended pursuant to the terms set forth in the Merger Agreement), it is possible that the Merger Agreement may be terminated. In addition, satisfying the conditions to and completion of the merger may take longer, and could cost more, than APA and Callon expect. Neither APA nor Callon can predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent them from occurring. Any delay in completing the merger may adversely affect the cost savings and other benefits that APA and Callon expect to achieve if the merger and the integration of the companies’ respective businesses are not completed within the expected timeframe. There can be no assurance that all required regulatory approvals will be obtained or obtained prior to the termination date.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees of APA and Callon, which could adversely affect the future business and operations of APA following the merger.

APA and Callon are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. APA’s success after the merger will depend in part upon its ability to retain key management personnel and other key employees. Current and prospective employees of APA and Callon may experience uncertainty about their roles within APA following the merger or other concerns regarding the timing and completion of the merger or the operations of APA following the merger, any of which may have an adverse effect on the ability of APA and Callon to retain or attract key management and other key personnel. If APA or Callon is unable to retain personnel, including APA’s or Callon’s key management, who are critical to the future operations of the companies, APA and Callon could face disruptions in their operations, loss of existing customers, loss of key information, expertise, or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key APA and Callon personnel could diminish the anticipated benefits of the merger. No assurance can be given that APA, following the merger, will be able to retain or attract key management personnel and other key employees of APA and Callon to the same extent that APA and Callon have previously been able to retain or attract their own employees.

The business relationships of APA and Callon may be subject to disruption due to uncertainty associated with the merger, which could have a material adverse effect on the results of operations, cash flows, and financial position of APA or Callon pending and following the merger.

Parties with which APA or Callon do business may experience uncertainty associated with the merger, including with respect to current or future business relationships with APA or Callon following the merger. APA’s and Callon’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors, landlords, joint venture partners, and other business partners may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships, or consider entering into business relationships with parties other than APA or Callon following the merger. These disruptions could have a material and adverse effect on the results of operations, cash flows, and financial position of APA or Callon, regardless of whether the merger is completed, as well as a material and adverse effect on APA’s ability to realize the expected cost savings and other benefits of the merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the merger or termination of the Merger Agreement.

APA or Callon may waive one or more of the closing conditions without re-soliciting stockholder approval.

APA or Callon may determine to waive, in whole or part, one or more of the conditions to closing the merger prior to APA or Callon, as the case may be, being obligated to consummate the merger. Each of APA and Callon currently expects to evaluate the materiality of any waiver and its effect on its respective stockholders in light of the facts and circumstances at the time, to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination whether to waive any condition to the merger or to re-solicit stockholder approval or amending or supplementing this joint proxy statement/prospectus as a result of a waiver will be made by APA or Callon at the time of such waiver based on the facts and circumstances as they exist at that time.

Callon stockholders will not be entitled to appraisal rights in the merger.

Under Delaware law, holders of Callon Common Stock do not have appraisal rights in connection with the merger, as more fully described in “The Merger—No Appraisal Rights.”

The Merger Agreement subjects APA and Callon to restrictions on their respective business activities prior to the Effective Time.

The Merger Agreement subjects APA and Callon to restrictions on their respective business activities prior to the Effective Time. The Merger Agreement obligates each of APA and Callon to generally use reasonable best efforts to conduct its businesses in all material respects in the ordinary course until the Effective Time. These restrictions could prevent APA and Callon from pursuing certain business opportunities that arise prior to the Effective Time. See “The Merger Agreement—Covenants” for additional details.

Directors and executive officers of Callon have interests in the merger that may be different from, or in addition to, the interests of Callon stockholders generally.

In considering the recommendation of the Callon Board that Callon stockholders vote in favor of the Merger Proposal and the Advisory Compensation Proposal, Callon stockholders should be aware of and take into account the fact that certain Callon directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Callon stockholders generally. The interests of Callon’s directors and executive officers include, among others, treatment of Callon long-term incentive awards, severance rights, and rights to continuing indemnification and directors’ and officers’ liability insurance. See “The Merger—Interests of Callon’s Directors and Executive Officers in the Merger” for a more detailed description of these interests. The Callon Board was aware of and carefully considered the interests of its directors and officers, among other matters, in evaluating the terms and structure, and overseeing the negotiation of the merger, in approving the Merger Agreement and the transactions contemplated thereby, including the merger, and the recommendation of the Callon Board that Callon stockholders adopt the Merger Agreement.

The Merger Agreement limits APA’s and Callon’s respective ability to pursue alternatives to the merger, may discourage certain other companies from making a favorable alternative transaction proposal, and, in specified circumstances, could require APA or Callon to pay the other party a termination fee.

The Merger Agreement contains certain provisions that restrict each of APA’s and Callon’s ability to initiate, solicit, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a competing proposal with respect to APA or Callon, as applicable, and APA and Callon have each agreed to certain terms and conditions relating to their ability to engage in, continue, or otherwise participate in any discussions with respect to, provide any third party confidential information with respect to, or enter into any acquisition agreement with respect to certain unsolicited proposals that constitute or are reasonably likely to lead to a competing proposal. Further, even if the APA Board or the Callon Board changes, withdraws, modifies, or qualifies its recommendation with respect to the Stock Issuance Proposal or the Merger Proposal, as applicable, unless the Merger Agreement has been terminated in accordance with its terms, both parties will still be required to submit the Stock Issuance Proposal and the Merger Proposal, as applicable, to a vote at their respective special meetings. In addition, APA and Callon generally have an opportunity to offer to modify the terms of the Merger Agreement in response to any competing acquisition proposals or intervening events before the Callon Board or APA Board, respectively, may withdraw or qualify their respective recommendations. The Merger Agreement further provides that under specified circumstances, including after receipt of certain alternative acquisition proposals, each of APA and Callon may be required to pay the other a cash termination fee equal to $170 million (if APA is the payor) or $85 million (if Callon is the payor). See “The Merger Agreement—Termination Fee” for additional details.

These provisions could discourage a potential third party acquirer or other strategic transaction partner that might have an interest in acquiring all or a significant portion of Callon or APA from considering or pursuing an alternative transaction with either party or proposing such a transaction, even if it were prepared, in Callon’s case, to pay consideration with a higher per share value than the total value proposed to be paid or received in the merger. These provisions might also result in a potential third-party acquirer or other strategic transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee or expense reimbursement that may become payable in certain circumstances.

Failure to complete the merger could negatively impact APA’s or Callon’s stock price and have a material adverse effect on their results of operations, cash flows, and financial position.

If the merger is not completed for any reason, including as a result of failure to obtain all requisite regulatory approvals, or if the APA stockholders or Callon stockholders fail to approve the applicable proposals, the ongoing businesses of APA and Callon may be materially adversely affected and, without realizing any of the benefits of having completed the merger, APA and Callon would be subject to a number of risks, including the following:

•	APA and Callon may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;

•

APA, Callon, and their respective subsidiaries may experience negative reactions from their respective customers, distributors, suppliers, vendors, landlords, joint venture partners, and other business partners;

•	APA and Callon will still be required to pay certain significant costs relating to the merger, such as legal, accounting, financial advisor, and printing fees;

•	APA or Callon may be required to pay a termination fee as required by the Merger Agreement;

•

the Merger Agreement places certain restrictions on the conduct of the respective businesses pursuant to the terms of the Merger Agreement, which may delay or prevent the respective companies from undertaking business opportunities that, absent the Merger Agreement, may have been pursued;

•

matters relating to the merger (including integration planning) require substantial commitments of time and resources by each company’s management, which may have resulted in the distraction of each company’s management from ongoing business operations and pursuing other opportunities that could have been beneficial to the companies; and

•

litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against APA or Callon to perform their respective obligations pursuant to the Merger Agreement.

If the merger is not completed, the risks described above may materialize and they may have a material adverse effect on APA’s or Callon’s results of operations, cash flows, financial position, and stock prices.

The shares of APA Common Stock to be received by Callon stockholders upon the completion of the merger will have different rights from shares of Callon Common Stock.

Upon the completion of the merger, Callon stockholders will no longer be stockholders of Callon. Instead, former Callon stockholders will become APA stockholders and while their rights as APA stockholders will continue to be governed by the laws of the State of Delaware, their rights will be subject to and governed by the terms of the amended and restated certificate of incorporation of APA (the “APA Charter”) and the amended and restated bylaws of APA (the “APA Bylaws”). The terms of the APA Charter and the APA Bylaws are in some respects different than the terms of the certificate of incorporation of Callon (the “Callon Charter”) and the Callon Bylaws, which currently govern the rights of Callon stockholders. See “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with shares of APA Common Stock and shares of Callon Common Stock.

Completion of the merger may trigger change in control or other provisions in certain agreements to which Callon is a party.

The completion of the merger may trigger change in control or other provisions in certain agreements to which Callon is a party. If APA and Callon are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements, or seeking monetary damages. Even if APA and Callon are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Callon.

APA and Callon are expected to incur significant transaction costs in connection with the merger, which may be in excess of those anticipated by them.

APA and Callon have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the merger, integrating the operations of the two (2) companies, and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by APA and Callon whether or not the merger is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting, and other advisors, employee retention, severance and benefit costs, and filing fees. APA will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. APA and Callon will continue to assess the magnitude of these costs and additional unanticipated costs may be incurred in connection with the merger and the integration of the two (2) companies’ businesses. While APA and Callon have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset integration-related costs and achieve a net benefit in the near term, or at all. The costs described above and any unanticipated costs and expenses, many of which will be borne by APA or Callon even if the merger is not completed, could have an adverse effect on APA’s or Callon’s financial condition and operating results.

Litigation relating to the merger could result in an injunction preventing the completion of the merger and/or substantial costs to APA and Callon.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger, or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on APA’s and Callon’s respective liquidity and financial condition.

Since the public announcement of the merger Callon has received letters from purported Callon stockholders who contend that the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part fails to disclose certain allegedly material information. For additional information, see the section entitled “The Merger—Litigation Relating to the Merger.”

Lawsuits that may be brought against APA, Callon, or their respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Merger Agreement already implemented and to otherwise enjoin the parties from consummating the merger.

There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect APA’s or Callon’s business, financial condition, results of operations, and cash flows.

Risks Relating to APA and Callon

The combined company may not be able to retain customers or suppliers, and customers or suppliers may seek to modify contractual obligations with the combined company, either of which could have an adverse effect on the combined company’s business and operations. Third parties may terminate or alter existing contracts or relationships with APA or Callon as a result of the merger.

As a result of the merger, the combined company may experience impacts on relationships with customers and suppliers that may harm the combined company’s business and results of operations. Certain customers or suppliers may seek to terminate or modify contractual obligations following the merger whether or not contractual rights are triggered as a result of the merger. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the merger. If any customers or suppliers seek to terminate or modify contractual obligations or discontinue their relationships with the combined company, then the combined company’s business and results of operations may be harmed. Furthermore, the combined company will not have long-term arrangements with many of its significant suppliers. If the combined company’s suppliers were to seek to terminate or modify an arrangement with the combined company, then the combined company may be unable to procure necessary supplies or services from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

APA and Callon also have contracts with vendors, landlords, licensors, and other business partners which may require APA or Callon, as applicable, to obtain consent from these other parties in connection with the merger. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue, incur costs, and lose rights that may be material to the business of the combined company. In addition, third parties with whom APA or Callon currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the merger. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the merger. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the merger or by a termination of the Merger Agreement.

The combined company may fail to realize the anticipated benefits of the merger.

The success of the merger will depend on, among other things, the combined company’s ability to combine the APA and Callon businesses in a manner that realizes anticipated synergies and benefits and meets or exceeds the forecasted stand-alone cost savings anticipated by the combined company. The combined company anticipates it will benefit from significant synergies, based on, among other things, increased scale. If the combined company is not able to successfully achieve these synergies, or the cost to achieve these synergies is greater than expected, then the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The failure to successfully integrate the businesses and operations of APA and Callon in the expected time frame may adversely affect the combined company’s future results.

APA and Callon have operated and, until the completion of the merger, will continue to operate independently; however, their respective businesses may not be integrated successfully. It is possible that the integration process could result in the loss of key APA employees or key Callon employees, the loss of customers, providers, vendors, or business partners, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures, and policies, potential unknown liabilities and unforeseen expenses, delays, or regulatory conditions associated with and following completion of the merger, or higher-than-expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of APA and Callon in order to realize the anticipated benefits of the merger:

•	integrating the companies’ operations and corporate functions and the resulting difficulties;

•	integrating the businesses of APA and Callon in a manner that permits the combined company to achieve any cost savings or operating synergies anticipated to result from the merger;

•	reducing additional and unforeseen expenses such that integration costs are not more than anticipated;

•	avoiding delays in connection with the merger or the integration process;

•	integrating personnel from the two (2) companies and minimizing the loss of key employees;

•	identifying and eliminating redundant functions and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls, and other policies, procedures, and processes;

•

maintaining existing agreements with customers, providers, and vendors or business partners and avoiding delays in entering into new agreements with prospective customers, providers, and vendors or business partners;

•	addressing possible differences in business backgrounds, corporate cultures, and management philosophies;

•	consolidating the companies’ operating, administrative, and information technology infrastructure and financial systems; and

•	coordinating distribution and marketing efforts.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two (2) companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such companies, which may disrupt each company’s ongoing business and the business of the combined company.

The unaudited pro forma combined financial information contained in this joint proxy statement/prospectus may not be an indication of the combined company’s results of operations or financial condition following the closing of the merger.

This joint proxy statement/prospectus includes unaudited pro forma combined financial information for the combined company, which gives effect to the merger and should be read in conjunction with the financial statements and accompanying notes of APA and Callon, which are incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma combined financial information contained in this joint proxy statement/prospectus should not be considered to be an indication of the combined company’s results of operations or financial condition following the closing of the merger. The unaudited pro forma combined financial information has been derived from the historical financial statements of APA and Callon, and adjustments, assumptions, and preliminary estimates have been made in connection with the preparation of this information. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments, assumptions, and estimates are difficult to make with accuracy.

Moreover, the unaudited pro forma combined financial information does not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in coordinating the operations of APA and Callon are not reflected in the unaudited pro forma combined financial information. In addition, the unaudited pro forma combined financial information does not include, among other things, estimated cost synergies, adjustments related to restructuring or integration activities, future acquisitions or disposals not yet known or probable, or impacts of merger-related change in control provisions that are currently not factually supportable or probable of occurring.

As a result, the actual results of operations and financial condition of the combined company following the closing of the merger may not be consistent with, or evident from, the unaudited pro forma combined financial information. The assumptions used in preparing the unaudited pro forma combined financial information may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the closing of the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the price of the APA Common Stock following the closing of the merger.

The unaudited pro forma combined financial information in this joint proxy statement/prospectus is based on the best information available, which in part includes a number of estimates and assumptions. These estimates and assumptions may prove not to be accurate, and accordingly, the unaudited pro forma combined financial information should not be assumed to be indicative of what the combined company’s financial condition, results of operations, or cash flows actually would have been as a standalone company or to be a reliable indicator of what the combined company’s financial condition or results of operations may actually be in the future.

The financial forecasts relating to APA and Callon prepared in connection with the merger may not be realized, which may adversely affect the market price of the APA Common Stock following the closing of the merger.

This joint proxy statement/prospectus includes certain financial forecasts considered by APA and Callon in connection with their respective businesses. None of the financial forecasts prepared by APA or Callon were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These forecasts are also subject to significant economic, competitive, industry, and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of APA and Callon. Important factors that may affect the actual results of APA and Callon and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to APA’s and Callon’s businesses, industry performance, the regulatory environment, general business and economic conditions, and other factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus.

In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for APA’s and Callon’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. In addition, since such financial forecasts cover multiple years, the information by its nature becomes less predictive with each successive year. There can be no assurance that APA’s, Callon’s, or the combined company’s financial condition or results of operations will be consistent with those set forth in such forecasts.

APA will incur indebtedness in connection with the merger, which could adversely affect APA and the combined company, including by decreasing the business flexibility of the combined company.

APA will incur indebtedness in connection with the merger. APA plans to use debt financing and cash on hand to repay certain existing indebtedness of Callon. See the section entitled “The Merger—Treatment of Indebtedness.”

APA’s increased level of debt in connection with this debt financing could have negative consequences on APA and the combined company, including, among other things, (i) requiring APA, and the combined company, to dedicate a larger portion of cash flow from operations to servicing and repayment of the debt, (ii) reducing funds available for strategic initiatives and opportunities, working capital and other general corporate needs and (iii) limiting APA’s, and the combined company’s, ability to incur additional indebtedness, which could restrict its flexibility to react to changes in its business, its industry and economic conditions.

The trading price and volume of the APA Common Stock may be volatile following the merger.

The trading price and volume of the APA Common Stock may be volatile following completion of the merger. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the APA Common Stock. As a result, you may suffer a loss on your investment.

The market for APA Common Stock will depend on a number of conditions, most of which the combined company cannot control, including:

•	general economic conditions within the United States and internationally, including changes in interest rates;

•	general market conditions, including fluctuations in commodity prices;

•	domestic and international economic, legal, and regulatory factors unrelated to the combined company’s performance;

•	changes in oil, natural gas, and NGL prices, including as a result of the actions of Organization of the Petroleum Exporting Countries and its allies (“OPEC+”);

•	volatility in the financial markets or other global economic factors;

•	actual or anticipated fluctuations in the combined company’s quarterly and annual results and those of its competitors;

•	quarterly variations in the rate of growth of the combined company’s financial indicators, such as revenue, EBITDA, net income, and net income per share;

•	the businesses, operations, results, and prospects of the combined company;

•	the operating and financial performance of the combined company;

•	future mergers, acquisitions, dispositions, and strategic alliances;

•	market conditions in the oil and gas industry;

•	changes in government regulation, taxes, legal proceedings, or other developments;

•	shortfalls in the combined company’s operating results from levels forecasted by equity research analysts;

•	investor sentiment toward the stock of oil and gas companies;

•	changes in revenue or earnings estimates, or changes in recommendations by equity research analysts;

•

failure of the combined company to achieve the perceived benefits of the merger, including financial results and anticipated synergies, as rapidly as, or to the extent, anticipated by financial or industry analysts;

•	speculation in the industry, press, or investment community;

•	the failure of equity research analysts to cover the combined company’s common stock;

•	sales of APA Common Stock by the combined company, large stockholders, or management, or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations, or standards;

•	announcements concerning the combined company or its competitors;

•	public reaction to the combined company’s press releases, other public announcements, and filings with the SEC;

•	strategic actions taken by competitors;

•	actions taken by the combined company’s stockholders;

•	additions or departures of key management personnel;

•	access to the bank and capital markets on acceptable terms;

•	maintenance of acceptable credit ratings or credit quality;

•	the general state of the securities markets; and

•	the risk factors described in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus.

These and other factors may impair the market for the APA Common Stock and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the APA Common Stock to fluctuate substantially, which may negatively affect the price and liquidity of the APA Common Stock. Many of these factors and conditions are beyond the control of the combined company or the combined company’s stockholders.

Future sales or issuances of APA Common Stock could have a negative impact on the APA Common Stock price.

The APA Common Stock that APA will issue to Callon stockholders if the merger is consummated generally may be sold immediately in the public market. It is possible that some Callon stockholders will decide to sell some or all of the shares of APA Common Stock that they receive in the merger. Any disposition of a significant number of shares of APA Common Stock, or the perception in the market that such dispositions could occur, may cause the price of APA Common Stock to fall. Any such decline could impair the combined company’s ability to raise capital through future sales of APA Common Stock.

Combined company stockholders may experience dilution in the future.

The percentage ownership of the combined company’s stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions, or otherwise, including, without limitation, equity awards that the combined company may grant to its directors, officers, and employees. Such issuances may have a dilutive effect on the combined company’s earnings per share, which could adversely affect the market price of the APA Common Stock.

In addition, the combined company’s certificate of incorporation will authorize the combined company to issue, without the approval of stockholders, one or more classes or series of preferred stock having such designations, powers, preferences, and relative, participating, optional, and other special rights, including preferences over APA Common Stock with respect to dividends and distributions, as the APA Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of the APA Common Stock. For example, the repurchase or redemption rights or liquidation preferences that could be assigned to holders of preferred stock could affect the residual value of the APA Common Stock. For more information, see “Description of APA Capital Stock.”

The combined company may record goodwill and other tangible and intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The combined company will account for the merger as an acquisition of a business in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of Callon and its subsidiaries will be recorded, as of completion, at their respective fair values and added to APA’s. The combined company’s reported financial condition and results of operations for periods after completion of the merger will reflect Callon’s balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of Callon and its subsidiaries for periods prior to the merger.

Under the acquisition method of accounting, the total purchase price is allocated to Callon’s identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the date of completion of the merger, with any excess purchase price allocated to goodwill. To the extent the value of goodwill, tangibles, or intangibles, if any, becomes impaired in the future, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

Following the closing of the merger, APA will incorporate Callon’s hedging activities into APA’s business, and APA may be exposed to additional commodity price risks arising from such hedges.

To mitigate its exposure to changes in commodity prices, Callon hedges oil, natural gas, and NGL prices from time to time, primarily through the use of certain derivative instruments, including fixed price swaps, basis swaps, and costless collars. APA will bear the economic impact of all of Callon’s current hedges following the closing of the merger. Actual crude oil, natural gas, and NGL prices may differ from the combined company’s expectations and, as a result, such hedges may or may not have a negative impact on APA’s business.

Risks Relating to Callon’s Business

You should read and consider risk factors specific to Callon’s business that will also affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in Callon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 210 of this document for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to APA’s Business

You should read and consider risk factors specific to APA’s business that will also affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in APA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 210 of this document for the location of information incorporated by reference into this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this joint proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “predict,” “budget,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “continue,” “project,” “projection,” “goal,” “model,” “target,” “potential,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “are likely,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on APA’s and Callon’s current expectations and beliefs concerning future developments and their potential effect on their respective businesses.

The forward-looking statements contained in this document are largely based on APA’s and Callon’s expectations for the future, which reflect certain estimates and assumptions made by their respective managements. These estimates and assumptions reflect APA’s and Callon’s best judgment based on currently known market conditions, operating trends, and other factors. Although APA and Callon believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond APA’s and Callon’s control. As such, management’s assumptions about future events may prove to be inaccurate. For a more detailed description of the risks and uncertainties involved, see “Risk Factors” in APA’s and Callon’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other SEC filings. Except as required by law, APA and Callon do not intend to publicly update or revise any forward-looking statements as a result of new information, future events, changes in circumstances, or otherwise.

These cautionary statements qualify all forward-looking statements attributable to APA or Callon, or persons acting on either’s behalf. APA management and Callon management caution you that the forward-looking statements contained in this joint proxy statement/prospectus are not guarantees of future performance, and neither APA nor Callon can assure you that such statements will be realized or that the events and circumstances they describe will occur. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to:

•	the risk that APA or Callon stockholders may not approve the merger;

•	uncertainties as to the timing to consummate the merger, including the possibility that the merger is delayed or does not occur;

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the risk that APA or Callon may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger;

•	the risk that a condition to closing of the transaction may not be satisfied in a timely manner or at all;

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the occurrence of events that may give rise to a right of one or both of the parties to terminate the Merger Agreement, including under circumstances that might require APA or Callon to pay the other party a termination fee;

•	the uncertainty of the value of the merger consideration due to the fixed exchange ratio and potential fluctuation in the market price of APA Common Stock;

•	the risk that the businesses will not be integrated successfully;

•	the risk that the cost savings, synergies, and growth from the merger may not be fully realized or may take longer to realize than expected;

•	the diversion of management time on transaction-related issues;

•	the risks related to APA and Callon being restricted in the operation of their respective businesses while the Merger Agreement is in effect;

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negative effects of announcement of APA’s proposal to acquire Callon or the announcement of the completion of the merger on the market price of APA Common Stock, APA’s or Callon’s financial performance, and on their relationships with customers, providers, vendors, competitors, management and other employees;

•	risks related to the indebtedness APA will incur in connection with the transaction;

•	the effect of future regulatory or legislative actions on the companies or the industries in which they operate;

•	potential liability resulting from pending or future litigation;

•	changes in the general economic environment, or social or political conditions, that could affect the businesses;

•	the ability to hire and retain key personnel;

•	reliance on and integration of information technology systems;

•	the risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings;

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global and regional changes in the demand, supply, prices, differentials, or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes;

•	the volatility of oil, gas, and NGL prices;

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potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks, and the inherent uncertainties in predicting reserves and reservoir performance;

•	the uncertainties, costs, and risks involved in APA’s and Callon’s operations, including unexpected changes in costs or technical requirements for constructing, modifying, or operating E&P facilities;

•	natural disasters and public health crises;

•	risks relating to APA’s and Callon’s indebtedness;

•	risks related to APA’s and Callon’s hedging activities;

•	competition for assets, materials, people, and capital;

•	regulatory restrictions, compliance costs, and other risks relating to governmental regulation, including with respect to environmental matters;

•	the impact of political pressure and the influence of environmental groups and other stakeholders on decisions and policies related to the oil and gas industry;

•	terrorism and cyberattack risks;

•	APA’s and Callon’s limited control over third parties who operate some of their respective oil and gas properties; and

•	changes in tax, environmental, and other laws, including court rulings, applicable to APA’s and Callon’s business.

All subsequent written and oral forward-looking statements concerning APA, Callon, the merger, the combined company, or other matters and attributable to APA or Callon or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, APA and Callon assume no duty to update or revise their respective forward-looking statements based on new information, future events, or otherwise.

THE PARTIES TO THE MERGER

APA Corporation

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056

(713) 296-6000

APA is an independent energy company that explores for, develops, and produces natural gas, crude oil, and natural gas liquids in the United States, Egypt, and the United Kingdom and explores for oil and natural gas in offshore Suriname. Shares of APA Common Stock are listed and traded on the Nasdaq under the ticker symbol “APA.” Additional information about APA and its subsidiaries, including, but not limited to, information regarding its business, properties, legal proceedings, financial statements, financial condition and results of operations, market risk, executive compensation, and related party transactions is set forth in APA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and APA’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, which are each incorporated by reference into this joint proxy statement/prospectus.

For more information about APA, please visit APA’s website at www.apacorp.com. The information contained on APA’s website or accessible through it does not constitute a part of this joint proxy statement/prospectus.

Callon Petroleum Company

One Briarlake Plaza

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

(281) 589-5200

Callon has been engaged in the exploration, development, acquisition, and production of oil and natural gas properties since 1950. Callon is an independent oil and natural gas company focused on the acquisition, exploration, and sustainable development of high-quality assets in the Permian Basin in West Texas. Its activities are primarily focused on horizontal development in the Midland and Delaware Basins, both of which are part of the larger Permian Basin in West Texas. Callon’s primary operations in the Permian reflect a high-return, oil-weighted drilling inventory with multiple prospective horizontal development intervals. Shares of Callon Common Stock are listed and traded on the NYSE under the ticker symbol “CPE.” Additional information about Callon and its subsidiaries, including, but not limited to, information regarding its business, properties, legal proceedings, financial statements, financial condition and results of operations, executive compensation, and related party transactions is set forth in Callon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and Callon’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, which are each incorporated by reference into this joint proxy statement/prospectus.

For more information about Callon, please visit Callon’s website at www.callon.com. The information contained on Callon’s website or accessible through it does not constitute a part of this joint proxy statement/prospectus.

Astro Comet Merger Sub Corp.

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056

(713) 296-6000

Merger Sub is a wholly owned, direct subsidiary of APA. Merger Sub was formed by APA solely in contemplation of the merger, has not conducted any business, and has no assets, liabilities, or other obligations of any nature other than as set forth in the Merger Agreement.

THE MERGER

The following discussion contains certain information about the proposed merger. This discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A to this joint proxy statement/prospectus. You are urged to carefully read this entire joint proxy statement/prospectus, including the Merger Agreement, before making any investment or voting decision.

Transaction Structure

Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into Callon, the separate corporate existence of Merger Sub will cease, and Callon will continue as the Surviving Corporation in the merger as a wholly owned, direct subsidiary of APA.

Consideration to Callon Stockholders

At the Effective Time, by virtue of the merger and without any further action on the part of APA, Merger Sub, Callon, or any holder of capital stock thereof:

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each share of Callon Common Stock held immediately prior to the Effective Time directly by APA, Merger Sub or by Callon (collectively, the “Excluded Shares”) will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; and

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subject to the Merger Agreement, each share of Callon Common Stock issued and outstanding (other than Excluded Shares) immediately prior to the Effective Time will be converted into the right to receive, without interest, 1.0425 fully paid and nonassessable shares of APA Common Stock, with cash in lieu of fractional shares.

In addition, each outstanding Callon equity award in respect of Callon Common Stock will be treated as described in “The Merger Agreement—Treatment of Callon Long-Term Incentive Awards.”

Background of the Merger

The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Callon and APA. The following is a summary of the events leading up to the signing of the Merger Agreement and the key meetings, negotiations, discussions, and actions by and between Callon and APA and their respective advisors that preceded the public announcement of the merger. However, this summary does not purport to catalog every conversation or interaction among the representatives of APA, Callon, and other parties.

The Callon Board, in the ordinary course and consistent with its fiduciary duties, continually evaluates Callon’s operations and future business prospects with a focus on generating long-term value for its stockholders by leveraging assets to create sustainable value, extend inventory life, and grow free cash flow to reduce long-term debt and return cash to stockholders. In connection with such ongoing evaluation, the Callon Board and Callon management team also review and assess potential strategic alternatives available to Callon, including mergers and acquisitions (“M&A”) and asset acquisitions and dispositions. During the past several years, the Callon Board and Callon management team have sought to execute strategies that would improve Callon’s position as a scaled, Permian Basin-focused exploration and production (“E&P”) company. Callon’s commitment to develop over a decade of high-quality, oil-rich inventory, improve capital efficiency, and control costs permitted the Callon Board to deliberately evaluate strategic M&A opportunities that would maximize stockholder returns.

The APA Board and APA’s management periodically review the strategic direction of APA and evaluate potential opportunities to enhance shareholder value, including through potential transactions involving acquisitions and combinations. From time to time, senior executives of APA, including Mr. John J. Christmann IV, Chief Executive Officer and Director of APA, have had informal and preliminary conversations about potential strategic transaction opportunities with senior executives of other companies. APA’s senior executives have updated the APA Board regarding these interactions during regularly scheduled and special meetings of the APA Board.

On October 5, 2021, Callon announced the closing of its acquisition of leasehold interests and related oil, gas, and infrastructure assets of Primexx Energy Partners and its affiliates in the Southern Delaware Basin and a simultaneous debt-for-equity exchange, which strengthened Callon’s financial position by reducing leverage, increasing current production, and extending inventory.

In November 2021, the chief executive officer of a publicly traded E&P company with operations outside of the Permian Basin (“Company A”), approached Mr. Joseph C. Gatto, Jr., President, Chief Executive Officer, and Director of Callon, to discuss a potential merger transaction among three E&P companies, including Company A and Callon, that would result in a larger, more diversified E&P company. The chief executive officer of Company A and Mr. Gatto discussed the merits of increasing oil-rich inventory as a scaled company, but specific details of a transaction were not discussed.

Consistent with its ongoing evaluation of future business prospects, subsequent to Mr. Gatto’s meeting with Company A, the Callon Board discussed a spectrum of various alternatives for Callon’s strategy and the underlying rationale at each of its regularly scheduled meetings throughout 2022 and 2023. Following discussions at its regularly scheduled meeting in January 2022, including an update regarding Mr. Gatto’s contact with Company A, the Callon Board instructed Mr. Gatto and the Callon management team to explore all alternatives, including remaining a standalone company and engaging in additional asset acquisitions and divestitures, combining with another pure-play Permian Basin E&P company, or combining with an E&P company with diversified assets with multi-basin operations.

Throughout the first quarter of 2022 and prior to the regularly scheduled meeting of the Callon Board on March 9, 2022, Mr. Gatto continued to engage in exploratory communications with a number of E&P companies with operations in North America, including maintaining discussions with Company A regarding a potential business combination and evaluating other potential transaction opportunities.

In February 2022, Mr. Gatto also commenced discussions with a privately held pure-play Permian operator (“Company B”) regarding a potential business combination. Callon and Company B entered into a mutual confidentiality agreement that contained a customary “standstill” provision that restricted the activities of Company B, a fallaway provision and a modified “don’t ask, don’t waive” provision that did not restrict the ability of Company B to make a private proposal regarding a business combination to the Callon Board. Callon and Company B subsequently commenced the exchange of financial and operational due diligence materials. At the invitation of Company B, Callon later submitted a non-binding indication of interest.

In February 2022, at a meeting between Mr. Gatto and the chief executive officer of Company A, Company A’s chief executive officer proposed that Company A acquire Callon in an at-the-market transaction. Mr. Gatto did not respond to the proposal except to note that the next regularly scheduled Callon Board meeting was in March, and such proposal would be considered at that meeting.

Later that month, Mr. Gatto met with the chief executive officer of a publicly traded, pure-play E&P operator in the Permian Basin (“Company C”), and they engaged in high-level discussions regarding the merits of a potential combination. After initial discussions, the CEO of Company C said they could be interested in continuing discussions depending on the outcome of another strategic opportunity they were evaluating.

In early March 2022, Mr. Gatto met with the Chief Executive Officer of a publicly traded company with operations in the Permian Basin (“Company D”), and they discussed their views of the E&P industry, generally.

They also discussed the perceived merits and risks of a combination of the two companies under the prevailing market conditions as well as potential synergies that could result from a combination between the two companies based on their complementary acreage positions in parts of the Permian Basin and agreed to stay in contact.

On March 9, 2022, at a regularly scheduled meeting, the Callon Board continued discussions regarding the spectrum of alternatives for the company in the context of investor priorities for the sector. The Callon management team provided updates on their recent discussions with potential counterparties regarding strategic opportunities for Callon, including the verbal expression of interest from Company A for an at-the-market acquisition of Callon. They also discussed with the Callon Board the potential combination with Company B and the recent submission of a non-binding indication of interest for Company B. Given the preliminary nature of each of the opportunities discussed, the Callon Board instructed the Callon management team to continue its efforts and did not make any decisions regarding the relative merits and risks of any specific opportunity, other than to conclude that Company A’s proposal was not in the best interests of Callon and its stockholders given the absence of a premium and Company A’s focus entirely outside of the Permian Basin.

Over the ensuing months, Callon and Company B continued to exchange financial and technical due diligence materials, and they participated in reciprocal management presentations. In the second quarter of 2022, Company B publicly announced entry into a strategic transaction and ceased discussions with Callon in compliance with the terms of its definitive transaction agreement.

In May 2022, Mr. Gatto and Mr. Kevin Haggard, Senior Vice President and Chief Financial Officer of Callon, met with the chief executive officer and chief financial officer of Company D to discuss, among other matters, the perceived strategic rationale for a transaction between Company D and Callon based on each party’s evaluation of the other party’s publicly available information. The representatives of each of Callon and Company D agreed that there could be benefits to both companies resulting from the scaled positions in Texas basins, as well as an opportunity to deleverage the combined company’s balance sheet and improve the return of capital to stockholders. Later that month, Callon and Company D entered into a mutual confidentiality agreement with a mutual and customary “standstill” provision, including a fallaway and a modified “don’t ask, don’t waive” provision that did not restrict the ability of a party to make a private proposal regarding a business combination to the other party’s board of directors (the “Company D NDA”). Thereafter, the management teams of each of Callon and Company D exchanged detailed financial and operational due diligence materials.

On May 25, 2022, at a regularly scheduled meeting of the Callon Board, with members of the Callon management team in attendance, Mr. Gatto discussed with the Callon Board the macro industry environment and evolving investor preferences. He then provided an update to the Callon Board regarding management’s ongoing efforts in evaluating the strategic options reasonably available to Callon and provided an overview of a potential combination with Company D. After discussion, the Callon Board expressed support for continuing to evaluate a potential transaction with Company D as well as Callon’s other strategic options within the context of industry consolidation.

Throughout the ensuing months, Callon and Company D continued exchanging due diligence materials and also provided reciprocal management presentations. Throughout that time period, Mr. Gatto and Company D’s chief executive officer periodically discussed the progression of each party’s due diligence efforts and the merits and risks of a potential transaction.

At a meeting held on July 25, 2022, the Callon Board, with members of the Callon management team in attendance, invited representatives of its then-current financial advisor to present a macro overview of industry trends, investor priorities, and Callon’s financial and stock price performance. Mr. Gatto then updated the Callon Board on the progress of financial and operational due diligence on Company D, noting that Company D and Callon had jointly focused on technical due diligence matters and, with support from members of the Callon management team, discussed each company’s inventory and perceived synergies, risks, and opportunities. The financial advisor discussed in detail the current relative valuations of the two companies, perceived valuation drivers, and potential near-term catalysts for both companies. After discussion in executive session, the Callon Board expressed support for continuing to evaluate a potential transaction with Company D along with considering other strategic opportunities.

In mid-August of 2022, the chief executive officer of Company D and Mr. Gatto convened by phone to discuss the potential transaction, their respective perceptions of the market volatility affecting E&P companies generally and each of their companies specifically, and both agreed to pause discussions until later that year.

On August 24, 2022, at a regularly scheduled meeting of the Callon Board, the Callon Board discussed Callon’s performance on various financial and operational metrics. The Callon Board further discussed its near-term priorities, the E&P industry landscape, and longer-term optionality regarding strategic opportunities available to Callon. The Callon Board discussed various steps to best position Callon but did not make any decisions regarding the relative merits or risks of any strategic opportunity at that time.

Throughout the remainder of 2022 and into 2023, Mr. Gatto and members of the Callon management team continued to evaluate potential strategic transactions available to Callon, and the Callon Board received regular updates. As part of such evaluation, the Callon management team had exploratory discussions with several public and private companies from time to time which led to more advanced dialogue with select parties based on strategic and financial merits but, other than as described below, no specific transaction terms were discussed.

In September 2022, Mr. Gatto and Mr. Haggard met with their counterparts from a publicly traded E&P company with operations outside of the Permian Basin (“Company E”) to discuss the strategic merits and considerations of a potential combination. Over the ensuing weeks, Callon and Company E entered into a mutual confidentiality agreement with a mutual and customary “standstill” provision, a fallaway provision and a modified “don’t ask, don’t waive” provision that did not restrict the ability of a party to make a private proposal regarding a business combination to the other party’s board of directors, exchanged financial and technical due diligence materials, and participated in reciprocal management presentations. Throughout that time period, Mr. Gatto and the chief executive officer of Company E periodically discussed the ongoing due diligence efforts as well as the strategic merits and risks of a potential combination, including the financial strength of the combined company and optionality for capital allocation. They also discussed potential investor receptivity to a proposed multi-basin combination with the majority of operations outside of the Permian Basin.

On October 27, 2022, the Callon Board met to consider the potential transaction with Company E, with members of the Callon management team and representatives from one of Callon’s financial advisors in attendance. The Board discussed with management and its advisors the potential benefits of the transaction as well as the risks, including the lack of operational industrial logic for the potential cross-basin combination with limited opportunities for synergies. Subsequently, the parties mutually agreed to pause discussions until financial results for the year ended December 31, 2022, for each company had been announced.

In late 2022 and into 2023, as part of its ongoing assessment of strategy, Callon evaluated a series of Permian Basin asset acquisitions, as well as the potential disposition of its assets in the Eagle Ford Shale, with the objective of advancing Callon’s strategic objectives and focusing the organization entirely on the Permian Basin. Mr. Gatto and the management team periodically convened the Callon Board to discuss the asset opportunities under evaluation as well as the evolving landscape for E&P transactions.

On February 9, 2023, at a regularly scheduled meeting of the Callon Board, the management team provided updates for the Callon Board on the ongoing evaluation of Permian Basin asset acquisition opportunities, as well as the potential disposition of the Eagle Ford assets. At the invitation of the Callon Board and the management team, representatives from a financial advisor presented a broad overview of the energy landscape and offered perspectives on how certain factors, including capital allocation, inventory, and scale, had been influencing trading multiples in the sector. The advisors also discussed recent upstream transactions, investor reactions thereto, and the implications for Callon, and then reviewed potential strategic opportunities for Callon to consider. Following discussions, the Callon Board reiterated its guidance to the management team to continue exploring all alternatives for long-term shareholder value creation.

On March 21, 2023, Mr. Gatto and Company E’s chief executive officer met to renew discussions about a potential combination. Mr. Gatto emphasized the need to develop strong industrial logic for a transaction of this nature with a diversified operational profile, and he also proposed the concept of a multi-party transaction to increase the Permian weighting of the combined company. Neither party proposed any commercial terms for a potential transaction, but they agreed to maintain a dialogue.

In the spring of 2023, Mr. Gatto spoke several times with the chief executive officer of a publicly traded, pure-play E&P operator in the Permian Basin (“Company F”) to discuss the merits of a potential strategic combination.

At a regularly scheduled meeting of the Callon Board on April 26, 2023, the management team updated the Callon Board on the advancing discussions for a potential disposition of Callon’s Eagle Ford position and a contingent acquisition of a Delaware Basin asset, which transactions were intended to strengthen Callon’s financial position and support the adoption of a return of capital program. The management team also provided the Callon Board with a high-level overview of a potential corporate combination with Company F. Following discussions, the Callon Board expressed its support for management to evaluate a combination with Company F as well as other strategic opportunities.

On May 3, 2023, Callon announced its entry into two definitive agreements to acquire Delaware Basin assets from Percussion Petroleum Operating II, LLC and to divest of its non-core Eagle Ford assets to Ridgemar Energy Operating, LLC (the “Percussion-Ridgemar Transactions”). Callon also announced the initiation of a $300 million share buyback program over a two-year period, subject to the closing of the transactions.

Following the announcement of the Percussion-Ridgemar Transactions, Mr. Gatto re-engaged with the chief executive officer of Company F to discuss a potential combination of the pure-play Permian companies. Shortly thereafter, Callon and Company F entered into a mutual confidentiality agreement, which included a mutual and customary “standstill” provision, including a provision that did not restrict the ability of a party to make a private proposal regarding a business combination to the other party’s CEO or board of directors. In the months that followed, the management teams of Callon and Company F exchanged detailed financial and operational due diligence materials and participated in reciprocal management presentations. Mr. Gatto and the chief executive officer of Company F periodically discussed the ongoing due diligence efforts and potential strategic merits and risks of a combination. Mr. Gatto expressed some concern about the relative positioning of a combined company in the evolving E&P landscape. Neither party proposed formal terms for a proposed transaction.

On July 3, 2023, each of the Percussion-Ridgemar Transactions closed, which solidified Callon’s approach as a focused, scaled Permian Basin E&P company.

At a regularly scheduled meeting of the Callon Board on July 24, 2023, the Callon Board continued discussions with the management team regarding the macro industry landscape, current themes in upstream public market investments, recent transaction activity in the space, and strategic opportunities for Callon.

In the third quarter of 2023, Company F publicly announced entry into a strategic transaction and thereafter ceased discussions with Callon in compliance with the terms of its definitive transaction agreement.

On September 13, 2023, the APA Board held a regularly scheduled board meeting, which was attended by members of senior management of APA, during which the APA Board and management discussed APA’s strategy, including a review of recent merger and acquisition activity in the upstream oil and gas industry and potential acquisition or other transaction opportunities for APA. The APA Board was supportive of management continuing its review of potential transactions and directed management to keep the APA Board apprised of any material developments.

In September 2023, APA engaged Citi and WFS as financial advisors for APA, in light of their experience and qualifications, in connection with its review of a potential transaction with Callon and other strategic alternatives.

Also in September 2023, Mr. Gatto and the chief executive officer of Company A met in the ordinary course and discussed, among other matters, the ongoing M&A activity in the E&P industry, including their views on the Permian Basin.

Later that month, the chief executive officer of Company D called Mr. Gatto to discuss resuming discussions regarding a potential transaction. Mr. Gatto indicated that the market timing for a potential transaction may be more conducive than when the parties were last in discussions in August 2022, but indicated that the Callon Board was scheduled to meet in October, and he would receive guidance from the Callon Board on re-engaging at that time.

In October 2023, representatives of the Callon management team contacted Kirkland & Ellis LLP (“Kirkland”) to discuss Kirkland’s engagement in connection with a potential M&A transaction and Morgan Stanley to discuss its potential engagement as lead financial advisor in connection with Callon’s consideration of potential transactions.

On October 16, 2023, Mr. Christmann and other members of APA’s management provided an update to the APA Board during an optional board call on the work completed since the September strategy discussion, including a preliminary analysis of a potential transaction with Callon. The analysis included APA management’s views on Callon’s value, potential synergies, and the possible benefits and risks of a transaction with Callon, as well as other strategic alternatives. The APA board members present for the call expressed support for Mr. Christmann making an approach to Mr. Gatto for an introductory meeting to explore a potential transaction.

On October 17, 2023, Mr. Christmann contacted Mr. Gatto by telephone to arrange meeting over dinner to discuss a potential transaction between APA and Callon, and in a following call, Mr. Gatto agreed to meet for dinner on October 23, 2023.

On the evening of October 23, 2023, Mr. Gatto met with Mr. Christmann. During the meeting, Mr. Christmann delivered a written, non-binding proposal (the “APA October Proposal”) to Mr. Gatto specifying APA’s interest in acquiring all of the outstanding capital stock of Callon in exchange for a number of shares of APA Common Stock that would represent $42.00 per share of Callon Common Stock. The proposal package included a draft confidentiality agreement, which did not contain a standstill provision, and an approach deck that outlined the strategic merits of the proposed combination. The APA October Proposal implied a premium of 7.6% to the closing price of Callon Common Stock on October 23, 2023, and an exchange ratio of 1.020x.

On October 26, 2023, Mr. Christmann followed up with Mr. Gatto on the letter APA provided on October 23, 2023, stating that APA was ready to advance the negotiation and due diligence processes and that Mr. Christmann was available to discuss the transaction. Mr. Gatto replied, confirming receipt of the letter and that it would be reviewed with the Callon Board after further preparation.

On October 26, 2023, at a regularly scheduled meeting of the Callon Board, with members of the Callon management team and representatives from Morgan Stanley in attendance, the Callon Board considered, among other matters, the APA October Proposal. During this meeting, Ms. Michol L. Ecklund, Senior Vice President, Chief Sustainability Officer, and General Counsel of Callon, reviewed with the Callon Board its fiduciary duties in considering strategic alternatives. In addition, representatives of Morgan Stanley provided an overview of macro industry trends and then discussed with the Callon Board the APA October Proposal, relevant background information on APA and its assets and operations, and preliminary, high-level financial analyses related to the APA October Proposal. Mr. Gatto also updated the Callon Board on the status of discussions with Company D and other recent contacts. After discussion, including regarding the potential benefits of a combination with APA and its strategic logic, the Callon Board generally agreed that the Callon management team should engage with APA to exchange due diligence materials, but not in a manner preclusive of other offers.

On November 1, 2023, Callon and APA each released their respective quarterly results for the third quarter of 2023.

On November 3, 2023, Mr. Gatto called Mr. Christmann regarding the APA October Proposal to convey that the Callon Board had expressed support for evaluating a potential transaction with APA and that Callon was prepared to enter into a confidentiality agreement to facilitate financial and operational due diligence. That same day, Mr. Gatto provided to Mr. Christmann a revised version of the mutual confidentiality agreement, which included changes to several provisions and the addition of customary standstill restrictions, with a customary “fall-away” provision and a modified “don’t ask, don’t waive” that did not restrict the ability of a party to make a private proposal regarding a business combination to the other party’s chief executive officer or board of directors.

On November 4, 2023, Mr. Scott Grandt, APA’s Senior Vice President of Corporate Development, sent a request to Ms. Ecklund and Mr. Liam Kelly, Callon’s Vice President of Corporate Development and Land, for a conference call amongst APA’s and Callon’s corporate development teams to discuss due diligence. That same day, Mr. Grandt provided a revised draft of the mutual confidentiality agreement with only minor changes. On November 6, 2023, Callon and APA entered into a mutual confidentiality agreement, which included the mutual and customary “standstill,” fallaway, and modified “don’t ask, don’t waive” provisions discussed above. Thereafter, the management teams of each of Callon and APA began exchanging detailed financial and operational due diligence materials.

Also on November 6, 2023, Mr. Gatto and the chief executive officer of Company D had a call to continue their discussion from September. On that call, Company D’s chief executive officer verbally communicated a non-binding proposal to acquire all of the outstanding capital stock of Callon in exchange for Company D’s common stock at an exchange ratio that implied a premium of 12.7% to the closing price of Callon Common Stock on November 3, 2023. That same day, Company D sent a non-binding written proposal to Mr. Gatto confirming the terms discussed on the call (the “Company D Nov. 6 Proposal”).

On November 10, 2023, the Callon Board held a meeting to consider the APA October Proposal and the Company D Nov. 6 Proposal with members of the Callon management team and representatives from Kirkland and Morgan Stanley in attendance. During this meeting, Ms. Ecklund reviewed with the Callon Board its fiduciary duties in considering strategic alternatives. Representatives of Morgan Stanley then provided an update on discussions with APA, as well as the volatility in commodity prices and relative share price performances since the Callon Board’s most recent meeting in late October. They discussed the potential implications for the APA October Proposal and the market for transactions in general. They then provided a review of the Company D Nov. 6 Proposal and discussed other potential counterparties for Callon, including Company A and Company C based on their relative scale, Permian Basin acreage positions, and overall strategic alignment. After discussion, the Callon Board instructed the Callon management team, with assistance from Morgan Stanley, to continue to engage with each of APA and Company D while continuing to evaluate other strategic options and monitor the macro-level market factors.

On November 13, 2023, Mr. Gatto called Mr. Christmann to clarify the terms of the APA October Proposal in light of recent fluctuations to each of Callon’s and APA’s stock price. Mr. Christmann noted that APA’s financial and operational due diligence were ongoing and that such work streams would need to progress before APA could provide a more certain economic proposal.

The following day, on November 14, 2023, Mr. Christmann and Mr. Gatto convened by telephone to confirm the details of the exchange of financial and operational due diligence materials. Mr. Christmann also reiterated that APA expected to be in a position to provide a refined proposal after scheduling and hosting in-person due diligence meetings.

On November 16, 2023, Mr. Gatto called the chief executive officer of Company D to clarify the terms of the Company D Nov. 6 Proposal, including whether Company D had any expectations regarding governance and whether the proposal remained subject to any key due diligence matters. Company D’s chief executive officer indicated that representatives of Callon should expect to have some governance role in the combined company, but no specific terms to supplement the Company D Nov. 6 Proposal were provided. In the same discussion, the chief executive officers discussed plans for Callon and Company D to exchange updated non-public information under a confidentiality agreement.

On November 19, 2023, Company D and Callon agreed to extend the term of the Company D NDA.

On November 20, 2023, Mr. Gatto met with the chief executive officer of Company E in the ordinary course to discuss the E&P industry generally. Company E’s chief executive officer indicated that Company E intended to scale within the basins it already operated in. Neither party proposed any terms of a proposed transaction.

On November 21, 2023, Mr. Gatto met with the chief executive officer of Company A in the ordinary course. Company A’s chief executive officer gave Mr. Gatto an update on Company A’s recent acquisition activities and stated his expectation that the E&P industry would continue to consolidate at a rapid pace. Each agreed on the merits of a scaled company with a strong Permian Basin presence and an improved cost of capital. Neither party proposed any terms of a proposed transaction.

Also on November 21, 2023, Mr. Gatto and the chief executive officer of Company D convened by phone to confirm the logistics of exchanging each party’s confidential information and agree to meet at the end of November to discuss pro forma capital allocation and review.

On November 27, 2023, at the direction of the Callon management team and in accordance with the guidance of the Callon Board, representatives of Morgan Stanley separately contacted representatives of each of Company C and Company A to invite each such company to formally consider a potential strategic transaction with Callon. Following these discussions, Morgan Stanley provided each of Company C and Company A with a form confidentiality agreement.

Also on November 27, 2023, Messrs. Gatto and Christmann convened by telephone to discuss the management presentation by APA’s management team contemplated later that week. In the same discussion, Mr. Christmann noted that it was his expectation that APA could confirm a comparable exchange ratio to that set forth in the APA October Proposal based on relative trading prices at that time.

Later that day, Callon contacted RBC Capital Markets, LLC (“RBCCM”) to discuss its engagement as a financial advisor in connection with Callon’s consideration of a potential M&A transaction.

On November 29, 2023, Mr. Gatto met with the chief executive officer of Company D to discuss the strategic rationale for the transaction and key financial metrics, including free cash flow generation that would be driven in part by a reduction in pro forma drilling activity. During this call, Company D’s chief executive offer noted that Company D anticipated at least $100 million in synergies to result from a combination with Callon and that he hoped the parties could execute definitive transaction documentation by mid-December.

Also on November 29, 2023, Callon entered into a confidentiality agreement with each of Company C and Company A, both of which included a mutual and customary “standstill” provision, including a fallaway and a modified “don’t ask, don’t waive” provision that did not restrict the ability of a party to make a private proposal regarding a business combination to the other party’s board of directors. Thereafter, Callon began to exchange operational and financial due diligence information with each of Company C and Company A.

On November 30, 2023, Callon received an unsolicited draft merger agreement from representatives of Company D, including, among other terms, a condition to closing that neither Callon nor Company D would be subject to an impermissible regulatory condition relating to their respective operations. Further, the terms of the merger agreement included that the termination fees that would be payable by either party under certain circumstances be calculated to equal 4.5% of Callon’s implied equity value at the proposed exchange ratio, and each party would be required to reimburse the other party’s transaction expenses under certain circumstances in an amount equal to 1.0% of Callon’s equity value; and the combined company board would include two members from the Callon Board selected by Callon.

On December 1, 2023, members of APA’s and Callon’s management teams presented to each other a detailed discussion of their respective operations and financial condition. Representatives of the parties’ respective financial advisors were present.

On December 4, 2023, the APA Board met to discuss the proposed transaction with Callon. APA management provided an update on recent developments and presented information on potential exchange ratios and associated implied premiums. The APA Board was supportive of Mr. Christmann sending a revised offer to Callon and specifying an exact exchange ratio.

On December 4, 2023, Mr. Christmann called Mr. Gatto to convey a revised proposal specifying APA’s interest in acquiring all of the outstanding capital stock of Callon in exchange for 0.975 shares of APA Common Stock. The revised proposal implied a premium of 12.9% to the closing price of Callon Common Stock on December 1, 2023. Mr. Christmann informed Mr. Gatto that it was the view of the APA Board that such a premium was comparable to that of recent transactions in the E&P industry and noted the potential risk of market reception for greater premiums. Later that same day, APA sent a written, non-binding proposal to Callon confirming the terms discussed as well as a draft merger agreement. APA’s draft merger agreement specified, among other terms, that neither Callon nor APA would be permitted to terminate the merger agreement in order to accept a “superior proposal” unless one of the party’s stockholders had voted on and failed to approve the transaction (a “force the vote provision”); the termination fees that would be payable by either party under certain circumstances be equal to $125 million; and neither party would be obligated to reimburse the other’s expenses in the event that the transaction was not approved by such party’s stockholders.

On December 6, 2023, members of Company D’s management team and members of the Callon management team made presentations to the other party regarding such company’s operations and financial condition.

On December 8, 2023, Mr. Gatto and the chief executive officer of Company D convened via telephone to discuss the strategic logic of a potential transaction and to discuss details regarding Company D’s estimation of synergies. Company D’s chief executive officer noted the pro forma combined company would be expected to have very strong positioning with financial strength and significant technical capabilities. Mr. Gatto requested detailed support for Company D’s evaluation of potential synergies, and Company D’s chief executive officer noted he would discuss with his team.

Also on December 8, 2023, the chief executive officer of Company A called Mr. Gatto to preview that Company A intended to submit a proposal later that day specifying Company A’s interest in acquiring all of the outstanding capital stock of Callon in exchange for shares of Company A common stock, with an implied premium of up to 10%. Later that same day, Company A sent a written, non-binding proposal to Callon confirming the terms discussed.

On December 9, 2023, Mr. Gatto provided a brief update to the Callon Board regarding the status of discussions with the potential counterparties.

On December 12, 2023, Company D provided a one-page summary of its synergy analysis, which illustrated a material increase in anticipated synergies from the $100 million in anticipated synergies provided by Company D on November 29, 2023.

On December 13, 2023, Mr. Gatto and the chief executive officer of Company A convened by telephone to discuss logistics for the planned management presentations. Later that day, at the direction of the Callon management team and in accordance with the guidance of the Callon Board, representatives of Morgan Stanley spoke with Company A’s financial advisors to convey that Company A’s proposal was trailing the proposals of other interested parties and advised Company A to improve its proposal to remain competitive.

Also on December 13, 2023, Mr. Gatto and the chief executive officer of Company C met to discuss a potential transaction. Company C expressed that its priorities were focused on executing its strategic plan, but there were clear synergies in the Permian Basin so would be prepared to proceed with a no-to-low premium transaction.

On December 14, 2023, a member of Company A’s management team contacted Morgan Stanley to provide the update that Company A was no longer interested in evaluating a transaction with Callon.

Also on December 14, 2023, the Callon Board convened with members of the Callon management team to review and approve Callon’s 2024 capital budget, which reflected an improving well cost structure, shorter cycle times, and optimized capital allocation across Callon’s portfolio. Thereafter, representatives from Kirkland, Morgan Stanley, and RBCCM joined to discuss with the Callon Board, among other matters, the ongoing discussions between Callon and each potential counterparty. During this meeting, Ms. Ecklund reviewed with the Callon Board its fiduciary duties in considering strategic alternatives. Representatives of Morgan Stanley, together with Mr. Gatto, summarized discussions with each of the potential counterparties, including that Company A no longer intended to pursue a transaction with Callon and Company C would be prepared to discuss a no-to-low premium transaction. After discussion, the Callon Board instructed Morgan Stanley to (i) continue to engage with Company A and Company C, and convey they were welcome to continue to participate in discussions if they improved their respective offers, and (ii) continue to engage with each of APA and Company D, including to solicit additional back-up for Company D’s estimation of potential synergies, so as to enable the Callon Board to better compare each offer.

Also on December 14, 2023, Mr. Gatto and the chief executive officer of Company D convened by telephone and agreed to meet, together with Callon’s and Company D’s respective chairmen in attendance, to discuss synergies and the pro forma combined company’s governance and growth prospects. On behalf of Callon, Morgan Stanley contacted Company C to discuss its interest in continuing to pursue a potential transaction. Company C indicated that it did not intend to continue pursuing a transaction and would not be sending a written offer.

On December 15, 2023, Bloomberg published an article (the “Bloomberg article”) speculating that Callon was considering strategic options amid takeover interest from other E&P companies.

Also on December 15, 2023, Messrs. Gatto and Christmann convened by telephone to discuss the potential transaction, including outstanding due diligence matters, in order to refine each of Callon’s and APA’s net asset value analysis and update their respective boards. Both estimated that the financial and operational due diligence matters would be substantially complete prior to the year-end holidays. The two also decided to have their respective financial advisors connect with each other to discuss the proposed transaction.

On December 18, 2023, Mr. Gatto was contacted by the chief executive officer of a publicly-traded company (“Company G”), a peer with whom he had periodic discussions regarding macro industry and Permian Basin trends. The chief executive officer of Company G conveyed interest in discussing a potential strategic combination with Callon and proposed to engage in January to provide information on Company G’s evolving strategy and asset base.

Later that day, Mr. Gatto and Mr. Matthew R. Bob, Chairman of the Callon Board, met with their counterparts of Company D to discuss the potential transaction, including Company D’s strategy. Despite multiple requests, Company D had not yet provided support for its materially increased estimated synergies or its original estimate provided in November, and Mr. Gatto reiterated Callon’s request for such support. Company D’s chief executive officer described the technical model that Company D’s management team utilized in evaluating Callon’s assets and proposed that Callon enter into exclusivity with Company D in furtherance of reaching a definitive agreement by the beginning of the second week of January. At this meeting, the representatives of Company D indicated that a downward adjustment to the exchange ratio outlined in the Company D Nov. 6 Proposal may be warranted if the implied premium reached 20% as a result of the relative trading volatility.

On December 19, 2023, Mr. Gatto and members of the Callon management team met with representatives of each of Kirkland and Morgan Stanley to discuss process in order to deliver to the Callon Board more complete information on each of APA’s and Company D’s interest in a potential transaction with Callon. After discussion of the uncertainty associated with the Company D Nov. 6 Proposal that was presented without the benefit of updated, non-public due diligence, including the underlying market conditions that resulted in Company D’s inability to confirm its willingness to proceed with a transaction on the terms of the Company D Nov. 6 Proposal, and lack of engagement on substantive financial and operational due diligence as compared to APA, Mr. Gatto instructed the outside advisors to implement a process to better compare the terms on which each party was amenable to engage in a potential transaction.

Also on December 19, 2023, Mr. Gatto and the chief executive officer of Company D convened by phone to discuss Callon’s specific information requests in respect of Company D’s proposal, including understanding any outstanding financial or operational due diligence requests, providing meaningful support of Company D’s estimated synergies, and affirming the exchange ratio proposed in the Company D Nov. 6 Proposal, and Callon’s desire to receive responses to such requests in advance of the Callon Board meeting scheduled for December 27, 2023. Mr. Gatto also stated that Company D should expect a formal process letter from Callon’s financial advisors.

Later that same day, on behalf of Callon, Morgan Stanley issued a process letter to each of APA and Company D requesting that each such party submit a proposal on or prior to December 26, 2023, outlining the consideration, any contingencies or outstanding due diligence requests, governance expectations, and the strategic rationale for the transaction, including synergies. The process letter also requested that each party provide comments to a merger agreement to be provided by Callon in executable form.

On December 20, 2023, the chief executive officer of Company D confirmed the exchange ratio proposed in the Company D Nov. 6 Proposal but conditioned Company D’s continued participation in the process on Callon entering into exclusivity with Company D. Company D provided no additional detail regarding its outstanding due diligence requests or support for its estimated synergies, as requested by Mr. Gatto.

Also on December 20, 2023, Callon made available a draft merger agreement to each of Company D and APA, including the terms that (i) each of Callon and the other party would be permitted to terminate the merger agreement in order to accept a “superior proposal,” (ii) a to-be-determined termination fee would be payable by each of Callon and the other party under certain customary circumstances, (iii) either party could terminate the merger agreement if the transactions were not consummated within a to-be-specified number of months from the execution thereof, and (iv) governance matters would be specified at a later time in negotiations.

On December 22, 2023, the APA Board met to discuss the proposed transaction. Mr. Christmann provided the APA Board with an update on the ongoing negotiations with Callon regarding a potential transaction, including the process set up by Callon. After discussion, the APA Board authorized Mr. Christmann to offer an increased exchange ratio of 1.020 APA shares for each Callon share and the appointment of one Callon Board member to the APA Board following the closing of the transaction.

On December 26, 2023, APA provided to Callon an updated non-binding proposal specifying APA’s interest in acquiring all of the outstanding capital stock of Callon in exchange for 1.020 shares of APA Common Stock, an increase from its prior proposal, with an implied premium of 10% to the closing price of Callon Common Stock on December 22, 2023. APA’s proposal indicated that one member of the Callon Board would be appointed to the APA Board following closing, affirmed that the proposal was not subject to any additional due diligence, included a detailed strategic rationale, including approximately $50 million per year of immediately available synergies from overhead reductions and operational and financial synergies, and proposed that the parties work to announce entry into definitive transaction documentation by January 8, 2024. In furtherance of that timeline, APA provided to Callon commitment papers for a bridge facility, the proceeds of which were expected to be used to repay all of Callon’s outstanding indebtedness and, as requested by the process letter, a markup to Callon’s draft merger agreement. APA’s marked draft of the merger agreement proposed that (i) both Callon and APA would be bound by a force the vote provision, (ii) a termination fee would be payable by Callon, in an amount equal to $95 million, and by APA, in an amount equal to $115 million, in each case following termination of the merger agreement under certain circumstances, (iii) either party could terminate the merger agreement if the transactions were not consummated within a to-be-specified number of months from the execution thereof, and (iv) APA would not be obligated to make any divestitures or agree to any restrictive covenants in order to obtain applicable regulatory approvals if such action would result in a material adverse effect on the combined company, if the combined company were the size of Callon.

Also on December 26, 2023, another publicly traded company (“Company H”) reached out to Morgan Stanley to indicate that it may be interested in a low- to no-premium deal with Callon, and subsequently indicated it was not sufficiently interested and would not be submitting a proposal.

On December 27, 2023, and in response to Mr. Gatto’s request for clarification as to whether Company D intended to submit information responsive to the letter of December 19, 2023, the chief executive officer of Company D again reaffirmed the economic terms of the Company D Nov. 6 Proposal but did not respond to the formal request for additional due diligence items or comments to the draft merger agreement.

Also on December 27, 2023, the Callon Board held a meeting to consider a potential transaction, with members of the Callon management team and representatives from Kirkland, Morgan Stanley, and RBCCM in attendance. During this meeting, Ms. Ecklund reviewed with the Callon Board its fiduciary duties in considering strategic alternatives, and representatives of Morgan Stanley and RBCCM provided an update on the status of discussions with APA and Company D and presented a side-by-side comparison of the terms and status of each potential counterparty’s interest in a potential transaction with Callon. Representatives of Morgan Stanley and RBCCM presented financial analyses for Callon, APA, and Company D, and the Callon Board considered Callon’s outlook and prospects as a standalone company based on the capital budget and development plan approved by the Callon Board on December 14, 2023. Representatives of Kirkland then summarized the terms of APA’s proposed merger agreement submitted to Callon on December 26, 2023. The Callon Board discussed the potential risk-adjusted relative economic values of each of APA’s and Company D’s proposals, including on the one hand, the potential opportunity for a positive increase to the premium to Callon stockholders that may have been achieved if the Callon Board waited until Company D was able to provide additional clarity regarding the total value proposition of its proposal (and Company D ultimately completed its due diligence of Callon and decided to provide a higher valued proposal) and, on the other hand, the perceived risks that Company D’s representatives had not yet conducted sufficient financial and operational due diligence, the high likelihood that Callon and APA could execute definitive documentation as currently proposed by APA in a shorter time frame relative to the time it would take to negotiate definitive documentation with Company D given that Company D had not yet submitted comments to Callon’s form of merger agreement as previously requested, as well as the overwhelming engagement of APA and its outside financial and legal advisors to expeditiously and decisively participate in the process. With respect to each of APA’s and Company D’s operations and financial standing, the Callon Board discussed the fact that a merger with APA would result in Callon stockholders owning equity of a company with a diversified asset base with exposure to both conventional and unconventional play types, a larger market capitalization, and an investment grade credit rating, while a merger with Company D would result in Callon stockholders owning equity in a small-mid capitalization company with a less diverse asset base. The Callon Board discussed that a potential transaction with Company D may not achieve sufficient scale. In addition, the Callon Board discussed whether Company D’s materially increased anticipated synergies were supportable in light of the fact that such synergies would be meaningfully greater than the anticipated synergies in precedent transactions that Callon used for benchmarking. With respect to APA, the Callon Board discussed with its advisors the additional complexity and commodity and geopolitical risks accompanying APA’s diversified asset portfolio. Notwithstanding the additional complexity and risks, the Callon Board believed that APA’s global assets presented opportunities for free cash flow stability and future growth. In addition, the pro forma Permian Basin footprint would represent the majority of APA’s production profile and provide the opportunity for additional capital allocation to the Callon asset base over time. The Callon Board also discussed the performance history of APA’s Common Stock and trading multiples and the potential impact of a more scaled Permian Basin presence. In order to maximize the consideration reasonably available to Callon’s stockholders, the Callon Board determined that it would be prudent to remain engaged with APA, while also soliciting clarity from Company D. To that end, the Callon Board requested that Callon management provide a counterproposal to APA contemplating an exchange ratio of 1.065 shares of APA Common Stock for each share of Callon Common Stock outstanding and certain modifications to the terms of the merger agreement. The exchange ratio of 1.065 implied a premium of 16.7% to the closing price of Callon Common Stock on December 26, 2023.

Also on December 27, 2023, Mr. Gatto and the chief executive officer of Company D convened by telephone to discuss the potential transaction. Company D’s chief executive officer reiterated that Company D remained interested in pursuing a transaction. Mr. Gatto acknowledged Company D’s interest and affirmation of the terms of the Company D Nov. 6 Proposal and reiterated that Company D’s outstanding due diligence, unsupported synergies estimates, lack of financing plan, and failure to return comments to Callon’s form merger agreement were matters that would need to be expeditiously resolved.

On December 27, 2023, Mr. Christmann contacted Mr. Gatto requesting that the two discuss the proposed transaction during the following morning. On December 28, 2023, Mr. Gatto called Mr. Christmann to discuss the potential transaction. During the conversation, Mr. Gatto conveyed that the Callon Board would be willing to proceed with a transaction on the basis of an exchange ratio of 1.065 shares of APA Common Stock for each share of Callon Common Stock outstanding. Mr. Christmann indicated that such an exchange ratio was beyond what the APA Board had authorized. Mr. Gatto also acknowledged APA’s constructive comments to Callon’s proposed form of merger agreement, but noted that Callon’s proposed revisions to the merger agreement would include, among other matters, the removal of the force the vote provision. Later that same day, Mr. Christmann advised Mr. Gatto that the APA Board would meet the following morning to discuss the proposed transaction and Callon’s counteroffer on the exchange ratio. The two agreed to reconnect via telephone after the APA Board meeting.

On December 29, 2023, the APA Board met to discuss the proposed transaction with Callon, with APA management and representatives of APA’s financial advisors and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) in attendance. At this meeting, APA’s management provided an update on recent discussions with Callon, and representatives of APA’s financial advisors reviewed with the APA Board certain financial aspects and other information regarding the proposed transaction. Representatives of Wachtell Lipton advised the APA Board of their fiduciary duties relating to the proposed transaction and certain terms of the proposed merger. After discussion, the APA Board authorized Mr. Christmann to offer an increased exchange ratio of 1.0425.

Also on December 29, 2023, Mr. Christmann called Mr. Gatto to update him on the APA Board’s discussions regarding the proposed transaction, including that APA would be willing to proceed on the basis of an exchange ratio of 1.0425 shares of APA Common Stock for each share of Callon Common Stock outstanding, which implied a premium of approximately 13.7% to the closing price of Callon Common Stock on December 28, 2023, based on the closing price of APA Common Stock on December 28, 2023. Further, Mr. Christmann indicated that the increased exchange ratio was APA’s best and final offer and that APA expected to be in a position to execute definitive documentation on January 4, 2024. Following the telephone call, Mr. Christmann confirmed APA’s updated proposal in a letter to Mr. Gatto. That same day, representatives of Kirkland communicated key issues in the merger agreement to representatives of Wachtell Lipton, including, among other matters, Callon’s intention to remove the force the vote provision.

Also on December 29, 2023, the chief executive officer of Company D called Mr. Gatto to inform him that Company D was considering submission of a formal response to Callon’s letter of December 19, 2023, by January 2, 2024. Company D’s chief executive officer indicated that Company D would need additional time to conduct due diligence, including in respect of financial and legal due diligence matters, and expected to be in a position to execute definitive documentation no earlier than January 15, 2024, with the ability to provide slightly more detailed, but not granular, synergies support.

In advance of the meeting of the Callon Board on December 30, 2023, each of Mr. Gatto and representatives of Morgan Stanley had previously confirmed Company G would not be in a position to discuss a potential transaction until January 2024, Company H did not intend to pursue a proposal, and Company C declined to participate in further discussions.

On December 30, 2023, the Callon Board held a meeting to consider a potential transaction, with members of the Callon management team and representatives from Kirkland, Morgan Stanley, and RBCCM in attendance. During this meeting, Ms. Ecklund reviewed with the Callon Board its fiduciary duties in considering strategic alternatives, and representatives of Morgan Stanley provided an update on the status of discussions with each of APA and Company D. The Callon Board again discussed with its advisors the potential risk-adjusted relative economic values of each of APA’s and Company D’s proposals, including the factors discussed during the December 27th Callon Board meeting, as well as the fact that APA appeared ready to imminently sign a merger agreement offering a market premium while Company D was not providing a similar level of assurance. After discussion, the Callon Board instructed Kirkland to proceed with negotiating the terms of the Merger Agreement, on the basis discussed at the prior meeting of the Callon Board, with APA.

Also on December 30, 2023, Kirkland sent a revised draft of the merger agreement to Wachtell Lipton. The revised draft of the merger agreement included, among other terms, that (i) no force the vote provision would apply to either of Callon or APA, (ii) a termination fee would be payable by each of Callon, in an amount equal to $75 million, and APA, in an amount equal to $170 million, under certain circumstances, and (iii) either party could terminate the merger agreement if the transactions were not consummated within a to-be-specified number of months from the execution thereof.

On December 31, 2023, Wachtell Lipton sent a revised draft of the merger agreement to Kirkland. The revised draft of the merger agreement included, among other terms, that (i) each of APA and Callon would be subject to a force the vote provision, (ii) the termination fee that would be payable by Callon would be equal to $85 million under certain circumstances (and accepted that the termination fee payable by APA would be $170 million), and (iii) either party could terminate the merger agreement if the transactions were not consummated within 12 months from the execution thereof, subject to a six month extension if all conditions other than antitrust review had been satisfied.

Throughout the days of January 1, 2024, and January 2, 2024, certain members of Callon’s and APA’s management teams discussed the various open issues in the merger agreement and facilitated the exchange of information relating to operational and financial support. On a call between Mr. Kelly and Mr. Grandt, Mr. Grandt noted that APA would be willing to agree to remove the force the vote provision in the interest of seeking resolution on the remaining outstanding matters.

Also on January 1, 2024, Kirkland sent a revised draft of the merger agreement to Wachtell Lipton. The revised draft of the merger agreement included, among other terms, that (i) neither Callon nor APA would be subject to a force the vote provision and (ii) either party could terminate the merger agreement if the transactions were not consummated within nine months from the execution thereof, subject to a three-month extension if all conditions other than competition law approvals had been satisfied.

On January 2, 2024, the Callon Board held a meeting to consider a potential transaction, with members of the Callon management team and representatives from Kirkland, Morgan Stanley, and RBCCM in attendance. During this meeting, Ms. Ecklund reviewed with the Callon Board its fiduciary duties in considering strategic alternatives, and representatives of Morgan Stanley provided their preliminary pro forma financial analyses related to a potential business combination with APA, including the key financial metrics of net asset value, selected trading comparables, and weighted-average cost of capital. Representatives of Kirkland reviewed the material terms of the merger agreement, including that the parties had agreed on termination fees payable by Callon and APA in the amounts of $85 million and $170 million, respectively, so long as APA agreed to the removal of the force the vote provision. The Callon Board asked its advisors to confirm whether Company D had submitted any additional information or otherwise initiated contact. After confirming that Company D had not done either, the Callon Board discussed the procedure to reach definitive documentation and announce a transaction with APA prior to markets opening on January 4, 2024, should the Callon Board approve the potential transaction the following day.

Also on January 2, 2024, and following the meeting of the Callon Board, Company D submitted a revised proposal affirming the exchange ratio set forth in the Company D Nov. 6 Proposal and specifying, among other matters, that (i) Company D proposed to pay any cash required to consummate the potential transaction out of cash on hand and undrawn capacity on its revolver, (ii) Callon would appoint two members of the Callon Board to the board of directors of Company D after closing, (iii) additional due diligence would be required to refine synergies and financial attributes of the combined company, and (iv) Company D would be prepared to execute definitive transaction documentation in two weeks. The proposal also noted the need for further discussions regarding the public communication of the merits of the transaction, including synergies and pro forma guidance related to an operational plan that contemplated reduced overall drilling activity.

Also on January 2, 2024, the APA Board met to discuss the proposed transaction with Callon, with APA management and representatives of APA’s financial advisors and Wachtell Lipton in attendance. APA management provided an update on recent developments regarding the proposed transaction and the ongoing negotiations with Callon. Representatives of APA’s financial advisors provided the APA Board with certain financial analyses relating to the proposed transaction. Representatives of Wachtell Lipton advised the APA Board on certain provisions in the merger agreement and the status of negotiations with Callon with respect to such provisions. The APA Board was supportive of finalizing the terms of the merger with Callon and proceeding with entering into a definitive agreement, subject to APA management’s ongoing negotiations to finalize the terms of the draft merger agreement.

Also on January 2, 2024, Wachtell Lipton sent a revised draft of the merger agreement to Kirkland. The revised draft of the merger agreement included, among other terms, (i) agreement that neither Callon nor APA would be subject to a force the vote provision and (ii) that either party could terminate the merger agreement if the transactions were not consummated within nine months from the execution thereof, subject to two automatic, three-month extensions if all conditions other than antitrust review had been satisfied.

On January 3, 2024, Wachtell Lipton and Kirkland exchanged revised drafts of the merger agreement. The revised draft of the merger agreement included, among other terms, agreement that either party could terminate the merger agreement if the transactions were not consummated within nine months from the execution thereof, subject to one automatic, three-month extension and an additional three-month extension upon mutual agreement of the parties, in either such extension, if all conditions other than antitrust review had been satisfied.

On January 3, 2024, the Callon Board held a meeting to consider a potential transaction with members of the Callon management team and representatives from Kirkland, Morgan Stanley, and RBCCM in attendance. During this meeting, Ms. Ecklund reviewed with the Callon Board its fiduciary duties in considering strategic alternatives. Mr. Gatto reviewed with the Callon Board the terms of Company D’s proposal received the prior evening with assistance from each of Kirkland and Morgan Stanley. Representatives of Kirkland then summarized the changes to the terms of the draft merger agreement with APA from those reviewed with the Callon Board on January 2, 2024. Representatives of Morgan Stanley then reviewed its financial analysis of the exchange ratio. The Callon Board resumed its discussion regarding the potential risk-adjusted relative economic values of each of APA’s and Company D’s proposals, including on the one hand, the potential opportunity for a positive increase to the premium to Callon stockholders that could be sought relative to APA offer if the Callon Board continued to wait until Company D was able to refine its analysis and provide a more definitive view of the complete value proposition of the offer, and, on the other hand, the potential market reaction to announcement of a transaction with Company D as compared to one with APA, the perceived risk that APA may withdraw its interest and whose proposal had tangible synergies and certainty of execution, among other positive factors that would be expected to be catalysts for future value creation. In this regard, the Callon Board also believed that the quality of the synergy analysis was an important consideration in analyzing the proposals by APA and Company D. Morgan Stanley then delivered its oral opinion to the Callon Board, which opinion was subsequently confirmed in a written opinion dated January 3, 2024, that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Callon Common Stock (other than APA, Merger Sub and their respective affiliates). The opinion of Morgan Stanley is further discussed in the section entitled “—Opinion of Morgan Stanley, Callon’s Financial Advisor.” After discussion, the Callon Board unanimously determined that the Merger Agreement, the merger, and the other transactions contemplated by the Merger Agreement to be in the best interests of, and are advisable to, Callon and the holders of Callon Common Stock, approved and declared advisable the Merger Agreement, the merger, and the other transactions contemplated by the Merger Agreement, and resolved to recommend that the holders of Callon Common Stock adopt and approve the Merger Agreement, the merger, and the other transactions contemplated by the Merger Agreement.

On the evening of January 3, 2024, the APA Board convened a special meeting, which was attended by representatives of Citi, WFS, Wachtell Lipton, and members of APA’s senior management. Mr. Christmann provided an update on discussions with Callon and the proposed terms of the merger. During the meeting, representatives from Citi and WFS each reviewed with the APA Board their financial analyses summarized below under “—Opinion of Citi, APA’s Financial Advisor” and “—Opinion of WFS, APA’s Financial Advisor,” respectively, and each rendered to the APA Board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated January 3, 2024, copies of which are attached to this joint proxy statement/prospectus as Annex B and Annex C, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth in each written opinion, the exchange ratio pursuant to the Merger Agreement was fair from a financial point of view to APA. During the meeting, representatives from Wachtell Lipton reviewed with the APA Board its fiduciary duties and materials summarizing the proposed terms of the Merger Agreement, which had previously been provided to the APA Board. Following discussion, and after carefully considering the proposed terms of the transaction with Callon, and taking into consideration the matters discussed during that meeting and prior meetings of the APA Board and the factors described below under “—Recommendation of the APA Board and Its Reasons for the Merger,” the APA Board unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of shares of APA Common Stock in connection with the merger, are fair to, and in the best interests of, APA stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of shares of APA Common Stock in connection with the merger, and (iii) resolved to recommend that APA stockholders approve the issuance of shares of APA Common Stock in connection with the merger.

That same day, representatives of each of Kirkland and Wachtell Lipton finalized the Merger Agreement and disclosure schedules. That night, the parties executed the Merger Agreement and, prior to markets opening on January 4, 2024, issued a joint press release announcing the transaction.

Recommendation of the APA Board and Its Reasons for the Merger

This section summarizes the principal potential strategic and financial benefits that APA expects to realize in the merger. For a discussion of various factors that could prevent or limit the parties from realizing some or all of these benefits, see “Risk Factors” beginning on page 27. In evaluating the merger, the APA Board consulted with APA’s management, as well as APA’s legal and financial advisors, and, in reaching its conclusion, considered a variety of factors, including:

•

the APA Board’s knowledge of APA’s business, operations, financial condition, earnings, and prospects and of Callon’s business, operations, financial condition, earnings, and prospects, taking into account the results of APA’s due diligence review of Callon;

•

the fact that the acquisition will increase APA’s footprint in the Permian Basin by approximately 145,000 net acres, including nearly 120,000 additional net acres in the Delaware Basin, and will increase APA’s oil-prone acreage in the combined Midland and Delaware Basins by more than fifty percent (50%);

•	the APA Board’s belief that Callon’s portfolio of assets in the Permian Basin will be highly complementary to APA’s existing assets in the Permian Basin;

•	the APA Board’s belief that the combination of the asset bases of Callon and APA will create a short-cycle asset base with strong free cash flow and ability to grow oil and gas production;

•	the APA Board’s belief that the acquisition presents APA with the opportunity to:

•	increase the scale and diversification of APA’s portfolio of assets;

•	generate significant free cash flow;

•	be accretive to financial metrics on a per share basis;

•	maintain a strong balance sheet; and

•	create long-term value to stockholders;

•	the APA Board’s belief that the merger will deliver on key strategic objectives that APA has been seeking to achieve, including:

•	maintaining and growing a diversified portfolio comprised of large-scale core areas of operation as well as medium and longer-term exploration development opportunities;

•	acquiring inventory that is expected to attract capital;

•	strengthening APA’s balance sheet while maintaining investment-grade metrics; and

•	maintaining its existing commitment to returning cash to stockholders through enhanced free cash flow-generating capabilities;

•	APA’s management team’s recommendation of the merger;

•	the APA Board’s evaluation of the Exchange Ratio relative to the intrinsic value of shares of APA Common Stock and of Callon Common Stock over various periods;

•

the expected opportunity to create synergies of at least $150 million per year by capturing savings in general and administrative expenses, costs of capital, drilling and completion costs, operating costs, and supply chain synergies;

•

the fact that the Exchange Ratio is fixed, and thus the number of APA shares to be issued will not fluctuate in the event that the market price of Callon Common Stock increases relative to the market price of APA Common Stock between the date of the Merger Agreement and the closing of the merger;

•	the likelihood that APA and Callon will complete the merger on a timely basis, including the likelihood that both parties will satisfy all conditions with respect to the consummation of the merger;

•

the fact that upon termination of the Merger Agreement in certain circumstances, Callon would be required to pay to APA a termination fee of $85 million or an expense reimbursement of up to $24 million that would help offset some of the costs of the transaction;

•

the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties, and covenants and the circumstances under which each party may terminate the Merger Agreement, including the fact that these provisions are generally reciprocal;

•	the requirement that APA’s stockholders approve the Stock Issuance Proposal as a condition and in connection with the merger;

•

the APA Board’s belief that the addition of the Callon-nominated director to the APA Board in connection with the merger will add further valuable expertise and experience and in-depth familiarity with Callon to the APA Board;

•

the APA Board’s consideration of certain other factors, including historical information concerning APA’s and Callon’s respective businesses, financial conditions, results of operations, earnings, trading prices, management, competitive positions, and prospects on a projected combined basis and the current and prospective business environment in which APA and Callon operate, including commodity price levels and volatility, economic conditions, the competitive and regulatory environment, and the likely effect of these factors on APA;

•

the financial analyses reviewed and discussed with the APA Board by representatives of Citi as well as the oral opinion of Citi rendered to the APA Board on January 3, 2024 (which was subsequently confirmed in writing by delivery of Citi’s written opinion dated the same date), as to, as of January 3, 2024, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Citi as set forth in its written opinion, the fairness, from a financial point of view, to APA of the Exchange Ratio in the merger pursuant to the Merger Agreement; and

•

the financial analyses reviewed and discussed with the APA Board by representatives of WFS as well as the oral opinion of WFS rendered to the APA Board on January 3, 2024 (which was subsequently confirmed in writing by delivery of WFS’s written opinion dated the same date), as to, as of January 3, 2024, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by WFS as set forth in its written opinion, the fairness, from a financial point of view, to APA of the Exchange Ratio in the merger pursuant to the Merger Agreement.

The APA Board also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including:

•

the fact that completion of the merger is subject to certain conditions, including expiration or termination of the waiting period under the HSR Act, and the risk that such conditions may not be satisfied on acceptable terms or at all;

•

the possibility that the merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of APA and Callon, which could result in significant costs and disruption to APA’s normal business;

•

the potential for diversion of management and employee attention during the period prior to completion of the merger and the potential effect of the merger on APA’s business and relations with customers, suppliers, and regulators;

•	the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of APA and Callon and the transaction expenses arising from the merger;

•

the risks inherent in integrating the operations of Callon with APA, including the risk of not capturing all of the anticipated synergies and the risk that other anticipated benefits might not be realized;

•

the ability of the Callon Board to effect a change of recommendation in connection with a superior proposal or intervening event and the ability of Callon to terminate the Merger Agreement to accept a superior proposal, in each case, subject to certain conditions;

•	the fact that the Merger Agreement provides that, in certain circumstances, APA could be required to pay a termination fee of $170 million or expense reimbursement of up to $48 million to Callon; and

•	the restrictions on the conduct of APA’s business during the period between the signing of the Merger Agreement and completion of the merger.

The foregoing discussion of the information and factors considered by the APA Board is not exhaustive. In view of the APA Board’s consideration of a wide variety of factors in connection with its evaluation of the Merger Agreement and the transactions contemplated thereby, including the merger, and the complexity of these matters, the APA Board did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The actual benefits from the merger could be different from the foregoing estimates and those differences could be material. Accordingly, there can be no assurance that any of the potential benefits described above or included in the factors considered by the APA Board will be realized. See “Risk Factors” beginning on page 27.

The foregoing discussion of the information and factors considered by the APA Board is forward-looking in nature and should be read in light of the factors described in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 39.

Opinion of Citi, APA’s Financial Advisor

APA engaged Citi as its financial advisor in connection with the proposed merger. On January 3, 2024, Citi rendered its oral opinion to the APA Board (which was subsequently confirmed in writing by delivery of Citi’s written opinion addressed to the APA Board dated the same date) as to the fairness, from a financial point of view and as of the date of the opinion, to APA of the Exchange Ratio provided for pursuant to the Merger Agreement.

The full text of Citi’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus. The description of Citi’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Citi’s opinion was directed to the APA Board, in its capacity as such, and addressed only the fairness from a financial point of view to APA of the Exchange Ratio in the merger pursuant to the Merger Agreement as of the date of such opinion. Citi’s opinion did not address any other terms, aspects, or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of APA to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for APA, or the effect of any other transaction which APA might engage in or consider. Citi’s opinion did not in any manner address the price at which APA Common Stock would trade following the consummation of the merger or at any time. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the APA Board or any securityholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi, among other things:

•	reviewed a draft dated January 3, 2024, of the Merger Agreement;

•

held discussions with certain senior officers, directors, and other representatives and advisors of APA and certain senior officers and other representatives and advisors of Callon concerning the businesses, operations, and prospects of APA and Callon;

•

examined certain publicly available business and financial information relating to Callon and APA, including certain research analyst estimates (referred to in this section as the “Street Estimates”) relating to Callon and APA that Citi had been directed by the management of APA to use for purposes of its analyses;

•

reviewed certain other financial forecasts and information and data relating to Callon (referred to in this section as the “Callon Projections”) and APA (referred to in this section as the “APA Projections”), which were provided to or discussed with Citi by the management of APA;

•

reviewed certain information provided to or discussed with Citi by the management of APA relating to the potential strategic implications and operational benefits (including the amount, timing, and achievability thereof) anticipated by the management of APA to result from the merger;

•

reviewed the financial terms of the merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Callon Common Stock and the APA Common Stock; the historical and projected earnings and other operating data of Callon and APA; and the capitalization and financial condition of Callon and APA;

•

considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger and analyzed certain financial, stock market, and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Callon and APA;

•	evaluated certain potential pro forma financial effects of the merger on APA; and

•	conducted such other analyses and examinations and considered such other information and financial, economic, and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of APA that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citi. With respect to the Callon Projections, the APA Projections, and the other financial information and data relating to Callon, APA, and the merger provided to or otherwise reviewed by or discussed with Citi, Citi had been advised by the management of APA that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of APA as to the future financial performance of Callon and APA (as the case may be), the potential strategic implications and operational benefits (including the amount, timing, and achievability thereof) anticipated to result from the merger, and the other matters covered thereby. With respect to the Street Estimates, Citi had assumed, with the consent of the APA Board, that such estimates and assumptions were also a reasonable basis upon which to evaluate the merger. Citi expressed no view or opinion with respect to any financial forecasts and other information or data used in its analyses (or the underlying assumptions upon which any such financial forecasts and other information or data are based) and Citi assumed, with the consent of the APA Board, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the merger, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected.

Citi relied, at APA’s direction, upon the assessments of the management of APA as to, among other things, (i) the oil, natural gas, and natural gas liquids reserves, reservoir characteristics, undeveloped well inventory, drilling and well development, gathering and transportation, refining, and other exploration, development, and production activities, as applicable, of Callon and APA, including related costs and expenditures and capital funding requirements, (ii) the potential impact on Callon and APA of macroeconomic, geopolitical, market, competitive, seasonal, and other conditions, trends, and developments in and prospects for, and governmental, regulatory, and legislative matters relating to or otherwise affecting, the oil, natural gas, and natural gas liquids industry, including with respect to the geographic regions and basins in which Callon and APA operate, environmental regulations, and commodity pricing and supply and demand for oil, natural gas, natural gas liquids, and refined energy and petrochemical products, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi’s analyses or opinion, (iii) existing and future agreements and other arrangements involving, and the ability to attract, retain, and/or replace, key employees, customers, service providers, and other commercial relationships of Callon and APA, and (iv) the ability to integrate the operations of Callon with those of APA and to realize the potential strategic implications and financial and operational benefits as contemplated. Citi assumed, with APA’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on Callon, APA, or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion.

Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet, or otherwise) of Callon, APA, or any other entity nor had Citi made any physical inspection of the properties or assets of Callon, APA, or any other entity. Citi expressed no view or opinion as to reserve quantities, or the exploration, development, or production (including, without limitation, as to the feasibility or timing thereof and associated expenditures), of any properties of Callon, APA, or any other entity. Citi did not evaluate the solvency or fair value of Callon, APA, or any other entity under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. Citi also expressed no view or opinion as to any actual or potential litigation, claims, or governmental, regulatory, or other proceedings, enforcement actions, consent, or other orders or investigations or the potential impact thereof on Callon, APA, or any other entity.

Citi assumed, with APA’s consent, that the merger would be consummated in accordance with its terms, without waiver, modification, or amendment of any material term, condition, or agreement and that, in the course of obtaining the necessary regulatory or third-party approvals, consents, and releases for the merger, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Callon, APA, or the contemplated benefits of the merger. Representatives of APA advised Citi, and Citi further assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi also assumed, with APA’s consent, that the merger would be treated as a tax-free reorganization for federal income tax purposes. Citi’s opinion relates to the relative values of Callon and APA. Citi did not express any opinion as to what the value of APA Common Stock actually would be when issued pursuant to the merger or the price at which APA Common Stock would trade at any time. Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal, or similar matters, including, without limitation, as to tax or other consequences of the merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations, and governmental and legislative policies affecting Callon, APA, or the merger (including the contemplated benefits thereof), and Citi relied, with APA’s consent, upon the assessments of representatives of APA as to such matters. Citi’s opinion does not address the underlying business decision of APA to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for APA, or the effect of any other transaction in which APA might engage. Citi expressed no view as to, and Citi’s opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors, or employees of any parties to the merger, or any class of such persons, relative to the Exchange Ratio. Citi’s opinion is necessarily based upon information available to Citi, and financial, stock market, and other conditions and circumstances existing, as of the date of its opinion. Citi did not undertake, and is under no obligation, to update, revise, reaffirm, or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Citi’s attention after the date of its opinion. The issuance of Citi’s opinion was authorized by an opinion committee of Citi.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered business, economic, industry, and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business, or transaction used in Citi’s analyses for comparative purposes is identical to APA, Callon, or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness to APA from a financial point of view of the Exchange Ratio in the merger, Citi did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Citi’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses, or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond APA’s control and the control of Citi. Much of the information used in, and accordingly the results of, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was selected by APA to act as its financial advisor based on Citi’s qualifications, experience, and reputation. Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the merger or opine that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. The type and amount of consideration payable in the merger were determined through negotiations between APA and Callon and the decision of APA to enter into the Merger Agreement was solely that of the APA Board.

Citi’s opinion to the APA Board was one of many factors taken into consideration by the APA Board in deciding to consider, approve, and declare the advisability of the Merger Agreement and the transactions contemplated thereby and to recommend the approval of the Stock Issuance Proposal by the holders of APA Common Stock. Consequently, the analyses described above should not be viewed as determinative of the opinion of the APA Board with respect to the Exchange Ratio pursuant to the Merger Agreement or of whether the APA Board or management would have been willing to agree to a different exchange ratio.

Summary of Financial Analyses of Citi

The following is a summary of the material financial analyses performed by Citi in connection with its oral opinion and the preparation of its written opinion to the APA Board, both provided as of January 3, 2024. The following summary is not a complete description of the financial analyses performed and factors considered by Citi in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 3, 2024. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Citi, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Citi’s opinion. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.

In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, except as otherwise noted, Citi divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Callon from such analyses by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for APA from such analyses in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges. For its analyses, Citi utilized and relied upon the number of issued and outstanding shares of Callon and APA provided or approved by the management of APA.

Net Asset Value Analysis

Citi performed a separate net asset value analysis for each of APA and Callon by calculating the estimated net present value, as of September 30, 2023, of the projected unlevered, after-tax free cash flows of each of APA and Callon after September 30, 2023, based on the APA Projections and the Callon Projections, which reflected APA management’s estimates of oil and gas reserves and resources.

APA – Net Asset Value Analysis. With respect to APA, Citi applied discount rates of 8.9% to 9.6%, representing the range of discount rates for APA selected by Citi based on APA’s weighted average cost of capital. Citi deducted from the resulting net present value calculation the net debt of APA as of September 30, 2023, and made certain other adjustments to account for, among other things, certain liabilities and other items not reflected in net debt, cash taxes, and equity investments, each as provided by APA management, to derive an implied equity value range. This analysis indicated an approximate implied per share equity value reference range for APA of $36.40 to $39.10.

Callon – Net Asset Value Analysis. With respect to Callon, Citi applied discount rates of 9.4% to 10.3%, representing the range of discount rates for Callon selected by Citi based on Callon’s weighted average cost of capital. Citi also estimated the present value, based on the discount rates noted above, of the synergies anticipated by APA management to result from the merger. Citi deducted from the resulting net present value calculation the net debt of Callon as of September 30, 2023, and made certain other adjustments to account for, among other things, certain liabilities and other items not reflected in net debt and cash taxes, each as provided by APA management, to derive an implied equity value range. This analysis indicated approximate implied per share equity value reference ranges for Callon of $37.05 to $40.45 (without synergies) and $44.05 to $47.65 (including synergies).

The net asset value analysis indicated the following implied exchange ratio reference ranges of (x) 0.948 to 1.111 shares of APA Common Stock for each share of Callon Common Stock (without synergies) and (y) 1.127 to 1.309 shares of APA Common Stock for each share of Callon Common Stock (including synergies), as compared to the Exchange Ratio in the merger of 1.0425 shares of APA Common Stock for each share of Callon Common Stock.

Discounted Cash Flow Analysis

Citi performed a separate discounted cash flow analysis for each of APA and Callon as described below.

APA – Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis of APA by calculating the estimated present value (as of September 30, 2023) of the standalone unlevered free cash flows that APA was forecasted to generate for the quarter ended December 31, 2023, and during the fiscal years ending December 31, 2024, through December 31, 2028, based on the APA Projections. Citi calculated an implied terminal value range for APA by applying to APA’s fiscal year 2028 estimated EBITDA (based on the APA Projections) a selected range of EBITDA multiples of 3.6x to 4.3x. The present values (as of September 30, 2023) of the cash flows and terminal values were then calculated using a selected range of discount rates of 8.9% to 9.6%. This analysis indicated an approximate implied per share equity value reference range for APA of $33.25 to $40.70.

Callon – Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis of Callon by calculating the estimated present value (as of September 30, 2023) of the standalone unlevered free cash flows that Callon was forecasted to generate for the quarter ended December 31, 2023, and during the fiscal years ending December 31, 2024, through December 31, 2028, based on the Callon Projections. Citi also estimated the present value of the synergies anticipated by APA management to result from the merger. Citi calculated an implied terminal value range for Callon by applying to Callon’s fiscal year 2028 estimated EBITDA (based on the Callon Projections) a selected range of EBITDA multiples of 2.8x to 3.7x. The present values (as of September 30, 2023) of the cash flows and terminal values were then calculated using a selected range of discount rates of 9.4% to 10.3%. This analysis indicated approximate implied per share equity value reference ranges for Callon of $31.00 to $40.70 (without synergies) and $35.40 to $45.60 (including synergies).

The discounted cash flow analysis indicated the following implied exchange ratio reference ranges of (x) 0.762 to 1.224 shares of APA Common Stock for each share of Callon Common Stock (without synergies) and (y) 0.971 to 1.510 shares of APA Common Stock for each share of Callon Common Stock (including synergies), as compared to the Exchange Ratio in the merger of 1.0425 shares of APA Common Stock for each share of Callon Common Stock.

Selected Public Company Analysis

Citi performed separate selected public companies analyses of APA and Callon in which Citi reviewed certain financial and stock market information relating to APA, Callon, and the selected publicly traded companies listed below.

APA – Selected Public Company Analysis. In its selected public companies analysis of APA, Citi reviewed certain financial and stock market information relating to APA and the following three (3) selected publicly traded oil and gas exploration and production companies, with operations in the same or similar basins in which APA operates, that Citi considered generally relevant for purposes of analysis (collectively referred to as the “APA selected companies”):

Selected Companies
Devon Energy Corporation
Marathon Oil Corporation
Ovintiv Inc.

Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on January 3, 2024, plus total debt and non-controlling interests (as applicable) and less cash, cash equivalents, and investments in unconsolidated affiliates, as a multiple of calendar year 2024 estimated adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and exploration expenses). Financial data of the APA selected companies were based on publicly available Wall Street research analysts’ estimates. For purposes of Citi’s analyses, in deriving ranges of implied values for APA, Citi used the estimates for APA reflected in the APA Projections, as well as the Street Estimates.

The overall low to high, median, and 25th and 75th percentiles of calendar year 2024 estimated adjusted EBITDA multiples for the APA selected companies were: low of 3.8x to high of 4.5x (with a median of 4.0x) and 25th and 75th percentiles of 3.9x and 4.2x, respectively.

Citi noted that, based on market data as of January 3, 2024, the calendar year 2024 estimated adjusted EBITDA multiple observed for APA was 3.1x (based on Street Estimates). Citi then applied selected ranges of calendar year 2024 estimated adjusted EBITDA multiples of 3.1x to 4.0x to APA’s calendar year 2024 estimated adjusted EBITDA (based on the APA Projections and the Street Estimates). This analysis indicated approximate implied per share equity value reference ranges for APA of $30.05 to $42.80 (APA Projections) and $36.75 to $51.20 (Street Estimates).

Callon – Selected Public Company Analysis. In its selected public companies analysis of Callon, Citi reviewed certain financial and stock market information relating to Callon and the following seven (7) selected publicly traded oil and gas exploration and production companies, with operations in the same or similar basins in which Callon operates, that Citi considered generally relevant for purposes of analysis (collectively referred to as the “Callon selected companies”):

Selected Companies
Permian Resources Corp.
Civitas Resources, Inc.
Matador Resources Company
Chord Energy Corp.
SM Energy Company
Magnolia Oil & Gas Corp.
Vital Energy, Inc.

Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on January 3, 2024, plus total debt and non-controlling interests (as applicable) and less cash, cash equivalents, and investments in unconsolidated affiliates, as a multiple of calendar year 2024 estimated adjusted EBITDA. Financial data of the Callon selected companies were based on publicly available Wall Street research analysts’ estimates. For purposes of Citi’s analyses, in deriving ranges of implied values for Callon, Citi used the estimates for Callon reflected in the Callon Projections, as well as the Street Estimates.

The overall low to high, median and 25th and 75th percentiles of calendar year 2024 estimated adjusted EBITDA multiples for the Callon selected companies were: low of 2.7x to high of 4.6x (with a median of 3.6x) and 25th and 75th percentiles of 3.0x and 3.9x, respectively.

Citi noted that, based on market data as of January 3, 2024, the calendar year 2024 estimated adjusted EBITDA multiple observed for Callon was 3.1x (based on Street Estimates). Citi then applied selected ranges of calendar year 2024 estimated adjusted EBITDA multiples of 2.7x to 3.6x to Callon’s calendar year 2024 estimated adjusted EBITDA (based on the Callon Projections and the Street Estimates). This analysis indicated approximate implied per share equity value reference ranges for Callon of $21.60 to $37.45 (Callon Projections) and $25.90 to $43.05 (Street Estimates).

The selected companies analysis indicated the following implied exchange ratio reference ranges of (x) 0.505 to 1.246 shares of APA Common Stock for each share of Callon Common Stock (based on the APA Projections and Callon Projections) and (y) 0.506 to 1.171 shares of APA Common Stock for each share of Callon Common Stock (based on Street Estimates), as compared to the Exchange Ratio in the merger of 1.0425 shares of APA Common Stock for each share of Callon Common Stock.

Selected Precedent Transactions Analysis

Citi performed for Callon a selected precedent transactions analysis, which is designed to derive an implied value of a company based on publicly available financial terms for selected transactions. In connection with its analysis, Citi reviewed publicly available statistics for certain transactions involving exploration and production targets in 2022 and 2023.

The financial data reviewed included the implied transaction value as a multiple of EBITDA for the next twelve months following announcement of the transaction, or Forward EBITDA.

Date Announced	Target	Acquiror
10/04/23	Selected Assets of Vencer Energy, LLC	Civitas Resources, Inc.
08/21/23	Earthstone Energy, Inc.	Permian Resources Corp.
06/20/23	Selected Assets of Tap Rock Resources	Civitas Resources, Inc.
06/15/23	Novo Oil & Gas Holdings	Earthstone Energy, Inc. / Northern Oil and Gas, Inc.
01/24/23	Advance Energy Partners Holdings	Matador Resources Company
05/19/22	Colgate Energy Partners III, LLC	Centennial Resource Development, Inc.

Citi noted that the low and high transaction value to Forward EBITDA multiples for the selected transactions was 2.7x and 3.2x, respectively. Based on the application of its professional judgment and experience, Citi applied a multiple range of 2.7x to 3.2x to Callon’s 2024E EBITDA (based on the Callon Projections). This analysis indicated an approximate implied per share equity value reference range for Callon of $25.55 to $35.75.

Certain Additional Information

Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

Illustrative Has/Gets Analysis

Citi compared the approximate implied per share equity value reference ranges derived for APA on a standalone basis described above under “—Net Asset Value Analysis” and “—Discounted Cash Flow Analysis” relative to illustrative approximate implied per share equity values for the combined company on a pro forma basis derived from a net asset value analysis and a discounted cash flow analysis of the combined company after taking into account the synergies anticipated by APA management to result from the merger. Citi utilized (i) in the case of the net asset value analysis, a selected range of discount rates of 8.9% to 9.6% and (ii) in the case of the discounted cash flow analysis, a selected range of terminal year adjusted EBITDA multiples of 3.6x to 4.3x and a selected range of discount rates of 8.9% to 9.6%. Financial data of APA was based on the APA Projections. Financial data of the pro forma combined company was based on the APA Projections, the Callon Projections and the synergies estimates of APA management.

Citi observed that this analysis indicated that the merger could result in approximate implied per share equity values for the combined company on a pro forma basis derived from the net asset value analysis and the discounted cash flow analysis of $37.60 to $40.30 and $36.25 to $43.90, respectively (relative to $36.40 to $39.10 and $33.25 to $40.70, respectively, for APA on a standalone basis). Actual results achieved by APA, Callon, and the pro forma combined company may vary from forecasted results and variations may be material.

Historical Trading Prices

Citi reviewed the historical closing trading ranges of the APA Common Stock and the Callon Common Stock for the 52-week period through January 3, 2024. Citi noted that the low and high closing prices for APA and Callon, and the low and high of the daily exchange ratios (based on daily trading), were as follows:

Subject	Low	High
APA Common Stock	$31.63	$45.73
Callon Common Stock	$28.74	$43.89
Daily Exchange Ratios	0.810x	1.037x

Equity Research

APA – Citi reviewed sell-side analyst price targets for shares of APA Common Stock published by 17 equity research analysts during the time period from November 2, 2023, through January 2, 2024. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of APA Common Stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of APA Common Stock was $36.00 per share to $61.00 per share. The resulting discount indicated an implied range of equity values for shares of APA Common Stock of $32.40 per share to $54.95 per share. The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of APA Common Stock and these estimates are subject to uncertainties, including the future financial performance of APA and future financial market conditions.

Callon – Citi reviewed sell-side analyst price targets for shares of Callon Common Stock published by 11 equity research analysts during the time period from November 2, 2023, through January 2, 2024. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of Callon Common Stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of Callon Common Stock was $34.00 per share to $54.00 per share. The resulting discount indicated an implied range of equity values for shares of Callon Common Stock of $30.45 per share to

$48.35 per share. The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Callon Common Stock and these estimates are subject to uncertainties, including the future financial performance of Callon and future financial market conditions.

Citi noted that the exchange ratio range implied by the undiscounted target price range was 0.727x to 1.149x.

Selected Precedent Transaction Premiums

Utilizing public filings and other publicly available information, for selected transactions involving publicly traded oil and gas companies announced from 2021 through 2023, Citi reviewed the one-day premiums implied by the transaction consideration paid or proposed to be paid to the last closing stock price of the target common stock prior to announcement of the transaction (or the last closing stock price on an unaffected date in the event of published reports of a possible transaction prior to announcement). Citi observed that these transactions reflected premiums ranging from 0.4% to 17.8% and that application of such range of premiums to the closing stock price for Callon Common Stock as of January 3, 2024, indicated an approximate implied per share equity value for Callon of $33.80 to $39.65.

Certain Other Pro Forma Effects

Citi observed certain illustrative potential pro forma financial effects of the merger on, among other things, APA’s fiscal years 2024 and 2025 estimated cash flow per share (referred to as “CFPS”) and estimated free cash flow per share (referred to as “FCFPS”), taking into account potential synergies anticipated by the management of APA to result from the merger, which indicated that the merger could be accretive to APA’s fiscal years 2024 and 2025 estimated CFPS and estimated FCFPS based on the APA Projections, the Callon Projections, and the synergies anticipated by the management of APA to result from the merger.

Miscellaneous

APA has agreed to pay Citi for its services in connection with the proposed merger a fee of up to $15 million, of which $2 million became payable upon the delivery of Citi’s fairness opinion and the remainder of which is contingent upon completion of the merger. APA agreed to reimburse Citi for its expenses, including fees and expenses of counsel, incurred in connection with its engagement. In addition, APA agreed to indemnify Citi and related parties against certain liabilities, including liabilities under the federal securities laws, relating to, or arising out of Citi’s engagement. An affiliate of Citi engaged in the commercial lending business is acting as lender for a credit facility to be used by APA in connection with the merger, for which services such entity would receive compensation.

Citi and its affiliates in the past provided, and currently provide, services to Callon and APA unrelated to the proposed merger, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, during the approximately two (2)-year period prior to the date of Citi’s opinion, (x) for Callon, having acted as a financial advisor in connection with Callon’s acquisition of Primexx Energy Partners announced in August 2021, having acted as an underwriter or initial purchaser of senior notes in June 2021 and June 2022, and having provided a lending commitment to Callon’s credit facility and (y) for APA, having provided lending commitments to various credit facilities of APA. In the ordinary course of our business, Citi and its affiliates may actively trade or hold the securities of Callon and APA for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Callon, APA, and their respective affiliates. In the approximately two (2)-year period prior to the date of Citi’s opinion, for investment banking services, Citi and its affiliates received aggregate fees of approximately $7.5 million from Callon and $2.5 million from APA. Citi may seek to provide financial advisory and financing services to APA, Callon, and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Opinion of WFS, APA’s Financial Advisor

APA retained WFS to provide it with financial advisory services in connection with the merger. On January 3, 2024, WFS rendered its oral opinion to the APA Board (which was subsequently confirmed in writing by delivery of WFS’s written opinion addressed to the APA Board dated the same date) as to, as of January 3, 2024, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by WFS as set forth in its written opinion, the fairness, from a financial point of view, to APA of the Exchange Ratio in the merger pursuant to the Merger Agreement.

The full text of WFS’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken, is attached as Annex C to this joint proxy statement/prospectus. The summary of WFS’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. WFS’s opinion was directed to the APA Board, in its capacity as such, and addressed only the fairness from a financial point of view to APA of the Exchange Ratio in the merger pursuant to the Merger Agreement as of the date of such opinion. WFS’s opinion did not address any other aspects or implications of the merger. WFS expressed no view as to, and its opinion did not address, the underlying business decision of APA to effect or enter into the merger or the relative merits of the merger as compared to any alternative business strategies that might exist for APA. WFS’s opinion did not in any manner address the price at which APA Common Stock would trade following the consummation of the merger or at any time. WFS’s opinion is not intended to be and does not constitute a recommendation as to how the APA Board or any securityholder should vote or act on any matters relating to the proposed merger or otherwise.

For purposes of rendering its opinion, WFS, among other things:

•	reviewed a draft dated January 3, 2024, of the Merger Agreement;

•	reviewed certain publicly available business and financial information relating to Callon and APA and the industries in which they operate;

•

compared the financial and operating performance of Callon and APA with publicly available information concerning certain other companies WFS deemed relevant, and compared current and historic market prices of the Callon Common Stock and APA Common Stock with similar data for such other companies;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain other business combinations that WFS deemed relevant;

•

reviewed certain internal financial analyses and forecasts for Callon (referred to in this section as the “Callon Projections”) and APA (referred to in this section as the “APA Projections”), in each case prepared by the management of APA;

•

reviewed certain estimates prepared by the management of APA as to the potential cost savings and synergies expected by such management to be achieved as a result of the merger (referred to in this section as the “Synergies Estimates”);

•

discussed with the managements of Callon and APA certain aspects of the merger, the business, financial condition, and prospects of Callon and APA, the effect of the merger on the business, financial condition, and prospects of Callon and APA, and certain other matters that WFS deemed relevant; and

•	considered such other financial analyses and investigations and such other information that WFS deemed relevant.

In giving its opinion, WFS assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with WFS by APA or Callon or otherwise reviewed by

WFS. WFS did not independently verify any such information, and pursuant to the terms of its engagement by the APA, WFS did not assume any obligation to undertake any such independent verification. In relying on the Callon Projections and the APA Projections, WFS assumed, with APA’s consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of APA’s management as to the future performance and financial condition of Callon and APA, respectively. In relying on the Synergies Estimates, WFS assumed, with APA’s consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of APA’s management as to the matters addressed thereby. WFS expressed no view or opinion with respect to the Callon Projections, the APA Projections, or the Synergies Estimates, or the assumptions upon which they are based. WFS assumed that any representations and warranties made by Callon and APA in the Merger Agreement or in other agreements relating to the merger will be true and accurate in all respects that are material to WFS’s analyses.

For purposes of WFS’s analyses and opinion, WFS assumed that, for U.S. federal income tax purposes, the merger would qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. WFS also assumed that the merger would have the tax consequences described in discussions with, and materials provided to WFS by, APA and its representatives. WFS assumed that, in the course of obtaining any regulatory or third-party consents, approvals, or agreements in connection with the merger, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Callon, APA, or the contemplated benefits of the merger. WFS also assumed that the merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Merger Agreement without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to WFS’s analyses or opinion. In addition, WFS did not make any independent evaluation, inspection, or appraisal of the assets or liabilities (contingent or otherwise) of Callon or APA, nor had WFS been furnished with any such evaluations or appraisals. WFS did not evaluate the solvency of Callon or APA under any state or federal laws relating to bankruptcy, insolvency, or similar matters. WFS further assumed that the final form of the Merger Agreement, when executed by the parties thereto, would conform to the draft reviewed by WFS in all respects material to its analyses and opinion.

WFS’s opinion only addresses the fairness, from a financial point of view, to APA of the Exchange Ratio in the merger, and WFS expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors, or other constituencies of Callon. Furthermore, WFS expressed no opinion as to any other aspect or implication (financial or otherwise) of the merger, or any other agreement, arrangement, or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors, or employees of any party to the merger, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, WFS did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation, or other similar professional advice and relied upon the assessments of APA and its advisors with respect to such matters and advice.

WFS’s opinion was necessarily based upon information made available to WFS as of the date of its opinion and financial, economic, market, and other conditions as they existed and could be evaluated on the date thereof. WFS did not undertake, and are under no obligation, to update, revise, reaffirm, or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date thereof, notwithstanding that any such subsequent developments may affect the opinion. WFS’s opinion did not address the relative merits of the merger as compared to any alternative transactions or strategies that might be available to APA, nor did it address the underlying business decision of the APA Board or APA to proceed with or effect the merger. WFS did not express any opinion as to the prices at which Callon Common Stock or APA Common Stock may be traded at any time. The issuance of WFS’s opinion was approved by a fairness committee of WFS.

In preparing its opinion, WFS performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of WFS’s opinion or the analyses underlying, and factors considered in connection with, WFS’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. WFS arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, WFS believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In performing its analyses, WFS considered business, economic, industry, and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business, or transaction used in WFS’s analyses for comparative purposes is identical to APA, Callon, or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness to APA from a financial point of view of the Exchange Ratio in the merger, WFS did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by WFS’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses, or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond APA’s control and the control of WFS. Much of the information used in, and accordingly the results of, WFS’s analyses are inherently subject to substantial uncertainty.

WFS was selected by APA to act as its financial advisor based on WFS’s qualifications, experience, and reputation. WFS was not requested to, and it did not, recommend or determine the specific consideration payable in the merger or opine that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. The type and amount of consideration payable in the merger were determined through negotiations between APA and Callon and the decision of APA to enter into the Merger Agreement was solely that of the APA Board.

WFS’s opinion to the APA Board was one of many factors taken into consideration by the APA Board in deciding to consider, approve, and declare the advisability of the Merger Agreement and the transactions contemplated thereby and to recommend the approval of the Stock Issuance Proposal by the holders of APA Common Stock. Consequently, the analyses described above should not be viewed as determinative of the opinion of the APA Board with respect to the Exchange Ratio pursuant to the Merger Agreement or of whether the APA Board or management would have been willing to agree to a different exchange ratio.

Summary of Financial Analyses of WFS

The following is a summary of the material financial analyses performed by WFS in connection with its oral opinion and the preparation of its written opinion to the APA Board, both provided as of January 3, 2024. The following summary is not a complete description of the financial analyses performed and factors considered by WFS in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 3, 2024. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by WFS, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying WFS’s opinion. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.

In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, except as otherwise noted, WFS divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Callon from such analyses by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for APA from such analyses in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges. For its analyses, WFS utilized and relied upon the number of issued and outstanding shares of Callon and APA provided by the management of APA.

Selected Public Company Analysis

WFS performed separate selected public companies analyses of Callon and APA for which WFS reviewed certain financial and stock market information relating to Callon, APA, and the selected publicly traded companies listed below that WFS deemed comparable to Callon and APA, respectively, in one or more respects.

For each of the selected companies noted below, WFS considered, among other things, the ratio of enterprise value (defined as market capitalization plus net debt, preferred equity, and minority interests) to estimated EBITDA (calculated as earnings before interest, taxes, depreciation, amortization and exploration expenses) for 2024 and 2025 based on research consensus estimates. For purposes of WFS’s analyses, in deriving ranges of implied values for Callon and APA, WFS used the estimates reflected in the Callon Projections and the APA Projections, respectively, for the applicable financial data for Callon and APA.

Selected Public Company Analysis – Callon. The selected companies considered by WFS for its analysis of Callon were:

Selected Companies
Civitas Resources, Inc.
Matador Resources Company
Chord Energy Corp.
SM Energy Company
Crescent Energy Company
Vital Energy, Inc.

WFS noted that, based on market data as of January 3, 2024, the median Enterprise Value to 2024E EBITDA multiple for the selected publicly traded companies was 3.1x and the median Enterprise Value to 2025E EBITDA multiple for the selected publicly traded companies was 3.1x. Based upon the application of its professional judgment and experience, WFS selected for Callon a reference range of multiples of 3.00x to 3.75x to be applied to estimated 2024E EBITDA and 2025E EBITDA (based on the Callon Projections). This analysis indicated an approximate implied per share equity value reference range for Callon of $23.83 to $39.84.

Selected Public Company Analysis – APA. The selected companies considered by WFS for its analysis of APA were:

Selected Companies
Devon Energy Corporation
Coterra Energy, Inc.
Marathon Oil Corporation
Ovintiv, Inc.
Permian Resources Corp.

WFS noted that, based on market data as of January 3, 2024, the median Enterprise Value to 2024E EBITDA multiple for the selected publicly traded companies was 4.0x and the median Enterprise Value to 2025E EBITDA multiple for the selected publicly traded companies was 4.1x. Based upon the application of its professional judgment and experience, WFS selected for APA a reference range of multiples of 3.00x to 4.00x to be applied to estimated 2024E EBITDA and 2025E EBITDA (based on the APA Projections). This analysis indicated an approximate implied per share equity value reference range for APA of $33.51 to $51.27.

The selected companies analysis indicated the following implied exchange ratio reference range of 0.4647 to 1.1888 shares of APA Common Stock for each share of Callon Common Stock, as compared to the Exchange Ratio in the merger of 1.0425 shares of APA Common Stock for each share of Callon Common Stock.

Net Asset Value Analysis

WFS performed a separate net asset value analysis for each of Callon and APA by calculating the estimated net present value, as of September 30, 2023, of the projected unlevered, after-tax free cash flows of each of Callon and APA after September 30, 2023, based on the Callon Projections and the APA Projections, which reflected APA management’s estimates of oil and gas reserves and resources.

Callon Net Asset Value Analysis

With respect to Callon, WFS applied discount rates of 9.5% to 12.0%, representing the range of discount rates for Callon selected by WFS based on Callon’s weighted average cost of capital. WFS also estimated the present value, based on the discount rates noted above, of the synergies anticipated by APA management to result from the merger. WFS deducted from the resulting net present value calculation the net debt of Callon as of September 30, 2023, and made certain other adjustments to account for, among other things, certain liabilities and other items not reflected in net debt, cash taxes and share repurchases undertaken in the quarter ended December 31, 2023, each as provided by APA management, to derive an implied equity value range. This analysis indicated an approximate implied per share equity value reference range for Callon of $30.19 to $38.73 (without synergies) and $36.29 to $45.44 (including synergies).

APA Net Asset Value Analysis

With respect to APA, WFS applied discount rates of 8.0% to 9.5%, representing the range of discount rates for APA selected by WFS based on APA’s weighted average cost of capital. WFS deducted from the resulting net present value calculation the net debt of APA as of September 30, 2023, and made certain other adjustments to account for, among other things, certain liabilities and other items not reflected in net debt, cash taxes, equity investments, and share repurchases undertaken in the quarter ended December 31, 2023, each as provided by APA management, to derive an implied equity value range. This analysis indicated an approximate implied per share equity value reference range for APA of $36.73 to $42.81.

The net asset value analysis indicated the following implied exchange ratio reference ranges of (x) 0.7052 to 1.0545 shares of APA Common Stock for each share of Callon Common Stock (without synergies) and (y) 0.8476 to 1.2372 shares of APA Common Stock for each share of Callon Common Stock (including synergies), as compared to the Exchange Ratio in the merger of 1.0425 shares of APA Common Stock for each share of Callon Common Stock.

Pro Forma Net Asset Value Analysis

WFS performed a net asset value analysis for the combined company by calculating the estimated net present value, as of September 30, 2023, of the projected unlevered, after-tax free cash flows of the combined company after September 30, 2023, based on the APA Projections and the Callon Projections, which reflected APA management’s estimates of oil and gas reserves and resources. WFS applied discount rates of 8.0% to 9.5%, representing the range of discount rates selected by WFS based on APA’s weighted average cost of capital. WFS added the estimated the present value, based on the same discount rates of 8.0% to 9.5%, of the synergies anticipated by APA management to result from the merger. WFS deducted from the resulting net present value calculation the net debt of APA and Callon as of September 30, 2023, and made certain other adjustments to account for, among other things, certain liabilities and other items not reflected in net debt, cash taxes, equity investments, share repurchases undertaken in the quarter ended December 31, 2023, and APA’s estimate of transaction expenses, each as provided by APA management, to derive an implied equity value range for the pro forma combined company. This analysis indicated an approximate implied per share equity value reference range for the pro forma combined company of $37.75 to $43.90, as compared to the approximate implied per share equity value reference range for APA indicated by the standalone net asset value analysis for APA ($36.73 to $42.81).

Certain Additional Information

WFS also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

Selected Precedent Transactions Analysis. WFS performed with respect to Callon a selected precedent transactions analysis, which is designed to derive an implied value of a company based on publicly available financial terms for selected transactions. In connection with its analysis, WFS reviewed publicly available statistics for certain transactions involving exploration and production targets from 2018 through 2023. The financial data reviewed included the implied transaction value as a multiple of EBITDA for the target for the next twelve months following announcement of the transaction, or Forward EBITDA, based on research analyst estimates or forward-looking estimates reflected in public filings. WFS noted that the low and high transaction value to Forward EBITDA multiples for the selected transactions was 2.9x and 10.0x, respectively. Based on the application of its professional judgment and experience, WFS applied a multiple range of 3.0x to 3.75x to Callon’s 2024E EBITDA (based on the Callon Projections). This analysis indicated a range of implied per share value of Callon Common Stock of $27.55 to $41.73. Using the implied range for shares of APA Common Stock indicated by the selected companies analysis, this analysis indicated the following implied exchange ratio reference ranges of 0.5373 to 1.2451 shares of APA Common Stock for each share of Callon Common Stock, as compared to the Exchange Ratio in the merger of 1.0425 shares of APA Common Stock for each share of Callon Common Stock.

Historical Trading Prices. WFS reviewed the historical closing trading ranges of the APA Common Stock and the Callon Common Stock for the 52-week period through January 3, 2024.

Subject	Low	High
APA Common Stock	$31.63	$45.73
Callon Common Stock	$28.74	$43.89

WFS noted that this analysis indicated an exchange ratio reference range of 0.6285 to 1.3876 shares of APA Common Stock for each share of Callon Common Stock, as compared to the Exchange Ratio in the merger of 1.0425 shares of APA Common Stock for each share of Callon Common Stock.

Equity Research

Callon – WFS reviewed sell-side analyst price targets for shares of Callon Common Stock published by six (6) equity research analysts during the time period from November 2, 2023, through January 2, 2024. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of Callon Common Stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of Callon Common Stock was $34.00 per share to $54.00 per share. The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Callon Common Stock and these estimates are subject to uncertainties, including the future financial performance of Callon and future financial market conditions.

APA – WFS reviewed sell-side analyst price targets for shares of APA Common Stock published by 13 equity research analysts during the time period from November 2, 2023, through January 2, 2024. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of APA Common Stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of APA Common Stock was $36.00 per share to $61.00 per share. The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of APA Common Stock and these estimates are subject to uncertainties, including the future financial performance of APA and future financial market conditions.

Miscellaneous

APA has agreed to pay WFS for its services in connection with the proposed merger a fee of up to $15 million, of which $2 million became payable upon the announcement of the merger and the remainder of which is contingent upon completion of the merger. APA agreed to reimburse WFS for its expenses, including fees and expenses of counsel, incurred in connection with its engagement. In addition, APA agreed to indemnify WFS and related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of WFS’s engagement.

During the two (2) years preceding the date of WFS’s opinion, WFS and its affiliates have had investment or commercial banking relationships with Callon and APA, for which WFS and its affiliates have received customary compensation. Such relationships included acting as joint dealer manager on an offering of debt securities by APA in March 2022, as joint bookrunner on an offering of debt securities by Callon in June 2022, and as joint lead arranger, joint bookrunner, and syndication agent in connection with a facility agreement by Callon in October 2022. In the two (2) years prior to the date of WFS’s opinion, for investment banking services, WFS and its affiliates received fees of approximately $500,000 from APA and $2.5 million from Callon. WFS and its affiliates are also an agent and a lender in one or more of the credit facilities of Callon and APA and certain of their affiliates. WFS is also arranging and/or providing financing to APA in connection with the merger for customary compensation. WFS and its affiliates hold, on a proprietary basis, less than one percent (1%) of the outstanding common stock of each of Callon and APA. In the ordinary course of business, WFS and its affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of Callon, APA, and certain of their affiliates for WFS’s own account and for the accounts of WFS’s customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Recommendation of the Callon Board and Its Reasons for the Merger

By unanimous vote, the Callon Board, at a meeting held on January 3, 2024, among other things, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Callon and the Callon stockholders, (ii) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) resolved to recommend that the Callon stockholders adopt and approve the Merger Agreement and the transactions contemplated thereby, including the merger. The Callon Board unanimously recommends that Callon stockholders vote “FOR” the Merger Proposal.

In evaluating the Merger Agreement, the merger, and the other transactions contemplated by the Merger Agreement, the Callon Board consulted with Callon’s management team, outside legal counsel, and financial advisors. The Callon Board determined that entering into the Merger Agreement with APA provided a superior path for maximizing stockholder value reasonably available to Callon and mitigating risk, compared to remaining a standalone company or pursuing an alternative transaction. In arriving at this determination and in recommending that the Callon stockholders vote their shares of Callon Common Stock in favor of the adoption and approval of the Merger Agreement, the Callon Board considered a number of factors, including the following factors (not necessarily in order of relative importance) that the Callon Board viewed as being generally positive or favorable in coming to its determination, approval, and related recommendation:

•	Superior Alternative to Continuation of Standalone Callon. The Callon Board considered Callon’s standalone business, prospects, and opportunities and the risks of remaining as a standalone public company, including the potential benefits expected to result from increased scale in the Permian Basin, increased scope and diversification of the asset portfolio, and a lower cost of debt and equity capital of the combined company. Based on these considerations, the Callon Board believed the value offered to Callon’s stockholders pursuant to the merger would be more favorable to Callon’s stockholders than the potential value that might reasonably be expected to result from remaining as a standalone public company.

•

Enhances Shareholder Returns. The Callon Board considered their belief that the merger will create a combined company with a larger base of free cash flow, and an increased proportion from short-cycle projects, for deployment towards initiatives to improve near-term shareholder returns, including higher dividends, share repurchases, and debt reduction.

•

Benefits Financial Strength and Credit Profile. The Callon Board considered the expectation that the combined company will retain a strong balance sheet, with a pro forma net debt-to-EBITDAX ratio of 1.1x measured over the four quarters ended September 30, 2023, and strong liquidity, with a fully committed $2 billion senior unsecured bridge facility in place, capable of fully refinancing all of Callon’s outstanding debt. In addition, the Callon Board believed the combined company will have an investment grade credit profile, which is expected to be a key contributor to a lower cost of capital for the combined company than would be realized by Callon on a standalone basis.

•

Drives Significant Cost and Operational Synergies and Potential Inventory Delineation. The Callon Board considered their expectation that the merger will result in tangible, near-term operational efficiencies, overhead savings, and reduced financing expense at an ultimate annual run rate of $150 million. With a larger combined Permian production base over which to spread fixed costs, key unit cost metrics should improve. In addition, the Callon Board believed that APA’s demonstrated Permian expertise in both the Delaware and Midland Basins and broader organizational capabilities will provide additional opportunities for optimized development and delineation of new hydrocarbon resources over time on the existing Callon asset base.

•

Exposure to a Differentiated Operating Model. The Callon Board also considered APA’s strategy of maintaining a portfolio of medium to long-term exploration-driven development opportunities complements their large scale short-cycle operating areas around the world, including the pro forma Permian Basin position focused on unconventional resource development. The Callon Board believes that this balanced portfolio will provide a unique advantage as the hydrocarbon industry evolves in the future.

•

Exchange Ratio and Form of Merger Consideration. The Callon Board also considered value offered by the exchange ratio of 1.0425 shares of APA Common Stock for each share of Callon Common Stock, which represents a premium of approximately 15.4% to the closing price of Callon Common Stock on January 3, 2024, the last trading day before the public announcement of the merger. Additionally, the Callon Board considered the fact that the all-stock merger consideration will allow Callon stockholders to participate in the anticipated benefits of the transaction, including operational and financial synergies, substantial and more sustainable free cash flow generation, enhanced capital allocation flexibility, reduced volatility, and significant, accelerated returns of capital from APA’s commitment to returning at least 60% of free cash flow to investors through a base dividend and share repurchases.

•

Participation in the Combined Company. The Callon Board considered that the merger would allow the Callon stockholders to have a meaningful ownership interest in the combined company, with an expected pro forma ownership of approximately 19%, and allow Callon to have a continuing influence on the execution of the strategy and business plan of the combined company through the appointment of one member of the Callon Board to the APA Board immediately following the Effective Time. In addition, given the combined company’s position as a large cap independent, the Callon Board expects the combined company’s stock to have significant trading liquidity relative to the current trading liquidity of Callon’s stock. Finally, current valuation multiples have been stronger for larger E&P companies and the larger combined company has an opportunity for valuation multiples to continue to rerate higher.

•

Alternative Combination Transactions. The Callon Board considered, with the assistance of Callon’s management team and legal and financial advisors, the potential for and benefits of alternative transactions, including potential strategic transactions with several other E&P companies that were evaluated over the last few years, and believed that it was unlikely that any reasonably available alternative transaction would result in more long-term value to the Callon stockholders or deal certainty than the APA merger.

•

Opportunity to Receive Alternative Acquisition Proposals. The Callon Board considered the terms of the Merger Agreement related to Callon’s ability to respond to unsolicited acquisition proposals and determined that third parties would be unlikely to be deterred from making a competing proposal by the provisions of the Merger Agreement, including because the Callon Board may, under certain circumstances, furnish information or enter into discussions in connection with an acquisition proposal if necessary to comply with their fiduciary duties. In this regard, the Callon Board considered that:

•

subject to its compliance with the Merger Agreement and prior to the adoption of the Merger Agreement by the Callon stockholders, the Callon Board can change its recommendation to the Callon stockholders with respect to the adoption of the Merger Agreement if, among other things, it determines that an unsolicited acquisition proposal is or is reasonably likely to lead to a superior proposal with respect to Callon;

•

while the Merger Agreement contains a fee of $85 million that Callon would be required to pay to APA in certain circumstances if the Merger Agreement is terminated, the Callon Board believed that this fee is reasonable in light of such circumstances and the overall terms of the Merger Agreement, consistent with fees in comparable transactions, and not unduly preclusive of other offers, with the circumstances in which Callon would be required to pay the termination fee to APA further discussed in the section entitled “The Merger Agreement—Termination Fee” beginning on page 145; and

•

if the Merger Agreement is terminated by either party because APA stockholders do not approve the Stock Issuance, then APA has agreed to reimburse Callon for its costs, fees, and expenses incurred in connection with the transactions contemplated by the Merger Agreement up to a maximum of $48 million, as further described in the section entitled “The Merger Agreement—Expenses in Connection with a Termination.”

•

Tax Considerations. The Callon Board considered that the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes with the result that U.S. holders of shares of Callon Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of the merger consideration delivered in the form of APA Common Stock.

•

Opinion of Callon’s Financial Advisor. The Callon Board considered the financial presentation reviewed and discussed with representatives of Morgan Stanley, as well as the oral opinion of Morgan Stanley rendered to the Callon Board on January 3, 2024, which was subsequently confirmed by delivery of Morgan Stanley’s written opinion, dated January 3, 2024, delivered to the Callon Board that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications, conditions, and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Callon stockholders (other than APA, Merger Sub, and their respective affiliates), and as further discussed below under the heading “—Opinion of Morgan Stanley, Callon’s Financial Advisor.”

•

Terms of the Merger Agreement; Likelihood of Completion. The Callon Board considered their belief, from its review, in consultation with Callon’s legal advisors, that the terms of the Merger Agreement,

taken as a whole, including the parties’ representations, warranties, and covenants and the circumstances under which the Merger Agreement may be terminated, are reasonable.

The Callon Board also considered and balanced against the potentially positive factors a number of uncertainties, risks, and factors it deemed generally negative or unfavorable in making its determination, approval, and related recommendation, including the following (not necessarily in order of relative importance):

•

Merger Consideration. The Callon Board considered that, because the merger consideration is based on a fixed exchange ratio rather than a fixed value, Callon stockholders bear the risk of a decrease in the trading price of APA Common Stock during the pendency of the merger and the fact that the Merger Agreement does not provide Callon with an adjustment to the consideration received. Further, as the merger consideration consists of APA Common Stock, the value of such consideration is subject to certain risks related to the business and financial condition of APA, as more fully described in the section entitled “Risk Factors—Risks Relating to APA and Callon” beginning on page 32.

•

Interim Operating Covenants. The Callon Board considered the restrictions on the conduct of Callon’s and its subsidiaries’ businesses during the period between the execution of the Merger Agreement and the completion of the merger as set forth in the Merger Agreement, including that Callon must conduct its business only in the ordinary course, subject to specific exceptions, which could negatively impact Callon’s ability to pursue certain business opportunities or strategic transactions.

•

Risks Associated with the Timing and Pendency of the Merger. The Callon Board considered the risks and contingencies relating to the announcement and pendency of the merger and the amount of time that may be required to consummate the merger (including the likelihood of litigation or other opposition brought by or on behalf of Callon stockholders or APA stockholders challenging the merger and the other transactions contemplated by the Merger Agreement, and the fact that the completion of the merger depends on factors outside of Callon’s or APA’s control) and the risks and costs to Callon if the completion of the merger is not accomplished in a timely manner or if the merger does not close at all, either of which could have an adverse impact on Callon, including potential employee attrition, the impact on Callon’s relationships with third parties, and the effect termination of the Merger Agreement may have on the trading price and volumes of Callon Common Stock and Callon’s operating results.

•

APA’s International Asset Portfolio. The Callon Board considered the potential challenges affiliated with APA’s operations outside of the US in the North Sea, Egypt, and Suriname, and the resulting complexity introduced by the global footprint, increase in geopolitical risk and counterparty risk, and cash flow timing risk as it relates to the long-cycle development projects such as Suriname.

•

Possible Failure to Achieve Synergies. The Callon Board considered the potential challenges and difficulties in integrating the business, operations, and workforce of Callon into those of APA and the risk that anticipated cost synergies and operational efficiencies between the two companies, or other anticipated benefits of the merger, might not be realized or might take longer to realize than expected.

•

Competing Proposals; Termination Fees. The Callon Board considered the terms of the Merger Agreement relating to the no-shop covenants and termination fees and the potential that such provisions might deter alternative bidders that might have been willing to submit a superior proposal to Callon. The Callon Board also considered that, under specified circumstances, Callon may be required to pay a termination fee in the event the Merger Agreement is terminated and the effect this could have on Callon, including:

•

the possibility that the termination fee could discourage other potential parties from making an Acquisition Proposal, although the Callon Board believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in making an Acquisition Proposal; and

•

if the merger is not consummated under certain circumstances, Callon will pay its own expenses incident to preparing for and entering into and carrying out its obligations under the Merger Agreement and the transactions contemplated thereby.

The Callon Board also considered that the APA Board could, under certain circumstances, consider alternative proposals and change its recommendation to its stockholders.

•

Interests of Callon’s Directors and Executive Officers. The Callon Board considered that Callon’s directors and executive officers may have interests in the merger that may be different from, or in addition to, those of the Callon stockholders. For more information about such interests, see below under the heading “—Interests of Callon’s Directors and Executive Officers in the Merger” beginning on page 99.

•

Merger Costs. The Callon Board considered the substantial transaction costs associated with entering into the Merger Agreement and the completion of the merger, as well as the possible diversion of management and employee time and energy, potential opportunity cost, and disruption of Callon’s business operations.

•	Litigation. The Callon Board considered the potential for litigation relating to the merger and the associated costs, burden, and inconvenience involved in defending those proceedings.

•

Other Risks. The Callon Board considered risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 27 and 39, respectively.

The Callon Board considered all of these factors as a whole, as well as others, and, on balance, concluded that the potential benefits of the merger to Callon stockholders outweighed the risks, uncertainties, restrictions, and potentially negative factors associated with the merger.

The foregoing discussion of factors considered by the Callon Board is not intended to be exhaustive but is meant to include material factors considered by the Callon Board. The Callon Board collectively reached the conclusion to approve the Merger Agreement in light of the various factors described above and other factors that the members of the Callon Board believed were appropriate. Given the variety of factors considered in connection with its evaluation of the merger, the Callon Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Callon Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Callon Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Callon Board based its recommendation on the totality of the information available to it, including discussions with Callon’s management team and outside legal and financial advisors.

It should be noted that this explanation of the reasoning of the Callon Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 39.

Opinion of Morgan Stanley, Callon’s Financial Advisor

Callon retained Morgan Stanley to provide it with financial advisory services in connection with the merger and to provide a financial opinion to the Callon Board. Callon selected Morgan Stanley to act as its lead financial advisor based on Morgan Stanley’s qualifications, expertise, and reputation and its knowledge of the business and affairs of Callon. On January 3, 2024, at a meeting of the Callon Board, Morgan Stanley rendered its oral opinion, subsequently confirmed by delivery of a written opinion, dated January 3, 2024, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Callon Common Stock (other than APA, Merger Sub, and their respective affiliates).

The full text of the written opinion of Morgan Stanley delivered to the Callon Board, dated as of January 3, 2024, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. Callon stockholders should read Morgan Stanley’s opinion carefully and in its entirety for a discussion of the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was directed to the Callon Board, in its capacity as such, and addressed only the fairness from a financial point of view to the holders of Callon Common Stock (other than APA, Merger Sub, and their respective affiliates) of the Exchange Ratio pursuant to the Merger Agreement as of the date of such opinion. Morgan Stanley’s opinion did not address any other aspects or implications of the merger. Morgan Stanley’s opinion did not in any manner address the price at which the Callon Common Stock or APA Common Stock would trade following the consummation of the merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of shares of Callon Common Stock or APA Common Stock as to how such holder should vote at the Callon Special Meeting or the APA Special Meeting, respectively, or whether to take any other action with respect to the merger.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Callon and APA, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Callon and APA, respectively;

•	reviewed certain financial projections prepared by the management of Callon and APA, respectively;

•	reviewed information relating to certain strategic, financial, and operational benefits anticipated from the merger, prepared by the management of Callon;

•

discussed the past and current operations and financial condition and the prospects of Callon, including information relating to certain strategic, financial, and operational benefits anticipated from the merger, with senior executives of Callon;

•	discussed the past and current operations and financial condition and the prospects of APA with senior executives of APA;

•	reviewed the pro forma impact of the merger on APA’s cash flow per share, free cash flow per share, consolidated capitalization, and certain financial ratios;

•	reviewed the reported prices and trading activity for Callon Common Stock and the APA Common Stock;

•

compared the financial performance of Callon and APA and the prices and trading activity of Callon Common Stock and APA Common Stock with that of certain other publicly traded companies comparable with Callon and APA, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions among representatives of Callon and APA and their financial and legal advisors;

•	reviewed the Merger Agreement and certain related documents; and

•	performed such other analyses, reviewed such other information, and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by

Callon and APA and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial, and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Callon and APA of the future financial performance of Callon and APA. Morgan Stanley expressed no view as to the financial projections or the assumptions on which they were based. Morgan Stanley relied upon, without independent verification, the assessment by the management of Callon of: (i) the strategic, financial, and other benefits expected to result from the merger, (ii) the timing and risks associated with the integration of Callon and APA, and (iii) the ability to retain key employees of Callon and APA. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment, or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Code and that the definitive merger agreement will not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory, or other approvals and consents required for the merger, no delays, limitations, conditions, or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley noted that it is not a legal, tax, or regulatory advisor. Morgan Stanley noted that it is a financial advisor only and relied upon, without independent verification, the assessment of APA and Callon and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Callon’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Callon Common Stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Callon or APA, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to Callon, nor did it address the underlying business decision of Callon to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Morgan Stanley did not express any view on, and Morgan Stanley’s opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Morgan Stanley’s opinion was necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of Morgan Stanley’s opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise, or reaffirm its opinion.

Summary of Financial Analyses of Morgan Stanley

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Callon Board, both provided as of January 3, 2024. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 2, 2024, the last full trading day prior to the date of Morgan Stanley’s opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and in arriving at its opinion, at the direction of Callon, Morgan Stanley utilized and relied upon certain financial projections relating to Callon and APA, provided by the management of Callon and which are described below. In addition, Morgan Stanley utilized and relied upon the number of issued and outstanding shares of Callon and APA provided by management of Callon and APA, respectively. For further information regarding the financial and operating projections, see the section titled “Certain Unaudited Forecasted Financial Information—Callon Forecasted Financial Information”.

As used in this section, the following terms have the following meanings:

•

“Adj. EBITDAX” refers to net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion, and amortization, (gains) losses on derivative instruments excluding net settled derivative instruments, (gain) loss on sale of oil and gas properties, impairment of oil and gas properties, non-cash share-based compensation expense, exploration expense, merger, integration, and transaction expense, (gain) loss on extinguishment of debt, and certain other expenses.

•	“APA Unlevered Free Cash Flow” refers to Adj. EBITDAX less cash taxes, capital expenditures and exploration expense.

•	“AV” refers to aggregate value, calculated as market capitalization plus net debt, preferred equity, and minority interests.

•	“Callon Unlevered Free Cash Flow” refers to Adj. EBITDAX less cash taxes, capital expenditures, certain potential contingent payments, and certain other operating expenses.

•	“Cash Flow” refers to Adj. EBITDAX less exploration cost, cash interest expense, and cash tax expense.

•	“EBITDAX” refers to net income (loss) before interest expense, income tax expense (benefit), depreciation, amortization, and exploration expense.

Discounted Cash Flow—Net Asset Value Analysis

Morgan Stanley performed a net asset value analysis on both Callon and APA based on estimates of future Callon Unlevered Free Cash Flow and APA Unlevered Free Cash Flow, respectively, from January 1, 2024, through December 31, 2074, and January 1, 2024, through December 31, 2050, respectively, under each of Case A and Case B.

Callon Discounted Cash Flow—Net Asset Value Analysis

With respect to Callon, Morgan Stanley calculated a range of implied total net asset value of Callon and values per share of Callon Common Stock based on estimates of future Callon Unlevered Free Cash Flow of Callon based on estimates by Callon management from January 1, 2024, through December 31, 2074, under each of Case A and Case B. Morgan Stanley then discounted the Callon Unlevered Free Cash Flow to present value as of December 31, 2023, using discount rates of 10.3% to 11.6%, representing the range of discount rates for Callon selected by Morgan Stanley based on Callon’s weighted average cost of capital. Morgan Stanley then deducted the net debt, cash-settled awards, asset retirement obligations, and net working capital of Callon from the resulting value to derive net asset value. Morgan Stanley then divided the implied net asset value by the number of fully diluted shares, as of January 2, 2024, as provided by Callon management and calculated using the treasury stock method, to derive a range of implied values per share of Callon Common Stock, each rounded to the nearest $0.25, as of December 31, 2023, of $29.75 to $36.00 with respect to Case A and $52.50 to $60.25 with respect to Case B.

Morgan Stanley noted that the closing price of Callon Common Stock was $31.68 per share on December 14, 2023 (which Morgan Stanley deemed to be the unaffected trading date for purposes of its analyses), and the implied price of Callon Common Stock based on the Exchange Ratio pursuant to the Merger Agreement was $37.64 per share.

APA Discounted Cash Flow—Net Asset Value Analysis

With respect to APA, Morgan Stanley calculated a range of implied total net asset value of APA and values per share of APA Common Stock based on estimates of future APA Unlevered Free Cash Flow of APA based on estimates by Callon management from January 1, 2024, through December 31, 2050, under each of Case A and Case B. Morgan Stanley then discounted the APA Unlevered Free Cash Flow to present value as of December 31, 2023, using discount rates of 9.1% to 10.4%, representing the range of discount rates for APA selected by Morgan Stanley based on APA’s weighted average cost of capital. Morgan Stanley then deducted net debt, net working capital, and cash-settled awards of APA and added the value of equity investments of APA from the resulting value to derive net asset value. Morgan Stanley then divided the implied net asset value by the number of fully diluted shares, as of January 2, 2024, as provided by APA management and calculated using the treasury stock method, to derive a range of implied values per share of APA Common Stock, each rounded to the nearest $0.25, as of December 31, 2023, of $32.00 to $36.75 with respect to Case A and $47.75 to $53.75 with respect to Case B.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Morgan Stanley reviewed and compared specific financial and operating data relating to each of Callon and APA with selected companies that Morgan Stanley deemed comparable to each of Callon and APA, based on size, location of assets, expected growth, and leverage profile.

Morgan Stanley analyzed, among other things, the following financial metrics of each of the comparable companies as of January 2, 2024:

•

the ratio of AV to 2024 and 2025 estimated EBITDAX (based on median research consensus per S&P Capital IQ (such median research consensus we refer to, for purposes of this section titled “—Opinion of Morgan Stanley, Callon’s Financial Advisor,” as “Wall Street consensus estimates”)); and

•	the ratio of share price to estimated 2024 and 2025 operating cash flow per share (based on Wall Street consensus estimates).

The metrics for each of the comparable companies of each of Callon and APA are summarized as follows:

Comparable Companies of Callon	AV / 2024E EBITDAX	AV / 2025E EBITDAX		P / 2024E Operating Cash Flow Per Share	P / 2025E Operating Cash Flow Per Share
Permian Resources Corporation	3.7x	3.7x		3.0x	3.0x
Chord Energy Corporation	3.4x	3.7x		3.9x	4.0x
Civitas Resources, Inc.	2.9x	3.0x		1.9x	2.0x
Matador Resources Company	3.9x	3.7x		3.1x	3.2x
SM Energy Company	2.9x	2.9x		2.6x	2.6x
Enerplus Corporation	3.1x	3.1x		3.3x	3.4x
HighPeak Energy, Inc.	2.9x	N/A	*	2.2x	N/A	*
Vital Energy, Inc.	2.5x	2.5x		1.3x	1.3x

*	2025 estimates not available.

Comparable Companies of APA	AV / 2024E EBITDAX	AV / 2025E EBITDAX	P / 2024E Operating Cash Flow Per Share	P / 2025E Operating Cash Flow Per Share
Devon Energy Corporation	4.4x	4.5x	4.1x	4.1x
Marathon Oil Corporation	4.0x	4.2x	3.2x	3.2x
Ovintiv Inc.	3.7x	3.7x	3.0x	3.0x
Permian Resources Corporation	3.7x	3.7x	3.0x	3.0x
Matador Resources Company	3.9x	3.7x	3.1x	3.2x
Murphy Oil Corporation	3.7x	3.5x	3.2x	3.2x

Based on the analysis of the relevant metrics for each of the comparable companies, and the application of its professional judgment and experience (which included the exclusion of outliers and weighting more heavily the comparable companies that Morgan Stanley deemed most comparable to Callon and APA in the relevant metrics), Morgan Stanley selected a reference range of financial multiples of the comparable companies and applied this range of multiples to the relevant Callon and APA financial statistics (based on estimates for Callon and APA Adj. EBITDAX and Cash Flow, in each case, from Callon management based on Case B).

Based on the estimated number of fully diluted shares of Callon, as of January 2, 2024, as provided by Callon management and calculated using the treasury stock method, Morgan Stanley calculated the following ranges of the implied per share values of Callon Common Stock, each rounded to the nearest $0.25:

Public Trading Comparables of Callon	Callon Statistic	Reference Range	Implied Value Per Share Range for Callon
AV Value to Estimated 2024 Adj. EBITDAX (Case B)	$1,437MM	2.5x – 3.5x	$24.75 – $46.00
AV Value to Estimated 2025 Adj. EBITDAX (Case B)	$1,538MM	2.5x – 3.5x	$28.50 – $51.25
Price to Estimated 2024 Cash Flow (Case B)	$1,269MM	2.0x – 3.0x	$37.75 – $56.50
Price to Estimated 2025 Cash Flow (Case B)	$1,379MM	2.0x – 3.0x	$41.00 – $61.50

Morgan Stanley noted that the closing price of Callon Common Stock was $31.68 per share on December 14, 2023 (which Morgan Stanley deemed to be the unaffected trading date for purposes of its analyses), and the implied price of Callon Common Stock based on the Exchange Ratio pursuant to the Merger Agreement was $37.64 per share.

Based on the estimated number of fully diluted shares of APA, as of January 2, 2024, as provided by APA management and calculated using the treasury stock method, Morgan Stanley calculated the following ranges of implied per share values of APA Common Stock, each rounded to the nearest $0.25:

Public Trading Comparables of APA	APA Statistic	Reference Range	Implied Value Per Share Range for APA
AV to Estimated 2024 Adj. EBITDAX (Case B)	$4,282MM	3.0x – 4.0x	$26.00 – $40.00
AV to Estimated 2025 Adj. EBITDAX (Case B)	$4,781MM	3.0x – 4.0x	$30.75 – $46.50
Price to Estimated 2024 Cash Flow (Case B)	$3,373MM	3.0x – 3.5x	$33.25 – $38.75
Price to Estimated 2025 Cash Flow (Case B)	$3,871MM	3.0x – 3.5x	$38.25 – $44.50

No company utilized in the comparable company analysis is identical to Callon or APA. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions, and other matters, which are beyond the control of Callon and APA. These include, among other things, the impact of competition on the businesses of Callon and APA and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Callon, APA, or the industry, or in the financial markets in general.

Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms for selected transactions.

In connection with its analysis, Morgan Stanley compared publicly available statistics for 23 transactions involving U.S. public company exploration and production targets announced between 2018 and 2023 with a transaction value of at least $1.0 billion. Morgan Stanley deemed these U.S. public company transactions to be comparable based on target asset location, transaction size and transaction structure.

For purposes of the analysis of the precedent transactions, Morgan Stanley analyzed, among other things, the ratio of transaction value to the last 12 months’ (“LTM”) EBITDAX of the target company.

The metrics for each of the precedent transactions are summarized as follows:

Date Announced	Target	Acquiror	Transaction Value ($Bn)	AV / LTM EBITDAX
10/23/2023	Hess Corporation	Chevron Corporation	$60.0	11.8x
10/11/2023	Pioneer Natural Resources Company	Exxon Mobil Corporation	$64.5	6.4x
08/21/2023	Earthstone Energy, Inc.	Permian Resources Corporation	$4.5	3.6x
05/22/2023	PDC Energy, Inc.	Chevron Corporation	$7.6	2.1x
02/28/2023	Ranger Oil Corporation	Baytex Energy Corp.	$2.5	3.3x
03/7/2022	Whiting Petroleum Corporation	Oasis Petroleum Inc.	$3.6	6.5x
08/11/2021	Vine Energy Inc.	Chesapeake Energy Corporation	$2.2	NM	*
05/24/2021	Cimarex Energy Co.	Cabot Oil & Gas Corporation	$8.8	14.6x
05/10/2021	Extraction Oil & Gas, Inc.	Bonanza Creek Energy, Inc.	$1.4	5.7x
12/21/2020	QEP Resources, Inc.	Diamondback Energy, Inc.	$2.2	3.3x
10/20/2020	Parsley Energy, Inc.	Pioneer Natural Resources Company	$7.6	6.0x
10/19/2020	Concho Resources Inc.	ConocoPhillips	$13.4	4.9x
09/28/2020	WPX Energy, Inc.	Devon Energy Corporation	$5.7	3.7x
07/20/2020	Noble Energy, Inc.	Chevron Corporation	$13.3	7.0x
11/14/2019	Carrizo Oil & Gas, Inc.	Callon Petroleum Company	$2.7	3.3x
10/14/2019	Jagged Peak Energy Inc.	Parsley Energy, Inc.	$2.3	4.1x
08/26/2019	SRC Energy Inc.	PDC Energy, Inc.	$1.7	3.0x
04/24/2019	Anadarko Petroleum Corporation	Occidental Petroleum Corporation	$57.5	7.6x
11/19/2018	Resolute Energy Corporation	Cimarex Energy Co.	$1.6	14.6x
11/01/2018	Newfield Exploration Company	Encana Corporation	$7.7	6.6x
10/30/2018	WildHorse Resource Development Corporation	Chesapeake Energy Corporation	$4.0	11.1x
08/14/2018	Energen Corporation	Diamondback Energy, Inc.	$9.2	11.9x
03/28/2018	RSP Permian, Inc.	Concho Resources, Inc.	$9.5	17.7x

*	Not meaningful as the transaction was identified as an outlier.

Based on the analysis of the relevant metrics for each of the precedent transactions, and upon the application of its professional judgment and experience (which included the exclusion of outliers and weighting more heavily the precedent transactions which Morgan Stanley deemed most comparable to the contemplated combination between Callon and APA in the relevant metrics), Morgan Stanley selected a representative range of financial multiples of the precedent transactions and applied this range of multiples to the estimated 2023 Adj. EBITDAX of each of Callon and APA.

Based on the estimated number of fully diluted shares of Callon, as of January 2, 2024, as provided by Callon management and calculated using the treasury stock method, Morgan Stanley calculated the following ranges of the implied per share value of Callon Common Stock, rounded to the nearest $0.25:

Precedent Transactions	Callon Statistic	Reference Range	Implied Value Per Share Range for Callon
AV to Estimated 2023 Adj. EBITDAX	$1,290MM*	3.0x – 4.0x	$28.75 – $48.00

*

Callon estimated 2023 Adj. EBITDAX includes a pro forma adjustment for the full-year impact of a Delaware Basin acquisition and the disposition of its Eagle Ford assets by Callon in mid-2023, as provided by Callon management.

Morgan Stanley noted that the closing price of Callon Common Stock was $31.68 per share on December 14, 2023 (which Morgan Stanley deemed to be the unaffected trading date for purposes of its analyses), and the implied price of Callon Common Stock based on the Exchange Ratio pursuant to the Merger Agreement was $37.64 per share.

Based on the estimated number of fully diluted shares of APA, as of January 2, 2024, as provided by APA management and calculated using the treasury stock method, Morgan Stanley calculated the following ranges of the implied per share value of APA Common Stock, rounded to the nearest $0.25:

Precedent Transactions	APA Statistic	Reference Range	Implied Value Per Share Range for APA
AV to Estimated 2023 Adj. EBITDAX	$3,926MM	4.0x – 5.0x	$35.25 – $48.25

No company or transaction utilized in the precedent transaction analysis is identical to Callon, APA, or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions, and other matters, which are beyond the control of Callon and APA. These include, among other things, the impact of competition on the business of Callon, APA, or the industry generally, industry growth, and the absence of any adverse material change in the financial condition of Callon, APA, the industry, or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

Other Information

Historical Trading Prices

For reference purposes only, Morgan Stanley reviewed the historical trading ranges of Callon Common Stock and APA Common Stock over the 52-week period ended on January 2, 2024. Morgan Stanley noted that the closing price of Callon Common Stock was $31.68 per share on December 14, 2023 (which Morgan Stanley deemed to be the unaffected trading date for purposes of its analyses), and the closing price of APA Common Stock was $36.11 per share on January 2, 2024. Morgan Stanley noted that, for the 52-week period ended on January 2, 2024, the low and high intraday trading prices for Callon Common Stock and APA Common Stock were as follows:

	Low	High
Callon	$28.62	$44.49
APA	$30.67	$46.98

Morgan Stanley noted that the historical trading prices were presented for reference purposes only and were not relied upon for valuation purposes.

Equity Research Valuation

Callon

Morgan Stanley reviewed sell-side analyst price targets per share of Callon Common Stock prepared and published by 11 equity research analysts during the one-month period ending January 2, 2024. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of Callon Common Stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of Callon Common Stock was $34.00 per share to $60.00 per share.

The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Callon Common Stock and these estimates are subject to uncertainties, including the future financial performance of Callon and future financial market conditions.

Morgan Stanley noted that the equity research analysts’ price targets were presented for reference purposes only and were not relied upon for valuation purposes.

APA

Morgan Stanley reviewed sell-side analyst price targets per share of APA Common Stock prepared and published by 14 equity research analysts during the one-month period ending January 2, 2024. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of APA Common Stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of APA Common Stock was $35.00 per share to $52.00 per share.

The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of APA Common Stock and these estimates are subject to uncertainties, including the future financial performance of APA and future financial market conditions.

Morgan Stanley noted that the equity research analysts’ price targets were presented for reference purposes only and were not relied upon for valuation purposes.

Implied Exchange Ratios Analysis

Using the implied per share reference ranges for Callon and APA indicated in the net asset value analysis, comparable companies analyses and precedent transactions analysis of Callon and APA described above, Morgan Stanley calculated ranges of implied exchange ratios of APA Common Stock to Callon Common Stock. This implied exchange ratio analysis indicated the following implied exchange ratio reference ranges, as compared to the stock consideration Exchange Ratio of 1.0425x provided for in the Merger Agreement:

Implied Exchange Ratio
Discounted Cash Flow—Net Asset Value
Case A	0.810x – 1.119x
Case B	0.975x – 1.263x
Public Trading Comparables (AV / Adj. EBITDAX)
AV Value to Estimated 2024 Adj. EBITDAX (Case B)	0.616x – 1.776x
AV Value to Estimated 2025 Adj. EBITDAX (Case B)	0.611x – 1.664x
Public Trading Comparables (Price / Cash Flow)
Price to Estimated 2024 Cash Flow (Case B)	0.972x – 1.700x
Price to Estimated 2025 Cash Flow (Case B)	0.920x – 1.609x
Precedent Transactions
AV to Estimated 2023 Adj. EBITDAX*	0.597x – 1.359x

*

Callon estimated 2023 Adj. EBITDAX includes a pro forma adjustment for the full-year impact of a Delaware Basin acquisition and the disposition of its Eagle Ford assets by Callon in mid-2023, as provided by Callon management.

For reference purposes only, using the implied per share reference ranges for Callon and APA indicated in the historical trading prices and equity research valuation targets of Callon and APA described above, Morgan Stanley calculated ranges of implied exchange ratios of APA Common Stock to Callon Common Stock. This implied exchange ratio analysis indicated the following implied exchange ratio reference ranges, as compared to the Exchange Ratio of 1.0425x provided for in the Merger Agreement:

Implied Exchange Ratio
Historical Trading Price
52-Week Period Ending January 2, 2024	0.795x – 1.037x*
Equity Research Valuation
One-Year Price Targets	0.654x – 1.714x

*	Range illustrates the minimum and maximum exchange ratio based on the historical trading prices of each of Callon Common Stock and APA Common Stock during the 52-week period ending January 2, 2024.

Morgan Stanley noted that the historical trading prices and equity research analysts’ price targets were presented for reference purposes only and were not relied upon for valuation purposes.

General

In connection with the review of the Merger Agreement and the transactions contemplated thereby by the Callon Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor that it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Callon or APA. In performing its analyses, Morgan Stanley made numerous judgments and assumptions with regard to industry performance, general business, regulatory, economic, market, and financial conditions, and other matters, many of which are beyond the control of Callon or APA. These include, among other things, the impact of competition on the business of Callon, APA, and the industry generally, industry growth, and the absence of any material adverse change in the financial condition and prospects of Callon, APA, or the industry, or in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, to the holders of the Callon Common Stock (other than APA, Merger Sub, and their respective affiliates) of the Exchange Ratio pursuant to the Merger Agreement and in connection with the rendering of its oral opinion, subsequently confirmed by delivery of a written opinion, dated January 3, 2024, to the Callon Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Callon Common Stock or APA Common Stock might actually trade following the consummation of the merger or at any time.

The Exchange Ratio pursuant to the Merger Agreement was determined by Callon and APA through arm’s-length negotiations between Callon and APA and was approved by the Callon Board. Morgan Stanley provided advice to Callon during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Callon or the Callon Board or opine that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. In addition, Morgan Stanley’s opinion was not intended to, and did not, in any manner, address the price at which the Callon Common Stock or APA Common Stock would trade following the merger or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of shares of Callon Common Stock or APA Common Stock as to how such holder should vote at the Callon Special Meeting or the APA Special Meeting, respectively, or whether to take any other action with respect to the merger.

Morgan Stanley’s opinion and its presentation to the Callon Board was one of many factors taken into consideration by the Callon Board in deciding to consider, approve, and declare the advisability of the Merger Agreement and the transactions contemplated thereby and to recommend the approval of the merger by holders of Callon Common Stock. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Callon Board with respect to the Exchange Ratio pursuant to the Merger Agreement or of whether the Callon Board would have been willing to agree to a different exchange ratio.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing, and financial advisory services. Morgan Stanley, its affiliates, directors, and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of APA, Callon, or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the Merger Agreement, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Callon Board with financial advisory services and a financial opinion described in this section and attached as Annex D to this joint proxy statement/prospectus in connection with the merger, and Callon has agreed to pay Morgan Stanley a fee for its services equal to 0.525% of the transaction value (defined as fully-diluted equity value plus debt and other obligations), of which $5 million was payable upon the rendering of Morgan Stanley’s fairness opinion and the remainder of which is contingent upon completion of the merger. Callon has also agreed to reimburse Morgan Stanley for its reasonable expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Callon has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees, advisors, and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain losses, claims, damages, and liabilities relating to or arising out of or in connection with Morgan Stanley’s engagement.

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates provided financing services for APA and received fees of approximately $2.5 million and $5.0 million for such services. In addition, as of the date of Morgan Stanley’s opinion, Morgan Stanley or an affiliate thereof was a lender to APA. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates did not provide financial advisory or financing services to Callon for which Morgan Stanley or any of its affiliates received any fees. Morgan Stanley may seek to provide financial advisory and financing services to Callon and APA and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Certain Unaudited Forecasted Financial Information

APA Forecasted Financial Information

APA does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, APA’s management prepared certain unaudited internal financial forecasts with respect to APA and Callon, which were provided to the APA Board, as well as APA’s financial advisors, in connection with the proposed merger (collectively, the “APA forecasted financial information”). Certain of the APA forecasted financial information were also provided to Citi and WFS for their use and reliance, as directed by APA, in connection with the financial analyses that Citi and WFS performed in connection with their opinions described in “—Opinion of Citi, APA’s Financial Advisor” and “—Opinion of WFS, APA’s Financial Advisor.” Certain financial forecasts with respect to APA were also provided to Callon and its financial advisor in connection with the proposed merger. The inclusion of this information should not be regarded as an indication that any of APA, Callon, their respective advisors, or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of APA’s management, including, among others, APA’s and Callon’s future results, difficulties in appropriately allocating capital and resources among strategic opportunities, the timing and extent of success in discovering, developing, producing, and estimating reserves, market conditions, and prices for oil, natural gas, and NGLs, including regional basis differentials and differences in the prices paid to purchase and the prices received for sales of such products, capital availability, general economic and regulatory conditions, including changes in tax laws, and other matters described in “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. APA and Callon can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information is inherently forward looking and covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to APA’s and Callon’s business, strategies, budgets, objectives of management for future operations, capital returns frameworks, industry performance, the regulatory environment, general business and economic conditions, and other matters described in “Risk Factors.” Please also see “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

The unaudited prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The unaudited prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, the management of APA. Ernst & Young LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference in this joint proxy statement/prospectus relates to APA’s previously issued financial statements. It does not extend to the unaudited prospective financial information of APA and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. APA and Callon can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of this joint proxy statement/prospectus or as of the date of the APA Special Meeting and the Callon Special Meeting, similar estimates and assumptions would be used. Except as required by applicable securities laws, APA and Callon do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions.

The unaudited prospective financial information does not take into account all the possible financial and other effects on APA or Callon of the merger, the effect on APA or Callon of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the merger. Further, the unaudited prospective financial and operating information does not take into account the effect on APA or Callon of any possible failure of the merger to occur. None of APA, Callon, or their respective affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any APA or Callon stockholder or other person regarding APA’s or Callon’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by APA, Callon, their respective advisors, or other representatives or any other person that the forecasts will be achieved, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote in favor of the proposals to be considered at the special meetings but is being provided solely because it was made available to the APA Board, Callon, and APA’s and Callon’s respective financial advisors in connection with the merger.

In light of the foregoing, and considering that the special meetings will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, APA stockholders and Callon stockholders are cautioned not to place undue reliance on such information, and APA and Callon urge all APA stockholders and Callon stockholders to review APA’s most recent SEC filings for a description of APA’s reported financial results and Callon’s most recent SEC filings for a description of Callon’s reported financial results. Please see “Where You Can Find More Information.”

In preparing the APA forecasted financial information, the APA management team used the following oil and natural gas price assumptions:

	2024E	2025E	2026E	2027E	2028E
Brent Oil ($/bbl)	$75.00	$75.00	$75.00	$75.00	$75.00
WTI Oil ($/bbl)	$70.00	$70.00	$70.00	$70.00	$70.00
Henry Hub Gas ($/mmbtu)	$3.50	$3.50	$3.50	$3.50	$3.50
JKM ($/mmbtu)	$9.00	$9.00	$9.00	$9.00	$9.00
TTF ($/mmbtu)	$9.00	$9.00	$9.00	$9.00	$9.00
NGL ($/bbl)(1)	$29.15	$29.15	$29.15	$29.15	$29.15

(1)	NGL pricing based on standard Mont Belvieu basket: Ethane (37%), Propane (32%), Natural Gasoline (14%), Normal Butane (11%) and Iso-Butane (6%).

APA Projections for APA

The following table sets forth certain summarized prospective financial information regarding APA on a standalone basis for the years ending December 31, 2024, through 2028 (the “APA projections for APA”), which information was prepared by APA management and directed by APA to be used and relied upon by Citi and WFS in connection with the financial analyses that they performed in connection with their opinions described in “—Opinion of Citi, APA’s Financial Advisor” and “—Opinion of WFS, APA’s Financial Advisor.” The APA projections for APA were also provided to Callon and its financial advisor. The APA projections for APA should not be regarded as an indication that APA considered, or now considers, it to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared.

	APA Projections for APA
	2024E	2025E	2026E	2027E	2028E
Reported daily net production (Mboe/d)	409	486	503	489	470
Adjusted daily net production(1) (Mboe/d)	331	403	422	414	398
Consolidated EBITDAX(2) (in millions)	$4,805	$5,719	$5,895	$5,827	$5,811
Adjusted EBITDAX(3) (in millions)	$3,408	$4,214	$4,389	$4,382	$4,386
Capital expenditures(4) (in millions)	$2,290	$2,656	$2,487	$2,333	$2,218
Operating cash flow(5) (in millions)	$2,934	$3,598	$3,753	$3,655	$3,693
Levered free cash flow(6) (in millions)	$643	$941	$1,267	$1,322	$1,476

(1)	Adjusted daily net production excludes production attributable to Egypt tax barrels and noncontrolling interests.
(2)

Consolidated EBITDAX is defined as net income (loss) before income tax expense, interest expense, depreciation, amortization and exploration expense, including amounts attributable to Egypt tax barrels and noncontrolling interests. Consolidated EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss) or other measures prepared in accordance with GAAP.

(3)

Adjusted EBITDAX is defined as “Consolidated EBITDAX” less amounts attributable to Egypt tax barrels and noncontrolling interests. Adjusted EBITDAX is not a measure of financial performance under GAAP.

Accordingly, it should not be considered as a substitute for net income (loss) or other measures prepared in accordance with GAAP.
(4)	Capital expenditures represents capital investments, including cash exploration expense, excluding amounts attributable to noncontrolling interests.
(5)

Operating cash flow is defined as cash flow from operating activities, after tax and interest expense, and excluding amounts attributable to noncontrolling interests. Operating cash flow is presented before cash exploration expense, which is included in “Capital expenditures.” Operating cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for cash flow from operating activities or other measures prepared in accordance with GAAP.

(6)	Levered free cash flow is calculated as “Operating cash flow” less “Capital expenditures.”

APA Projections for Callon

APA management also provided to the APA Board certain unaudited prospective financial information with respect to Callon on a standalone basis, which was generally derived from information provided by Callon management (the “APA projections for Callon”). Such forecasts with respect to Callon also were provided to Citi and WFS and were directed by APA for their use and reliance in connection with the financial analyses that Citi and WFS performed in connection with their opinions described in “—Opinion of Citi, APA’s Financial Advisor” and “—Opinion of WFS, APA’s Financial Advisor.” The following table sets forth a summary of this prospective financial information regarding Callon for the years ending December 31, 2024, through 2028 as prepared by APA management. The APA projections for Callon should not be regarded as an indication that APA considered, or now considers, it to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared.

	APA Projection for Callon
	2024E	2025E	2026E	2027E	2028E
Average daily net production (Mboe/d)	103	101	102	100	98
EBITDAX(1) (in millions)	$1,273	$1,184	$1,135	$1,072	$1,020
Capital expenditures (in millions)	$633	$385	$472	$411	$439
Operating cash flow(2) (in millions)	$1,039	$955	$935	$892	$871
Levered free cash flow(3) (in millions)	$406	$570	$463	$481	$432

(1)

EBITDAX is defined as net income (loss) before income tax expense, interest expense, depreciation, amortization and exploration expense. EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss) or other measures prepared in accordance with GAAP.

(2)

Operating cash flow is defined as cash flow from operating activities, after tax and interest expense, excluding amounts attributable to noncontrolling interests. Operating cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for cash flow from operating activities or other measures prepared in accordance with GAAP.

(3)	Levered free cash flow is calculated as “Operating cash flow” less “Capital expenditures.”

APA Management Projections for Expected Synergies

APA management also provided to the APA Board certain estimates of the amounts of expected synergies anticipated by APA management to result from the merger. APA management estimated overhead, operational, and cost-of-capital synergies of approximately $150 million annually on a pre-tax basis after giving effect to the merger (the “APA expected synergies”). The APA expected synergies were also provided to Citi and WFS and were directed by APA to be used and relied upon in connection with the financial analyses that Citi and WFS performed in connection with their opinions described in “—Opinion of Citi, APA’s Financial Advisor” and

“—Opinion of WFS, APA’s Financial Advisor.” The APA expected synergies should not be regarded as an indication that APA considered, or now considers, it to be necessarily predictive of actual future performance or events, or that such information should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared.

Callon Forecasted Financial Information

Callon as a matter of course does not make public long-term forecasts or internal projections as to future production, revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the Callon Board’s evaluation of the proposed merger, Callon management prepared and provided to the Callon Board certain unaudited prospective financial information relating to Callon on a standalone basis for the fiscal years ending December 31, 2024 through December 31, 2028, which is referred to as the “Callon Projections for Callon,” and certain unaudited prospective financial information relating to APA for the fiscal years ending December 31, 2024 through December 31, 2028, which is referred to as the “Callon Projections for APA.” The Callon Projections for Callon were prepared under the supervision of Callon management on a consistent basis as regular prospective financial information prepared under the supervision of Callon management in the ordinary course of Callon’s financial forecasting, planning and budgeting, updated for the most recently available information and assumptions. The Callon Projections for APA were prepared under the supervision of Callon management after reviewing unaudited prospective financial, operating information and reserves data of APA provided to them by APA described under “Certain Unaudited Forecasted Financial Information—APA Forecasted Financial Information.” Callon authorized its financial advisor, Morgan Stanley, to use and rely upon the Callon Projections for Callon and the Callon Projections for APA in connection with its financial analyses and its opinion described in the section entitled “—Opinion of Morgan Stanley, Callon’s Financial Advisor.” Certain other unaudited prospective financial, operating information and reserves data relating to Callon also was provided to APA and its financial advisors.

The summary of the unaudited prospective financial information below is not included to influence the decision of Callon stockholders or APA stockholders whether to vote to approve the Merger Proposal, the Stock Issuance Proposal or any other proposal to be considered at the Callon Special Meeting or the APA Special Meeting, but is provided solely because it was made available to the Callon Board and Callon’s financial advisor in connection with the merger. The inclusion of the below information should not be regarded as an indication that any of Callon, APA, their respective advisors or other representatives or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numerical specificity, the unaudited prospective financial information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Callon’s or APA’s management, including, among others, Callon’s and/or APA’s future results, oil and gas industry activity, commodity prices, demand for oil and natural gas, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, takeaway capacity and the availability of services in the areas in which Callon and APA operate, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and “Where You Can Find More Information.”

The unaudited prospective financial information also reflects assumptions as to certain business decisions that are subject to change and subjective judgment that is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Callon can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and “Where You Can Find More Information.”

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Callon’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to Callon contained in its Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of Callon, and such report does not extend to the projections included below and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Callon can give no assurance that, had the unaudited prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Callon does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account all the possible financial and other effects on Callon or APA of the merger, the effect on Callon or APA of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on Callon or APA of any possible failure of the merger to occur. None of Callon, APA or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder or other person regarding Callon’s or APA’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by Callon, APA or their respective advisors or other representatives or any other person that it is viewed as material information of Callon or APA, particularly in light of the inherent risks and uncertainties associated with such forecasts.

In light of the foregoing, and considering that the Callon Special Meeting and the APA Special Meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Callon stockholders and APA stockholders are cautioned not to place undue reliance on such information and are encouraged to review Callon’s and APA’s most recent SEC filings for a description of Callon’s and APA’s respective reported financial results. See the section entitled “Where You Can Find More Information.”

Callon Management Projections for Callon

In preparing the prospective financial information described below, the management team of Callon used the following price assumptions, which are based on both NYMEX oil and gas strip pricing for 2024, then $72.50/bbl for oil and $3.00/MMBtu for gas going forward (“Case A”) and Wall Street consensus pricing for 2024 and 2025, then holding flat going forward (“Case B”), in each case as of December 29, 2023 (amounts may reflect rounding):

	Oil and Gas Strip Pricing – Case A
	2024E	2025E	2026E	2027E	2028E
Commodity Prices
Oil ($/Bbl)	$73.08	$72.50	$72.50	$72.50	$72.50
Gas ($/MMBtu)	$2.67	$3.00	$3.00	$3.00	$3.00

	Wall Street Consensus Pricing – Case B
	2024E	2025E	2026E	2027E	2028E
Commodity Prices
Oil ($/Bbl)	$81.55	$80.00	$80.00	$80.00	$80.00
Gas ($/MMBtu)	$3.35	$3.96	$3.96	$3.96	$3.96

In addition to the assumptions with respect to commodity prices, the Callon Projections for Callon are based on various other assumptions, including, but not limited to, the following principal assumption: the maintenance of a five rig drilling program throughout the five year forecast period. The Callon Projections for Callon also reflect assumptions regarding the continuing nature of ordinary course operations that may be subject to change.

The following table presents selected unaudited forecasted financial information of Callon contained in the Callon Projections for Callon:

($ in millions)	2024E	2025E	2026E	2027E	2028E
Oil and Gas Strip Pricing – Case A
Total Revenue	$1,859	$1,908	$1,900	$1,916	$1,950
Adjusted EBITDAX(1)	$1,240	$1,316	$1,296	$1,302	$1,276
Unlevered Free Cash Flow(2)	$367	$527	$534	$615	$391

(1)

Adjusted EBITDAX is defined by Callon as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization, (gains) losses on derivative instruments excluding net settled derivative instruments, (gain) loss on sale of oil and gas properties, impairment of oil and gas properties, non-cash share-based compensation expense, exploration expense, merger, integration and transaction expense, (gain) loss on extinguishment of debt, and certain other expenses. Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other measures prepared in accordance with GAAP.

(2)

Unlevered Free Cash Flow is defined by Callon as Adjusted EBITDAX less cash taxes, capital expenditures, certain potential contingent payments, and certain other operating expenses. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other measures prepared in accordance with GAAP.

($ in millions)	2024E	2025E	2026E	2027E	2028E
Wall Street Consensus Pricing – Case B
Total Revenue	$2,074	$2,148	$2,140	$2,156	$2,194
Adjusted EBITDAX(1)	$1,437	$1,538	$1,519	$1,524	$1,501
Unlevered Free Cash Flow(2)	$558	$787	$740	$741	$579

(1)

Adjusted EBITDAX is defined by Callon as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization, (gains) losses on derivative instruments excluding net settled derivative instruments, (gain) loss on sale of oil and gas properties, impairment of oil and gas properties, non-cash share-based compensation expense, exploration expense, merger, integration and transaction expense, (gain) loss on extinguishment of debt, and certain other expenses. Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other measures prepared in accordance with GAAP.

(2)

Unlevered Free Cash Flow is defined by Callon as Adjusted EBITDAX less cash taxes, capital expenditures, certain potential contingent payments, and certain other operating expenses. Unlevered Free Cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other measures prepared in accordance with GAAP.

Callon Management Projections for APA

In preparing the prospective financial information described below, the management team of Callon used the following price assumptions, which are based on both NYMEX oil and gas strip pricing (i.e., Case A) and Wall Street consensus pricing (i.e., Case B), in each case as of December 29, 2023 (amounts may reflect rounding):

	Oil and Gas Strip Pricing – Case A
	2024E	2025E	2026E	2027E	2028E
Commodity Prices
Oil ($/Bbl)	$73.08	$72.50	$72.50	$72.50	$72.50
Gas ($/MMBtu)	$2.67	$3.00	$3.00	$3.00	$3.00

	Wall Street Consensus Pricing – Case B
	2024E	2025E	2026E	2027E	2028E
Commodity Prices
Oil ($/Bbl)	$81.55	$80.00	$80.00	$80.00	$80.00
Gas ($/MMBtu)	$3.35	$3.96	$3.96	$3.96	$3.96

In addition to the assumptions with respect to commodity prices, the Callon Projections for APA are based on various other assumptions, including, but not limited to, the following principal assumption: the maintenance of a development plan consistent with fiscal year 2023 throughout the five year forecast period. The Callon Projections for APA also reflects assumptions regarding the continuing nature of ordinary course operations that may be subject to change.

The following table presents selected unaudited forecasted financial information of APA contained in the Callon Projections for APA (amounts may reflect rounding):

($ in millions)	2024E	2025E	2026E	2027E	2028E
Oil and Gas Strip Pricing – Case A
Revenue	$5,563	$5,858	$5,769	$5,680	$8,694
Adjusted EBITDAX(1)	$3,742	$4,175	$4,073	$3,972	$4,038
Unlevered Free Cash Flow(2)	$1,135	$1,112	$1,272	$1,319	$1,491

(1)

Adjusted EBITDAX is defined by Callon as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization, (gains) losses on derivative instruments excluding net settled derivative instruments, (gain) loss on sale of oil and gas properties, impairment of oil and gas properties, non-cash share-based compensation expense, exploration expense, merger, integration and transaction expense, (gain) loss on extinguishment of debt, and certain other expenses. Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow from operating activities or other measures prepared in accordance with GAAP.
(2)

Unlevered Free Cash Flow is defined by Callon as Adjusted EBITDAX less cash taxes, capital expenditures and exploration expense. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow from operating activities or other measures prepared in accordance with GAAP.

($ in millions)	2024E	2025E	2026E	2027E	2028E
Wall Street Consensus Pricing – Case B
Total Revenue	$6,148	$6,525	$6,464	$6,391	$9,854
Adjusted EBITDAX(1)	$4,282	$4,781	$4,703	$4,619	$4,672
Unlevered Free Cash Flow(2)	$1,644	$1,677	$1,859	$1,919	$2,080

(1)

Adjusted EBITDAX is defined by Callon as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization, (gains) losses on derivative instruments excluding net settled derivative instruments, (gain) loss on sale of oil and gas properties, impairment of oil and gas properties, non-cash share-based compensation expense, exploration expense, merger, integration and transaction expense, (gain) loss on extinguishment of debt, and certain other expenses. Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow from operating activities or other measures prepared in accordance with GAAP.

(2)

Unlevered Free Cash Flow is defined by Callon as Adjusted EBITDAX less cash taxes, capital expenditures and exploration expense. Unlevered Free Cash Flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow from operating activities or other measures prepared in accordance with GAAP.

CALLON DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Board of Directors After Completion of the Merger

The Merger Agreement provides that, prior to the closing date, APA is required to take all necessary actions to cause a member of the Callon Board as of the date of the Merger Agreement (including Callon’s Chief Executive Officer), who is selected by the Callon Board and is reasonably acceptable to APA, to be appointed to the APA Board immediately following the Effective Time. The designee is required to meet the criteria for service on the APA Board under applicable law, Nasdaq rules, and APA’s corporate governance guidelines.

As of the date of this joint proxy statement/prospectus, the Callon Board has not selected the Callon director who will be designated to join the APA Board.

Treatment of Indebtedness

In connection with the execution of the Merger Agreement, APA entered into the Commitment Letter with the Committed Lenders, pursuant to which the Committed Lenders have committed to arrange and provide, subject to the terms and conditions of the Commitment Letter, a senior unsecured bridge facility in an aggregate principal amount of $2,000,000,000.

As disclosed in APA’s Form 8-K filed on January 30, 2024, APA entered into the Credit Agreement. The lenders under the Credit Agreement have committed an aggregate $2,000,000,000 for senior unsecured delayed-draw term loans to APA. The amount of aggregate commitments under the Commitment Letter automatically reduced by the amount of aggregate commitments under the Credit Agreement on its effective date. APA expects to use the proceeds of the term loan facility, borrowings under its existing syndicated revolving facility and cash on hand to repay indebtedness of Callon in connection with the closing.

As of September 30, 2023, Callon had (i) $396 million of borrowings and $21.4 million in letters of credit issued under the Callon Credit Agreement, (ii) $320.8 million of 6.375% Senior Notes due 2026, (iii) $650 million of 8.00% Senior Notes due 2028, and (iv) $600 million of 7.500% Senior Notes due 2030. In connection with, and conditioned on, closing, APA and Callon expect to (i) prepay and terminate the Callon Credit Agreement and (ii) take action with respect to the Callon Notes, which may include a tender offer, exchange offer, consent solicitation, redemption (including by possible use of the equity claw feature), satisfaction and discharge and/or a combination of the foregoing. APA and Callon expect Callon to provide notices in advance of closing with respect to anticipated actions as required by the Callon Credit Agreement and the Callon Notes. Such notices are expected to be conditioned on the closing, and if the closing does not occur prior to the anticipated effective date of the action under such notices, such notes shall roll forward to the actual closing date.

Interests of Callon’s Directors and Executive Officers in the Merger

In considering the recommendations of the Callon Board, Callon stockholders should be aware that Callon’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other Callon stockholders generally. The Callon Board was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the merger, in approving the Merger Agreement, and in recommending the applicable merger-related proposals. The following discussion sets forth certain of these interests in the merger of each executive officer or non-employee director of Callon. Jeffrey S. Balmer no longer provided services to Callon as of December 31, 2023, and is not entitled to receive any type of compensation that is based on or otherwise relates to the merger.

Treatment of Callon Long-Term Incentive Awards

The Merger Agreement provides for the treatment set forth below at the Effective Time with respect to outstanding awards issued pursuant to the Callon Stock Plans. For purposes of this disclosure, amounts have been calculated assuming (i) a closing date of January 26, 2024 (which is the assumed date of closing of the merger solely for the purpose of the disclosure in this section), (ii) as required under SEC rules, the closing price of a Callon Common Stock is $33.97 (the “Estimated Closing Value”), which is equal to the average closing market price of a share of Callon Common Stock over the first five (5) business days following the first public announcement of the entry into the Merger Agreement, (iii) outstanding long-term incentive awards as of January 26, 2024, and (iv) each executive officer or director remains continuously employed or engaged with Callon or a subsidiary thereof until the merger closing date. Some of the assumptions used in the disclosure below are based upon information not currently available and, as a result, the actual amounts to be received by any of Callon’s executive officers and directors, if any, may materially differ from the amounts set forth below.

Callon RSUs

Each Vested Callon RSU will be cancelled and converted into the right to receive (without interest) a number of shares of APA Common Stock equal to the product of (1) the number of shares of Callon Common Stock subject to such Vested Callon RSU immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, payable by the Surviving Corporation no later than five (5) business days following the Effective Time, less any required withholding.

Each Unvested Callon RSU will be assumed by APA and converted into a Converted RSU with respect to shares of APA Common Stock equal to the product of the number of shares of Callon Common Stock subject to such Unvested Callon RSU immediately prior to the Effective Time multiplied by the Exchange Ratio. Each such Converted RSU will continue to be governed by the same terms and conditions as were applicable to the corresponding Unvested Callon RSU immediately prior to the Effective Time.

The following sets forth, for each Callon executive officer and director, the aggregate number of shares of Callon Common Stock subject to outstanding Vested Callon RSUs and Unvested Callon RSUs held by such executive officer or director as of January 26, 2024:

Name	Number of Shares Subject to Vested Callon RSUs	Estimated Value of Vested Callon RSUs(1)	Number of Shares Subject to Unvested Callon RSUs	Estimated Value of Unvested Callon RSUs(1)
Executive Officers
Joseph C. Gatto, Jr.	—	—	88,072	$2,991,806
Kevin Haggard	—	—	52,558	$1,785,395
Russell Parker	—	—	54,727	$1,859,076
Michol Ecklund	—	—	46,836	$1,591,019
Gregory Conaway	—	—	12,095	$410,867
Directors(2)
Frances Aldrich Sevilla-Sacasa	—	—	—	—
Matthew R. Bob	4,666	$158,504	—	—
James E. Craddock	—	—	—	—
Barbara J. Faulkenberry	4,666	$158,504	—	—
Mary Shafer-Malicki	—	—	—	—
Anthony J. Nocchiero	4,666	$158,504	—	—
Steven A. Webster	—	—	—	—

(1)

The estimated value of the Vested Callon RSU and Unvested Callon RSU, respectively, is equal to the product of (a) the Estimated Closing Value and (b) the number of shares of Callon Common Stock underlying each such Callon RSU.

(2)

A portion of the Callon RSUs held by directors have been deferred and will be settled in cash in lieu of shares, the amounts of which are not included above but are included below under Callon Phantom Stock Units.

The Vested Callon RSUs held by the directors and set forth above are considered to be “single-trigger” arrangements (i.e., vesting is triggered by a change in control for which payment is not conditioned upon a subsequent termination of the director).

None of the Unvested Callon RSUs held by Callon’s executive officers vest solely by reason of the occurrence of the closing. As the Unvested Callon RSUs are being converted directly into Converted RSUs based on APA Common Stock using the Exchange Ratio, no monetary value is being received by Callon’s executive officers solely in connection with the conversion of their respective Unvested Callon RSUs. However, pursuant to the underlying award agreements and/or the CIC Plan (as described in more detail below), the vesting of any Unvested Callon RSUs would accelerate in the event of an executive officer’s termination of employment by Callon without cause or by the executive officer for good reason, in each case, within the two (2)-year period following the merger. Accordingly, the Unvested Callon RSUs are considered to be “double-trigger” arrangements and have been calculated assuming a qualifying termination on the assumed closing date of January 26, 2024.

Callon MSUs

Each Callon MSU will be assumed by APA and converted into a number of Converted RSUs equal to the product of (1) the number of shares of Callon Common Stock subject to the Callon MSU immediately prior to the

Effective Time reflecting achievement of the applicable performance metrics at the greater of (A) the performance level determined in accordance with the performance criteria provided in the applicable award agreement, and (B) the target performance level, multiplied by (2) the Exchange Ratio. Each such Converted RSU will continue to be governed by the same terms and conditions as were applicable to the corresponding Callon MSU immediately prior to the Effective Time.

As of January 26, 2024, Mr. Gatto held 100,000 Callon MSUs, which had an estimated value of $3,397,000, assuming achievement at the target performance level. No other executive officers or directors hold Callon MSUs. None of Mr. Gatto’s Callon MSUs vest solely by reason of the occurrence of the closing, although achievement of the applicable performance metrics will be determined at closing. As the Callon MSUs are being converted directly into Converted RSUs based on APA Common Stock using the Exchange Ratio, no monetary value is being received by Mr. Gatto solely in connection with the conversion of his Callon MSUs. However, pursuant to the underlying award agreements and the CIC Plan, the vesting of any Callon MSUs would accelerate in the event of Mr. Gatto’s termination of employment by Callon without cause or by Mr. Gatto for good reason, in each case, within the two (2)-year period following the merger. Accordingly, the Callon MSUs are considered to be “double-trigger” arrangements and have been calculated assuming a qualifying termination on the assumed closing date of January 26, 2024.

Callon CPUs

Each Callon CPU will be assumed by APA and continue to be governed by the same terms and conditions as were applicable to the corresponding Callon CPU immediately prior to the Effective Time, with achievement of the applicable performance metrics reflected at the greater of (1) the performance level determined in accordance with the performance criteria provided in the applicable award agreement and (2) the target performance level.

The following sets forth, for each Callon executive officer, the aggregate estimated value of Callon CPUs held by such executive officer as of January 26, 2024, including as applicable, CPUs granted in 2021, 2022, and 2023, assuming achievement of the target performance level:

Name	Estimated Value of Callon CPUs
Executive Officers
Joseph C. Gatto, Jr.	$7,853,400
Kevin Haggard	$3,263,700
Russell Parker	$1,440,000
Michol L. Ecklund	$2,418,150
Gregory F. Conaway	$1,038,780

None of the Callon CPUs held by Callon’s executive officers vest solely by reason of the occurrence of the closing. No monetary value is being received by Callon’s executive officers solely in connection with the assumption of their respective Callon CPUs. However, pursuant to the underlying award agreements and/or the CIC Plan, the vesting of any Callon CPUs would accelerate in the event an executive officer’s termination of employment by Callon without cause or by the executive officer for good reason, in each case, within the two (2)-year period following the merger. Accordingly, the Callon CPUs are considered to be “double-trigger” arrangements and have been calculated assuming a qualifying termination on the assumed closing date of January 26, 2024. No directors hold Callon CPUs.

Cash SAR Awards

Each Cash SAR Award will be assumed by APA and converted into a Converted SAR Award, (1) with the number of shares of APA Common Stock subject to such Converted Cash SAR Award equal to the number of shares of Callon Common Stock subject to the Cash SAR Award as of immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, and (2) with the exercise price per share of the Converted Cash SAR Award equal to the exercise price per share of the Cash SAR Award as of immediately prior to the Effective Time, divided by the Exchange Ratio, rounded up to the nearest whole cent. Each Converted Cash SAR Award will continue to be governed by the same terms and conditions as were applicable to the corresponding Cash SAR Award immediately prior to the Effective Time. None of Callon’s executive officers or directors hold unvested Cash SAR Awards as of January 26, 2024, and none of the Cash SAR Awards held by Callon’s executive officers or directors will be settled solely by reason of the occurrence of the closing. However, Mr. Conaway holds 7,402 shares of Callon Common Stock subject to Cash SAR Awards (of which 3,144 have an exercise price of $83.90 and 4,258 have an exercise price of $62.80).

Callon Phantom Stock Units

Each Callon Phantom Stock Unit will immediately vest in full and be converted into the right to receive an amount in cash determined in accordance with the terms of Callon’s stock plans and the applicable award agreement, payable by the Surviving Corporation no later than five (5) business days following the Effective Time, less any required withholding.

The following sets forth, for each Callon director, the aggregate number of shares of Callon Common Stock subject to outstanding Callon Phantom Stock Units held by such director as of January 26, 2024:

Name	Number of Shares Subject to Callon Phantom Stock Units	Estimated Value of Callon Phantom Stock Units(1)
Directors
Frances Aldrich Sevilla-Sacasa	12,998	$441,542
Matthew R. Bob	—	—
James E. Craddock	4,666	$158,504
Barbara J. Faulkenberry	—	—
Mary Shafer-Malicki	8,944	$303,828
Anthony J. Nocchiero	—	—
Steven A. Webster	20,846	$708,139

(1)

The estimated value of the Callon Phantom Stock Unit is equal to the product of (a) the Estimated Closing Value and (b) the number of shares of Callon Common Stock underlying each Callon Phantom Stock Unit.

The Callon Phantom Stock Units held by directors and set forth above are considered to be “single-trigger” arrangements (i.e., vesting is triggered by a change in control for which payment is not conditioned upon a subsequent termination of the director). The “single-trigger” treatment is consistent with Callon’s Deferred Compensation Plan for Outside Directors.

CIC Plan

Each of the current executive officers is eligible to participate in the CIC Plan, which provides for severance payments and benefits in connection with a termination of employment within two (2) years after a change in control (as defined in the CIC Plan) (a) by Callon other than for cause or due to the executive officer’s disability (each, as defined in the CIC Plan) or (b) by the executive officer for good reason (as defined in the CIC Plan) (each, an “Eligible Termination”). If the executive officer’s employment is terminated by Callon for reasons other than for cause or disability within six (6) months prior to the date on which a change in control is effective and it is reasonably demonstrated that such termination: (i) was at the request of a third party who has taken steps reasonably calculated to effectuate such change in control or (ii) otherwise arose in connection with such change in control, then for all purposes of the CIC Plan, such termination will be deemed to have occurred following such change in control (for purposes of the CIC Plan, a “Deemed Eligible Termination”).

Upon an Eligible Termination or a Deemed Eligible Termination, and subject to the executive officer’s satisfaction of the conditions described below, the executive officer would be entitled to receive, subject to execution (without revocation) of a release of claims against Callon: (i) a lump sum cash payment, payable on the date that is six (6) months following the date of the executive officer’s termination of employment, equal to the sum of: (x) a multiple (3x for Mr. Gatto and 2x for each of the other executive officers) times the sum of (A) the executive officer’s annual base salary as in effect immediately prior to the change in control or, if higher, in effect immediately prior to the date of termination, and (B) the greatest of (1) the average annual bonus earned with respect to the three (3) most recently completed full fiscal years (provided that if the executive officer has not been employed for the entire duration of each of the three (3) most recently completed full fiscal years, the executive officer will be deemed to have earned his or her target annual bonus for any year for which he or she was not employed for the entire fiscal year for purposes of calculating the average), (2) the target annual bonus for the fiscal year in which the change in control occurs, or (3) the target annual bonus for the fiscal year in which the date of termination occurs, (y) the executive officer’s pro-rated annual bonus for the year of termination calculated as set forth in the CIC Plan, and (z) any actual annual bonus for any completed calendar year that has been earned by but not paid to the executive officer as of the executive officer’s date of termination, and (ii) continued health and welfare benefits coverage for the executive officer and the executive officer’s eligible dependents for a period of 24 months. Additionally, in connection with a Deemed Eligible Termination, the executive officer would be entitled to a lump sum cash payment equal to the value of any equity awards forfeited as a result of the executive officer’s termination of employment, with such cash payment equal to the fair market value of such equity awards determined as of the date of such executive officer’s termination of employment.

In addition to the foregoing, to the extent an executive officer becomes eligible for severance payments including having signed and not timely revoked a general release of claims, all outstanding long-term incentive awards then held by or for the benefit of executive officer will fully vest and, if applicable, exercisable, with any performance-based awards earned at the level specified for a “Change in Control” event in the applicable award agreement or, if not specified, at the target level.

As a condition to any executive officer’s receipt of severance benefits under the CIC Plan, the executive officer must comply with non-competition and non-solicitation covenants that apply for a period of one year after the date of termination, as well as customary non-disparagement, non-disclosure, confidentiality, and ownership covenants.

The CIC Plan provides for a “best net” provision providing that the executive officer’s payments and benefits will be either capped at the safe harbor amount to avoid the imposition of excise taxes under Code Section 4999 or paid in full subjecting them to possible excise tax liability, whichever provides the better after-tax benefit to the executive.

For an estimate of the value of the payments and benefits described above that would be payable to Callon’s named executive officers upon an Eligible Termination in connection with the merger, see “—Summary of Potential Transaction Payments” below. The estimated value of the payments and benefits described above that would be payable to Mr. Parker upon an Eligible Termination in connection with the merger is $6,301,311.

Retention or Transaction Bonus Program

Pursuant to the Merger Agreement, Callon may establish a cash-based retention or transaction bonus program (the “Retention Program”) prior to the Effective Time for the benefit of employees and other service providers of Callon and its subsidiaries. Awards under the Retention Program will vest and become payable one hundred percent (100%) as of the Effective Time, subject to continued employment or service through such date or, if earlier, upon a termination of employment that qualifies the applicable recipient for severance. As of the date hereof, Callon has not committed to pay any amounts under such Retention Program to any of the executive officers.

Non-Employee Director Compensation

Pursuant to the Merger Agreement, Callon may pay or grant, as applicable, to each non-employee director the cash and equity retainer that the director would have received in fiscal year 2024 (irrespective of whether there is an annual shareholder meeting).

New Management Arrangements

As of the date of this joint proxy statement/prospectus, except as set forth above, there are no other new employment, equity contribution, or other agreements between any Callon executive officer or director, on the one hand, and APA or Callon, on the other hand. Prior to and following the Effective Time, however, certain of Callon’s executive officers may have discussions with, and may enter into agreements with, APA, the Surviving Corporation, or their affiliates regarding employment with or the right to participate in the equity of the Surviving Corporation or one or more of its affiliates to be effective following the closing of the merger.

Summary of Potential Transaction Payments

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the merger that Callon’s named executive officers could receive in connection with the merger, as described more fully above under “––Interests of Callon’s Directors and Executive Officers in the Merger.” Such amounts have been calculated assuming (i) the Effective Time is January 26, 2024, which is the assumed date of closing of the merger solely for purposes of the disclosures in this section, (ii) a price equal to the Estimated Closing Value, (iii) any Company MSUs and Company CPUs vest based on the target performance level, (iv) any earned but unpaid annual bonuses are paid based on the target performance level, (v) each named executive officer’s outstanding long-term incentive awards as of January 26, 2024, (vi) the annual base salary and annual target bonus opportunity for each of the named executive officers remains unchanged from the amount determined as of the date hereof, (vii) each named executive officer is terminated without cause or resigns for good reason at or immediately following the Effective Time, and (viii) each of Callon’s named executive officers has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive such payments and benefits.

The calculations in the table below do not include amounts the named executive officers were already entitled to receive or vested in as of January 26, 2024. These amounts do not include any other incentive or retention award payments, issuances, or forfeitures after January 26, 2024, and prior to the completion of the merger, and do not reflect any equity or other long-term incentive awards that vested or are expected to vest in accordance with their terms after January 26, 2024, and prior to the completion of the merger. As a result, some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of Callon’s named executive officers, if any, may materially differ from the amounts set forth below.

Merger-Related Compensation

Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Joseph C. Gatto, Jr.	$16,356,595	$6,388,806	$51,299	$22,796,700
Kevin Haggard	$6,101,573	$1,785,395	$51,636	$7,938,604
Michol L. Ecklund	$4,941,304	$1,591,019	$51,156	$6,583,479
Gregory F. Conaway	$2,768,348	$410,867	$51,744	$3,230,959

(1)

Dr. Balmer ceased being an executive officer of Callon effective June 28, 2023 and he was no longer providing services to Callon as of December 31, 2023. Dr. Balmer is not entitled to receive any type of compensation that is based on or otherwise relates to the merger.

(2)

Amounts shown reflect (a) the severance payments to be made by Callon pursuant to the CIC Plan, which consist of (i) a lump sum payment equal to the sum of: a multiple (3x for Mr. Gatto and 2x for each of the other executive officers) times the sum of (x) the executive officer’s annual base salary and (y) the executive officer’s annual bonus (based on the average of the actual 2021 and 2022 annual bonuses paid to each executive officer and the executive officer’s target bonus for 2023), (ii) a lump sum payment equal to the executive officer’s pro-rated annual bonus for 2024 based on the target performance level, and (iii) a lump sum payment equal to the executive officer’s earned but unpaid annual bonus for 2023 (assuming performance achievement at the target level), and (b) the potential value that each named executive officer could receive in connection with accelerated vesting and lump sum payment of the Callon CPUs granted in 2021, 2022 and 2023 (assuming performance achievement at the target level). The cash severance payments and the accelerated vesting of the Callon CPUs are considered to be “double-trigger” payments, which means that both a change in control, such as the merger, and another event (i.e., a qualifying termination of employment without cause or for good reason within the two (2)-year period following a change in control or a Deemed Eligible Termination six (6) months prior to the change in control) must occur prior to such payments being provided to the executive officer.

As described above, the value of 2023 bonuses included in the severance calculation assumes achievement based on the target performance level. As described in more detail above in “—CIC Plan”, the bonus component for purposes of the severance payment is equal to the greatest of (1) the average annual bonus earned with respect to the three (3) most recently completed full fiscal years (provided that if the executive officer has not been employed for the entire duration of each of the three (3) most recently completed full fiscal years, the executive officer will be deemed to have earned his or her target annual bonus for any year for which he or she was not employed for the entire fiscal year for purposes of calculating the average), (2) the target annual bonus for the fiscal year in which the change in control occurs, or (3) the target annual bonus for the fiscal year in which the date of termination occurs. Additionally, any earned but unpaid 2023 bonus will be paid based on the achievement of actual results. Consequently, the amounts received by the named executive officers could differ from the amounts shown in the Cash column, Severance column and Earned but Unpaid Bonus column.

As a condition to the executive officer’s receipt of severance under the CIC Plan, the executive officer must execute (without revocation) a release of claims and comply with non-competition and non-solicitation covenants for a period of one year after the date of termination, as well as customary non-disparagement, non-disclosure, confidentiality, and ownership covenants. Additionally, the CIC Plan provides for a “best net” provision providing that the executive officer’s payments and benefits will be either capped at the safe harbor amount to avoid the imposition of excise taxes under Code Section 4999 or paid in full subjecting them to possible excise tax liability, whichever provides the better after-tax benefit to the executive officer.

The value reported for the Callon CPUs assumes achievement based on the target performance level. As described in more detail in “The Merger—Interests of Callon’s Directors and Executive Officers in the Merger—Treatment of Callon Long-Term Incentive Awards” and “The Merger Agreement—Treatment of Callon Long-Term Incentive Awards”, the performance condition results for the Callon CPUs will be measured at the closing based on achievement of the applicable performance metrics at the greater of (1) the performance level determined in accordance with the performance criteria provided in the applicable award agreement, and (2) the target performance level. Consequently, the amounts received by the named executive officers could differ from the amounts shown in the Cash column and Estimated Value of CPUs column.

The estimated amount of each such payment included in the Cash column above is set forth in the table below:

Name	Severance	Pro Rata Bonus	Earned but Unpaid 2023 Bonus	Estimated Value of Callon CPUs
Joseph C. Gatto, Jr.	$7,228,659	$84,536	$1,190,000	$7,853,400
Kevin Haggard	$2,298,070	$35,803	$504,000	$3,263,700
Michol L. Ecklund	$2,056,610	$30,944	$435,600	$2,418,150
Gregory F. Conaway	$1,425,125	$20,193	$284,250	$1,038,780

(3)	Amounts shown reflect the sum of the potential value that each named executive officer could receive in connection with accelerated vesting and settlement of Callon equity awards.

The value reported for the Callon MSUs assumes achievement based on the target performance level. As described in more detail in “The Merger—Interests of Callon’s Directors and Executive Officers in the Merger—Treatment of Callon Long-Term Incentive Awards” and “The Merger—Treatment of Callon Long-Term Incentive Awards”, the performance condition results for the Callon MSUs will be measured at the closing based on achievement of the applicable performance metrics at the greater of (A) the performance level determined in accordance with the performance criteria provided in the applicable award agreement, and (B) the target performance level. Consequently, the amounts received by the named executive officers could differ from the amounts shown.

The accelerated vesting of the Unvested Callon RSUs and the Callon MSUs are considered to be “double-trigger” payments, which means that both a change in control, such as the merger, and another event (i.e., a qualifying termination of employment without cause or for good reason within the two (2)-year period following a change in control or a Deemed Eligible Termination six months prior to the change in control) must occur prior to such payments being provided to the executive officer and have been calculated assuming a qualifying termination on the assumed closing date of January 26, 2024. The estimated amount of each such payment is set forth in the table below:

Name	Estimated Value of Unvested Callon RSUs	Estimated Value of Unvested Callon MSUs
Joseph C. Gatto, Jr.	$2,991,806	$3,397,000
Kevin Haggard	$1,785,395	—
Michol L. Ecklund	$1,591,019	—
Gregory F. Conaway	$410,867	—

(4)

Amounts shown reflect continued health and welfare benefits coverage to be provided at Callon’s expense for each of the executive officers and his or her eligible dependents for a period of 24 months pursuant to the CIC Plan and is considered to be a “double-trigger” benefit, which means that both a change of control, such as the merger, and another event (i.e., a qualifying termination of employment without cause or for good reason within the two (2)-year period following a change in control or a Deemed Eligible Termination six (6) months prior to the change in control) must occur prior to such benefits being provided to the executive officer. As noted above, receipt of payments and benefits under the CIC Plan is subject to the executive officer’s execution of a release of claims and compliance with certain restrictive covenants.

Indemnification and Insurance

Pursuant to the Merger Agreement, for six (6) years after the Effective Time, to the fullest extent permitted by law, APA will cause the Surviving Corporation to, and the Surviving Corporation will, indemnify, defend, and hold harmless (and advance expenses in connection therewith) each present and former director and officer of (i) Callon or any of its subsidiaries, or (ii) any other entity that was serving in such capacity at Callon’s request (in each case, when acting in such capacity) (the “Indemnified Parties,” and, each, individually, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ and other professionals’ fees and disbursements), judgments, fines, penalties, losses, claims, damages, or liabilities, or amounts that are paid in settlement, of or incurred in connection with any actual or threatened claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative to which such Indemnified Party is a party or is otherwise involved (including as a witness), and arises out of or pertains to the fact that the Indemnified Party is or was an officer or director of Callon or any of its subsidiaries or such other entity, with respect to matters existing or occurring at or prior to the Effective Time (including the Merger Agreement, the merger, and the other transactions contemplated by the Merger Agreement), whether asserted or claimed prior to, at, or after the Effective Time.

Pursuant to the Merger Agreement, for a period of six (6) years from the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions no less favorable with respect to elimination of liability, indemnification, and advancement of expenses of individuals who were directors and officers of Callon prior to the Effective Time than are set forth, as of the date of the Merger Agreement, in Callon’s certificate of incorporation and bylaws.

The Surviving Corporation (or APA on the Surviving Corporation’s behalf) will fully prepay no later than immediately prior to the closing “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time with recognized insurance companies for the persons who, as of the date of the Merger Agreement, are covered by Callon’s existing directors’ and officers’ liability insurance, with terms, conditions, retentions, and levels of coverage at least as favorable as Callon’s existing directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions or actions contemplated thereby).

In no event will APA or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by Callon for such insurance; provided, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation (or APA on the Surviving Corporation’s behalf) will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Dividend Policy

Although APA has paid cash dividends on APA Common Stock in the past, the APA Board may determine not to declare dividends in the future or may reduce the amount of dividends paid in the future. Any payment of future dividends will be at the discretion of the APA Board and will depend on APA’s results of operations, financial condition, cash requirements, future prospects, and other considerations that the APA Board deems relevant.

Listing of APA Common Stock; Delisting and Deregistration of Callon Common Stock

APA has agreed to use its reasonable best efforts to cause the shares of APA Common Stock to be issued to Callon stockholders in the merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the closing date. The authorization for listing on the Nasdaq of the new shares of APA Common Stock to be issued to former Callon stockholders in the merger is a condition to the consummation of the merger. If the merger is completed, the Callon Common Stock will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Accounting Treatment of the Merger

APA and Callon prepare their respective financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting, and APA will be treated as the accounting acquirer.

Regulatory Matters

APA and Callon are not currently aware of any other material governmental approvals, consents, registrations, permits, expirations, or terminations of waiting periods, authorizations, or other confirmations that are required prior to the parties’ completion of the transaction other than those described below. If additional approvals, consents, registrations, permits, expirations, or terminations of waiting periods, authorizations, and other confirmations are required to complete the transaction, APA and Callon intend to seek such approvals, consents, registrations, permits, expirations, or terminations of waiting periods, authorizations, and other confirmations.

The merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until notification and report forms have been furnished to the DOJ and the FTC and until certain waiting periods have been terminated or have expired. The HSR Act requires APA and Callon to observe a 30-calendar-day waiting period after the submission of their respective HSR notification and report forms before consummating their transaction. The waiting period may be shortened if the reviewing agency grants “early termination” of the waiting period (although the practice of granting early termination is currently suspended by the FTC and DOJ), or extended if the acquiring person (here, APA) voluntarily withdraws and refiles to allow a second 30-calendar-day waiting period, or if the reviewing agency issues a Second Request prior to the expiration of the initial waiting period. If the reviewing agency issues a Second Request, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after each of the parties has substantially complied with the Second Request. It is also possible that APA and Callon could enter into a timing agreement with the FTC or the DOJ that could affect the timing of the consummation of the merger.

On January 23, 2024, APA and Callon each filed a notification and report form under the HSR Act with the DOJ and the FTC.

Although APA and Callon believe that they will receive the termination or expiration of the waiting period under the HSR Act, neither can give any assurance as to the timing of the expiration or termination of the HSR Act waiting period (or any additional approvals, consents, registrations, permits, expirations, or terminations of waiting periods, authorizations, or other confirmations which may otherwise become necessary) or that such expiration or termination of the HSR Act waiting period will be obtained on terms and subject to conditions satisfactory to APA and Callon. The expiration or termination of the HSR Act waiting period is a condition to the obligation of each of APA and Callon to complete the merger.

No Appraisal Rights

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from a merger and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. In addition, stockholders of the constituent corporation surviving the merger are not entitled to appraisal rights if the merger did not require the vote of the stockholders of the surviving corporation pursuant to Section 251(f) of the DGCL. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the Merger Agreement to accept for their shares anything other than (i) shares of stock of the surviving or resulting corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares, or (iv) any combination of the foregoing.

No dissenters’ or appraisal rights will be available with respect to the merger, the Stock Issuance Proposal, or any of the other transactions contemplated by the Merger Agreement.

Litigation Relating to the Merger

Lawsuits may be filed against APA, the APA Board, APA’s officers, Callon, the Callon Board or Callon’s officers in connection with the merger or the transactions contemplated by the merger agreement, which could prevent or delay consummation of the merger and result in substantial costs to APA or Callon, including any costs associated with indemnification obligations of APA or Callon. See “Risk Factors—Risks Relating to the Merger—Litigation relating to the merger could result in an injunction preventing the completion of the merger and/or substantial costs to APA and Callon” for additional information. As of the date of this joint proxy statement/prospectus, no such lawsuits have been filed.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the Merger Agreement, which is attached as Annex A and incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus. This section is only intended to provide you with information regarding the terms of the Merger Agreement. Neither APA nor Callon intends that the Merger Agreement will be a source of business or operational information about APA or Callon. Accordingly, the representations, warranties, covenants, and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the public filings APA and Callon make with the SEC, as described in “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about APA and Callon contained in this joint proxy statement/prospectus or in the public reports of APA and Callon filed with the SEC may supplement, update, or modify the factual disclosures about APA and Callon contained in the Merger Agreement. The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement, as of a specific date. In addition, these representations, warranties, and covenants were made solely for the benefit of the parties to the Merger Agreement and may be qualified and subject to important limitations agreed to by APA and Callon in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with a principal purpose of allocating risk between parties to the Merger Agreement rather than the purpose of establishing these matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and, in some cases, were qualified by the matters contained in the confidential disclosures that APA and Callon each delivered to the other in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement itself. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus or in the respective public filings made by APA and Callon with the SEC.

Additional information about APA and Callon may be found elsewhere in this joint proxy statement/prospectus or incorporated by reference herein. Please see “Where You Can Find More Information.”

Structure of the Merger

Upon satisfaction or waiver of the conditions to closing in the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into Callon, the separate corporate existence of Merger Sub will cease, and Callon will continue as the surviving corporation in the merger as a wholly owned, direct subsidiary of APA.

Completion and Effectiveness of the Merger

The closing of the merger will take place on a date to be mutually agreed upon by APA and Callon, which date will be no later than the third (3rd) business day after either Callon or APA delivers notice to the other that the conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), or such other time as APA and Callon will mutually agree.

On the closing day, Callon and APA will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The merger will become effective upon such filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware, or at such later date and time as agreed by APA and Callon and as set forth in the certificate of merger.

Merger Consideration

At the Effective Time, by virtue of the merger and without any further action on the part of APA, Merger Sub, Callon, or any holder of capital stock thereof:

•	the Excluded Shares will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; and

•

subject to certain terms of the Merger Agreement, each share of Callon Common Stock issued and outstanding (other than Excluded Shares) immediately prior to the Effective Time will be converted into the right to receive, without interest, from APA 1.0425 fully paid and nonassessable shares of APA Common Stock.

The number of shares of APA Common Stock into which each share of Callon Common Stock will be converted, as specified in the second bullet above (as such number may be adjusted in accordance with the paragraph below), is referred to as the “Exchange Ratio.” The aggregate number of shares of APA Common Stock issuable pursuant to the second bullet above, together with any cash to be paid in lieu of any fractional shares of APA Common Stock in accordance with the terms of the Merger Agreement, is referred to as the “Merger Consideration.”

Without limiting Callon’s obligations with respect to its conduct prior to the Effective Time under the Merger Agreement, if, during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding shares of Callon Common Stock or APA Common Stock occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision, or other similar transaction, or any stock dividend thereon with a record date during such period, then the Exchange Ratio and any other amounts payable pursuant to the Merger Agreement will be appropriately adjusted to eliminate the effect of such event on the Exchange Ratio or any such other amounts payable pursuant to the Merger Agreement.

No fractional shares of APA Common Stock will be issued in connection with the merger, and no certificates or scrip for any such fractional shares will be issued, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a holder of APA Common Stock. Any holder of Callon Common Stock who would otherwise be entitled to receive a fraction of a share of APA Common Stock pursuant to the merger (after taking into account all shares of Callon Common Stock held immediately prior to the Effective Time by such holder) will, in lieu of such fraction of a share and upon surrender of such holder’s certificate of Callon Common Stock (a “Callon Stock Certificate”) or uncertificated shares of Callon Common Stock (“Book-Entry Common Shares”), be paid in cash the dollar amount as specified in the Merger Agreement.

At the Effective Time, by virtue of the merger and without any action on the part of APA, Merger Sub, Callon, or any holder of capital stock thereof, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one (1) validly issued, fully paid, and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time. From and after the Effective Time, all certificates representing the common stock of Merger Sub will be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Treatment of Callon Long-Term Incentive Awards

At the Effective Time, each outstanding award issued pursuant to the Callon Stock Plans will be treated as follows:

•

Each Vested Callon RSU will be cancelled and converted into the right to receive (without interest) a number of shares of APA Common Stock equal to the product of (1) the number of shares of Callon Common Stock subject to such Vested Callon RSU immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, payable by the Surviving Corporation no later than five (5) business days following the Effective Time, less any required withholding;

•

Each Unvested Callon RSU will be assumed by APA and converted into a number Converted RSUs equal to the product of the number of shares of Callon Common Stock subject to such Unvested Callon RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, and each such Converted RSU will continue to be governed by the same terms and conditions as were applicable to the corresponding Unvested Callon RSU immediately prior to the Effective Time;

•

Each Callon MSU will be assumed by APA and converted into a number of Converted RSUs equal to the product of (1) the number of shares of Callon Common Stock subject to the Callon MSU immediately prior to the Effective Time reflecting achievement of the applicable performance metrics at the greater of (A) the performance level determined in accordance with the performance criteria provided in the applicable award agreement and (B) the target performance level, multiplied by (2) the Exchange Ratio, and each such Converted RSU will continue to be governed by the same terms and conditions as were applicable to the corresponding Callon MSU immediately prior to the Effective Time;

•

Each unvested Callon CPU will be assumed by APA and continue to be governed by the same terms and conditions as were applicable to the corresponding Callon CPU immediately prior to the Effective Time, with achievement of the applicable performance metrics reflected at the greater of (1) the performance level determined in accordance with the performance criteria provided in the applicable award agreement and (2) the target performance level;

•

Each Cash SAR Award will be assumed by APA and converted into a Converted Cash SAR Award, (1) with the number of shares of APA Common Stock subject to such Converted Cash SAR Award equal to the number of shares of Callon Common Stock subject to the Cash SAR Award as of immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, and (2) with the exercise price per share of the Converted Cash SAR Award equal to the exercise price per share of the Cash SAR Award as of immediately prior to the Effective Time, divided by the Exchange Ratio, rounded up to the nearest whole cent, and each Converted Cash SAR Award will continue to be governed by the same terms and conditions as were applicable to the corresponding Cash SAR Award immediately prior to the Effective Time; and

•

Each Callon Phantom Stock Unit will immediately vest in full and be converted into the right to receive an amount in cash determined in accordance with the terms of Callon’s stock plans and the applicable award agreement, payable by the Surviving Corporation no later than five (5) business days following the Effective Time, less any required withholding.

Board of Directors After Completion of the Merger

The Merger Agreement provides that, prior to the closing date, APA is required to take all necessary actions to cause a member of the Callon Board as of the date of the Merger Agreement (including Callon’s Chief Executive Officer), who is selected by the Callon Board and is reasonably acceptable to APA, to be appointed to the APA Board immediately following the Effective Time. The designee is required to meet the criteria for service on the APA Board under applicable law, Nasdaq rules, and APA’s corporate governance guidelines.

Exchange of Certificates

Exchange Agent

Prior to the date of closing, APA and Callon will mutually select a bank or trust company, which may be the transfer agent for the APA Common Stock, to act as Exchange Agent in the merger, and, not later than the Effective Time, APA will enter into an agreement with the Exchange Agent, which will provide that, at or prior to the Effective Time, APA will deposit with the Exchange Agent all of the shares of APA Common Stock to pay the aggregate Merger Consideration. The shares of APA Common Stock so deposited with the Exchange Agent, together with (i) any dividends or distributions received by the Exchange Agent with respect to such shares and (ii) proceeds received from the sale of the APA Excess Shares pursuant to the Merger Agreement, are referred to collectively as the “Exchange Fund.”

Exchange Procedures

As soon as practicable after the Effective Time, but in no event more than five (5) business days after the date of closing, APA will cause the Exchange Agent to mail to the record holders of Callon Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as APA and Callon may reasonably specify (including a provision confirming that delivery of Callon Stock Certificates will be effected, and risk of loss and title to Callon Stock Certificates will pass, only upon delivery of such Callon Stock Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Callon Stock Certificates in exchange for APA Common Stock, as provided in the Merger Agreement, and any cash in lieu of a fractional share, which the shares of Callon Common Stock represented by such Callon Stock Certificates will be converted into the right to receive pursuant to the Merger Agreement, as well as any dividends or distributions to be paid pursuant to the Merger Agreement. Upon surrender of a Callon Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or APA, (A) the holder of such Callon Stock Certificate will be entitled to receive in book-entry form the number of whole shares of APA Common Stock that such holder has the right to receive pursuant to certain provisions of the Merger Agreement (and cash in lieu of any fractional share of APA Common Stock) as well as any dividends or distributions to be paid pursuant to the Merger Agreement and (B) the Callon Stock Certificate so surrendered will be immediately canceled.

Lost, Stolen, or Destroyed Certificates

In the event of a transfer of ownership of shares of Callon Common Stock that is not registered in the transfer records of Callon, shares in book-entry form representing the proper number of shares of APA Common Stock may be issued to a person other than the person in whose name such Callon Stock Certificate so surrendered is registered if such Callon Stock Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance is required to pay any transfer or other taxes required by reason of the issuance of APA Common Stock to a person other than the registered holder of such Callon Stock Certificate or establishes to the satisfaction of APA that such taxes have been paid or are not applicable. If any Callon Stock Certificate is lost, stolen, or destroyed, APA may, in its discretion and as a condition precedent to the issuance of any shares in book-entry form representing APA Common Stock require the owner of such lost, stolen, or destroyed Callon Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as APA may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, APA, or the Surviving Corporation with respect to such Callon Stock Certificate.

Distributions with Respect to Unexchanged APA Common Stock

No dividends or other distributions declared with respect to the APA Common Stock will be paid to the holder of any unsurrendered Callon Stock Certificate until the holder thereof surrenders such Callon Stock

Certificate in accordance with the Merger Agreement. After the surrender of a Callon Stock Certificate in accordance with the Merger Agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of APA Common Stock, which the shares of Callon Common Stock represented by such Callon Stock Certificate have been converted into the right to receive.

Until surrendered as contemplated by the Merger Agreement, each Callon Stock Certificate will be deemed, from and after the Effective Time, to represent only the right to receive shares of APA Common Stock (and cash in lieu of any fractional share of APA Common Stock) as contemplated by the Merger Agreement and any distribution or dividend with respect to APA Common Stock the record date for which is after the Effective Time.

Treatment of Excess Shares

As promptly as practicable following the Effective Time, the Exchange Agent will (i) determine the number of whole shares of APA Common Stock and the number of fractional shares of APA Common Stock that each holder of Callon Common Stock is entitled to receive in connection with the consummation of the merger, (ii) aggregate all such fractional shares of APA Common Stock that would, except as provided in the Merger Agreement, be issued to the holders of Callon Common Stock, rounding up to the nearest whole number, and (iii) on behalf of former stockholders of Callon, sell the APA Excess Shares at then-prevailing prices on the Nasdaq, all in the manner provided in the Merger Agreement.

The sale of the APA Excess Shares by the Exchange Agent will be executed on the Nasdaq through one or more member firms of the Nasdaq and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the APA Excess Shares as promptly following the Effective Time as, in the Exchange Agent’s sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the former holders of Callon Common Stock, the Exchange Agent will hold such proceeds in the Callon Common Stock Trust for such former holders. APA will pay all commissions and other out-of-pocket transaction costs (other than any transfer or similar taxes imposed on a holder of Callon Common Stock), including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the APA Excess Shares. The Exchange Agent will determine the portion of the Callon Common Stock Trust to which each former holder of Callon Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Callon Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Callon Common Stock is entitled (after taking into account all shares of Callon Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Callon Common Stock are entitled.

As soon as practicable after the determination of the amount of cash, if any, to be paid to former holders of Callon Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders, subject to and in accordance with the terms of the provisions of the Merger Agreement relating to the Exchange Fund.

Termination of the Exchange Fund

Any portion of the Exchange Fund that remains undistributed to stockholders of Callon as of the date six (6) months after the Effective Time will be delivered to APA upon demand, and any holders of Callon Stock Certificates who have not surrendered their Callon Stock Certificates to the Exchange Agent in accordance with the Merger Agreement and any holders of Book-Entry Common Shares who have not cashed any check payable to them in accordance with the Merger Agreement will thereafter look only to APA for satisfaction of their claims for APA Common Stock, cash in lieu of fractional shares of APA Common Stock, and any dividends or distributions paid under the terms of the Merger Agreement, subject to applicable abandoned property law, escheat laws, or similar laws.

Withholding Rights

Each of the Exchange Agent, APA, the Surviving Corporation, and any other withholding agent are entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to the Merger Agreement such amounts as are required to be deducted or withheld therefrom under the Code, or any provision of state, local, or foreign tax law or under any other applicable law. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate governmental entity, such deducted or withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made. If withholding is taken in shares of APA Common Stock, the relevant withholding agent will be treated as having sold such shares of APA Common Stock on behalf of the applicable person for an amount of cash equal to the fair market value thereof at the time of such withholding and paid such cash proceeds to the relevant taxing authority.

Escheat Laws

The Merger Agreement provides that neither APA nor the Surviving Corporation will be liable to any holder or former holder of Callon Common Stock or to any other person with respect to any share of Callon Common Stock (or any dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law, or similar law. The Merger Agreement also provides that if any Callon Stock Certificate has not been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any such shares of APA Common Stock or any dividends or other distributions payable to the holder thereof would otherwise escheat to or become the property of any governmental entity), any shares of APA Common Stock issuable upon the surrender of, or any dividends or other distributions in respect of, such Callon Stock Certificate will, to the extent permitted by applicable law, become the property of APA, free and clear of all claims or interest of any person previously entitled thereto.

No Interest

The Merger Agreement provides that no interest shall be paid or accrued on any merger consideration, cash in lieu of fractional shares, or any unpaid dividends or distributions payable to holders of Callon Common Stock.

Stock Certificates and Transfer Books

At the Effective Time:

•

all shares of Callon Common Stock outstanding immediately prior to the Effective Time will automatically be canceled and will cease to exist and (i) each Callon Stock Certificate and (ii) each Book-Entry Common Share formerly representing any share of Callon Common Stock (other than an Excluded Share) will represent only the right to receive shares of APA Common Stock (and cash in lieu of any fractional share of APA Common Stock) as contemplated by the Merger Agreement and any dividends or other distributions to which the holders thereof are entitled pursuant to the Merger Agreement, and all holders of Callon Stock Certificates or Book-Entry Common Shares will cease to have any rights as stockholders of Callon; and

•

the stock transfer books of Callon will be closed with respect to all shares of Callon Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Callon Common Stock will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Callon Stock Certificate is presented to the Exchange Agent or to the Merger Sub or APA, such Callon Stock Certificate will be canceled and will be exchanged as provided in the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties made by APA to Callon and by Callon to APA. Certain of the representations and warranties in the Merger Agreement are subject to materiality or Material Adverse Effect qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the party making such representation or warranty). In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate, or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge. Furthermore, each of the representations and warranties is subject to the qualifications set forth on the disclosure letter delivered to Callon by APA, in the case of representations and warranties made by APA, or to APA by Callon, in the case of representations and warranties made by Callon, as well as certain of the reports of APA and Callon filed with or furnished to the SEC after January 1, 2023, and available on the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) administered by the SEC at least twenty-four (24) hours prior to the date of the Merger Agreement (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that such information is cautionary, predictive, or forward-looking in nature (other than any historical factual information contained within such sections or statements)).

In the Merger Agreement, Callon has made representations and warranties to APA regarding:

•	organization, good standing, and qualification to do business;

•	corporate authority and power with respect to the execution, delivery, and performance of the Merger Agreement;

•	voting requirements;

•	capitalization;

•

the absence of violations of, or conflicts with, organizational documents, applicable law, and certain contracts as a result of the execution, delivery, and performance of the Merger Agreement and the consummation of the merger and the other transactions contemplated by the Merger Agreement;

•	SEC filings, financial statements, SEC comments, relationships with auditors, and off-balance sheet arrangements;

•	the absence of certain material changes and effects since December 31, 2022;

•	the absence of undisclosed liabilities;

•	compliance with laws and regulations;

•	material contracts;

•	tax matters;

•	employment, labor, and benefit plan matters;

•	environmental matters;

•	reserve reports;

•	legal proceedings;

•	title to properties (including oil and gas properties);

•	intellectual property, information technology systems, and data privacy laws;

•	affiliate transactions;

•	insurance;

•	information to be supplied in this joint proxy statement/prospectus;

•	regulatory proceedings;

•	not being an “investment company”;

•	takeover statutes;

•	financial advisors;

•	opinion of financial advisor; and

•	certain regulatory matters.

In the Merger Agreement, APA and Merger Sub have made representations and warranties to Callon regarding:

•	organization, good standing, and qualification to do business;

•	corporate authority and power with respect to the execution, delivery, and performance of the Merger Agreement;

•	voting requirements;

•	capitalization;

•

the absence of violations of, or conflicts with, organizational documents, applicable law, and certain contracts as a result of the execution, delivery, and performance of the Merger Agreement and the consummation of the merger and the other transactions contemplated by the Merger Agreement;

•	SEC filings, financial statements, SEC comments, relationships with auditors, and off-balance sheet arrangements;

•	the absence of certain material changes and effects since December 31, 2022;

•	the absence of undisclosed liabilities;

•	compliance with laws and regulations;

•	certain tax matters;

•	legal proceedings;

•	title to properties (including oil and gas properties);

•	information to be supplied in this joint proxy statement/prospectus;

•	takeover statutes;

•	financial advisors;

•	opinions of financial advisors; and

•	certain regulatory matters.

For purposes of the Merger Agreement, a “Material Adverse Effect” means (A) a material adverse effect on the ability of a party and its subsidiaries to perform or comply with any material obligation under the Merger Agreement or to consummate the transactions contemplated thereby in accordance with the terms thereof or (B) any changes, events, developments, conditions, occurrences, effects, or combination of the foregoing that materially adversely affects the business, results of operations, or financial condition of either party and its subsidiaries, taken as a whole, but none of the following changes, events, developments, conditions, occurrences, or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred:

•

changes in the general economic, financial, credit, or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in oil, natural gas, condensate, or natural gas liquids prices or the prices of other commodities, including changes in price differentials;

•	changes in general economic conditions in the:

•	oil and gas exploration and production industry;

•	oil and gas gathering, compressing, treating, processing, and transportation industry generally;

•	natural gas liquids fractionating and transportation industry generally;

•	crude oil and condensate logistics and marketing industry generally; and

•

natural gas marketing and trading industry generally (including, in the case of each of this bullet and the four (4) preceding bullets, changes in law after the date of the Merger Agreement affecting such industries);

•	the outbreak or escalation of hostilities or acts of war or terrorism, or any escalation or worsening thereof;

•	any hurricane, tornado, flood, earthquake, or other natural disaster;

•	any epidemic, pandemic, or disease outbreak or other public health condition, or any other force majeure event, or any escalation or worsening thereof;

•

the identity of the other party or any of its respective affiliates, or any action expressly required or expressly permitted by the Merger Agreement or taken at the express written request of or with the express prior written consent of the other party; provided that the exception described in this bullet does not apply to references to “Material Adverse Effect” in certain representations and warranties of each party, and, to the extent related thereto, certain conditions of each party, set forth in the Merger Agreement;

•

the announcement of the Merger Agreement (including, for the avoidance of doubt, compliance with or performance of obligations under the Merger Agreement or the transactions contemplated thereby); provided that the exception described in this bullet does not apply to references to “Material Adverse Effect” in certain representations and warranties of each party, and, to the extent related thereto, certain conditions of each party related to the accuracy of such representations, set forth in the Merger Agreement;

•

any change in the market price or trading volume of the common stock of either party (however, the exception described in this bullet will not preclude, prevent, or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences, or effects giving rise to such change (unless excepted under the other clauses of the definition of Material Adverse Effect) should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect);

•

any failure to meet any financial projections or estimates or forecasts of revenues, earnings, or other financial metrics for any period (however, the exception described in this bullet will not preclude, prevent, or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences, or effects giving rise to such failure (unless excepted under the other clauses of the definition of Material Adverse Effect) should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect);

•

any downgrade in rating of any indebtedness or debt securities of the parties or any of their respective subsidiaries (however, the exception described in this bullet will not preclude, prevent, or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences, or effects giving rise to such downgrade (unless excepted under the other clauses of the definition of Material Adverse Effect) should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect);

•	changes in any laws or regulations applicable to either party or any of its subsidiaries or their respective assets or operations after the date of the Merger Agreement;

•	changes in applicable accounting regulations or the interpretations thereof after the date of the Merger Agreement;

•

any legal proceedings commenced by any stockholder of either party (on its own behalf or on behalf of the applicable party) arising out of or related to the Merger Agreement or the merger or other transactions contemplated the Merger Agreement; and

•	any legal proceeding commenced after the date of the Merger Agreement under antitrust law in relation to the transactions contemplated by the Merger Agreement and any regulatory remedy.

provided, however, that any change, event, development, circumstance, condition, occurrence, or effect referred to in the foregoing first (1st), second (2nd), third (3rd), fourth (4th), fifth (5th), eleventh (11th), or twelfth (12th) bullets will, unless otherwise excluded, be taken into account for purposes of determining whether a Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence, or effect disproportionately affects such party and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such party and its subsidiaries operate. In some cases, this definition was qualified by the matters contained in the confidential disclosures that APA and Callon each delivered to the other in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement itself.

Covenants

Conduct of Business Prior to the Effective Time

Callon

Except (i) as provided in certain parts of Callon’s disclosure letter, (ii) as required by applicable law, (iii) as expressly contemplated by the Merger Agreement, (iv) with the prior written consent of APA (which consent may not be unreasonably delayed, withheld, or conditioned), or (v) for the capital expenditures provided for in Callon’s capital budget (the “Callon Budget”) included in the disclosure letter delivered to APA, from the date of the Merger Agreement until the earlier of the Effective Time or the date the Merger Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), Callon and its subsidiaries are required to (A) use reasonable best efforts to conduct the business and operations of Callon and its subsidiaries in all material respects in the ordinary course consistent with past practice and (B) use commercially reasonable efforts to (v) preserve intact the current business organizations of Callon and its subsidiaries, (w) maintain in effect all of Callon’s existing material permits, (x) maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, (y) maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, and (z) maintain their existing relations and goodwill with governmental entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees, and other persons having business relationships with them.

Except (w) as expressly contemplated by the Merger Agreement, (x) for the capital expenditures provided for in the Callon Budget, (y) as set forth on certain parts of Callon’s disclosure letter to the Merger Agreement, or (z) required by applicable law, during the Pre-Closing Period, Callon may not and may not permit any of its subsidiaries, without the prior written consent of APA (which consent may not be unreasonably delayed, withheld, or conditioned and which for purposes solely of this item may consist of an e-mail consent from an executive officer of APA), to:

•

declare, establish a record date for, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, Callon or any of its subsidiaries, except for dividends or distributions by a wholly owned subsidiary of Callon to Callon or another wholly owned subsidiary of Callon;

•	split, combine, or reclassify any capital stock of, or other equity interests in, Callon or any of its subsidiaries;

•

purchase, redeem, or otherwise acquire, or offer to purchase, redeem, or otherwise acquire, any capital stock of, or other equity interests in, Callon or any of its subsidiaries, except as required by the terms of any capital stock or equity interest of any subsidiary of Callon or in order to effectuate tax withholding on the settlement or exercise of any Callon Long-Term Incentive Awards as contemplated or permitted by the terms of any Callon benefit plan in effect as of the date of the Merger Agreement (including any award agreement applicable to any Callon Long-Term Incentive Awards outstanding on the date of the Merger Agreement or issued in accordance with the Merger Agreement);

•

except for (A) issuances of shares of Callon Common Stock in respect of any settlement of any Callon Long-Term Incentive Awards that are outstanding on the date of the Merger Agreement, and (B) transactions solely between or among Callon and its wholly owned subsidiaries, issue, sell, pledge, dispose of or encumber, amend or otherwise change any term of, or authorize the issuance, sale, pledge, disposition, encumbrance, amendment, or change of any term of, (x) any shares of its capital stock or other ownership interest in Callon or any of its subsidiaries, (y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, and (z) any rights, warrants, or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

•

except as required by the terms of any Callon benefit plan as in effect on the date or the terms of the Merger Agreement, (A) enter into, adopt, or terminate any material Callon benefit plan, other than entering into offer letters in the ordinary course of business with terms that are otherwise permitted by the Merger Agreement and Callon’s disclosure letter, (B) amend any material Callon benefit plan, other than amendments in the ordinary course of business (including, for the avoidance of doubt, annual renewals of welfare benefit plans) that do not enhance the benefits provided under, and do not materially increase the cost to Callon of maintaining such Callon benefit plan, (C) increase the compensation payable, or benefits to be provided, to any current or former employee or director of Callon or any of its subsidiaries, (D) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any equity or equity-based awards held by, any current or former employee or director of Callon or any of its subsidiaries, (E) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Callon benefit plan, (F) enter into or amend any severance, retention, change in control, termination pay, transaction bonus, or similar agreement or arrangement, (G) hire or terminate the employment of any employee of Callon or any of its subsidiaries with an annual base salary greater than or equal to $300,000, other than terminations for cause, (H) modify, extend, or enter into any labor agreements, or (I) recognize or certify any unions, employee representative bodies, or other labor organizations as the bargaining representative for any employees of Callon or any of its subsidiaries;

•

(A) in the case of Callon, amend or permit the adoption of any amendment to the Callon organizational documents or (B) in the case of any of Callon’s subsidiaries, amend or permit the adoption of any amendment to the applicable organizational documents of such subsidiary;

•

(A) merge, consolidate, combine, or amalgamate with any person or announce, authorize, propose, or recommend any such merger, consolidation, combination, or amalgamation (other than the merger) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner) any properties, assets, business, or any corporation, partnership, association, or other business organization or division thereof, in each case other than (1) any such action solely between or among Callon and its wholly owned subsidiaries or between or among wholly owned subsidiaries of Callon, in any case, pursuant to an agreement in effect on the date of the Merger Agreement and set forth on Callon’s disclosure letter to the Merger Agreement, (2) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing contracts, which are listed on certain parts of Callon’s disclosure letter to the Merger Agreement, or (3) acquisitions for which the consideration is equal to or less than $7,500,000 (for any single transaction) or $25,000,000 in the aggregate for all such transactions;

•

consummate, authorize, recommend, propose, or announce any intention to adopt a plan of complete or partial liquidation or dissolution of Callon or any of its subsidiaries, or a restructuring, recapitalization or other reorganization of Callon or any of its subsidiaries of a similar nature;

•

authorize, make, or commit to make capital expenditures that are in the aggregate greater than one hundred and ten percent (110%) of the aggregate amount of capital expenditures for the corresponding period set forth in the Callon Budget, except to the extent such capital expenditures are specifically further described in certain parts of Callon’s disclosure letter to the Merger Agreement, (B) for capital expenditures to repair damage resulting from insured casualty events, or (C) capital expenditures required on an emergency basis for the safety of individuals, assets, or the environment (provided that Callon must notify APA of any such emergency expenditure as soon as reasonably practicable);

•

sell, lease, exchange, or otherwise dispose of, or agree to sell, lease, exchange, or otherwise dispose of, any of its assets or properties, other than (A) pursuant to a contract of Callon or any of its subsidiaries in effect on the date of the Merger Agreement and listed on certain parts of Callon’s disclosure letter to the Merger Agreement, (B) among Callon and its wholly owned subsidiaries or among wholly owned subsidiaries of Callon, (C) sales, leases, exchanges, or dispositions for which the consideration (or fair value if the consideration is non-cash) of less than $5,000,000 (for any individual transaction) or $12,500,000 (in the aggregate for all such transactions), (D) sales of hydrocarbons made in the ordinary course of business, (E) sales of obsolete or worthless equipment, or (F) the expiration of any oil and gas lease in accordance with its terms and in the ordinary course of business consistent with past practice;

•

sell, assign, license, sublicense, transfer, convey, abandon, or incur any encumbrance other than permitted encumbrances on or otherwise dispose of or fail to maintain, enforce, or protect any material intellectual property owned by Callon or any of its subsidiaries, or maintain rights in material intellectual property; provided that neither Callon nor any of its subsidiaries is required to take any action to alter the terms of any license or other contract with respect to intellectual property;

•

(A) incur, create, or suffer to exist any encumbrance other than (1) encumbrances in existence on the date of the Merger Agreement (including, for the avoidance of doubt, encumbrances granted in connection with the Callon Credit Agreement as of the date of the Merger Agreement) or (2) permitted encumbrances or (B) incur, create, refinance, assume (including pursuant to an acquisition permitted by the Merger Agreement), or guarantee any indebtedness, other than (1) incurrences under the Callon Credit Agreement, as in effect on the date of the Merger Agreement, in the ordinary course of business consistent with past practice up to an aggregate principal amount outstanding at any time not to exceed the amounts set forth in certain parts of Callon’s disclosure letter to the Merger Agreement, (2) transactions solely between or among Callon and its wholly owned subsidiaries or solely between or among wholly owned subsidiaries of Callon, and in each case guarantees thereof, (3) indebtedness incurred in connection with hedging activities (including pursuant to any derivative product) in the ordinary course consistent with past practice and consistent with the parameters set forth on certain parts of Callon’s disclosure letter to the Merger Agreement, or (4) indebtedness incurred under the Callon Credit Agreement to fund the purchase price of any acquisition permitted under the Merger Agreement so long as the principal amount borrowed under this clause (4) does not exceed $25,000,000 in the aggregate, or (5) incurrences in connection with the refinancing, renewal, extension, replacement, or refunding of the Callon Credit Agreement or any other indebtedness set forth in certain parts of Callon’s disclosure letter to the Merger Agreement so long as the indebtedness incurred in connection with such refinancing, renewal, extension, replacement, or refunding does not exceed the principal amount of such existing indebtedness being refinanced, renewed, extended, or refunded plus fees, expenses, accrued and unpaid interest in connection therewith and can be prepaid at any time without penalty; provided that in the case of each of foregoing clauses (1) through (5), such indebtedness does not (x) impose or result in any additional restrictions or limitations in any material respect on Callon or any of its subsidiaries or (y) subject Callon or any of its subsidiaries, or, following the closing, APA or any of its subsidiaries, to any additional covenants or obligations in any material respect (other than the obligation to make payments on such indebtedness);

•

settle, release, waive, discharge, or compromise, or offer or propose to settle, release, waive, discharge, or compromise, (x) any legal proceeding (excluding (A) any audit, claim, or legal proceeding in respect of taxes, which will be governed exclusively by the third succeeding bullet below regarding tax matters and (B) any stockholder litigation against Callon, APA, or their respective directors or officers relating to the merger and the other transactions contemplated by the Merger Agreement, which will be governed exclusively by the Merger Agreement) involving the payment of monetary damages by Callon or any of its subsidiaries of any amount exceeding $1,000,000 individually or $2,000,000 in the aggregate (but excluding, in each case, any amounts paid on behalf of Callon or any of its subsidiaries by any applicable insurance policy maintained by Callon or any of its subsidiaries) or (y) if such settlement, release, waiver, discharge, or compromise (a) involves a material conduct remedy or material injunctive or similar relief, (b) involves an admission of criminal wrongdoing by Callon or any of its subsidiaries, or (c) has a materially restrictive impact on the business of Callon or any of its subsidiaries;

•	change in any material respect any of its financial accounting principles, practices, or methods, except as required by GAAP or applicable law;

•

(A) enter into any lease for real property that would be a material Callon real property lease if entered into prior to the date of the Merger Agreement or (B) terminate, materially amend, assign, transfer, materially modify, materially supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any material rights or defer any material liabilities under any material Callon real property lease, in each case, excluding, for the avoidance of doubt, oil and gas leases related to properties in the Permian Basin and entered into in the ordinary course of business consistent with past practice;

•

(A) make (other than in the ordinary course of business consistent with past practice), change, or rescind any material election relating to taxes (including any such election for any joint venture, partnership, limited liability company, or other investment where Callon has the authority to make such binding election), (B) amend any material tax return, (C) settle or compromise any material tax claim or assessment by any taxing authority, or surrender any right to claim a material refund, offset, or other reduction in tax liability, (D) change any material method of tax accounting from those employed in the preparation of its tax returns that have been filed for prior taxable years or change any tax accounting period, (E) enter into any closing agreement with respect to any material tax, or (F) consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment (other than any such extensions or waivers automatically granted);

•

(A) enter into or assume any contract that would have been a Callon material contract (excluding any Callon benefit plan) had it been entered into prior to the date of the Merger Agreement or (B) terminate, materially amend, assign, transfer, materially modify, materially supplement, fail to renew, deliver a notice of termination under, or waive or accelerate any material rights or defer any material liabilities under any Callon material contract (excluding any Callon benefit plan) or any contract (excluding any Callon benefit plan) that would have been a Callon material contract had it been entered into prior to the date of the Merger Agreement, excluding any termination upon expiration of a term in accordance with the terms of such Callon material contract;

•	fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of Callon and its subsidiaries;

•	take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	enter into any derivative or hedging transactions, other than as set forth in Callon’s disclosure letter to the Merger Agreement;

•

make any loans, advances, or capital contributions to, or investments in, any other person, other than (i) in the ordinary course of business consistent with past practice or (ii) for acquisitions permitted by the seventh (7th) bullet above;

•	enter into any new line of business outside Callon’s and its subsidiaries’ existing business as of the date of the Merger Agreement; or

•	agree, resolve, or commit to take any action described in the foregoing bullets.

APA

Except (i) as provided in certain parts of APA’s disclosure letter to the Merger Agreement, (ii) as required by applicable law, (iii) as expressly contemplated by the Merger Agreement, (iv) with the prior written consent of Callon (which consent may not be unreasonably delayed, withheld, or conditioned), or (v) for the capital expenditures provided for in APA’s capital budget (the “APA Budget”) provided to Callon under APA’s disclosure letter to the Merger Agreement (which for certain purposes under the Merger Agreement will include APA’s subsidiaries), APA and its subsidiaries are required to (A) use reasonable best efforts to conduct the business and operations of APA and its subsidiaries in all material respects in the ordinary course consistent with past practice and (B) use commercially reasonable efforts to (x) preserve intact the current business organizations of APA and its subsidiaries in all material respects and (y) maintain their existing material relations and goodwill with governmental entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees, and other persons having material business relationships with them.

Except (w) as expressly contemplated by the Merger Agreement, (x) for the capital expenditures provided in the APA Budget, (y) as set forth on certain parts of APA’s disclosure letter to the Merger Agreement, or (z) required by applicable law, during the Pre-Closing Period, APA will not and will not permit any of its subsidiaries, without the prior written consent of Callon (which consent will not be unreasonably delayed, withheld, or conditioned), to:

•

declare, establish a record date for, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, APA (excluding, for the avoidance of doubt, stock buybacks), except for regular quarterly cash dividends payable by APA in respect for shares of APA Common Stock (including increases that are materially consistent with past practice);

•	amend or permit the adoption of any amendment to the APA organizational documents in any manner that would be materially adverse to Callon or its stockholders;

•

consummate, authorize, recommend, propose, or announce any intention to adopt a plan of complete or partial liquidation or dissolution of APA, or a restructuring, recapitalization, or other reorganization of APA;

•

take any action, cause any action to be taken, knowingly fail to take any action, or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree, resolve, or commit to take any action described in the foregoing bullets.

No Solicitation of Acquisition Proposals

Callon

Callon has agreed that neither it nor any of its subsidiaries will, and Callon will use its reasonable best efforts to, and will cause each of Callon’s subsidiaries to use its respective reasonable best efforts to, cause their respective representatives not to:

•

directly or indirectly initiate or solicit, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to Callon or any of its subsidiaries), any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to Callon;

•

participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Callon or any of its subsidiaries or afford access to the properties, books, or records of Callon or any of its subsidiaries to, any person that has made an Acquisition Proposal with respect to Callon or to any person in contemplation of making an Acquisition Proposal with respect to Callon; or

•

accept an Acquisition Proposal with respect to Callon or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding:

•

constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal with respect to Callon (other than an acceptable confidentiality agreement permitted pursuant to the Merger Agreement); or

•

requiring, intending to cause, or which could reasonably be expected to cause Callon to abandon, terminate, or fail to consummate the merger or any other transaction contemplated by the Merger Agreement.

Any violation of the preceding restrictions by subsidiaries or representatives of Callon or any representative of any subsidiary of Callon, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of Callon or any of its subsidiaries or otherwise, will be deemed to be a breach of the Merger Agreement by Callon.

Notwithstanding anything to the contrary in the Merger Agreement, prior to obtaining the approval of the Merger Proposal by Callon’s stockholders, Callon and the Callon Board may take any actions described in the immediately preceding second bullet with respect to a third party if (i) after the date of the Merger Agreement, Callon receives a written Acquisition Proposal with respect to Callon from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged, or knowingly facilitated by Callon or any of its subsidiaries or any representative of Callon or any of its subsidiaries and did not result from material breach of its non-solicitation obligations under the Merger Agreement), (ii) Callon provides APA the notice required by the Merger Agreement with respect to such Acquisition Proposal, (iii) the Callon Board determines in good faith (after consultation with Callon’s financial advisors and outside legal counsel) that such proposal constitutes or is reasonably likely to lead to a superior proposal with respect to Callon, and (iv) the Callon Board determines in good faith (after consultation with Callon’s outside legal counsel) that the failure to participate in such discussions or negotiations or to disclose such information or data to such third party would be inconsistent with its fiduciary duties under Delaware law; provided that Callon may not deliver any information to such third party without first entering into an acceptable confidentiality agreement (a copy of which must be provided for informational purposes only to APA) with such third party.

Nothing described above will prohibit Callon or the Callon Board from taking and disclosing to the Callon stockholders a position relating to an Acquisition Proposal with respect to Callon pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case, if the Callon

Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law or applicable law; provided that this sentence will not be deemed to permit the Callon Board to make a Callon Adverse Recommendation Change, except to the extent permitted by certain provisions of the Merger Agreement relating to Callon Adverse Recommendation Changes.

APA

APA agreed that neither it nor any of its subsidiaries will, and APA will use its reasonable best efforts to, and will cause each of APA’s subsidiaries to use its respective reasonable best efforts to, cause their respective representatives not to:

•

directly or indirectly initiate or solicit, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to APA or any of its subsidiaries), any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to APA;

•

participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to APA or any of its subsidiaries or afford access to the properties, books, or records of APA or any of its subsidiaries to any person that has made an Acquisition Proposal with respect to APA or to any person in contemplation of making an Acquisition Proposal with respect to APA; or

•

accept an Acquisition Proposal with respect to APA or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding:

•

constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal with respect to APA (other than an acceptable confidentiality agreement permitted pursuant to the Merger Agreement); or

•	requiring, intending to cause, or which could reasonably be expected to cause APA to abandon, terminate, or fail to consummate the merger or any other transaction contemplated by the Merger Agreement.

Any violation of the preceding restrictions by subsidiaries or representatives of APA or any representative of any subsidiary of APA, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of APA or any of its subsidiaries or otherwise, will be deemed to be a breach of the Merger Agreement by APA.

Notwithstanding anything to the contrary in the Merger Agreement, prior to obtaining the approval of the Stock Issuance Proposal by APA’s stockholders, APA and the APA Board may take any actions described in the immediately preceding second bullet with respect to a third party if (i) after the date of the Merger Agreement, APA receives a written Acquisition Proposal with respect to APA from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged, or knowingly facilitated by APA or any of its subsidiaries or any representative of APA or any of its subsidiaries and did not result from a material breach of its non-solicitation obligations under the Merger Agreement), (ii) APA provides Callon the notice required by the Merger Agreement with respect to such Acquisition Proposal, (iii) the APA Board determines in good faith (after consultation with APA’s financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or is reasonably likely to lead to a superior proposal with respect to APA, and (iv) the APA Board determines in good faith (after consultation with APA’s outside legal counsel) that the failure to participate in such discussions or negotiations or to disclose such information or data to such third party would be inconsistent with its fiduciary duties under Delaware law; provided that APA will not deliver any information to such third party without first entering into an acceptable confidentiality agreement (a copy of which must be provided for informational purposes only to Callon) with such third party.

Nothing described above will prohibit APA or the APA Board from taking and disclosing to the APA stockholders a position relating to an Acquisition Proposal with respect to APA pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case if the APA Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law or applicable law; provided that this sentence will not be deemed to permit the APA Board to make an APA Adverse Recommendation Change, except to the extent permitted by certain provisions of the Merger Agreement relating to APA Adverse Recommendation Changes.

The term “Acquisition Proposal” means any bona fide proposal, whether or not in writing, for the (A) direct or indirect acquisition or purchase of a business or assets that constitutes fifteen percent (15%) or more of the net revenues, net income, or the assets (based on the fair market value thereof) of such party and its subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of fifteen percent (15%) or more of any class of equity securities or capital stock of such party or any of its subsidiaries whose business constitutes fifteen percent (15%) or more of the net revenues, net income, or assets of such party and its subsidiaries, taken as a whole, or (C) merger, consolidation, restructuring, transfer of assets, or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program, or other similar transaction that if consummated would result in any person or persons beneficially owning fifteen percent (15%) or more of any class of equity securities of such party or any of its subsidiaries whose business constitutes fifteen percent (15%) or more of the net revenues, net income, or assets of such party and its subsidiaries, taken as a whole, other than the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, solely when used with respect to APA, “Acquisition Proposal” excludes, among other things, any proposal for transactions involving APA which are not prohibited by the provisions of the Merger Agreement related to regulatory approvals (see below under “—Regulatory Efforts”).

The term “Superior Proposal” means, with respect to a party to the Merger Agreement, any bona fide written Acquisition Proposal that is not solicited in breach of the Merger Agreement and is made after the date of the Merger Agreement with respect to such party (with references in the definition thereof to “fifteen percent (15%) or more” being deemed to be replaced with references to “all or substantially all”), in each case on terms which a majority of the board of directors of such party determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of the Acquisition Proposal and the Merger Agreement, including any alternative transaction (including any modifications to the terms of the Merger Agreement) proposed by the other party to the Merger Agreement pursuant to the non-solicitation provisions of the Merger Agreement, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be (x) more favorable to such party and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated by the Merger Agreement and to any alternative transaction (including any modifications to the terms of the Merger Agreement) proposed by any other party thereto pursuant to the non-solicitation provisions of the Merger Agreement and (y) reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, financing, timing, conditionality, legal, and other aspects of such proposal.

No Change of Recommendation

Callon

Except as otherwise provided in the Merger Agreement, neither:

•	the Callon Board nor any committee thereof will directly or indirectly:

•

withhold or withdraw (or amend, modify, or qualify in a manner adverse to APA or Merger Sub), or publicly propose or announce any intention to withhold or withdraw (or amend, modify, or qualify in a manner adverse to APA or Merger Sub), the recommendation of the Callon Board that the Callon stockholders adopt and approve the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement (the “Callon Recommendation”);

•	recommend, adopt, or approve, or propose publicly to recommend, adopt, or approve, any Acquisition Proposal with respect to Callon;

•

publicly make any recommendation in connection with a tender offer or exchange offer by a third party other than a recommendation against such offer or a temporary “stop, look, and listen” communication by Callon Board of the type contemplated by Rule 14d-9(f) under the Exchange Act or complying with disclosure obligations under Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal with respect to Callon;

•

other than with respect to a tender or exchange offer described in the bullet above, following the date any Acquisition Proposal for Callon or any material modification thereto is first publicly announced, fail to issue a press release reaffirming the Callon Recommendation within ten (10) business days after a request by APA to do so; or

•	fail to include the Callon Recommendation in the joint proxy statement/prospectus; and

•	Callon nor any of its subsidiaries may execute or enter into a Callon Acquisition Agreement.

Permitted Change of Recommendation—Superior Proposal

At any time prior to obtaining the Callon Stockholder Approval and subject to Callon’s compliance in all material respects at all times with the provisions of the Merger Agreement, in response to a bona fide, written Acquisition Proposal with respect to Callon that was not initiated, solicited, knowingly encouraged, or knowingly facilitated by Callon or any of its subsidiaries or any of their respective representatives and did not otherwise result from a material breach of Callon’s non-solicitation obligations under the Merger Agreement by Callon or its subsidiaries or their respective representatives, and that Callon Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is, or is reasonably likely to lead to, a Superior Proposal for Callon, the Callon Board may make a Callon Adverse Recommendation Change or terminate the Merger Agreement; provided, however, that Callon will not be entitled to exercise its right to make a Callon Adverse Recommendation Change in response to a Superior Proposal with respect to Callon unless (w) at least four (4) business days before making a Callon Adverse Recommendation Change, Callon provides written notice to APA advising APA that the Callon Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, providing the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated, and identifying the person or group making such Superior Proposal, (x) during such four (4)-business-day period, Callon negotiates, and causes its representatives to negotiate, in good faith with APA (to the extent APA wishes to negotiate) any revisions to the terms of the Merger Agreement that APA proposes, (y) if during such four business period, APA proposes any alternative transaction (including any modifications to the terms of the Merger Agreement), the Callon Board determines in good faith (after consultation with Callon’s financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to Callon and its stockholders as the Superior Proposal (and any change in the financial or other material terms of a Superior Proposal will require a new Callon Notice and a new two (2)-business-day period under the Merger Agreement), and (z) the Callon Board, after consultation with outside legal counsel, determines that the failure to make a Callon Adverse Recommendation Change would be inconsistent with its fiduciary duties under Delaware law.

Permitted Change of Recommendation—Intervening Event

Other than in connection with a Superior Proposal (which will be subject to the terms described above), at any time prior to obtaining the Callon Stockholder Approval, and subject to Callon’s compliance in all material respects at all times with certain provisions of the Merger Agreement, in response to a Callon Intervening Event, the Callon Board may withhold or withdraw (or amend, modify, or qualify in a manner adverse to APA or Merger Sub), or publicly propose or announce any intention to withhold or withdraw (or amend, modify, or qualify in a manner adverse to APA or Merger Sub), the Callon Recommendation if the Callon Board:

•

determines in good faith, after consultation with Callon’s outside legal counsel and any other advisor it chooses to consult, that the failure to make such Callon Adverse Recommendation Change would be inconsistent with its fiduciary duties under Delaware law; and

•

provides written notice to APA advising APA that the Callon Board is contemplating making a Callon Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination;

provided, however, that (x) the Callon Board may not make such a Callon Adverse Recommendation Change until the fourth (4th) business day after receipt by APA of the Callon Notice of Change and (y) during such four (4)-business-day period, at the request of APA, Callon must negotiate in good faith with respect to any changes or modifications to the Merger Agreement which would allow the Callon Board not to make such Callon Adverse Recommendation Change consistent with its fiduciary duties under Delaware law (and any material change to the facts and circumstances relating to such Callon Intervening Event will require a new written notification from Callon and a new two (2)-business-day period under the Merger Agreement).

The term “Callon Intervening Event” means a material event, fact, circumstance, development, or occurrence not related to an Acquisition Proposal that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to or by the Callon Board as of the date of the Merger Agreement, which event, fact, circumstance, development, or occurrence becomes known to the Callon Board prior to obtaining the Callon Stockholder Approval of the Merger Proposal. Notwithstanding the foregoing, in no event will the following events, changes, or developments constitute a Callon Intervening Event: (x) any action taken by the parties to the Merger Agreement pursuant to the affirmative regulatory covenants set forth in the Merger Agreement, or the consequences of any such action; (y) any event, fact, circumstance, development, or occurrence relating to APA or its subsidiaries that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to APA; and (z) changes in the market price or trading volume of APA Common Stock, Callon Common Stock, or any other securities of APA or Callon, or any change in the credit rating of APA or Callon or the fact that APA or Callon meets, fails to meet, or exceeds internal or published estimates, projections, forecasts, or predictions for any period (however, the underlying cause of any of the foregoing, in each case of this clause (z), may constitute a Callon Intervening Event).

APA

The Merger Agreement provides that neither:

•	the APA Board nor any committee thereof will directly or indirectly:

•

withhold or withdraw (or amend, modify, or qualify in a manner adverse to Callon), or publicly propose or announce any intention to withhold or withdraw (or amend, modify, or qualify in a manner adverse to Callon), the recommendation of the APA Board that the APA stockholders approve the issuance of shares of APA Common Stock in connection with the Merger (the “APA Recommendation”);

•	recommend, adopt, or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to APA;

•

publicly make any recommendation in connection with a tender offer or exchange offer by a third party other than a recommendation against such offer or a temporary “stop, look, and listen” communication by the APA Board of the type contemplated by Rule 14d-9(f) under the Exchange

Act or complying with disclosure obligations under Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal with respect to APA;

•

other than with respect to a tender or exchange offer described in the bullet above, following the date any Acquisition Proposal for APA or any material modification thereto is first publicly announced, fail to issue a press release reaffirming the APA Recommendation within ten (10) business days after a request by Callon to do so; or

•	fail to include the APA Recommendation in the joint proxy statement/prospectus; and

•	APA nor any of its subsidiaries may execute or enter into an APA Acquisition Agreement.

Permitted Change of Recommendation—Superior Proposal

At any time prior to obtaining the APA Stockholder Approval, and subject to APA’s compliance in all material respects at all times with the provisions of the Merger Agreement, in response to a bona fide, written Acquisition Proposal with respect to APA that was not initiated, solicited, knowingly encouraged, or knowingly facilitated by APA or any of its subsidiaries or any of their respective representatives and did not otherwise result from a material breach of APA’s non-solicitation obligations under the Merger Agreement by APA or its subsidiaries or their respective representatives, and that the APA Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is, or is reasonably likely to lead to, a Superior Proposal for APA, the APA Board may make an APA Adverse Recommendation Change or terminate the Merger Agreement; provided, however, that APA is not entitled to exercise its right to make an APA Adverse Recommendation Change in response to a Superior Proposal with respect to APA unless (w) at least four (4) business days before making an APA Adverse Recommendation Change, APA provides written notice to Callon advising Callon that the APA Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, providing the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated, and identifying the person or group making such Superior Proposal, (x) during such four (4)-business-day period, APA negotiates, and causes its representatives to negotiate, in good faith with Callon (to the extent Callon wishes to negotiate) any revisions to the terms of the Merger Agreement that Callon proposes, (y) if during such four (4)-business-day period, Callon proposes any alternative transaction (including any modifications to the terms of the Merger Agreement), the APA Board determines in good faith (after consultation with APA’s financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to APA and its stockholders as the Superior Proposal (and any change in the financial or other material terms of a Superior Proposal will require a new APA Notice and a new two (2)-business-day period under the Merger Agreement), and (z) the APA Board, after consultation with outside legal counsel, determines that the failure to make an APA Adverse Recommendation Change would be inconsistent with its fiduciary duties under Delaware law.

Permitted Change of Recommendation—Intervening Event

Other than in connection with a Superior Proposal (which will be subject to the terms described above), at any time prior to obtaining the APA Stockholder Approval, and subject to APA’s compliance in all material respects at all times with certain provisions of the Merger Agreement, in response to an APA Intervening Event, the APA Board may withhold or withdraw (or amend, modify, or qualify in a manner adverse to Callon), or publicly propose or announce any intention to withhold or withdraw (or amend, modify, or qualify in a manner adverse to Callon), the APA Recommendation if the APA Board:

•

determines in good faith, after consultation with APA’s outside legal counsel and any other advisor it chooses to consult, that the failure to make such APA Adverse Recommendation Change would be inconsistent with its fiduciary duties under Delaware law; and

•

provides written notice to Callon advising Callon that the APA Board is contemplating making an APA Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination;

provided, however, that (x) the APA Board may not make such an APA Adverse Recommendation Change until the forth business day after receipt by Callon of the APA Notice of Change and (y) during such four (4)-business-day period, at the request of Callon, APA must negotiate in good faith with respect to any changes or modifications to the Merger Agreement which would allow the APA Board not to make such APA Adverse Recommendation Change consistent with its fiduciary duties under Delaware law (and any material change to the facts and circumstances relating to such APA Intervening Event will require a new written notification from APA and a new two (2)-business-day period under the Merger Agreement).

The term “APA Intervening Event” means a material event, fact, circumstance, development, or occurrence not related to an Acquisition Proposal that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to or by the APA Board as of the date of the Merger Agreement, which event, fact, circumstance, development, or occurrence becomes known to the APA Board prior to obtaining the APA Stockholder Approval. Notwithstanding the foregoing, in no event will the following events, changes, or developments constitute an APA Intervening Event: (x) any action taken by the parties to the Merger Agreement pursuant to the affirmative regulatory covenants set forth Merger Agreement, or the consequences of any such action; (y) any event, fact, circumstance, development, or occurrence relating to Callon or its subsidiaries that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Callon; and (z) changes in the market price or trading volume of Callon Common Stock, APA Common Stock, or any other securities of Callon or APA, or any change in the credit rating of Callon or APA or the fact that Callon or APA meets, fails to meet, or exceeds internal or published estimates, projections, forecasts, or predictions for any period (however, the underlying cause of any of the foregoing, in each case of this clause (z), may constitute an APA Intervening Event).

Investigation

Each of Callon and APA will afford to the other party and to the directors, officers, employees, accountants, consultants, legal counsel, financial advisors, and agents and other representatives (collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the Pre-Closing Period, to its and its subsidiaries’ personnel and properties (to the extent and only to the extent Callon or APA, as applicable, or its subsidiaries has the right to permit access to such properties), contracts, commitments, books and records, and any report, schedule, or other documents filed or received by it pursuant to the requirements of applicable laws and with such additional financing, operating, and other data and information regarding Callon and its subsidiaries or APA and its subsidiaries, as APA or Callon, as applicable, may reasonably request within a reasonable time of such request in connection with activities related to the completion of the transactions contemplated by the Merger Agreement, including regular updates, as requested by APA, regarding amounts borrowed under the Callon Credit Agreement; provided, however, that in no event will access be provided to conduct any invasive sampling, monitoring, or other investigations, including any Phase II assessments or investigations.

Notwithstanding the foregoing, neither Callon nor APA nor their respective subsidiaries will be required to afford such access if it would unreasonably disrupt the operations of such party or any of its subsidiaries, would cause a violation of any applicable law or contract existing as of the date of the Merger Agreement, or cause a loss of privilege to such party or any of its subsidiaries (provided, in each case, that APA or Callon, as the case may be, has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by the Merger Agreement).

The parties agreed that all information provided to them or their respective representatives in connection with the Merger Agreement and the consummation of the transactions contemplated thereby is deemed to be subject to the terms of that certain Confidentiality Agreement, dated as of November 6, 2023, between Callon and APA.

Regulatory Efforts

As promptly as reasonably practicable (but in no event later than fifteen (15) business days following the date of the Merger Agreement with respect to any filings required under the HSR Act), each party is required to file all applicable notices, reports, and other documents required to be filed with any governmental entity with respect to the merger and the other transactions contemplated by the Merger Agreement, including Notification and Report Forms pursuant to the HSR Act, and must supply the other party with any information which may be required in order to effectuate such filings and make an appropriate response as promptly as reasonably practicable to any Second Request by a governmental entity in connection with the filings under the HSR Act.

Each party to the Merger Agreement must (i) notify the other parties of any communication with respect to the Merger Agreement and the transactions contemplated thereto to that party from any governmental entity, and, subject to applicable law, permit the other parties to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed communication with respect to the Merger Agreement and the transactions contemplated thereto to any governmental entity, (ii) promptly furnish the other parties with copies of all correspondence, filings, and written communications between it and its representatives, on the one hand, and such governmental entity, on the other hand, with respect to the Merger Agreement and the transactions contemplated thereto, (iii) not participate in any meeting or discussion with any governmental entity in respect of any filings, investigation, or inquiry concerning any competition or antitrust matters in connection with the Merger Agreement or the transactions contemplated thereto unless it consults with the other parties in advance and, to the extent permitted by such governmental entity, gives the other parties the opportunity to attend and participate thereat, and (iv) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives, on the one hand, and any governmental entity or members or their respective staffs, on the other hand, with respect to any competition or antitrust matters in connection with the Merger Agreement. Any materials exchanged in connection with the Merger Agreement may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning valuation or other competitively sensitive material, and the parties may, as they deem advisable and necessary, designate any materials provided to the other under the Merger Agreement as “outside counsel only.”

Each party must (i) give the other party prompt notice of the commencement or threat of commencement of any legal proceeding by or before any governmental entity with respect to the merger or any of the other transactions contemplated by the Merger Agreement, (ii) keep the other party informed as to the status of any such legal proceeding or threat, and (iii) subject to applicable legal limitations and the instructions of any governmental entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement and promptly inform the other party of any communication to or from any governmental entity regarding the merger.

APA will, upon reasonable consultation with Callon and in consideration of Callon’s views in good faith, be entitled to direct the defense of the Merger Agreement and the transactions contemplated thereto before any governmental entity and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, governmental entities regarding (i) the expiration or termination of any applicable waiting period relating to the merger under the HSR Act or (ii) obtaining any consent, approval, waiver, clearance, authorization, or permission from a governmental entity; provided, however, that APA must afford Callon a reasonable opportunity to participate therein; and provided, further, that without Callon’s written consent, which consent cannot be unreasonably withheld, conditioned, or delayed, APA must not make any commitment to or agreement with any governmental entity to delay the consummation of any of the transactions contemplated by the Merger Agreement.

Subject to the conditions and upon the terms of the Merger Agreement, each party must use reasonable best efforts to take, or cause to be taken, all actions necessary to carry out the intent and purposes of the Merger Agreement and to consummate the merger and make effective the other transactions contemplated by the Merger Agreement as promptly as reasonably practicable. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of the Merger Agreement, each party must (i) reasonably cooperate with the other party, execute and deliver such further documents, certificates, agreements, and instruments, and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by the Merger Agreement (including the execution and delivery of all documents, certificates, agreements, and instruments reasonably necessary for all filings under the Merger Agreement); (ii) give all notices (if any) required to be made and given by such party in connection with the merger and the other transactions contemplated by the Merger Agreement; (iii) use reasonable best efforts to obtain as promptly as practicable the expiration or termination of the waiting period under the HSR Act; (iv) use reasonable best efforts to obtain each other approval, consent, ratification, permission, waiver of authorization (including any authorization of a governmental entity) required to be obtained from parties to any material contracts (if any) or required to be obtained (pursuant to any applicable law or contract, or otherwise) by such party in connection with the merger or any of the other transactions contemplated by the Merger Agreement (provided, however, that parties will not be required to pay any fees or make any other payments to any such person in order to obtain any such approval, consent, ratification, permission, waiver, or authorization (other than normal filing fees with governmental authorities imposed by law, which must be paid by APA)); and (v) use reasonable best efforts to avoid the entry of, or to have vacated or terminated as promptly as practicable and in any event before the Termination Date, any order that would restrain, prevent, or delay the closing, including without limitation defending through litigation on the merits (including appeal) any relevant claim asserted in any court by any person or entity.

Without limiting the covenants in the preceding paragraph, the parties to the Merger Agreement have agreed to use reasonable best efforts to avoid or eliminate each and every impediment under antitrust laws so as to enable the closing to occur as soon as reasonably practicable (and in any event no later than the Termination Date), including (x) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, or disposition of businesses, product lines, or assets of APA, Callon, and their respective subsidiaries and (y) otherwise taking or committing to take actions that after the closing date would limit APA or any of its subsidiary’s freedom of action with respect to, or its or their ability to retain any such businesses, product lines or assets (each of (x) and (y), a “Regulatory Remedy”).

Anything to the contrary in the Merger Agreement notwithstanding, APA and its subsidiaries are not required to (and Callon and its subsidiaries may not, and may not offer or agree to, without APA’s written consent) effect or agree to any Regulatory Remedy that, individually or in the aggregate with any other Regulatory Remedy, would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of APA and its subsidiaries, taken as a whole, after giving effect to the merger, it being understood that any proceeds received, or expected to be received, from effecting a Regulatory Remedy will not be taken into consideration in making such determination; provided, further, that (x) for this purpose, APA and its subsidiaries, taken as a whole, after giving effect to the merger, will be deemed a consolidated group of entities of the size and scale of a hypothetical company that is one hundred percent (100%) of the size of Callon and its subsidiaries, taken as a whole, as of the date of the Merger Agreement, and (y) APA may condition any Regulatory Remedy upon the consummation of the merger. At the written request of APA, Callon must, and must cause its subsidiaries to, agree to take any Regulatory Remedy so long as such Regulatory Remedy is conditioned upon consummation of the merger.

Each of APA and Callon must not, and must not permit their respective subsidiaries or controlled affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger, or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any actions or nonactions, waivers, clearances, expirations, or terminations of waiting periods, consents, or approvals from governmental entities necessary to consummate the transactions contemplated by the Merger Agreement, or (ii) materially delay or otherwise prevent the consummation of the transactions contemplated by the Merger Agreement.

Joint Proxy Statement / Form S-4; Stockholders’ Meeting

Callon and APA agreed that as soon as practicable following the execution of the Merger Agreement, APA and Callon will jointly prepare the joint proxy statement/prospectus in preliminary form, which will contain each of the APA Recommendation and the Callon Recommendation (unless, in either case, an APA Adverse Recommendation Change or a Callon Adverse Recommendation Change, as applicable, occurs) and comply with applicable laws, and APA will prepare and file with the SEC a Registration Statement on Form S-4, which will include this joint proxy statement/prospectus.

APA and Callon must use commercially reasonable efforts to cause such filing to be made no later than forty-five (45) days after the date of entry into the Merger Agreement. Each APA and Callon must use their respective reasonable best efforts to mail the joint proxy statement to its stockholders as promptly as practicable (and no later than five (5) business days) after the registration statement is declared effective under the Securities Act. Each party must furnish all information concerning Callon, APA, and the holders of capital stock of Callon and APA, as applicable, as may be reasonably requested by the other party in connection with any such action and the preparation, filing, and distribution of the registration statement and the joint proxy statement/prospectus.

No filing of, or amendment or supplement to, or correspondence to, the SEC or its staff with respect to the joint proxy statement/prospectus may be made by APA, or with respect to the joint proxy statement may be made by Callon or APA, without providing the other party a reasonable opportunity to review and comment thereon, provided, that, with respect to documents filed by a party related to the transactions contemplated by the Merger Agreement which are incorporated by reference in the registration statement or joint proxy statement, the other party’s right to comment will not apply with respect to information (if any) relating to the filing party’s business, financial condition, or results of operations. APA must advise Callon, promptly after it receives notice thereof, of the time when the registration statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the APA Common Stock issuable in connection with the merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the joint proxy statement/prospectus or comments thereon and responses thereto or requests by the SEC for additional information.

Each of APA and Callon must advise the other party, promptly after it receives notice thereof, of any request by the SEC for the amendment of the joint proxy statement/prospectus or comments thereon and responses thereto or requests by the SEC for additional information. APA, in consultation with Callon, will take the lead in any meetings or conferences with the SEC. If at any time prior to the Effective Time any information relating to Callon or APA, or any of their respective affiliates, officers, or directors, is discovered by Callon or APA which should be set forth in an amendment or supplement to either the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, or this joint proxy statement/prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information must promptly notify the other party to the Merger Agreement and an appropriate amendment or supplement describing such information will be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable law, disseminated to either the APA stockholders or the Callon stockholders, as applicable.

Notification of Changes

Each of Callon and APA will give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon it obtaining knowledge of the occurrence or existence of any fact, event, or circumstance that is reasonably likely to result in any of the conditions set forth in the Merger Agreement not being able to be satisfied prior to the Termination Date.

Directors’ and Officers’ Insurance and Indemnification

For six (6) years after the Effective Time, to the fullest extent permitted by law, APA will cause the Surviving Corporation to, and the Surviving Corporation will, indemnify, defend, and hold harmless (and advance expenses in connection therewith) each present and former director and officer of (i) Callon or any of its subsidiaries or (ii) any other entity that was serving in such capacity at Callon’s request (in each case, when acting in such capacity), against any costs or expenses (including reasonable attorneys’ and other professionals’ fees and disbursements), judgments, fines, penalties, losses, claims, damages, or liabilities, or amounts that are paid in settlement, of or incurred in connection with any actual or threatened claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative to which such Indemnified Party is a party or is otherwise involved (including as a witness), and arises out of or pertains to the fact that the Indemnified Party is or was an officer or director of Callon or any of its subsidiaries or such other entity, with respect to matters existing or occurring at or prior to the Effective Time (including the Merger Agreement, the merger, and the other transactions contemplated thereby), whether asserted or claimed prior to, at, or after the Effective Time.

For a period of six (6) years from the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation must contain provisions no less favorable with respect to elimination of liability, indemnification, and advancement of expenses of individuals who were directors and officers prior to the Effective Time than are set forth, as of the date of the Merger Agreement, in Callon’s certificate of incorporation and bylaws.

The Surviving Corporation (or APA on the Surviving Corporation’s behalf) will fully prepay no later than immediately prior to the closing, “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time with recognized insurance companies for the persons who, as of the date of the Merger Agreement, are covered by Callon’s existing directors’ and officers’ liability insurance (the “D&O Insurance”), with terms, conditions, retentions, and levels of coverage that are reasonably acceptable to Callon and at least as favorable as Callon’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions or actions contemplated thereby). Notwithstanding anything to the contrary in the foregoing, in no event will APA or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by Callon for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation(or APA on the Surviving Corporation’s behalf) will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

In the event of any claim, action, suit, proceeding, or investigation in which any claims are made in respect of which such Indemnified Party would be entitled to indemnification pursuant to the Merger Agreement, any Indemnified Party wishing to claim such indemnification will promptly notify APA thereof in writing, but the failure to so notify will not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding, or investigation:

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the Surviving Corporation will have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, the Surviving Corporation will not be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification under the Merger Agreement with respect thereto or assumed any liability with respect thereto), except that if the Surviving Corporation elects not to assume such defense or legal counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain legal counsel reasonably satisfactory to APA and to the provider of any insurance obtained in accordance with the Merger Agreement, and the Surviving Corporation will promptly pay all reasonable and documented fees, costs, and expenses of such legal counsel for the Indemnified Party as statements therefor are received; provided, however, that (1) the Surviving Corporation will be obligated pursuant to the Merger Agreement to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction (in addition to local counsel if reasonably necessary) unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (in which case the fewest number of legal counsels necessary to avoid conflicts of interest will be used) and (2) the Indemnified Party will have made an undertaking to repay all such fees, costs, or expenses paid by the Surviving Corporation if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment that the Indemnified Party is not entitled to be indemnified by the Surviving Corporation;

•	the Indemnified Parties will cooperate in the defense of any such matter if the Surviving Corporation elects to assume such defense;

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the Surviving Corporation will not be liable for any settlement effected without their prior written consent and the prior written consent of the provider of any insurance obtained in accordance with the Merger Agreement; and

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the Surviving Corporation will not have any obligation under the Merger Agreement to any Indemnified Party if and when a court of competent jurisdiction ultimately determines, and such determination will have become final, that the indemnified action of such Indemnified Party in the manner contemplated by the Merger Agreement is prohibited by applicable law.

Notwithstanding anything in the Merger Agreement to the contrary, the Surviving Corporation may not settle, compromise, or consent to the entry of any judgment in any claim, action, suit, proceeding, or investigation (and in which indemnification could be sought by Indemnified Parties under the Merger Agreement), unless such settlement, compromise, or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding, or investigation or such Indemnified Party otherwise consents in writing.

If APA or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions must be made (whether by operation of law or otherwise) so that the successors and assigns of APA or the Surviving Corporation will assume all of the obligations of APA and the Surviving Corporation, as applicable, set forth in the Merger Agreement.

The provisions of the indemnification provisions of the Merger Agreement are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their respective successors, heirs, and legal representatives, will be binding on all successors and assigns of APA and the Surviving Corporation and may not be amended in any manner that is adverse to the Indemnified Parties (including their successors, heirs, and legal representatives) without the written consent of the Indemnified Party (including the successors, heirs, and legal representatives) affected thereby.

The rights of the Indemnified Parties under the Merger Agreement are in addition to any rights such Indemnified Parties may have under the organizational documents of Callon or under any applicable contracts or laws in effect on the date of the Merger Agreement. APA must, and must cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by Callon or any of its subsidiaries in effect on the date of the Merger Agreement and set forth in certain sections of Callon’s disclosure letter to the Merger Agreement, and any provisions under such indemnification agreements may not be amended, repealed, or otherwise modified in any manner that would materially adversely affect the elimination of liability, indemnification, or advancement of expenses rights thereunder of any such individual.

Public Disclosure

Callon and APA agreed that the initial press release relating to the Merger Agreement would be a joint press release and thereafter APA and Callon will consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the merger or the other transactions contemplated by the Merger Agreement; provided, however, that no such consultation will be required if, prior to the date of such release or public statement, a Callon Adverse Recommendation Change or an APA Adverse Recommendation Change has occurred in compliance in all respects with the terms of the Merger Agreement; provided, further, that (a) any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its reasonable best efforts to consult with the other party on a timely basis and (b) each of Callon and APA may, without such consultation, issue public announcements or make other public disclosures regarding the Merger Agreement or the transactions contemplated by the Merger Agreement that are consistent with disclosures in press releases or public statements previously approved by the other party or made by either party in compliance with the terms regarding public disclosure in the Merger Agreement. No provision of the Merger Agreement will prohibit either Callon or APA from issuing any press release or public statement in the event of a Callon Adverse Recommendation Change or an APA Adverse Recommendation Change that is in either case in compliance in all respects with the terms of the Merger Agreement.

Stock Exchange Listing

APA agreed, in accordance with the requirements of the Nasdaq, to use its reasonable best efforts to cause the shares of APA Common Stock to be issued to Callon stockholders pursuant to the Merger Agreement to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the date of closing.

Prior to the closing, upon APA’s request, Callon will take all actions necessary to be taken prior to closing to cause the delisting of Callon Common Stock from the NYSE and the termination of Callon’s registration of Callon Common Stock under the Exchange Act, in each case, as soon as practicable following the Effective Time and in any event no more than ten (10) days thereafter, subject to compliance with Callon’s obligations under the Exchange Act.

Employee Matters

For the period commencing at the closing and ending on the first anniversary thereof or the shorter period of employment with APA and its subsidiaries (including the Surviving Corporation) following the closing (the “Continuation Period”), APA is required to provide, or is required to cause its subsidiaries (including the Surviving Corporation) to provide, each individual who is employed by Callon or any of its subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) and who continues employment during the Continuation Period, with (i) a base salary or base wages, as applicable, that are no less than those provided by Callon and its subsidiaries to such Continuing Employee immediately prior to the Effective Time and (ii) target annual cash incentive compensation opportunities, target long-term incentive compensation opportunities, and other employee benefits (excluding any change in control, transaction, stay, retention, or similar bonuses or payments) that are substantially comparable in the aggregate to those provided by Callon and its subsidiaries to such Continuing Employee immediately prior to the Effective Time.

Subject to applicable law, for purposes of vesting of defined contribution retirement benefits, eligibility to participate and, solely for vacation and paid time off policies, severance plans and policies, and disability plans and policies, determining levels of benefits (but not, for the avoidance of doubt, for purposes of benefit accrual under any defined benefit pension plan) under the benefit and compensation plans of APA and its subsidiaries providing benefits to any Continuing Employees after the Effective Time, each Continuing Employee will be credited with his or her years of service with Callon and its subsidiaries before the Effective Time, to the same extent and for the same purpose as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Callon benefit plan; provided that such service crediting will not be required to the extent it would result in a duplication of benefits.

In general, if the Effective Time occurs prior to the date on which Callon pays annual bonuses for calendar year 2024, then APA or one of its subsidiaries (including the Surviving Corporation) is required to pay a bonus to each Continuing Employee who is otherwise eligible to receive an annual cash bonus for calendar year 2024 and who remains employed with APA or one of the its subsidiaries through the applicable payment date based on the greater of (i) target performance or (ii) actual performance achievement for calendar year 2024 under the terms of the applicable bonus program, determined in a manner consistent with past practice but subject to reasonable adjustment to reflect any non-recurring costs or other impacts which relate to the transactions contemplated by the Merger Agreement (the “2024 Annual Bonuses”); provided that, in no event will payment of any 2024 Annual Bonus result in the duplication of payments to any Continuing Employee under any other incentive, severance, or other similar arrangement. The 2024 Annual Bonuses are required to be paid by APA or the Surviving Corporation at the same time that such annual bonuses are typically paid in the ordinary course of business by Callon.

Certain Tax Matters

Callon and APA agreed that they each will (i) use its reasonable best efforts to cause the merger to qualify and (ii) not take (and will prevent any controlled Affiliate of such party from taking) any actions that would reasonably be expected to prevent the merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code (the “Reorganization Treatment”). Callon and APA agreed that they each intend to report the merger as qualifying for the Reorganization Treatment.

Callon and APA will use reasonable best efforts to cooperate with one another in connection with the issuance of any opinion of counsel relating to the Reorganization Treatment (including in connection with the filing or effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part), including using reasonable best efforts to deliver to the relevant counsel representation letters, in form and substance reasonably acceptable to such counsel, containing customary representations reasonably necessary or appropriate for such counsel to render such opinion (dated as of the necessary date and signed by an officer of Callon or APA, as applicable). However, it is not a condition to APA’s obligation or Callon’s obligation to complete the transactions that the merger qualifies as a “reorganization” or that APA or Callon receive an opinion from counsel to that effect and, even if an opinion of counsel to that effect were obtained by either party, such opinion would not be binding on the IRS or any court.

Each of Callon and APA will notify the other party promptly after becoming aware of any reason to believe that the merger may not qualify for the Reorganization Treatment.

Takeover Laws

If any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or any other similar state antitakeover law (a “Takeover Law”) may become, or may purport to be, applicable to the transactions contemplated in the Merger Agreement, each of APA, Callon, the APA Board, and the Callon Board, to the extent permissible under applicable laws, will grant such approvals and take such actions, in accordance with the terms of the Merger Agreement, as are necessary so that the merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated by the Merger Agreement and otherwise, to the extent permissible under applicable laws, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by the Merger Agreement.

Section 16 Matters

Prior to the Effective Time, Callon and APA intend that any dispositions of (or other transactions in) Callon equity securities (including derivative securities with respect to such Callon equity securities) resulting from the transactions contemplated by the Merger Agreement or acquisitions of APA equity securities (including derivative securities with respect to such APA equity securities) resulting from the transactions contemplated by the Merger Agreement, in each case, by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Callon will be exempt under Rule 16b-3 under the Exchange Act, and APA will take all commercially reasonable actions consistent with the foregoing intent.

Treatment of Existing Indebtedness

Prior to or substantially concurrently with the closing date, Callon will, as reasonably requested by APA in writing delivered at least ten (10) business days prior to any minimum required notice deadline in the applicable agreement, (i) deliver (or cause to be delivered) notices of the payoff, prepayment, discharge, and termination of any outstanding indebtedness or obligations of Callon and each applicable Callon subsidiary as required under Callon Credit Agreement (the amounts outstanding under Callon Credit Agreement, the “Callon Indebtedness Payoff Amount”); provided, that any such notices will be required only if expressly conditioned upon the closing, and (ii) take all other actions within its reasonable control and reasonably required to facilitate the repayment of Callon Indebtedness Payoff Amount, including the termination of the commitments under Callon Credit Agreement, in each case, substantially concurrently with the Effective Time. At least one (1) business day prior to the closing date, Callon will deliver to APA an executed payoff letter with respect to Callon Credit Agreement (the “Payoff Letter”), in a form and substance reasonably acceptable to APA and subject to customary conditions. The Payoff Letter will (i) confirm the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs, or any other outstanding and unpaid indebtedness under the Callon Credit Agreement , as applicable, as of the anticipated date of closing (and the daily accrual of interest thereafter), (ii) contain payment instructions, and (iii) evidence the satisfaction, release, and discharge of the indebtedness under Callon Credit Agreement, as applicable. APA must (x) irrevocably pay off, or cause to be paid off, substantially concurrently with the Effective Time, Callon Indebtedness Payoff Amount (if any) and (y) take all actions within its control to provide all customary cooperation as may be reasonably requested by Callon to assist Callon in connection with its obligations the Merger Agreement. Callon must use reasonable best efforts to provide, at APA’s expense, all customary cooperation as may be reasonably requested by APA to assist APA in connection with any financing necessary to pay amounts required under the Merger Agreement; provided, however, that (i) APA’s obligations under the Merger Agreement may in no way be subject to or conditioned upon obtaining any financing and (ii) neither Callon or its affiliates will be required to take or permit the taking of any action pursuant to the Merger Agreement that would (A) require Callon or any of its subsidiary or any of their respective affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of any financing, except that, if necessary to establish requisite authority or required under Callon Credit Agreement or the applicable indenture (or the trustee thereunder) (or requested by legal counsel rendering any opinion thereunder), Callon and the applicable subsidiaries will be required to pass resolutions or consents to approve or authorize the payoff, the prepayment, discharge, and termination of the Callon Credit Agreement, and the redemption or satisfaction and discharge of all or a portion of the outstanding aggregate principal amount of any or all of the Callon Notes, in each case, as contemplated by the Merger Agreement, (B) require Callon or any of its subsidiaries or any of their respective affiliates or any persons who are officers or directors of such entities to enter into, execute, or deliver any certificate, document, instrument, or agreement or agree to any change or modification of any existing certificate, document, instrument, or agreement, in each case, that would be effective prior to the Effective Time, other than any notice, certificate, document, instrument, or agreement required to be delivered in connection with the prepayment, discharge, and termination of Callon Credit Agreement or the redemption or satisfaction and discharge of all or a portion of the outstanding aggregate principal amount of any or all of the Callon Notes, in each case, as contemplated by the Merger Agreement; provided that such notices are conditioned on the closing, (C) cause any representation, warranty, or other provision in the Merger Agreement to be breached by Callon, its subsidiaries, or any of their affiliates, which breach if occurring or continuing at the Effective Time would result in the failure of any of the conditions set forth in the Merger Agreement, (D) require Callon, its subsidiaries, or any of their affiliates to (x) pay any commitment or other similar fee, (y) incur any other expense, liability, or obligation which expense, liability, or obligation is not reimbursed or indemnified in connection with any financing prior to the Effective Time, or (z) have any obligation of Callon, its subsidiaries, or any of their affiliates under any agreement, certificate, document, or instrument be effective until the Effective Time, except in the event such fee, expense, liability, or obligation arose out of or results from the bad faith, gross negligence, or willful misconduct of Callon, its subsidiaries or any of their affiliates, (E) cause any director, officer, employee, or stockholder of Callon, its subsidiaries, or any of their affiliates to incur any personal liability (except to the extent such person is continuing in such role after Effective Time, and solely with respect to agreements contingent upon the Effective Time and that would not be effective prior to the Effective Time) or provide any representation or certificate such director, officer, employee, or stockholder believes in good faith is false, (F) conflict with the organizational documents of Callon, its subsidiaries, or any of their affiliates or any laws, or, except as otherwise provided herein, material contracts, (G) provide access to or disclose information to any person, to the extent that Callon, its subsidiaries, or any of their affiliates determines in good faith that providing access or disclosure would jeopardize any attorney-client privilege or other similar privilege or protection of Callon, its subsidiaries, or any of their affiliates in respect of such information, (H) require Callon or any its subsidiaries or representatives to prepare or provide any excluded information, or (I) unreasonably interfere with the ongoing operations of Callon or any of its subsidiaries. APA must, promptly on request by Callon, reimburse Callon, its subsidiaries, or any of their affiliates for all reasonable, documented, and invoiced out-of-pocket costs (including reasonable, documented, and invoiced out-of-pocket attorneys’ fees) incurred in good faith by them or their representatives in connection with the cooperation described the Merger Agreement and must indemnify and hold harmless the Indemnified Parties from and against any and all losses suffered or incurred by them in connection with any financing, any action taken by them at the request of APA or its representatives pursuant to the Merger Agreement, and any information used in connection therewith except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct, or breach of the Merger Agreement by any indemnified party. Notwithstanding the foregoing, (A) Callon and its subsidiaries will have no obligation to make any payment in respect of Callon Indebtedness Payoff Amount or in respect of any notice delivered under the Merger Agreement, and APA may not make (or cause to be made) any payment in respect of Callon Indebtedness Payoff Amount, prior to the Effective Time and (B) Callon may not be obligated to terminate or discharge (or make or cause to become effective any such action) Callon Credit Agreement prior to the Effective Time.

Callon will (i) timely provide or cause to be provided to the trustee under each indenture, in accordance with the provisions of such indenture (unless waived by the trustee under the applicable indenture) any notices, announcements, certificates, filings, or legal opinions required by the applicable indenture to be provided in connection with the transactions contemplated by the Merger Agreement prior to the Effective Time, (ii) take all other actions that may be required under each indenture in connection with the transactions contemplated by the Merger Agreement prior to the Effective Time, and (iii) use reasonable best efforts to provide all assistance reasonably requested by APA that are customary or necessary in connection with any tender offer, exchange offer, consent solicitation, redemption (including the possible use of the equity claw feature), satisfaction and discharge and/or a combination of the foregoing of any or all of the Callon Notes. APA and its counsel will be given a reasonable opportunity to review and comment on each such document or instrument, in each case, before such document or instrument is provided to a trustee under any indenture, and Callon will give reasonable and good faith consideration to any comments made by APA and its counsel.

At APA’s request, Callon will, to the extent permitted by the applicable Callon Notes and the related indenture, (i) issue a notice of optional redemption for all or a portion of the outstanding aggregate principal amount of any or all of the Callon Notes, pursuant to the redemption provisions of the applicable indenture so that such notes must be redeemable on the closing date or as specified by APA and (ii) take any other actions reasonably requested by APA to facilitate the redemption, satisfaction, and discharge or assumption of any or all of the Callon Notes, pursuant to the relevant provisions of the applicable indenture; provided that Callon may not be obligated to issue a notice of optional redemption pursuant to the foregoing unless such notice is conditioned on the closing; and provided, further, that in connection with the delivery of any such redemption, discharge, or assumption, Callon must deliver and must use reasonable best efforts to cause counsel for Callon to deliver customary officer’s certificates, supplemental indentures, and legal opinions, respectively, to the trustee under the applicable indenture, to the extent such certificates, supplemental indentures, and opinions are required thereby, would not conflict with applicable laws, and would be accurate in light of the facts and circumstances at the time delivered. At APA’s request, Callon will, and will cause its representatives to, cooperate with APA in connection with any discussions, negotiations, supplemental indentures, or agreements with the trustee under the applicable indenture, its counsel, and representatives.

Without APA’s prior written consent, Callon will not, and will cause its representatives not to, amend or supplement any indenture except as provided in the Merger Agreement.

Stockholder Litigation

Each of Callon and APA must promptly notify the other of any stockholder litigation against it or its directors or officers relating to the merger and the other transactions contemplated by the Merger Agreement, and must keep the other party informed regarding such litigation. Callon must give APA a reasonable opportunity to participate in the defense or settlement of any stockholder litigation against Callon or its directors or officers relating to the merger and the other transactions contemplated by the Merger Agreement, and no such settlement may be agreed to without the prior written consent of APA, which consent will not be unreasonably withheld, conditioned, or delayed. Without limiting in any way the parties’ obligations under certain provisions of the Merger Agreement, each of APA and Callon must cooperate, must cause their respective subsidiaries, as applicable, to cooperate and must use its reasonable best efforts to cause its Representatives to cooperate in the defense against such stockholder litigation.

Conditions to the Completion of the Merger

Conditions to Each Party’s Obligation to Effect the Merger

Each party’s obligation to consummate the merger is subject to the satisfaction, or to the extent permitted by law, the waiver by each party on or prior to the Effective Time, of each of the following conditions:

•	the approval of the Merger Proposal by the Callon stockholders;

•	the approval of the Stock Issuance Proposal by the APA stockholders;

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the absence of law (except for any order issued in connection with a legal proceeding instituted by (i) Callon, its affiliates, or its stockholders, with respect to Callon’s obligations to consummate the merger, or (ii) APA, the Merger Sub, their affiliates, or their stockholders, with respect to APA’s and Merger Sub’s obligations to consummate the merger) prohibiting the consummation of the merger;

•	the expiration or termination of the waiting period (and any extension of such period) under the HSR Act;

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the SEC having declared effective the S-4 and no stop order suspending the use of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, or the joint proxy statement/prospectus having been issued by the SEC and no proceedings seeking a stop order having been initiated or, to the knowledge of Callon or APA, as the case may be, threatened by the SEC; and

•	Nasdaq having authorized the listing of the shares of APA Common Stock issuable pursuant to the Merger Agreement.

Conditions to the Obligation of APA and Merger Sub to Effect the Merger

In addition, APA’s and Merger Sub’s respective obligations to consummate the merger are subject to the satisfaction, or to the extent permitted by law, the waiver by APA and Merger Sub on or prior to the Effective Time of each of the following conditions:

•	the accuracy of the representations and warranties of Callon as follows:

•	the representations and warranties of Callon regarding organization, the delivery of organizational documents, authority, certain representations regarding capital stock and the non-violation of the organizational documents being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies;

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the representations and warranties of Callon regarding the absence of certain changes or developments that have had, or would reasonably be expected to have, a material adverse effect being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

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certain representations and warranties of Callon regarding the absence of financial advisors entitled to fees in connection with the transactions contemplated by the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date, as if made as of such date; and

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each other representation and warranty of Callon set forth in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any such representation or warranty) would not reasonably have been expected to have, individually or in the aggregate, a Material Adverse Effect on Callon;

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Callon’s performance or compliance in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Merger Agreement prior to the Effective Time; and

•	there not having occurred since the date of the Merger Agreement a Material Adverse Effect on Callon.

At closing, Callon having delivered to APA a certificate of a duly authorized officer of Callon certifying the matters of the immediately preceding bullets.

Conditions to the Obligation of Callon to Effect the Merger

In addition, Callon’s obligation to consummate the merger is subject to the satisfaction, or to the extent permitted by law, the waiver by Callon on or prior to the Effective Time, of each of the following conditions:

•	the accuracy of the representations and warranties of APA and Merger Sub as follows:

•

the representations and warranties of APA and Merger Sub regarding organization, the delivery of organizational documents, authority, certain representations regarding capital stock and the non-violation of the organizational documents being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies;

•

the representations and warranties of APA and Merger Sub regarding the absence of certain changes or developments that have had, or would reasonably be expected to have, a Material Adverse Effect being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

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the representations and warranties of APA and the Merger Sub regarding the absence of financial advisors entitled to fees in connection with the transactions contemplated by the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date, as if made as of such date;

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each other representation and warranty of APA and Merger Sub set forth in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation or warranty) as of the date of the Merger Agreement and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably have been expected to have, individually or in the aggregate, a Material Adverse Effect on APA.

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APA’s and Merger Sub’s performance or compliance in all material respects with all of their covenants, obligations or agreements required to be performed or complied with under the Merger Agreement prior to the Effective Time; and

•	there not having occurred since the date of the Merger Agreement a Material Adverse Effect on APA.

At closing, APA having delivered to Callon a certificate of a duly authorized officer of APA certifying the matters of the immediately preceding bullets.

Termination of the Merger Agreement

Either party may terminate the Merger Agreement if:

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the merger has not been consummated on or prior to the October 3, 2024 (the “Termination Date”); provided that (i) if the conditions to closing regarding absence of legal restraint (with respect to any antitrust laws) or expiration or termination of the waiting period under the HSR Act have not been satisfied or waived on or prior to the Termination Date but all other conditions to closing set forth in the Merger Agreement have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing), the Termination Date will automatically be extended by three (3) months to January 3, 2025, and, such date, as so extended, will then be the “Termination Date” for all purposes under the Merger Agreement; and (ii) following the extension of the Termination Date pursuant to the immediately prior clause (i), if the conditions to closing regarding absence of legal restraint (with respect to any antitrust laws) or expiration or termination of the waiting period under the HSR Act have not been satisfied or waived on or prior to the Termination Date (as extended pursuant to the prior clause) but all other conditions to closing set forth in the Merger Agreement have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing), APA and Callon may, by mutual agreement, extend the Termination Date by another three (3) months to April 3, 2025, and, such date, as so extended, will then be the “Termination Date” for all purposes under the Merger Agreement; provided, however, that the right to terminate the Merger Agreement at the Termination Date will not be available to any party whose action or failure to act is the primary cause of the failure of the merger to occur on or before such date and such action or failure to act constitutes a material breach of the Merger Agreement by such party (the termination pursuant to this first (1st) bullet is referred to as a “Termination Date Termination”);

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a court of competent jurisdiction or other governmental entity issues a final and nonappealable order permanently restraining, enjoining, or otherwise prohibiting the merger; provided, however, the right to terminate the Merger Agreement in respect of any such order or action will not be available to any party whose action or failure to act has been the primary cause for the entry of the order and such action or failure to act constitutes a material breach of the Merger Agreement by such party;

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the required approval of the Merger Proposal at the Callon Special Meeting (or at any adjournment thereof) is not obtained; provided, however, that such right to terminate the Merger Agreement will not be available to Callon where the failure to obtain the required approval of the Callon stockholders is caused by the action or failure to act of Callon and such action or failure to act constitutes a material breach by Callon of the Merger Agreement (the termination pursuant to this third (3rd) bullet is referred to as a “Callon Stockholder Vote Failure Termination”); or

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the required approval of the Stock Issuance Proposal at the APA Special Meeting (or at any adjournment thereof) is not obtained; provided, however, that such right to terminate the Merger Agreement will not be available to APA where the failure to obtain the required approval of the APA stockholders is caused by the action or failure to act of APA and such action or failure to act constitutes a material breach by APA of the Merger Agreement (the termination pursuant to this fourth (4th) bullet is referred to as an “APA Stockholder Vote Failure Termination”).

See “—Conditions to the Completion of the Merger” for additional details.

Termination by APA

APA may terminate the Merger Agreement:

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at any time prior to the Effective Time, if any of Callon’s covenants, representations, or warranties contained in the Merger Agreement (other than those set forth in the non-solicitation provisions of the Merger Agreement) are breached or any of Callon’s representations and warranties have become untrue such that certain conditions to APA and Merger Sub’s obligations to consummate the merger would not be satisfied, and such breach (i) is incapable of being cured by Callon by the Termination Date, or (ii) is not cured within thirty (30) days of receipt by Callon of written notice of such breach describing in reasonable detail such breach (the termination pursuant to this first (1st) bullet is referred to as a “Callon Breach Termination”);

•	at any time prior to the approval of the Merger Proposal by the stockholders of Callon, if the Callon Board or any committee thereof:

•	makes a Callon Adverse Recommendation Change;

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approves or adopts or recommends the execution of a definitive agreement in connection with an Acquisition Proposal with respect to Callon (other than any acceptable confidentiality agreement permitted by the Merger Agreement); or

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resolves, agrees to, publicly proposes to, or allows Callon to publicly propose to take any of the actions in the preceding two (2) sub-bullets (the termination pursuant to this second (2nd) bullet is referred to as a “Callon Adverse Recommendation Change Termination”);

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at any time prior to the receipt of approval of the Merger Proposal by the stockholders of Callon, if there is a material breach by Callon of any of its obligations under the non-solicitation provisions of the Merger Agreement, other than in the case where:

•	such breach is a result of an isolated action by a person that is a representative of Callon who was not acting at the direction of Callon;

•	Callon uses reasonable best efforts to promptly remedy such breach; and

•	APA is not materially harmed as a result thereof (the termination pursuant to this third (3rd) bullet is referred to as a “Callon Material Breach Termination”); or

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at any time prior to the receipt of the Merger Proposal by the stockholders of Callon, and if there has not been a material breach by APA of any of its non-solicitation obligations, in order for APA to enter into a definitive agreement with respect to a Superior Proposal simultaneously with termination of the Merger Agreement pursuant to this provision; provided, that any such purported termination by APA pursuant to this provision will be void and of no force or effect unless APA has paid to Callon the applicable termination fee in accordance with the Merger Agreement (the termination pursuant to this fourth (4th) bullet is referred to as an “APA Superior Proposal Termination”).

Termination by Callon

Callon may terminate the Merger Agreement:

•

at any time prior to the Effective Time, if any of APA’s or Merger Sub’s covenants, representations, or warranties contained in the Merger Agreement (other than those set forth in the non-solicitation provisions of the Merger Agreement) are breached or any of APA’s or Merger Sub’s representations and warranties have become untrue such that certain conditions to Callon’s obligations to consummate the merger would not be satisfied, and such breach (i) is incapable of being cured by APA or Merger Sub, as the case may be, by the Termination Date, or (ii) is not cured within thirty (30) days of receipt by APA of written notice of such breach describing in reasonable detail such breach (the termination pursuant to this first (1st) bullet is referred to as an “APA Breach Termination”);

•	at any time prior to approval of the Stock Issuance Proposal by the stockholders of APA, if the APA Board or any committee thereof:

•	makes an APA Adverse Recommendation Change;

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approves or adopts or recommends the execution of a definitive agreement with respect to an Acquisition Proposal with respect to APA (other than any acceptable confidentiality agreement permitted by the Merger Agreement); or

•

resolves, agrees to, publicly proposes to, or allows APA to publicly propose to take any of the foregoing actions in the preceding two (2) sub-bullets (the termination pursuant to this second (2nd) bullet is referred to as an “APA Adverse Recommendation Change Termination”);

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at any time prior to the receipt of approval of the Stock Issuance Proposal by the stockholders of APA, if there has been a material breach by APA of any of its obligations under the non-solicitation provisions of the Merger Agreement, other than in the case where:

•	such breach is a result of an isolated action by a person that is a representative of APA who was not acting at the direction of APA;

•	APA uses reasonable best efforts to promptly remedy such breach; and

•	Callon is not materially harmed as a result thereof (the termination pursuant to this third (3rd) bullet is referred to as an “APA Material Breach Termination”); or

•

at any time prior to the receipt of Callon Stockholder Approval, and if there has not been a material breach by Callon of any of its non-solicitation obligations under the Merger Agreement, in order for Callon to enter into a definitive agreement with respect to a Superior Proposal simultaneously with termination of the Merger Agreement pursuant to this provision; provided, that any such purported termination by Callon pursuant to this provision will be void and of no force or effect unless Callon has paid to APA the applicable termination fee in accordance with the Merger Agreement (the termination pursuant to this fourth (4th) bullet is referred to as a “Callon Superior Proposal Termination”).

Expenses in Connection with a Termination

All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be borne solely and entirely by the party incurring such expenses, whether or not the merger is consummated. However,

•

In the event that the Merger Agreement is terminated by either APA or Callon pursuant to the Callon Stockholder Vote Failure Termination provision, then Callon must pay to APA the Expenses (as defined below), no later than three (3) business days after receipt of documentation supporting such Expenses.

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In the event that the Merger Agreement is terminated by either APA or Callon pursuant to the APA Stockholder Vote Failure Termination provision, then APA must pay to Callon the Expenses, no later than three (3) business days after receipt of documentation supporting such Expenses.

The term “Expenses” means the reasonable and documented out-of-pocket fees and expenses incurred or paid by or on behalf of the party receiving payment thereof and its affiliates in connection with the merger or the other transactions contemplated by the Merger Agreement, or related to the authorization, preparation, negotiation, execution, and performance of the Merger Agreement, in each case including all reasonable and documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts, and consultants to such party and its Affiliates; provided that (A) the aggregate amount of Expenses reimbursable to APA pursuant to the first bullet above shall not exceed $24 million and (B) the aggregate amount of Expenses reimbursable to Callon pursuant to the second bullet above not shall not exceed $48 million.

Termination Fee

The term “APA Termination Fee” means $170 million dollars. The term “Callon Termination Fee” means $85 million dollars.

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In the event that the Merger Agreement is terminated by (A) Callon pursuant to the APA Adverse Recommendation Change Termination or the APA Material Breach Termination provisions, or (B) APA pursuant to the APA Superior Proposal Termination provision, then APA must pay to Callon the APA Termination Fee (x) in case of clause (A), as promptly as possible (but in any event within three (3) business days) following such termination, and (y) in the case of clause (B), prior to or concurrently with such termination.

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In the event that the Merger Agreement is terminated by (A) APA pursuant to the Callon Adverse Recommendation Change Termination provision or the Callon Material Breach Termination provision, or (B) Callon pursuant to the Callon Superior Proposal Termination provision, then Callon must pay to APA the Callon Termination Fee (x) in the case of clause (A), as promptly as possible (but in any event within three (3) business days) following such termination, and (y) in the case of clause (B), prior to or concurrently with such termination.

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In the event that (A) prior to the Callon Special Meeting, an Acquisition Proposal with respect to Callon is publicly proposed or publicly disclosed after the date of the Merger Agreement, (B) the Merger Agreement is terminated by APA or Callon pursuant to the Termination Date Termination provision or the Callon Stockholder Vote Failure Termination provision or by APA pursuant to the Callon Breach Termination provision and (C) concurrently with or within twelve (12) months after any such termination described in clause (B), Callon or any of its subsidiaries enters into a definitive agreement with respect to, or otherwise consummates, any Acquisition Proposal with respect to Callon (substituting fifty percent (50%) for the fifteen percent (15%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this bullet), then Callon must pay to APA the Callon Termination Fee as promptly as possible (but in any event within three (3) business days) following the earlier of the entry into such definitive agreement or consummation of such Acquisition Proposal.

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In the event that (A) prior to the APA Special Meeting, an Acquisition Proposal with respect to APA is publicly proposed or publicly disclosed after the date of the Merger Agreement, (B) the Merger Agreement is terminated by APA or Callon pursuant to the Termination Date Termination provision or the APA Stockholder Vote Failure Termination provision or by Callon pursuant to the APA Breach Termination provision, and (C) concurrently with or within twelve (12) months after any such termination described in clause (B), APA or any of APA’s subsidiaries enters into a definitive agreement with respect to, or otherwise consummates, any Acquisition Proposal with respect to APA (substituting fifty percent (50%) for the fifteen percent (15%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this bullet), then APA must pay to Callon the APA

Termination Fee as promptly as possible (but in any event within three (3) business days) following the earlier of the entry into such definitive agreement or consummation of such Acquisition Proposal.

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In the event that the Merger Agreement is terminated by either party pursuant to the Termination Date Termination, (i) the Callon stockholders have not approved the Merger Proposal and (ii) APA would have been permitted to terminate the Merger Agreement pursuant to the Callon Adverse Recommendation Change Termination provision or pursuant to the Callon Material Breach Termination provision, then Callon must pay to APA the Callon Termination Fee as promptly as possible (but in any event within three (3) business days) following such termination.

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In the event that the Merger Agreement is terminated by either party pursuant to the Termination Date Termination and at the time of such termination, (i) the APA stockholders have not approved the Stock Issuance Proposal and (ii) Callon would have been permitted to terminate the Merger Agreement pursuant to the APA Adverse Recommendation Change Termination provision or the APA Material Breach Termination provision, then APA must pay to Callon the APA Termination Fee as promptly as possible (but in any event within three (3) business days) following such termination.

The Merger Agreement provides that, other than with respect to fraud or a willful and material breach of any covenant, agreement, or obligation, the payments of the termination fee and Expenses are the sole and exclusive remedies of the parties for, and in no event may the parties seek to recover any other money damages or seek any other remedy based on a claim in respect to, any loss suffered as a result of the failure of the merger to be consummated. In the event that Callon or APA is entitled pursuant to the Merger Agreement to both payment of any monetary damages (including monetary damages in respect of any fraud or willful and material breach of the other parties) and payment of the termination fee or Expenses, as applicable, then the termination fee or Expenses to the extent paid will reduce the damages to which such party is entitled (if any) on a dollar-for-dollar basis.

Amendment; Waiver

The Merger Agreement may be amended with the approval of the respective boards of directors of Callon and APA (with any amendment by APA also being an effective amendment by Merger Sub) at any time (whether before or after any required approval by the Callon stockholders or the APA stockholders); provided, however, that after the receipt of Callon Stockholder Approval or APA Stockholder Approval, no amendment may be made which by applicable law or the rules of the NYSE or Nasdaq requires further approval of Callon stockholders or APA stockholders, as applicable, without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement.

No failure on the part of any party to exercise any power, right, privilege, or remedy under the Merger Agreement, and no delay on the part of any party in exercising any power, right, privilege, or remedy under the Merger Agreement, may operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy may preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.

No party will be deemed to have waived any claim arising out of the Merger Agreement, or any power, right, privilege, or remedy under the Merger Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

Specific Performance

Callon, APA, and Merger Sub agreed that irreparable damage would occur in the event that any provision of the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached. Callon,

APA, and Merger Sub agreed that, in the event of any breach by the other party of any covenant or obligation contained in the Merger Agreement, the other party will be entitled (in addition to any other remedy that may be available to it, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach. Callon, APA, and Merger Sub further agreed that no party to the Merger Agreement will be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Third-Party Beneficiaries

Except for (a) the right to receive the Merger Consideration as provided in the Merger Agreement (including, for the avoidance of doubt, the rights of the former holders of Callon Common Stock to receive the Merger Consideration) but only from and after, and subject to the occurrence of, the Effective Time, (b) the rights of holders of Callon Long-Term Incentive Awards to the treatment set forth in the Merger Agreement, but only from and after, and subject to the occurrence of, the Effective Time, (c) the right of the Indemnified Parties to enforce the indemnification provisions of the Merger Agreement only (which from and after the Effective Time is intended for the benefit of, and will be enforceable by, the persons referred to therein and by their respective heirs and Representatives) but only from and after, and subject to the occurrence of, the Effective Time, and (d) the rights of the financing sources under the Merger Agreement, APA, and Callon agreed that (i) their respective representations, warranties, and covenants set forth in the Merger Agreement are solely for the benefit of the other party thereto, in accordance with and subject to the terms of the Merger Agreement and (ii) the Merger Agreement is not intended to, and does not, confer upon any person other than the parties thereto any rights or remedies thereunder, including the right to rely upon the representations and warranties set forth therein.

APA SPECIAL MEETING

General

This joint proxy statement/prospectus is first being mailed on or about [     ], 2024, and constitutes notice of the APA Special Meeting in conformity with the requirements of the DGCL and the APA Bylaws.

This joint proxy statement/prospectus is being provided to APA stockholders as part of a solicitation of proxies by the APA Board for use at the APA Special Meeting and at any adjournment or postponement of the APA Special Meeting. APA stockholders are encouraged to read the entire document carefully, including the annexes to this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.

Date, Time, and Place

The APA Special Meeting will be held virtually at [     ] (advance registration required), on [    ], 2024, at [     ] [a.m./p.m.], Central Time. The APA Special Meeting can be accessed via the email containing a unique access link that will be sent to the email address you provided during registration, where APA stockholders will be able to participate and vote online. This joint proxy statement/prospectus is first being furnished to APA’s stockholders on or about [    ], 2024.

Purpose of the APA Special Meeting

At the APA Special Meeting, APA stockholders will be asked to consider and vote on the following:

•	to approve the Stock Issuance Proposal; and

•	to approve the APA Adjournment Proposal.

APA will transact no other business at the APA Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the APA Special Meeting by or at the direction of the APA Board in accordance with the APA Bylaws. This joint proxy statement/prospectus, including the Merger Agreement attached thereto as Annex A, contains further information with respect to these matters.

Recommendation of the APA Board

The APA Board has unanimously determined that the Stock Issuance Proposal and the transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, APA and its stockholders and has unanimously adopted, approved, and declared advisable the Stock Issuance Proposal. A description of factors considered by the APA Board in reaching its decision to approve and declare advisable the Stock Issuance Proposal can be found in “The Merger—Recommendation of the APA Board and Its Reasons for the Merger” beginning on page 57.

The APA Board unanimously recommends that APA stockholders vote “FOR” the Stock Issuance Proposal and “FOR” the APA Adjournment Proposal.

APA stockholders’ approval of the Stock Issuance Proposal is a condition for the merger to occur. If APA stockholders fail to approve the Stock Issuance Proposal by the requisite vote, the merger will not occur.

Record Date; Stockholders Entitled to Vote

Only holders of APA Common Stock at close of business on February 15, 2024, the APA Record Date, will be entitled to notice of, and to vote at, the APA Special Meeting or any adjournment or postponement of the APA Special Meeting. At the close of business on the APA Record Date, [     ] shares of APA Common Stock were issued and outstanding.

Holders of APA Common Stock are entitled to one vote for each share of APA Common Stock they own at the close of business on the APA Record Date.

A complete list of stockholders entitled to vote at the APA Special Meeting will be available for a period of at least ten (10) days prior to the APA Special Meeting. If you would like to inspect the list of APA stockholders of record, please call the Corporate Secretary at (713) 296-6000 to schedule an appointment or request access.

Quorum; Adjournment

The presence at the APA Special Meeting of the holders of a majority of the outstanding shares of APA Common Stock entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum. As a result, there must be [     ] shares represented by proxy or by stockholders present and entitled to vote at the APA Special Meeting in order to have a quorum. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the APA Special Meeting. There must be a quorum for business to be conducted at the APA Special Meeting.

The chair of the meeting or the stockholders may adjourn the meeting from time to time, whether or not there is such a quorum. Failure of a quorum to be represented at the APA Special Meeting will result in an adjournment of the APA Special Meeting and may subject APA to additional expense. Even if a quorum is present, the APA Special Meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of approval of the Stock Issuance Proposal if sufficient votes are cast in favor of the APA Adjournment Proposal or the chair of the meeting so moves.

Notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken unless the adjournment is for more than thirty (30) days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for the stockholders entitled to vote is fixed for the adjourned meeting, the APA Board must fix a record date for the adjourned meeting in accordance with the DGCL and provide a new notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting. In addition, the APA Special Meeting could be postponed before it commences.

If the APA Special Meeting is adjourned or postponed for the purpose of soliciting additional votes, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the APA Special Meeting.

Required Vote

Assuming a quorum is present, approval of the Stock Issuance Proposal requires the affirmative vote of holders of a majority of the shares of APA Common Stock properly cast on such proposal. The failure of an APA stockholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to the bank, broker, or other nominee will have no effect on the outcome of the Stock Issuance Proposal.

Under the APA Bylaws, approval of the APA Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of APA Common Stock properly cast on such proposal, whether or not a quorum is present. The failure of an APA stockholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to the bank, broker, or other nominee will have no effect on the outcome of the APA Adjournment Proposal.

Regardless of whether a quorum is present at the APA Special Meeting, the chair of the meeting may also adjourn the APA Special Meeting.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. At the APA Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have no effect on the Stock Issuance Proposal (assuming a quorum is present) and the APA Adjournment Proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) the Stock Issuance Proposal and (ii) the APA Adjournment Proposal.

Broker non-votes occur when (i) a bank, broker, or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker, or other nominee with such instructions. Banks, brokers, and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the APA proposals described in this joint proxy statement/prospectus. Accordingly, if a beneficial owner of shares of APA Common Stock held in “street name” does not give voting instructions to the bank, broker, or other nominee, then those shares will not be counted as present in person or by proxy at the APA Special Meeting.

Failure to Vote

If you are a stockholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone, or at the APA Special Meeting, your shares will not be voted at the APA Special Meeting, will not be counted as present in person or by proxy at the APA Special Meeting, and will not be counted as present for purposes of determining whether a quorum exists.

For purposes of the Stock Issuance Proposal, provided a quorum is present, a failure to vote, an abstention from voting, or a failure to instruct your bank, broker, trust, or other nominee to vote, will have no effect on the outcome of a vote on the Stock Issuance Proposal.

For purposes of the APA Adjournment Proposal, a failure to vote, an abstention from voting, or a failure to instruct your bank, broker, trust, or other nominee to vote, will have no effect on the outcome of a vote on the APA Adjournment Proposal.

Voting by APA’s Directors and Executive Officers

At the close of business on [     ], 2024, directors and executive officers of APA were entitled to vote [    ] shares of APA Common Stock, or approximately [ ]% of the shares of APA Common Stock issued and outstanding on that date. Directors and executive officers of APA have informed APA that they intend to vote their shares in favor of the Stock Issuance Proposal and the APA Adjournment Proposal, although none of the directors and executive officers are obligated to do so.

Voting at the APA Special Meeting

The APA Special Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual APA Special Meeting will be held on [     ] at [    ] [a.m./p.m.], Central Time. To participate in the APA Special Meeting, register in advance at [     ] and enter the 16-digit control number on the proxy card, voting instruction form, or notice you received. Once registered, you will receive an email, at the address provided during registration, prior to the start of the meeting, which will contain a unique link to access the virtual meeting. Further instructions and contact information for technical support will be provided in the email. You are encouraged to log into the website early to ensure you have adequate time to remedy any technical problems that may arise prior to the start of the meeting.

The virtual stockholder meeting format uses technology designed to increase stockholder access, save APA and APA stockholders time and money, and provide APA stockholders rights similar to what they would have at an in-person meeting. In addition to online attendance, APA provides stockholders with an opportunity to hear all portions of the official meeting and vote online during the open poll portion of the meeting.

Although APA offers four different voting methods, APA encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the APA Special Meeting.

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To Submit a Proxy to Vote over the Internet: To submit a proxy to vote over the Internet, go to [     ] and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to 11:59 p.m., Central Time, on [    ], 2024.

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To Submit a Proxy by Telephone: To submit a proxy to vote by telephone, call toll-free [     ] within the United States, U.S. territories, and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Central Time, on [    ], 2024.

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To Submit a Proxy by Mail: To submit a proxy to vote by mail, complete, sign, and date the proxy card and return it promptly to the address indicated on the proxy card in the postage-paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of APA Common Stock to be voted with regard to a particular proposal, your shares of APA Common Stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the APA Special Meeting and cannot be voted.

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Voting Virtually at the APA Special Meeting: You may vote virtually at the APA Special Meeting by registering in advance as described above, accessing the virtual meeting through the unique link sent to the email address you provided during registration, and following the voting instructions provided during the meeting.

If your shares are held by your bank, broker, or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your bank, broker, or other nominee seeking instruction from you as to how your shares should be voted.

If you sign your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the Stock Issuance Proposal and “FOR” the APA Adjournment Proposal.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the APA Special Meeting. If you are the stockholder of record of your shares, you may revoke your proxy by:

•	submitting another proxy over the Internet or by telephone prior to 11:59 p.m., Central Time, on [ ], 2024;

•	timely delivering a written notice that you are revoking your proxy to APA’s Corporate Secretary;

•	timely delivering a valid, later-dated proxy;

•

attending the APA Special Meeting and voting. Your attendance at the APA Special Meeting will not revoke your proxy unless you give written notice of revocation to APA’s Corporate Secretary before your proxy is exercised or unless you vote your shares virtually at the APA Special Meeting; or

•	if you are the beneficial owner of shares held in “street name,” you should contact your bank, broker, or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The APA Board is soliciting your proxy in connection with the APA Special Meeting, and APA will bear the cost of soliciting such proxies, including the costs of printing and mailing this joint proxy statement/prospectus. APA has retained Georgeson as proxy solicitor to assist with the solicitation of proxies in connection with the APA Special Meeting. APA estimates it will pay Georgeson a fee of approximately $26,000, in addition to the reimbursement of expenses, for these services. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers, and other nominees to the beneficial owners of shares of APA Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of APA’s directors, officers, and employees, without additional compensation.

Tabulation of Votes

EQ Shareowner Services will tabulate the votes at the APA Special Meeting.

Appraisal Rights

APA stockholders are not entitled to appraisal or dissenters’ rights in connection with the merger. For additional information, please see “The Merger—No Appraisal Rights.”

Householding of APA Special Meeting Materials

Each registered APA stockholder will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two (2) or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. For more details, see “Householding of Proxy Materials.”

Questions

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact the Corporate Secretary at APA’s principal executive offices, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the APA Special Meeting, please contact the APA solicitation agent:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Stockholders, banks, and brokers call toll free: 1-888-815-3892

APA PROPOSAL 1—THE STOCK ISSUANCE PROPOSAL

This joint proxy statement/prospectus is being furnished to APA stockholders as part of the solicitation of proxies by the APA Board for use at the APA Special Meeting to consider and vote upon a proposal to approve the Stock Issuance Proposal pursuant to the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The APA Board, after due and careful discussion and consideration, unanimously adopted, approved, and declared advisable the Merger Agreement, the merger, and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the merger, and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, APA and its stockholders.

Required Vote of Stockholders

The APA Board accordingly unanimously recommends that APA stockholders vote “FOR” the proposal to approve the Stock Issuance Proposal.

Approval of the Stock Issuance Proposal is a condition to completion of the merger.

The vote on the Stock Issuance Proposal is a vote separate and apart from the vote to approve the APA Adjournment Proposal. Accordingly, an APA stockholder may vote to approve the Stock Issuance Proposal and vote not to approve the APA Adjournment Proposal, and vice versa.

Assuming a quorum is present, approval of the Stock Issuance Proposal requires the affirmative vote of holders of a majority of the shares of APA Common Stock properly cast on such proposal.

THE APA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL

APA PROPOSAL 2—THE APA ADJOURNMENT PROPOSAL

The APA Special Meeting may be adjourned to another time and place, including, if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Stock Issuance Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to APA stockholders.

APA is asking its stockholders to authorize the holder of any proxy solicited by the APA Board to vote in favor of any adjournment of the APA Special Meeting to solicit additional proxies if there are not sufficient votes to approve the Stock Issuance Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to APA stockholders.

Required Vote of Stockholders

The APA Board unanimously recommends that APA stockholders vote “FOR” the APA Adjournment Proposal, if necessary.

The vote on the APA Adjournment Proposal is a vote separate and apart from the vote to approve the Stock Issuance Proposal. Accordingly, an APA stockholder may vote to approve the Stock Issuance Proposal and vote not to approve the APA Adjournment Proposal, and vice versa.

Whether or not a quorum is present, approval of the APA Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of APA Common Stock properly cast on such proposal.

THE APA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APA ADJOURNMENT PROPOSAL

CALLON SPECIAL MEETING

General

This joint proxy statement/prospectus is first being mailed on or about [     ], 2024 and constitutes notice of the Callon Special Meeting in conformity with the requirements of the DGCL and the Callon Bylaws.

This joint proxy statement/prospectus is being provided to Callon stockholders as part of a solicitation of proxies by the Callon Board for use at the Callon Special Meeting and at any adjournment or postponement of the Callon Special Meeting. Callon stockholders are encouraged to read the entire document carefully, including the annexes to this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.

Date, Time and Place

The Callon Special Meeting will be held at [     ], on [    ], 2024, at [    ] [a.m./p.m.], Central Time. This joint proxy statement/prospectus is first being furnished to the Callon stockholders on or about [    ], 2024.

Purpose of the Callon Special Meeting

At the Callon Special Meeting, Callon stockholders will be asked to consider and vote on the following:

•	a proposal to adopt the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus (the Merger Proposal);

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a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Callon’s named executive officers that is based on or otherwise relates to the merger (the Advisory Compensation Proposal); and

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a proposal to approve the adjournment of the Callon Special Meeting to solicit additional proxies if there are not sufficient votes cast at the Callon Special Meeting to approve the Merger Proposal (the Callon Adjournment Proposal).

Callon will transact no other business at the Callon Special Meeting except such business as may properly be brought before the Callon Special Meeting or any adjournment or postponement thereof. This joint proxy statement/prospectus, including the Merger Agreement attached thereto as Annex A, contains further information with respect to these matters.

Recommendation of the Callon Board

The Callon Board has unanimously determined that the transactions contemplated by the Merger Agreement, including the merger, are advisable and fair to, and in the best interests of, Callon and its stockholders and has unanimously adopted, approved and declared advisable the Merger Proposal, the Advisory Compensation Proposal and the Callon Adjournment Proposal. A description of factors considered by the Callon Board in reaching its decision to approve and declare advisable the foregoing proposals can be found in “The Merger—Recommendation of the Callon Board and Its Reasons for the Merger” beginning on page 75.

The Callon Board unanimously recommends that Callon stockholders vote “FOR” each of the Merger Proposal, the Advisory Compensation Proposal and the Callon Adjournment Proposal.

Callon stockholders’ approval of the Merger Proposal is a condition for the merger to occur. If Callon stockholders fail to approve the Merger Proposal by the requisite vote, the merger will not occur.

Record Date; Stockholders Entitled to Vote

Only holders of Callon Common Stock as of the close of business on February 15, 2024, the Callon Record Date, will be entitled to notice of, and to vote at, the Callon Special Meeting or any adjournment or postponement of the Callon Special Meeting. At the close of business on the Callon Record Date, [     ] shares of Callon Common Stock were issued and outstanding.

Holders of Callon Common Stock are entitled to one vote for each share of Callon Common Stock they own at the close of business on the Callon Record Date.

A complete list of registered Callon stockholders entitled to vote at the Callon Special Meeting will be available for inspection at Callon’s principal executive offices at One Briarlake Plaza, 2000 W. Sam Houston Parkway S., Suite 2000, Houston, Texas 77042, during regular business hours for a period of no less than ten (10) days before the Callon Special Meeting and at the place of the Callon Special Meeting during the meeting.

Quorum; Adjournment

The presence at the Callon Special Meeting of the holders of a majority of the shares of Callon Common Stock entitled to vote at the meeting as of the close of business on the Callon Record Date, represented in person or by proxy, will constitute a quorum. As a result, there must be [     ] shares represented by proxy or by Callon stockholders present and entitled to vote at the Callon Special Meeting in order to have a quorum. There must be a quorum for business to be conducted at the Callon Special Meeting.

The chair of the Callon Special Meeting or the Callon stockholders may adjourn the meeting from time to time, whether or not there is such a quorum. Failure of a quorum to be represented at the Callon Special Meeting will result in an adjournment of the Callon Special Meeting and may subject Callon to additional expense. Even if a quorum is present, the Callon Special Meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of approval of the Merger Proposal if sufficient votes are cast in favor of the Callon Adjournment Proposal or the chair of the meeting so moves.

Notice need not be given of the adjourned meeting if the time and place thereof are announced at the Callon Special Meeting at which the adjournment is taken unless the adjournment is for more than thirty (30) days, in which case a notice of the adjourned meeting will be given to each Callon stockholder of record entitled to vote at the Callon Special Meeting. If after the adjournment a new record date for the Callon stockholders entitled to vote is fixed for the adjourned meeting, the Callon Board must fix a record date for the adjourned meeting in accordance with the DGCL and provide a new notice of the adjourned meeting to each Callon stockholder of record entitled to vote at the Callon Special Meeting. In addition, the Callon Special Meeting could be postponed before it commences.

If the Callon Special Meeting is adjourned or postponed for the purpose of soliciting additional votes, Callon stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you submit your proxy over the Internet or by telephone or submit a properly executed proxy card, even if you abstain from voting, your shares will be counted as present for purposes of determining whether a quorum exists at the Callon Special Meeting.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Callon Common Stock entitled to vote on the proposal. Accordingly, with respect to a Callon stockholder who is present in person or represented by proxy at the Callon Special Meeting, such stockholder’s abstention from voting will have the same effect as a vote “against” the Merger Proposal. Additionally, the failure of a Callon stockholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to the bank, broker, or other nominee will have the same effect as a vote “against” the Merger Proposal.

Under the Callon Bylaws, approval of the Callon Adjournment Proposal and, assuming a quorum is present, the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Callon Common Stock present in person or represented by proxy at the Callon Special Meeting and entitled to vote thereon. Accordingly, with respect to a Callon stockholder who is present in person or represented by proxy at the Callon Special Meeting, such stockholder’s abstention will be counted in connection with the determination of whether a quorum is present and will have the same effect as a vote “against” each of the Advisory Compensation Proposal and the Callon Adjournment Proposal. However, the failure of a Callon stockholder to vote on either proposal, as well as the failure of a Callon stockholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to the bank, broker, or other nominee, will have no effect on either of the Advisory Compensation Proposal or the Callon Adjournment Proposal.

The merger is conditioned on, among other things, the approval of the Merger Proposal at the Callon Special Meeting. The Advisory Compensation Proposal and the Callon Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this joint proxy statement/prospectus and the merger is not conditioned on the approval of either the Advisory Compensation Proposal or the Callon Adjournment Proposal. Regardless of whether a quorum is present at the Callon Special Meeting, the chair of the meeting may also adjourn the Callon Special Meeting.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. At the Callon Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as voting “AGAINST” the Merger Proposal, Advisory Compensation Proposal and Callon Adjournment Proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) the Merger Proposal, (ii) the Advisory Compensation Proposal and (iii) the Callon Adjournment Proposal.

Broker non-votes occur when (i) a bank, broker, or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker, or other nominee with such instructions. Under NYSE rules, banks, brokers, and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the Callon proposals described in this joint proxy statement/prospectus. Accordingly, if a beneficial owner of shares of Callon Common Stock held in “street name” does not give voting instructions to the bank, broker, or other nominee, then those shares will not be counted as present in person or by proxy at the Callon Special Meeting.

Failure to Vote

If you are a Callon stockholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone, or at the Callon Special Meeting, your shares will not be voted at the Callon Special Meeting, will not be counted as present in person or by proxy at the Callon Special Meeting and will not be counted as present for purposes of determining whether a quorum exists.

For purposes of the Merger Proposal, provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust, or other nominee to vote, will have the same effect as a vote “AGAINST” the Merger Proposal.

Provided a quorum is present, a failure to vote, or a failure to instruct your bank, broker, trust, or other nominee to vote, will have no effect on the outcome of a vote on either of the Advisory Compensation Proposal or the Callon Adjournment Proposal.

An abstention from voting will have the same effect as a vote “AGAINST” each of the Merger Proposal, the Advisory Compensation Proposal, and the Callon Adjournment Proposal.

If you sign, date and return your proxy card and do not indicate how you want your shares of Callon Common Stock to be voted, then your shares of Callon Common Stock will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Callon Adjournment Proposal.

Voting by Callon’s Directors and Executive Officers

At the close of business on February 15, 2024, the Callon Record Date, directors and executive officers of Callon were entitled to vote [    ] shares of Callon Common Stock, or approximately [ ]% of the shares of Callon Common Stock issued and outstanding on that date. Directors and executive officers of Callon have informed Callon that they intend to vote their shares in favor of the Merger Proposal, the Advisory Compensation Proposal, and the Callon Adjournment Proposal, although none of the directors and executive officers are obligated to do so.

Voting at the Callon Special Meeting

The Callon Special Meeting will be held at [     ] on [     ], 2024, at [     ] [a.m./p.m]. Central Time. Check-in will begin at [     ] [a.m./p.m.] Central Time. You must bring valid picture identification, such as a driver’s license or passport and provide proof of stock ownership as of the Callon Record Date. If your shares are held in the name of a bank, broker, or other nominee and you plan to attend the Callon Special Meeting, in order to be admitted you must present proof of your beneficial ownership of the Callon Common Stock, such as a bank or brokerage account statement, or copy of your voting instruction form or proxy card, indicating that you owned shares of Callon Common Stock at the close of business on the Callon Record Date. Please allow time for check-in procedures.

Although Callon offers four different voting methods, Callon encourages you to submit a proxy to vote either over the Internet or by telephone to ensure that your shares are represented and voted at the Callon Special Meeting.

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To Submit a Proxy to Vote over the Internet: To submit a proxy to vote over the Internet, go to http://www.viewproxy.com/CallonPetroleum/2024SM and follow the steps outlined on the secured website. You will need the number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you submit your proxy to vote over the Internet, you do not have to mail in a proxy card. If you choose to submit your vote via proxy over the Internet, you must do so prior to 11:59 p.m., Eastern Time, on [    ], 2024.

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To Submit a Proxy by Telephone: To submit a proxy to vote by telephone, call toll-free (866) 804-9616 within the United States, U.S. territories and Canada on a touch-tone telephone. Please have your proxy card available for reference because you will need your control number located on your proxy card in order to submit your vote by proxy by telephone. If you submit your proxy to vote by telephone, you do not have to mail in a proxy card. If you choose to submit your vote via proxy by telephone, you must do so prior to 11:59 p.m., Eastern Time, on [     ], 2024.

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To Submit a Proxy by Mail: To submit a proxy to vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the postage-paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of Callon Common Stock to be voted with regard to a particular proposal, your shares of Callon Common Stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the Callon Special Meeting and cannot be voted.

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To Vote In Person at the Callon Special Meeting: To vote at the Callon Special Meeting, request a ballot when you arrive. You must bring valid picture identification ,such as a driver’s license or passport and provide proof of stock ownership as of the Callon Record Date.

If your shares are held by your bank, broker, or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a vote instruction form from your bank, broker, or other nominee seeking instruction from you as to how your shares should be voted.

If you sign your proxy, but do not indicate how you wish to vote, your shares will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Callon Adjournment Proposal.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the Callon Special Meeting. If you are the stockholder of record of your shares, you may revoke your proxy by:

•	submitting another proxy over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on [ ], 2024;

•	timely delivering a written notice that you are revoking your proxy to Callon’s Corporate Secretary;

•	timely delivering a valid, later-dated proxy; or

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attending the Callon Special Meeting and voting. Your attendance at the Callon Special Meeting will not revoke your proxy unless you give written notice of revocation to Callon’s Corporate Secretary before your proxy is exercised or unless you vote your shares in person at the Callon Special Meeting.

If you are the beneficial owner of shares held in “street name,” you should contact your bank, broker, or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The Callon Board is soliciting your proxy in connection with the Callon Special Meeting, and Callon will bear the cost of soliciting such proxies, including the costs of printing and filing this joint proxy statement/prospectus. Callon has retained Innisfree as proxy solicitor to assist with the solicitation of proxies in connection with the Callon Special Meeting. Callon estimates it will pay Innisfree a fee of approximately $50,000, plus reasonable out-of-pocket expenses and fees for any additional services. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers, and other nominees to the beneficial owners of shares of Callon Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Callon’s directors, officers, and employees, without additional compensation.

Tabulation of Votes

Innisfree will tabulate the votes at the Callon Special Meeting.

Appraisal Rights

Callon stockholders are not entitled to appraisal or dissenters’ rights in connection with the merger. For additional information, please see “The Merger—No Appraisal Rights.”

Householding of Callon Special Meeting Materials

Each registered Callon stockholder will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two (2) or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. For more details, see “Householding of Proxy Materials.”

Questions and Additional Information

Callon stockholders may contact Callon’s proxy solicitor with any questions about the proposals or how to vote or to request additional copies of any materials at:

Innisfree M&A Incorporated

501 Madison Ave, 20th Floor

New York, New York 10022

Banks and Brokerage Firms, please call: (212) 750-5833

Shareholders, please call toll-free: (877) 687-1865

CALLON PROPOSAL 1—THE MERGER PROPOSAL

This proxy statement/prospectus is being furnished to Callon stockholders as part of the solicitation of proxies by the Callon Board for use at the Callon Special Meeting to consider and vote upon a proposal to adopt the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus, and approve the transactions contemplated thereby, including the merger.

The Callon Board, after due and careful discussion and consideration, unanimously adopted, approved, and declared advisable the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Callon and the Callon stockholders.

The Callon Board accordingly unanimously recommends that Callon stockholders vote “FOR” the proposal to adopt the Merger Agreement and approve the merger, as disclosed in this joint proxy statement/prospectus, particularly the related narrative disclosures in the sections of this joint proxy statement/prospectus entitled “The Merger” and “The Merger Agreement” and as attached as Annex A to this joint proxy statement/prospectus.

Approval of the Merger Proposal is a condition to completion of the merger.

Required Vote of Stockholders

Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Callon Common Stock entitled to vote thereon. A failure to vote, a broker non-vote, or an abstention will have the same effect as a vote “AGAINST” the Merger Proposal.

The vote on the Merger Proposal is a vote separate and apart from the vote to approve either the Advisory Compensation Proposal or the Callon Adjournment Proposal. Accordingly, a Callon stockholder may vote to approve the Merger Proposal and vote not to approve the Advisory Compensation Proposal or the Callon Adjournment Proposal, and vice versa.

THE CALLON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL

CALLON PROPOSAL 2—THE ADVISORY COMPENSATION PROPOSAL

Callon is asking its stockholders to approve, on an advisory (non-binding) basis, the compensation that will or may be paid to Callon’s named executive officers in connection with the merger. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on either Callon or APA. Accordingly, if the Merger Proposal is approved and the merger is completed, the merger-related compensation will be payable to Callon’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the Advisory Compensation Proposal.

The Callon Board unanimously recommends that Callon stockholders vote “FOR” the proposal to approve the Advisory Compensation Proposal.

Required Vote of Stockholders

Under the Callon Bylaws, and assuming a quorum is present, approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of Callon Common Stock present in person or represented by proxy at the Callon Special Meeting and entitled to vote thereon. Accordingly, a failure to vote or a broker non-vote will have no effect on the outcome of the vote for the Advisory Compensation Proposal, whereas an abstention will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal.

The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote to approve either the Merger Proposal or the Callon Adjournment Proposal. Accordingly, a Callon stockholder may vote to approve the Advisory Compensation Proposal and vote not to approve the Merger Proposal or the Callon Adjournment Proposal, and vice versa.

THE CALLON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY COMPENSATION PROPOSAL

CALLON PROPOSAL 3—THE CALLON ADJOURNMENT PROPOSAL

The Callon Special Meeting may be adjourned to another time and place, including, if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Callon stockholders.

Callon is asking its stockholders to authorize the holder of any proxy solicited by the Callon Board to vote in favor of any adjournment of the Callon Special Meeting to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Callon stockholders.

The Callon Board unanimously recommends that Callon stockholders vote “FOR” the proposal to adjourn the Callon Special Meeting, if necessary.

Required Vote of Stockholders

Under the Callon Bylaws, approval of the Callon Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Callon Common Stock present in person or represented by proxy at the Callon Special Meeting and entitled to vote thereon. Accordingly, a failure to vote or a broker non-vote will have no effect on the outcome of the vote for the Callon Adjournment Proposal, whereas an abstention will have the same effect as a vote “AGAINST” the Callon Adjournment Proposal.

The vote on the Callon Adjournment Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, a Callon stockholder may vote to approve the Merger Proposal and vote not to approve the Callon Adjournment Proposal, and vice versa.

THE CALLON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE CALLON ADJOURNMENT PROPOSAL

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On January 3, 2024, APA, Merger Sub, and Callon entered into the Merger Agreement, which provides that Merger Sub, a wholly owned, direct subsidiary of APA, will merge with and into Callon, with Callon continuing as the Surviving Corporation and a wholly owned, direct subsidiary of APA. If the merger is completed, Callon stockholders will receive, in exchange for each share of Callon Common Stock, 1.0425 of a share of APA Common Stock, with cash in lieu of fractional shares.

The following unaudited pro forma combined financial statements (the “Pro Forma Financial Statements”) have been prepared from the respective historical consolidated financial statements of APA and Callon, adjusted to give effect to (i) the merger, (ii) Callon’s acquisition of Percussion, which was completed on July 3, 2023, (iii) Callon’s disposition of its Eagle Ford assets, which was completed on July 3, 2023, (iv) the extinguishment of Callon’s outstanding debt, and (v) the issuance of new debt. The unaudited pro forma combined balance sheet (the “Pro Forma Balance Sheet”) combines the historical consolidated balance sheets of APA and Callon as of September 30, 2023, giving effect to the Transactions as if they had been consummated on September 30, 2023, except for Callon’s acquisition of Percussion and Callon’s divestiture of its Eagle Ford assets having been completed on July 3, 2023, and are already reflected in Callon’s historical consolidated balance sheet as of September 30, 2023. The unaudited pro forma combined statements of operations (the “Pro Forma Statements of Operations”) combines the historical consolidated statements of operations of APA and Callon for the nine months ended September 30, 2023, and the year ended December 31, 2022, giving effect to the Transactions as if they had been consummated on January 1, 2022. The Pro Forma Financial Statements contain certain reclassification adjustments to conform the historical Callon financial statement presentation to APA’s financial statement presentation.

The Pro Forma Financial Statements have been developed from and should be read in conjunction with:

•	the unaudited consolidated financial statements of APA included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023;

•	the unaudited consolidated financial statements of Callon included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023;

•	the audited consolidated financial statements of APA included in its Annual Report on Form 10-K for the year ended December 31, 2022;

•	the audited consolidated financial statements of Callon included in its Annual Report on Form 10-K for the year ended December 31, 2022;

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Callon’s Current Report on Form 8-K filed on July 7, 2023 (the “July 2023 8-K”), which includes its unaudited pro forma consolidated statement of operations for the year ended December 31, 2022, to present the effects of the Percussion acquisition and Eagle Ford divestiture and includes the audited financial statements of Percussion for the year ended December 31, 2022; and

•	other information relating to APA and Callon contained in or incorporated by reference into this joint proxy statement/prospectus.

The Pro Forma Financial Statements are provided for illustrative purposes only and are not intended to represent what APA’s financial position or results of operations would have been had the Transactions actually been consummated on the assumed dates nor do they purport to project the future operating results or the financial position of the combined company following the merger. The Pro Forma Financial Statements do not reflect future events that may occur after the merger, including, but not limited to, the anticipated realization of savings from potential operating efficiencies, cost savings, or economies of scale that the combined company may achieve with respect to the combined operations. Specifically, the Pro Forma Statements of Operations do not include projected synergies expected to be achieved as a result of the merger or any associated costs that may be incurred to achieve any projected synergies. The Pro Forma Statements of Operations also exclude the costs associated with any integration activities that may result from the merger. Further, the Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the merger.

The Pro Forma Financial Statements have been prepared to reflect adjustments to APA’s historical consolidated financial information. Accordingly, the Pro Forma Financial Statements reflect the following:

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the merger will be accounted for as a business combination using the acquisition method of accounting, with APA identified as the acquirer, and the issuance of shares of APA Common Stock as merger consideration;

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each eligible share of Callon Common Stock and each Callon equity award converted or settled as part of the merger will be converted automatically into the right to receive 1.0425 shares of APA Common Stock, in accordance with the terms of the Merger Agreement;

•	Callon’s acquisition of Percussion;

•	Callon’s disposition of its Eagle Ford assets;

•	the assumption of liabilities for merger-related expenses;

•	the reclassification of certain of Callon’s historical amounts to conform to APA’s financial statement presentation;

•	the recognition of the estimated tax impact of the pro forma adjustments; and

•	the extinguishment of the Callon Notes and the Callon Credit Agreement and subsequent refinancing with APA’s term loan.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the Pro Forma Financial Statements. In APA’s opinion, all adjustments are based on available information and assumptions that APA believes are reasonable and necessary to present fairly the pro forma information.

Until the merger is completed, APA and Callon are limited in their ability to share certain information. As of the date of this joint proxy statement/prospectus, APA has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Callon’s accounting policies to APA’s accounting policies. The assumptions and estimates used to make the preliminary pro forma adjustments are described in the notes accompanying the Pro Forma Financial Statements. A final determination of the fair value of Callon’s assets and liabilities will be based on the actual assets and liabilities of Callon that exist as of the closing date and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the consideration to be paid by APA upon the completion of the merger will be determined based on the closing price of APA Common Stock on the closing date. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

APA CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

(IN MILLIONS)

	APA Historical	Callon Historical, As Adjusted (Note 4)	Transaction Accounting Adjustments (Note 3)			Financing Adjustments (Note 3)	Pro Forma Combined
ASSETS						(k )
CURRENT ASSETS:
Cash and cash equivalents	$95	$3	$—			$(1)	$97
Receivables, net	1,753	263	—			—	2,016
Other current assets	952	31	—			—	983

	2,800	297	—			(1)	3,096

PROPERTY AND EQUIPMENT:
Oil and gas properties	43,908	10,531	(5,791)	(a	)	—	48,648
Gathering, processing, and transmission facilities	447	—	—			—	447
Other	613	26	—			—	639
Less: Accumulated depreciation, depletion, and amortization	(35,468)	(4,428)	4,428	(a	)	—	(35,468)

	9,500	6,129	(1,363)			—	14,266
OTHER ASSETS:
Equity method interests	681	—	—			—	681
Decommissioning security for sold Gulf of Mexico properties	38	—	—			—	38
Deferred charges and other	526	303	(199)	(c	)(d)(i)	—	630

	$13,545	$6,729	$(1,562)			$(1)	$18,711

LIABILITIES, NONCONTROLLING INTERESTS, AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$741	586	101	(b	)	—	1,428
Current debt	2	—	—			—	2
Other current liabilities	1,892	164	(2)	(h	)	—	2,054

	2,635	750	99			—	3,484

LONG-TERM DEBT	5,582	1,949	43	(c	)	(1)	7,573

DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES:
Income taxes	305	—	—			—	305
Asset retirement obligation	2,006	41	10	(e	)	—	2,057
Decommissioning contingency for sold Gulf of Mexico properties	470	—	—			—	470
Other	440	128	14	(d	)(h)	—	582

	3,221	169	24			—	3,414

EQUITY:
Common stock	263	1	42	(f	)	—	306
Paid-in capital	11,197	4,225	(2,034)	(f	)	—	13,388
Accumulated deficit	(4,732)	(365)	264	(b	)(f)	—	(4,833)
Treasury stock, at cost	(5,667)	—	—			—	(5,667)
Accumulated other comprehensive income	17	—	—			—	17

APA SHAREHOLDERS’ EQUITY	1,078	3,861	(1,728)			—	3,211
Noncontrolling interest — Egypt	1,029	—	—			—	1,029

TOTAL EQUITY	2,107	3,861	(1,728)			—	4,240

	$13,545	$6,729	$(1,562)			$(1)	$18,711

APA CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

(IN MILLIONS, EXCEPT PER SHARE DATA)

	APA Historical	Callon Historical, As Adjusted (Note 4)	Transaction Accounting Adjustments (Note 3)			Financing Adjustments (Note 3)	Pro Forma Combined
REVENUES AND OTHER:						(k )
Oil, natural gas, and natural gas liquids production revenues	$5,500	$1,420	$—			$—	$6,920
Purchased oil and gas sales	612	278	—			—	890

Total revenues	6,112	1,698	—			—	7,810
Derivative instrument gains, net	104	34	—			—	138
Gain on divestitures, net	7	21	—			—	28
Other, net	77	3	—			—	80

	6,300	1,756	—			—	8,056

OPERATING EXPENSES:
Lease operating expenses	1,076	219	—			—	1,295
Gathering, processing, and transmission	245	82	—			—	327
Purchased oil and gas costs	558	286	—			—	844
Taxes other than income	163	84	—			—	247
Exploration	144	8	—			—	152
General and administrative	276	90	—			—	366
Transaction, reorganization, and separation	11	6	—			—	17
Depreciation, depletion, and amortization	1,117	361	(25)	(g	)	—	1,453
Asset retirement obligation accretion	86	3	—			—	89
Impairments	46	—	—			—	46
Financing costs, net	235	136	(5)	(c	)	(48)	318

	3,957	1,275	(30)			(48)	5,154

NET INCOME BEFORE INCOME TAXES	2,343	481	30			48	2,902

Current income tax provision	1,022	—	—			—	1,022
Deferred income tax provision (benefit)	(22)	(206)	206	(d	)	—	(22)

NET INCOME INCLUDING NONCONTROLLING INTERESTS	1,343	687	(176)			48	1,902
Net income attributable to noncontrolling interest — Egypt	261	—	—			—	261

NET INCOME ATTRIBUTABLE TO COMMON STOCK	$1,082	$687	$(176)			$48	$1,641

NET INCOME PER COMMON SHARE:
Basic	$3.50						$4.34
Diluted	$3.50						$4.34
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	309		69	(j	)		378
Diluted	309		69	(j	)		378

APA CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(IN MILLIONS, EXCEPT PER SHARE DATA)

	APA Historical	Callon Pro Forma, As Adjusted (Note 4)	Transaction Accounting Adjustments (Note 3)			Financing Adjustments (Note 3)	Pro Forma Combined
REVENUES AND OTHER:						(k )
Oil, natural gas, and natural gas liquids production revenues	$9,220	$2,516	$—			$—	$11,736
Purchased oil and gas sales	1,855	475	—			—	2,330

Total revenues	11,075	2,991	—			—	14,066
Derivative gain (loss), net	(114)	(501)	—			—	(615)
Gain (loss) on divestitures, net	1,180	(359)	—			—	821
Losses on previously sold properties	(157)	—	—			—	(157)
Other, net	148	1	—			—	149

	12,132	2,132	—			—	14,264
OPERATING EXPENSES:
Lease operating expenses	1,444	269	—			—	1,713
Gathering, processing, and transmission	367	94	—			—	461
Purchased oil and gas	1,776	478	—			—	2,254
Taxes other than income	268	147	—			—	415
Exploration	305	9	—			—	314
General and administrative	483	103	—			—	586
Transaction, reorganization, and separation	26	1	101	(b	)	—	128
Depreciation, depletion, and amortization	1,233	415	(33)	(g	)	—	1,615
Asset retirement obligation accretion	117	4	—			—	121
Financing costs, net	379	234	(9)	(c	)	(34)	570

	6,398	1,754	59			(34)	8,177

NET INCOME BEFORE INCOME TAXES	5,734	378	(59)			34	6,087
Current income tax provision	1,507	8	—			—	1,515
Deferred income tax provision	145	6	—			—	151

NET INCOME INCLUDING NONCONTROLLING INTERESTS	4,082	364	(59)			34	4,421
Net income attributable to noncontrolling interest — Egypt	464	—	—			—	464
Net income attributable to noncontrolling interest — Altus	14	—	—			—	14
Net income attributable to Altus Preferred Unit limited partners	(70)	—	—			—	(70)

NET INCOME ATTRIBUTABLE TO COMMON STOCK	$3,674	$364	$(59)			$34	$4,013

NET INCOME PER COMMON SHARE:
Basic	$11.05						$10.00
Diluted	$11.02						$9.98
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	332		69	(j	)		401
Diluted	333		69	(j	)		402

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1. Basis of Presentation

The APA and Callon historical financial information have been derived from each respective company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and Annual Report on Form 10-K for the year ended December 31, 2022. Certain of Callon’s historical amounts have been reclassified to conform to APA’s financial statement presentation. The unaudited pro forma adjustments related to Callon’s Percussion acquisition and Eagle Ford divestiture are from the July 2023 8-K, which include the audited financial statements of Percussion for the year ended December 31, 2022. These Pro Forma Financial Statements should be read in conjunction with the historical financial statements and related notes thereto of APA and Callon, as well as the pro forma financial information included in the July 2023 8-K.

The Pro Forma Balance Sheet gives effect to the Transactions as if they had occurred on September 30, 2023. No adjustments related to the Percussion acquisition or Eagle Ford divestiture have been applied to the Pro Forma Balance Sheet, as they are already reflected in Callon’s historical consolidated balance sheet as of September 30, 2023. The Pro Forma Statements of Operations give effect to the Transactions as if they had occurred on January 1, 2022.

The Pro Forma Financial Statements reflect pro forma adjustments that are described in the accompanying notes and are based on currently available information. All adjustments have been made that are necessary to present fairly the Pro Forma Financial Statements. The Pro Forma Financial Statements do not purport to represent what the combined company’s financial position or results of operations would have been if the Transactions had actually occurred on the dates indicated, nor are they indicative of APA’s future financial position or results of operations. Actual results may differ materially from the assumptions and estimates reflected in these Pro Forma Financial Statements.

NOTE 2. Estimated Purchase Price Allocation

APA has determined it is the accounting acquirer in the merger, which will be accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification 805, “Business Combinations.” The allocation of the preliminary estimated purchase price with respect to the merger is based upon APA’s estimates of, and assumptions related to, the fair value of assets and liabilities to be assumed as of September 30, 2023, using currently available information. Because the Pro Forma Financial Statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on the financial position and results of operations of the combined companies may be materially different from the pro forma amounts included herein. APA expects to finalize the purchase price allocation as soon as practicable after completing the merger.

The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:

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changes in the estimated fair value of the APA Common Stock consideration issued to Callon stockholders, based on the APA Common Stock closing price and the Callon Common Stock outstanding at the closing date of the merger;

•

changes in the estimated fair value of Callon’s identifiable assets acquired and liabilities assumed as of the closing of the merger, which could result from changes in oil and natural gas commodity prices, reserve estimates, discount rates and other factors;

•	changes in APA’s valuation allowance against its U.S. net deferred tax assets; and

•	the factors described in the section entitled “Risk Factors” beginning on page 27.

Based upon the merger consideration transferred, the fair value of the assets acquired and liabilities assumed is recorded as follows (shown in millions, except exchange ratio and price per share data):

Consideration transferred:
Callon common stock outstanding on January 2, 2024	66
Exchange ratio	1.0425

Shares of APA common stock to be issued	69
Closing price per share of APA common stock (a)	$32.11
Fair value of APA common stock to be issued as consideration	$2,225

Fair value of APA equity-based awards issued in exchange for Callon equity-based awards (b)	18
Total consideration transferred	$2,243

Fair value of assets acquired:	Fair Value
Cash and cash equivalents	$3
Accounts receivable, net	263
Other current assets	31
Oil and gas properties	4,740
Other property and equipment, net	26
Deferred charges and other	104

Total assets acquired	$5,167

Fair value of liabilities assumed:
Accounts payable	586
Other current liabilities	162
Long-term debt	1,992
Asset retirement obligations	51
Other long-term liabilities	133

Total liabilities assumed	$2,924

Assets acquired and liabilities assumed	$2,243

(a)	Represents the market price of APA Common Stock on January 26, 2024.
(b)	Additional consideration represents the fair value of APA shares that will replace Callon equity awards that are attributable to pre-merger services provided.

Under the Merger Agreement, each Callon stockholder is entitled to receive 1.0425 shares of APA Common Stock for, as applicable, (i) each eligible share of Callon Common Stock and (ii) each Callon equity award converted or settled as part of the merger, with cash in lieu of fractional shares.

The following table shows sensitivities to changes in purchase price and Oil and Gas Properties due to changes in the per share price of APA Common Stock (in millions, other than per share amounts). APA performed these calculations using constant valuation inputs, which may change based on the final purchase price allocation.

Change in Stock Price	Stock Price	Estimated Stock Consideration	Equity Awards Issued	Oil and Gas Properties
As presented in the pro forma combined results	$32.11	$2,225	$18	$4,740
10% increase in stock price	$35.32	$2,448	$19	$4,964
10% decrease in stock price	$28.90	$2,003	$17	$4,516

NOTE 3. Pro Forma Adjustments

Adjustments included in the columns labeled “Transaction Accounting Adjustments” and “Financing Adjustments” in the Pro Forma Financial Statements are as follows:

(a)

Reflects a purchase price allocation adjustment resulting in (i) a decrease in Callon’s proved oil and gas properties to record the properties at their estimated fair value, (ii) the elimination of Callon’s historical accumulated depletion, depreciation and amortization (“DD&A”) balances, and (iii) a decrease in Callon’s unproved oil and gas properties to their estimated fair value. There are no deferred tax assets recorded resulting from the fair value adjustment to the oil and gas properties. Any deferred tax asset would be offset by the valuation allowance APA maintains against its net deferred tax assets.

(b)

Reflects transaction accounting adjustments to estimate nonrecurring transaction costs of approximately $101 million that are expected to be incurred by APA and Callon, including advisory, legal, regulatory, accounting, valuation and other professional fees that are not capitalized as part of the Transactions. These transaction costs are based on preliminary estimates and the final amounts and resulting effect on APA’s financial position and results of operations may differ significantly.

(c)

Reflects the adjustment of $43 million related to the Callon Historical, As Adjusted debt due to the re-measurement of debt at fair value and the adjustment of $14 million to write off Callon’s deferred financing fees included within the Callon Historical, As Adjusted Deferred Charges and other financial statement line. The pro forma interest expense includes the impact of the write off of deferred financing fees and the amortization of the fair value adjustment.

(d)

Reflects an adjustment to the deferred tax asset to record a full valuation allowance on deferred taxes of the combined financial statements, and an adjustment to reverse the release of the Callon valuation allowance of $206 million in 2023. No U.S. deferred tax asset is reflected in the Pro Forma Balance Sheet because APA has recorded a valuation allowance against its net deferred tax asset as of September 30, 2023.

(e)	Reflects a preliminary purchase price allocation adjustment to record the estimated fair value of the assumed Callon asset retirement obligations.

(f)

Reflects adjustments to eliminate Callon historical equity balances in accordance with the acquisition method of accounting and record the impact of the issuance of consideration in connection with the merger. The impact of pro forma merger adjustments on total equity are summarized below (shown in millions):

	Elimination of Callon’s Historical Equity	Issuance of APA Common Stock	Pro Forma Equity Adjustments
Common stock	$(1)	$43	$42
Additional paid-in capital	(4,225)	2,191	(2,034)
Accumulated deficit	365	—	365

Total equity	$(3,861)	$2,234	$(1,627)

(g)

Reflects the pro forma adjustment for DD&A expense based on an assumed DD&A rate applied to the preliminary purchase price allocation. DD&A for oil and gas properties was calculated in accordance with the successful efforts method of accounting for oil and gas properties using the combined companies estimated proved reserves. DD&A expense for other property and equipment was based on the estimated useful lives of the assets.

(h)	Reflects an adjustment to eliminate the Callon Historical, As Adjusted cash settled awards and record the impact of the issuance of $9 million in APA awards upon closing of the merger.

(i)	Reflects an adjustment of $15 million to record Callon’s right of use lease assets at their estimated fair value.

(j)	The adjustments on APA Common Stock and basic and diluted earnings per share are summarized below:

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Numerator
Basic and diluted combined pro forma net income attributable to APA common stockholders	$1,641	$4,013
Denominator
Basic:
Historical basic weighted average APA shares outstanding	309	332
Shares of APA common stock to be issued	69	69

Pro forma basic weighted average APA shares outstanding	378	401
Pro forma basic net income per share attributable to common APA stockholders	$4.34	$10.00
Diluted:
Historical diluted weighted average APA shares outstanding	309	333
Shares of APA common stock to be issued	69	69

Pro forma diluted weighted average APA shares outstanding	378	402
Pro forma diluted net income per share attributable to common APA stockholders	$4.34	$9.98

(k)

Reflects the pro forma adjustment related to the extinguishment of the historical Callon debt and the issuance of a new $2 billion senior unsecured delayed-draw term loan by APA. The floating rate term loan would be issued in two tranches: (i) a $1.5 billion term loan maturing in three years and (ii) a $500 million term loan that matures in 364 days. Pro forma interest expense includes estimates for the debt APA intends to issue, including the impact of changes to amortization of debt issuance costs and from purchase accounting adjustments. The pro forma interest expense associated with newly issued debt is based on a weighted average interest rate of 7.0%. The actual interest rate will be based on market and other conditions. For each 1/8% (12.5 basis points) change in the estimated weighted average interest rate for the new senior unsecured delayed draw term loans, interest expense would increase or decrease by approximately $3 million per year.

NOTE 4. Callon Historical Financial Statement Presentation

Certain reclassifications and pro form adjustments have been made to the historical presentation of Callon to conform to the financial statement presentation of APA as follows:

CALLON PETROLEUM COMPANY AND SUBSIDIARIES

UNAUDITED RECLASSIFIED BALANCE SHEET AS OF SEPTEMBER 30, 2023

(in millions)

	Callon Historical	Reclassification Adjustments for APA merger			Callon Historical, As Adjusted
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3	$—			$3
Receivables, net	263	—			263
Fair value of derivatives	1	(1)	(a	)	—
Other current assets	30	1	(a	)	31

	297	—			297

PROPERTY AND EQUIPMENT:
Oil and gas properties	—	10,531	(b	)	10,531
Proved properties, net	4,816	(4,816)	(b	)	—
Unproved properties	1,287	(1,287)	(b	)	—
Other	26	—			26
Less: Accumulated depreciation, depletion, and amortization	—	(4,428)	(b	)	(4,428)

	6,129	—			6,129

Deferred income taxes	200	(200)	(c	)	—
Fair value of derivatives	22	(22)	(c	)	—
Deferred charges and other	81	222	(c	)	303

	$6,729	$—			$6,729

LIABILITIES, NONCONTROLLING INTERESTS, AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$586	$—			$586
Fair value of derivatives	61	(61)	(d	)	—
Other current liabilities	103	61	(d	)	164

	750	—			750

LONG-TERM DEBT	1,949	—			1,949

DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES:
Asset retirement obligation	41	—			41
Fair value of derivatives	45	(45)	(e	)	—
Other	83	45	(e	)	128

	169	—			169

EQUITY:
Common stock	1	—			1
Paid-in capital	4,225	—			4,225
Accumulated deficit	(365)	—			(365)

TOTAL EQUITY	3,861	—			3,861

	$6,729	$—			$6,729

CALLON PETROLEUM COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

(in millions)

	Historical		Transaction Accounting Adjustments
	Callon - As Reported	Percussion	Reclassification & Elimination Adjustments			Disposition of Eagle Ford	Acquisition of Percussion	Reclassification Adjustments for APA merger			Callon Historical, As Adjusted
						(e)
REVENUES AND OTHER:
Oil, natural gas, and natural gas liquids production revenues	$—	$—	$—			$—	$—	$1,420	(g	)	$1,420
Oil	1,270	—	125	(a	)	(165)	—	(1,230)	(g	)	—
Natural gas	63	—	2	(a	)	(7)	—	(58)	(g	)	—
Oil and gas revenue	—	138	(138)	(a	)	—	—	—			—
Natural gas liquids	130	—	11	(a	)	(9)	—	(132)	(g	)	—
Purchased oil and gas sales	278	—	—			—	—	—			278

Total revenues	1,741	138	—			(181)	—	—			1,698
Derivative instrument gains, net	—	—	—			—	—	34	(h	)	34
Realized loss on oil and gas derivatives	—	(12)	12	(a	)	—	—	—			—
Gain on divestitures, net	—	—	—			—	—	21	(i	)	21
Other, net	—	—	—			—	—	3	(j	)	3

	1,741	126	12			(181)	—	58			1,756

OPERATING EXPENSES:
Lease operating expenses	225	27	—			(33)	—	—			219
Gathering, processing, and transmission	81	5	2	(a	)	(6)	—	—			82
Purchased oil and gas costs	286	—	—			—	—	—			286
Taxes other than income	—	—	—			—	—	84	(k	)	84
Production and ad valorem taxes	88	8	—			(12)	—	(84)	(k	)	—
Exploration	8	—	—			—	—	—			8
Gain on sale of oil and gas properties	(21)	—	—			—	—	21	(i	)	—
General and administrative	87	3	(2)	(c	)(d)	2	—	—			90
Transaction, reorganization, and separation	6	5	(5)	(d	)	—	—	—			6

	Historical		Transaction Accounting Adjustments
	Callon - As Reported	Percussion	Reclassification & Elimination Adjustments			Disposition of Eagle Ford	Acquisition of Percussion			Reclassification Adjustments for APA merger			Callon Historical, As Adjusted
Depreciation, depletion, and amortization	392	34	(16)	(b	)(d)	(33)	(13)	(f	)	(3)	(l	)	361
Impairment of oil and gas properties	407	—	—			(407)	—			—			—
Minimum volume commitment deficiency fees	—	2	(2)	(a	)	—	—			—			—
Asset retirement obligation accretion	—	—	—			—	—			3	(l	)	3
Financing costs, net	—	—	—			—	—			136	(m	)	136
OTHER (INCOME) EXPENSES
Interest expense, net of capitalized amounts	137	11	(11)	(d	)	—	—			(137)	(m	)	—
Net unrealized gain on oil and gas derivatives	—	(70)	70	(a	)	—	—			—			—
(Gain) loss on derivative contracts	24	—	(58)	(a	)	—	—			34	(h	)	—
(Gain) loss on extinguishment of debt	(1)	—	—			—	—			1	(m	)	—
Other (income) expense	(3)	—	—			—	—			3	(j	)	—

	1,716	25	(22)			(489)	(13)			58			1,275

NET INCOME BEFORE INCOME TAXES	25	101	34			308	13			—			481
Deferred income tax provision (benefit)	—	—	—			—	—			(206)	(n	)	(206)
Income tax expense (benefit)	(206)	—	—			—	—			206	(n	)	—

NET INCOME ATTRIBUTABLE TO COMMON STOCK	$231	$101	$34			$308	$13			$—			$687

CALLON PETROLEUM COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2022

(in millions)

	Historical		Transaction Accounting Adjustments
	Callon - As Reported	Percussion - As Reported	Reclassification & Elimination Adjustments			Disposition of Eagle Ford	Acquisition of Percussion	Reclassification Adjustments for APA merger			Callon Historical, As Adjusted
						(e)
REVENUES AND OTHER:
Oil, natural gas, and natural gas liquids production revenues	$—	$—	$—			$—	$—	$2,516	(g	)	$2,516
Oil	2,263	—	327	(a	)	(537)	—	(2,053)	(g	)	—
Natural gas	233	—	17	(a	)	(40)	—	(210)	(g	)	—
Oil and gas revenue	—	372	(372)	(a	)	—	—	—			—
Natural gas liquids	260	—	28	(a	)	(35)	—	(253)	(g	)	—
Purchased oil and gas sales	475	—	—			—	—	—			475

Total revenues	3,231	372	—			(612)	—	—			2,991
Derivative instrument (losses), net	—	—	—			—	—	(501)	(h	)	(501)
Realized loss on oil and gas derivatives	—	(159)	159	(a	)	—	—	—			—
Gain (loss) on divestitures, net	—	—	—			—	—	(359)	(i	)	(359)
Other, net	—	—	—			—	—	1	(j	)	1

	3,231	213	159			(612)	—	(859)			2,132

OPERATING EXPENSES:
Lease operating expenses	290	51	—			(72)	—	—			269
Gathering, processing, and transmission	97	7	4	(a	)	(14)	—	—			94
Minimum volume commitment deficiency fees	—	4	(4)	(a	)	—	—	—			—
Purchased oil and gas costs	478	—	—			—	—	—			478
Taxes other than income	—	—	—			—	—	147	(k	)	147
Production and ad valorem taxes	160	24	—			(37)	—	(147)	(k	)	—
Exploration	10	—	—			(1)	—	—			9
Loss on sale of oil and gas properties	—	—	—			359	—	(359)	(i	)	—
General and administrative	98	6	(4)	(c	)(d)	3	—	—			103

	Historical		Transaction Accounting Adjustments
	Callon - As Reported	Percussion - As Reported	Reclassification & Elimination Adjustments			Disposition of Eagle Ford	Acquisition of Percussion			Reclassification Adjustments for APA merger			Callon Historical, As Adjusted
Transaction, reorganization, and separation	1	1	(1)	(d	)	—	—			—			1
Depreciation, depletion, and amortization	494	78	(33)	(b	)(d)	(107)	(15)	(f	)	(2)	(l	)(m)	415
Impairment of oil and gas properties	2	—	—			—	—			(2)	(l	)	—
Asset retirement obligation accretion	—	—	—			—	—			4	(m	)	4
Financing costs, net	—	—	—			—	—			234	(n	)	234
OTHER (INCOME) EXPENSES
Interest expense, net of capitalized amounts	188	13	(13)	(d	)	—	—			(188)	(n	)	—
Net unrealized loss on oil and gas derivatives	—	11	(11)	(a	)	—	—			—			—
(Gain) loss on derivative contracts	331	—	170	(a	)	—	—			(501)	(h	)	—
(Gain) loss on extinguishment of debt	46	—	—			—	—			(46)	(n	)	—
Other (income) expense	3	(4)	—			—	—			1	(j	)	—

	2,198	191	108			131	(15)			(859)			1,754

NET INCOME BEFORE INCOME TAXES	1,033	22	51			(743)	15			—			378

Current income tax provision	—	—	—			—	—			8	(o	)	8
Deferred income tax provision (benefit)	—	—	—			—	—			6	(o	)	6
Income tax expense	14	—	—			—	—			(14)	(o	)	—

NET INCOME ATTRIBUTABLE TO COMMON STOCK	$1,019	$22	$51			$(743)	$15			$—			$364

Basis of Presentation

APA has derived the Callon Historical, As Adjusted pro forma financial statements from Callon’s historical accounting records. No adjustments related to Callon’s acquisition of Percussion or the Eagle Ford divestiture have been applied to the Pro Forma Balance Sheet. Both the Percussion acquisition and Eagle Ford divestiture closed on July 3, 2023, and are reflected in Callon’s historical consolidated balance sheet as of September 30, 2023. The Pro Forma Statements of Operations give effect to the Percussion and Eagle Ford transactions as if they had occurred on January 1, 2022, and are based on the pro forma information presented in the July 2023 8-K and information provided by Callon management.

APA has presented the pro forma financial information for informational purposes only and the Pro Forma Financial Statements are not necessarily indicative of what the Callon Historical, As Adjusted financial position or results of operation would actually have been had the Percussion and Eagle Ford transactions been completed on the dates indicated.

Adjustments to the Unaudited Reclassified Balance Sheet as of September 30, 2023

Reclassification Adjustments

The following adjustments have been made to the accompanying unaudited reclassified balance sheet as of September 30, 2023, to reclassify certain of Callon’s historical amounts to conform to the historical presentation of APA:

(a)	Represents a reclassification of $1 million of Callon’s “Fair value of derivatives” to “Other current assets.”

(b)

Represents a reclassification of $10.5 billion of Callon’s “Proved oil and gas properties” and “Unproved properties,” which were historically presented at net book value, to “Oil and gas properties.” In addition, $4.4 billion of the associated accumulated depreciation was reclassified to “Less: Accumulated depreciation, depletion, and amortization.”

(c)	Represents a reclassification of $222 million of Callon’s “Deferred income taxes” and “Fair value of derivatives” to “Deferred charges and other.”

(d)	Represents a reclassification of $61 million of Callon’s “Fair value of derivatives” to “Other current liabilities.”

(e)	Represents a reclassification of $45 million of Callon’s “Fair value of derivatives” to “Other” Noncurrent liabilities.

Adjustments to the Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 2023

Reclassification & Elimination Adjustments of Percussion

The following adjustments have been made to the accompanying unaudited pro forma statement of operations for the nine months ended September 30, 2023, to reclassify certain of Percussion’s historical amounts as presented in the July 2023 8-K, and adjusted based on information provided by Callon management to conform to the historical presentation of Callon and to eliminate the effects of certain assets and liabilities retained by Percussion:

(a)	Represents reclassifications to conform to Callon’s financial statement presentation.

(b)

Represents adjustments to depreciation, depletion, and amortization expense resulting from the change in basis of proved properties as a result of the conversion from the full cost method to the successful efforts method.

(c)	Represents adjustment to general and administrative expenses for overhead originally capitalized by Percussion under the full cost method of accounting.

(d)	Represents adjustments to eliminate the effects of assets and liabilities retained by Percussion and not associated with the oil and natural gas properties acquired.

Eagle Ford Disposition Adjustments

(e)

Represents adjustments to Callon’s historical consolidated statement of operations to reflect the effects of the disposition of Callon’s Eagle Ford assets for the nine-month periods ended September 30, 2023.

Acquisition Adjustments of Percussion

The following adjustments have been made to the accompanying unaudited pro forma statement of operations for the nine months ended September 30, 2023, to reflect the acquisition of Percussion:

(f)	Represents adjustment to depreciation, depletion, and amortization expense resulting from the change in basis of proved properties acquired.

Reclassification Adjustments of Callon

The following adjustments have been made to the accompanying unaudited pro forma statement of operations for the nine months ended September 30, 2023, to reclassify certain of Callon’s historical amounts to conform to the historical presentation of APA:

(g)	Represents a reclassification of $1.4 billion of Callon’s “oil,” “natural gas,” and “natural gas liquids” revenues to “Oil, natural gas, and natural gas liquid production revenues.”

(h)	Represents a reclassification of $34 million of Callon’s “(Gain) loss on derivative contracts” to “Derivative instrument gains (losses), net.”

(i)	Represents a reclassification of $21 million of Callon’s “Gain on sale of oil and gas properties” to “Gain on divestitures, net.”

(j)	Represents a reclassification of $3 million of Callon’s “Other (income) expense” to “Other, net.”

(k)	Represents a reclassification of $84 million of Callon’s “Production and ad valorem taxes” to “Taxes other than income.”

(l)	Represents a reclassification of $3 million of Callon’s “Depreciation, depletion, and amortization” to “Asset retirement obligation accretion.”

(m)	Represents a reclassification of $136 million of Callon’s “Interest expense, net of capitalized amounts” and “(Gain) loss on extinguishment of debt” to “Financing costs, net.”

(n)	Represents a reclassification of $206 million of Callon’s “Income tax expense (benefit)” to “Current income tax provision” and “Deferred income tax provision (benefit).”

Adjustments to the Unaudited Pro Forma Statement of Operations for the year ended December 31, 2022

Reclassification & Elimination Adjustments of Percussion

The following adjustments have been made to the accompanying unaudited pro forma statement of operations for the year ended December 31, 2022, to reclassify certain of Percussion’s historical amounts as presented in the July 2023 8-K and adjusted based on information provided by Callon management to conform to the historical presentation of Callon and to eliminate the effects of certain assets and liabilities retained by Percussion:

(a)	Represents reclassifications to conform to Callon’s financial statement presentation.

(b)

Represents adjustments to depreciation, depletion, and amortization expense resulting from the change in basis of proved properties as a result of the conversion from the full cost method to the successful efforts method.

(c)	Represents adjustment to general and administrative expenses for overhead originally capitalized by Percussion under the full cost method of accounting.

(d)	Represents adjustments to eliminate the effects of assets and liabilities retained by Percussion and not associated with the oil and natural gas properties acquired.

Eagle Ford Disposition Adjustments

(e)

Represents adjustments to Callon’s historical consolidated statement of operations to reflect the effects of the disposition of Callon’s Eagle Ford assets for the twelve-month period ended December 31, 2022.

Acquisition Adjustments of Percussion

The following adjustments have been made to the accompanying unaudited pro forma statement of operations for the year ended December 31, 2022, to reflect the acquisition of Percussion:

(f)	Represents adjustment to depreciation, depletion, and amortization expense resulting from the change in basis of proved properties acquired.

Reclassification Adjustments of Callon

The following adjustments have been made to the accompanying unaudited pro forma statement of operations for the year ended December 31, 2022, to reclassify certain of Callon’s historical amounts to conform to the historical presentation of APA:

(g)	Represents a reclassification of $2.5 billion of Callon’s “oil,” “natural gas,” and “natural gas liquids” revenues to “Oil, natural gas, and natural gas liquid production revenues.”

(h)	Represents a reclassification of a loss of $501 million of Callon’s “(Gain) loss on derivative contracts” to “Derivative instrument gains (losses), net.”

(i)	Represents a reclassification of a loss of $359 million of Callon’s “Loss on sale of oil and gas properties” to “Gain (loss) on divestitures, net.”

(j)	Represents a reclassification of $1 million of Callon’s “Other (income) expense” to “Other, net.”

(k)	Represents a reclassification of $147 million of Callon’s “Production and ad valorem taxes” to “Taxes other than income.”

(l)	Represents a reclassification of $2 million of Callon’s “Impairment of oil and gas properties” to “Depreciation, depletion, and amortization.”

(m)	Represents a reclassification of $4 million of Callon’s “Depreciation, depletion, and amortization” to “Asset retirement obligation accretion.”

(n)	Represents a reclassification of $234 million of Callon’s “Interest expense, net of capitalized amounts” and “(Gain) loss on extinguishment of debt” to “Financing costs, net.”

(o)	Represents a reclassification of $14 million of Callon’s “Income tax expense” to “Current income tax provision” and “Deferred income tax provision (benefit).”

NOTE 5. Supplemental Pro Forma Oil, NGL, and Natural Gas Reserves Information

The following tables present (i) the estimated pro forma combined net proved developed and undeveloped oil, NGL, and natural gas reserves as of December 31, 2022, (ii) the estimated pro forma combined standardized measure of discounted future net cash flows as of December 31, 2022, and (iii) the estimated sources of changes in pro forma combined standardized measure of discounted future net cash flows for the year ended December 31, 2022. The amounts below were derived from APA’s Annual Report on Form 10-K for the year ended December 31, 2022, and the audited financial statements for the year ended December 31, 2022, of Callon and Percussion, which are filed as Exhibit 99.1 to the July 2023 8-K.

This pro forma reserve, production and standardized measure information gives effect to the Transactions as if they had been completed on January 1, 2022, including Callon’s acquisition of Percussion and divestiture of its Eagle Ford assets completed on July 3, 2023; however, the proved reserves and standardized measures presented below represent the respective estimates made as of December 31, 2022, by APA, Callon, and Percussion while they were separate companies. These estimates have not been updated for changes in development plans or other factors, which have occurred or may occur subsequent to (i) December 31, 2022, (ii) Callon’s acquisition of Percussion, (iii) Callon’s disposition of its Eagle Ford assets, or (iv) the merger. This pro forma information has been prepared for illustrative purposes and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results presented as of December 31, 2022.

Pro Forma Combined Net Proved Developed and Undeveloped, Oil, NGL, and Natural Gas Reserves

The proved undeveloped reserves of Callon are based on Callon’s development plans and reserve estimation methodologies. Because APA will develop such proved undeveloped reserves in accordance with its own development plan and, in the future, will estimate proved undeveloped reserves in accordance with its own methodologies, the estimates presented herein for Callon may not be representative of APA’s future proved reserve estimates. The following tables present the estimated pro forma combined net proved developed and undeveloped oil and gas reserves information as of December 31, 2022, along with a summary of changes in quantities of net remaining proved reserves during the year:

Oil Reserves (Thousands of barrels)	APA Historical	Callon Historical	Percussion Historical	Callon (Eagle Ford) Historical	Callon Pro Forma Combined	Pro Forma Combined
Total Proved Reserves:
Balance, January 1, 2022	399,615	290,296	131,160	(54,846)	366,610	766,225
Production	(68,641)	(23,639)	(3,402)	5,598	(21,443)	(90,084)
Revisions of previous estimates	42,124	(31,163)	(45,132)	1,004	(75,291)	(33,167)
Extensions and discoveries	19,972	41,064	2,879	(117)	43,826	63,798
Sales of minerals-in-place	(7,425)	(949)	(30,228)	44	(31,133)	(38,558)
Purchases of minerals-in-place	16,362	—	—	—	—	16,362

Balance, December 31, 2022	402,007	275,609	55,277	(48,317)	282,569	684,576

Proved Developed Reserves:
Balance, January 1, 2022	364,687	162,886	30,628	(38,044)	155,470	520,157
Balance, December 31, 2022	368,338	170,866	22,481	(36,008)	157,339	525,677
Proved Undeveloped Reserves:
Balance, January 1, 2022	34,928	127,410	100,532	(16,802)	211,140	246,068
Balance, December 31, 2022	33,669	104,743	32,796	(12,309)	125,230	158,899

NGL Reserves (Thousand of barrels)	APA Historical	Callon Historical	Percussion Historical	Callon (Eagle Ford) Historical	Callon Pro Forma Combined	Pro Forma Combined
Total Proved Reserves:
Balance, January 1, 2022	183,362	98,104	34,128	(9,397)	122,835	306,197
Production	(23,370)	(7,476)	(907)	1,052	(7,331)	(30,701)
Revisions of previous estimates	9,917	1,376	(10,929)	(1,433)	(10,986)	(1,069)
Extensions and discoveries	5,501	14,264	893	(2)	15,155	20,656
Sales of minerals-in-place	(6,340)	(1,159)	(8,288)	34	(9,413)	(15,753)
Purchases of minerals-in-place	10,985	—	—	—	—	10,985

Balance, December 31, 2022	180,055	105,109	14,897	(9,746)	110,260	290,315

Proved Developed Reserves:
Balance, January 1, 2022	166,677	55,720	7,834	(6,958)	56,596	223,273
Balance, December 31, 2022	160,975	63,788	5,729	(8,027)	61,490	222,465
Proved Undeveloped Reserves:
Balance, January 1, 2022	16,685	42,384	26,294	(2,439)	66,239	82,924
Balance, December 31, 2022	19,080	41,321	9,168	(1,719)	48,770	67,850

Natural Gas Reserves (Millions of cubic feet)	APA Historical	Callon Historical	Percussion Historical	Callon (Eagle Ford) Historical	Callon Pro Forma Combined	Pro Forma Combined
Total Proved Reserves:
Balance, January 1, 2022	1,979,906	577,327	158,092	(53,892)	681,527	2,661,433
Production	(315,718)	(41,627)	(3,305)	6,107	(38,825)	(354,543)
Revisions of previous estimates	134,893	(11,155)	(62,363)	(7,446)	(80,964)	53,929
Extensions and discoveries	49,991	75,801	3,598	(7)	79,392	129,383
Sales of minerals-in-place	(73,410)	(7,503)	(38,454)	175	(45,782)	(119,192)
Purchases of minerals-in-place	70,584	—	—	—	—	70,584

Balance, December 31, 2022	1,846,246	592,843	57,568	(55,063)	595,348	2,441,594

Proved Developed Reserves:
Balance, January 1, 2022	1,778,442	332,266	36,289	(41,257)	327,298	2,105,740
Balance, December 31, 2022	1,632,012	351,278	22,718	(46,414)	327,582	1,959,594
Proved Undeveloped Reserves:
Balance, January 1, 2022	201,464	245,061	121,803	(12,635)	354,229	555,693
Balance, December 31, 2022	214,234	241,565	34,850	(8,649)	267,766	482,000

Total Reserves (Thousands of barrels of oil equivalent)	APA Historical	Callon Historical	Percussion Historical	Callon (Eagle Ford) Historical	Callon Pro Forma Combined	Pro Forma Combined
Total Proved Reserves:
Balance, January 1, 2022	912,962	484,621	191,637	(73,225)	603,033	1,515,995
Production	(144,631)	(38,053)	(4,860)	7,668	(35,245)	(179,876)
Revisions of previous estimates	74,523	(31,645)	(66,456)	(1,670)	(99,771)	(25,248)
Extensions and discoveries	33,805	67,961	4,372	(120)	72,213	106,018
Sales of minerals-in-place	(26,000)	(3,359)	(44,925)	107	(48,177)	(74,177)
Purchases of minerals-in-place	39,110	—	—	—	—	39,110

Balance, December 31, 2022	889,769	479,525	79,768	(67,240)	492,053	1,381,822

Proved Developed Reserves:
Balance, January 1, 2022	827,772	273,983	44,510	(51,878)	266,615	1,094,387
Balance, December 31, 2022	801,315	293,200	31,996	(51,771)	273,425	1,074,740
Proved Undeveloped Reserves:
Balance, January 1, 2022	85,190	210,638	147,127	(21,347)	336,418	421,608
Balance, December 31, 2022	88,454	186,325	47,772	(15,470)	218,627	307,081

Pro Forma Combined Standardized Measure of Discounted Future Net Cash Flows

The following table presents the pro forma combined standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2022:

	APA Historical	Callon Historical	Percussion Historical	Callon (Eagle Ford) Historical	Callon Pro Forma Combined	Pro Forma Combined
Oil and gas producing activities:
Cash inflows	$54,543	$33,424	$6,143	$(5,328)	$34,239	$88,782
Production costs	(16,090)	(10,703)	(1,767)	1,914	(10,556)	(26,646)
Development costs	(5,501)	(2,327)	(683)	390	(2,620)	(8,121)
Income tax expense	(6,935)	(3,000)	(32)	434	(2,598)	(9,533)

Net cash flows	26,017	17,394	3,661	(2,590)	18,465	44,482
Ten percent annual discount factor	(8,415)	(8,390)	(2,046)	1,058	(9,378)	(17,793)

Standardized measure of discounted future net cash flows	$17,602	$9,004	$1,615	$(1,532)	$9,087	$26,689

Sources of Changes in Pro Forma Combined Standardized Measure of Discounted Future Net Cash Flows

The principal changes in the pro forma combined standardized measure of discounted future net cash flows relating to proved reserves for the year ended December 31, 2022, are as follows:

	APA Historical	Callon Historical	Percussion Historical	Callon (Eagle Ford) Historical	Callon Pro Forma Combined	Pro Forma Combined
Standardized measure at the beginning of the period	$12,360	$6,251	$2,297	$(1,213)	$7,335	$19,695
Sales, net of production costs	(7,131)	(2,208)	(290)	489	(2,009)	(9,140)
Net change in prices and production costs	8,690	4,167	792	(871)	4,088	12,778
Discoveries and improved recovery, net of related costs	1,142	1,338	72	(6)	1,404	2,546
Change in future development costs	(343)	(257)	46	82	(129)	(472)
Previously estimated development costs incurred during the period	669	289	197	(67)	419	1,088
Revision of quantities	2,646	(216)	(789)	(64)	(1,069)	1,577
Purchases of minerals-in-place	911	—	—	—	—	911
Accretion of discount	1,489	705	233	(133)	805	2,294
Change in income taxes	(2,467)	(730)	13	153	(564)	(3,031)
Sales of minerals-in-place	(363)	(36)	(534)	1	(569)	(932)
Change in production rates and other	(1)	(299)	(422)	97	(624)	(625)

Aggregate changes	5,242	2,753	(682)	(319)	1,752	6,994

Standardized measure at the end of the period	$17,602	$9,004	$1,615	$(1,532)	$9,087	$26,689

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of material U.S. federal income tax consequences generally applicable to a “U.S. holder” (as defined below) of Callon Common Stock that receives APA Common Stock (and cash in lieu of fractional shares of APA Common Stock, if any) pursuant to the merger. This discussion is based upon the Code, U.S. Treasury Regulations promulgated thereunder, administrative rulings, and judicial decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to differing interpretation or change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any state, local or non-U.S. tax considerations, any tax consequences arising under U.S. federal laws other than those pertaining to the income tax (such as estate or gift tax laws), any alternative minimum tax or Medicare contribution tax considerations or any tax consequences arising under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith).

The following discussion applies only to U.S. holders of Callon Common Stock who hold shares of Callon Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their specific circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities, or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations or government organizations; holders subject to the alternative minimum tax provisions of the Code; partnerships, S corporations, or other pass-through entities (or investors in partnerships, S corporations, or other such pass-through entities); regulated investment companies; real estate investment trusts; former citizens or residents of the United States; holders whose functional currency is not the U.S. dollar; holders who hold shares of Callon Common Stock as part of a hedge, straddle, constructive sale, or conversion transaction or other integrated investment; an individual retirement or other tax deferred account; holders of shares of Callon Common Stock required to accelerate the recognition of any item of gross income with respect to Callon Common Stock as a result of such income being recognized on an applicable financial statement; holders who acquired Callon Common Stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan, or otherwise as compensation; or holders who directly, indirectly or constructively own more than five percent (5%) of the outstanding shares of Callon Common Stock).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Callon Common Stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Callon Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Callon Common Stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the merger to their specific circumstances.

The tax consequences of the merger to any holder of Callon Common Stock that is not a U.S. holder are not discussed in this joint proxy statement/prospectus. Such holders should consult their own tax advisors regarding the tax consequences of the merger to them in light of their specific circumstances.

APA and Callon intend for (and have agreed to use their respective reasonable best efforts to cause) the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. APA and Callon intend to report the merger consistent with such qualification. In the Merger Agreement, each of APA and Callon represents that, after reasonable diligence, it and its subsidiaries are not aware of the existence of any fact, and have not taken or agreed to take any action, that would reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, each of APA and Callon agreed not to take (and not to permit their controlled affiliates to take) any actions that would reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. However, it is not a condition to APA’s obligation or Callon’s obligation to complete the transactions that the merger qualifies as a “reorganization” or that APA or Callon receive an opinion from counsel to that effect and, even if an opinion of counsel to that effect were obtained by either party, such opinion would not be binding on the IRS or any court. Moreover, neither APA nor Callon has requested, or will request, a ruling from the IRS with respect to the tax treatment of the merger. As a result, no assurance can be given that the IRS will not challenge the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge.

U.S. Federal Income Tax Consequences if the Merger Qualifies as a “Reorganization” Described in Section 368(a) of the Code

If the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger will generally be as follows:

Exchange of Shares of Callon Common Stock for Shares of APA Common Stock

Upon the exchange of a U.S. holder’s Callon Common Stock for APA Common Stock in the merger, a U.S. holder will generally not recognize gain or loss, except with respect to cash received in lieu of fractional shares of APA Common Stock (as discussed below). Further, such holder will have an aggregate tax basis in the APA Common Stock received in the merger (including any fractional shares of APA Common Stock deemed received and exchanged for cash as described below) equal to such U.S. holder’s aggregate adjusted tax basis in the Callon Common Stock surrendered in exchange therefor. A U.S. holder of Callon Common Stock will have a holding period for the shares of APA Common Stock received in the merger (including any fractional shares deemed received and exchanged for cash as described below) that includes the holding period of the shares of Callon Common Stock surrendered in the merger.

A U.S. holder that acquired different blocks of Callon Common Stock at different times or different prices should consult its own tax advisor regarding the manner in which the basis and holding period should be allocated among the U.S. holder’s APA Common Stock in light of the U.S. holder’s specific circumstance.

Receipt of Cash in Lieu of Fractional Shares

If a U.S. holder of Callon Common Stock receives cash in lieu of a fractional share of APA Common Stock, the U.S. holder will generally be treated as having received such fractional share of APA Common Stock pursuant to the merger and then as having sold such fractional share of APA Common Stock for cash. As a result, the U.S. holder will generally recognize gain or loss equal to the difference, if any, between the amount of cash received in lieu of a fractional share and the U.S. holder’s basis in the fractional share of APA Common Stock as set forth above. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, as of the Effective Time, the U.S. holder’s holding period for such fractional share (including the holding period of shares of Callon Common Stock surrendered therefor) exceeds one year. For U.S. holders of shares of Callon Common Stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to significant limitations.

U.S. Federal Income Tax Consequences if the Merger Does Not Qualify as a “Reorganization” Described in Section 368(a) of the Code

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, then a U.S. holder of shares of Callon Common Stock that exchanges such shares for APA Common Stock generally will recognize gain or loss equal to the difference, if any, between (i) the sum of the fair market value of the shares of APA Common Stock actually received by such U.S. holder pursuant to the merger and the amount of any cash received in lieu of a fractional share of APA Common Stock received by such U.S. holder pursuant to the merger and (ii) such U.S. holder’s adjusted tax basis in the Callon Common Stock exchanged therefor. Gain or loss must be calculated separately for each block of Callon Common Stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the Effective Time, the U.S. holder’s holding period for a particular block of Callon Common Stock exceeds one year. A U.S. holder’s aggregate tax basis in the APA Common Stock received in the merger will equal the fair market value of such shares of APA Common Stock as of the Effective Time, and the holding period of such APA Common Stock will begin on the date after the merger.

Backup Withholding and Information Reporting

Payments of any cash in lieu of a fractional share of APA Common Stock to a U.S. holder generally are subject to information reporting and may be subject to backup withholding (currently, at a rate of twenty-four percent (24%)), unless such U.S. holder provides the withholding agent with a properly completed IRS Form W-9 or successor form (or appropriate substitute) certifying its correct taxpayer identification number and that such U.S. holder is not subject to backup withholding and otherwise complies with the backup withholding rules or otherwise establishes an exemption from backup withholding. Any amounts withheld from payments to a U.S. holder of shares of Callon Common Stock under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such U.S. holder’s U.S. federal income tax liability; provided that such U.S. holder timely furnishes the required information to the IRS.

This discussion of material U.S. federal income tax consequences of the merger is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within APA’s nor Callon’s knowledge or control. You should consult your own tax advisor with respect to the application of U.S. federal income tax laws to your specific situation as well as any tax consequences arising under the U.S. federal estate, gift, or other tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction.

DESCRIPTION OF APA CAPITAL STOCK

The following description of the APA Common Stock is not complete and may not contain all the information you should consider before investing in APA Common Stock. This description is a summary of certain provisions contained in, and is qualified in its entirety by reference to, the APA Charter and the APA Bylaws.

Authorized Capital Stock

APA’s authorized capital stock consists of: (i) 860,000,000 shares of APA Common Stock; and (ii) 10,000,000 shares of preferred stock, no par value (“APA Preferred Stock”). As of February 15, 2024, APA had [     ] shares of APA Common Stock and no shares of APA Preferred Stock issued and outstanding. The number of shares of APA Common Stock issued and outstanding varies from time to time.

Common Stock

Voting

Each share of APA Common Stock entitles the holder thereof to one vote on all matters to be voted on by APA’s stockholders. APA Common Stock does not have cumulative voting rights. As a result, subject to the voting rights of any future holders of APA Preferred Stock, persons who hold more than fifty percent (50%) of the outstanding shares of APA Common Stock entitled to elect members of the APA Board can elect all of the directors who are up for election in a particular year.

Dividends

If the APA Board declares a dividend, holders of APA Common Stock will receive payments from APA’s funds that are legally available to pay dividends. This dividend right, however, is subject to any preferential dividend rights APA may grant to future holders of APA Preferred Stock.

Liquidation Distributions

If APA dissolves, the holders of APA Common Stock will be entitled to share ratably in all the assets that remain after APA pays its liabilities and any amounts APA may owe to future holders of APA Preferred Stock.

Other Rights and Restrictions

Holders of APA Common Stock do not have preemptive rights, and they have no right to convert their APA Common Stock into any other securities. APA Common Stock is not subject to redemption by APA. APA’s amended and restated certificate of incorporation and amended and restated bylaws do not restrict the ability of holders of APA Common Stock to transfer their shares of APA Common Stock. Delaware law provides that, if APA makes a distribution to its stockholders, other than a distribution of its capital stock, either when it is insolvent or when it would be rendered insolvent, then its stockholders would be required to pay back to APA the amount of the distribution APA made to them, or the portion of the distribution that causes APA to become insolvent as a result of such distribution, as the case may be. There are no sinking fund provisions applicable to the APA Common Stock.

Fully Paid and Nonassessable

All of the outstanding shares of APA Common Stock are fully paid and nonassessable.

Listing

The APA Common Stock is listed on the Nasdaq under the trading symbol “APA.”

Preferred Stock

The preferred stock may be issued in one or more series by the APA Board with such voting powers, full or limited, or without voting powers and in such classes and series and with such designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, as may be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the APA Board.

The APA Charter also specifies the rights, preferences, qualifications, and restrictions for Series A Junior Participating Preferred Stock. There are no issued and outstanding shares of Series A Junior Participating Preferred Stock.

The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of APA without any vote or action by the stockholders and may adversely affect the voting and other rights of the holders of shares of APA Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for APA Common Stock is Equiniti Trust Company.

Anti-Takeover Provisions in the APA Charter, APA Bylaws, and Applicable Law

Provisions of the APA Charter and the APA Bylaws may delay, defer, prevent, or otherwise discourage transactions involving an actual or potential change in control of APA or change in its management, including transactions in which stockholders might otherwise receive a premium for their shares or that stockholders might otherwise deem to be in their best interests. Among other things, the APA Charter and the APA Bylaws provide that:

•

newly-created directorships resulting from an increase in the number of directors and any vacancy on the APA Board may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum (and not by stockholders);

•

stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and be stockholders of record entitled to vote at such meeting on the date of the giving of such notice, and also specify requirements as to the form and content of a stockholder’s notice;

•	stockholders may not act by written consent in lieu of a duly called annual or special meeting of stockholders;

•	no stockholder shall have cumulative voting rights for the election of directors;

•

the affirmative vote of eighty percent (80%) of APA’s outstanding voting stock is required to (i) adopt any agreement for the merger or consolidation of APA with or into any other corporation which is the beneficial owner of more than five percent (5%) of APA’s outstanding voting stock, and (ii) authorize any sale or lease of all or any substantial part of APA’s assets to any beneficial holder of five percent (5%) or more of APA’s outstanding voting stock;

•

any tender offer made by a beneficial owner of more than five percent (5%) of APA’s outstanding voting stock in connection with any (i) plan of merger, consolidation or reorganization; (ii) sale or lease of substantially all of APA’s assets; or (iii) issuance of equity securities to the five percent (5%) stockholder must provide at least as favorable terms to each holder of APA Common Stock (other than the stockholder making the tender offer) as the most favorable terms granted by such stockholder pursuant to such offer; and

•	APA may not acquire any voting stock from the beneficial owner of more than five percent (5%) of APA’s outstanding voting stock, except for acquisitions pursuant to a tender offer to all holders of

APA’s outstanding voting stock on the same price, terms, and conditions, acquisitions in compliance with Rule 10b-18 under the Exchange Act and acquisitions at a price not exceeding the market value per share.

In addition, as a Delaware corporation, APA is subject to the provisions of Section 203 of the DGCL, which prohibits APA, subject to certain exceptions described below, from engaging in a “business combination” with:

•	a stockholder who owns fifteen percent (15%) or more of APA’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder,

in each case, for three (3) years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent (10%) of APA’s assets. However, the above provisions of Section 203 do not apply if:

•	the APA Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of APA’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by the APA Board and authorized at a meeting of APA’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds (2/3) of the outstanding voting stock not owned by the interested stockholder.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the merger is completed, Callon stockholders will receive shares of APA Common Stock. The APA Charter will be the combined company’s charter. The APA Bylaws will be the combined company’s bylaws.

Callon and APA are both Delaware corporations subject to the DGCL. If the merger is completed, the rights of Callon stockholders who become APA stockholders through the exchange of shares and the rights of APA stockholders will continue to be governed by the DGCL, the APA Charter, and the APA Bylaws.

The following description summarizes certain material differences between the rights of Callon stockholders and the rights of APA stockholders. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Callon stockholders should read carefully the relevant provisions of the DGCL, the APA Charter, the APA Bylaws, the Callon Charter, and the Callon Bylaws. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

Callon	APA
AUTHORIZED CAPITAL STOCK; OUTSTANDING CAPITAL STOCK

Callon is authorized to issue 130,000,000 shares of common stock, with par value $0.01 per share, and 2,500,000 shares of preferred stock, with par value $0.01 per share.

As of the close of business on February 15, 2024, the record date for the Callon Special Meeting, Callon had [    ] shares of Callon Common Stock and no shares of preferred stock issued and outstanding.

APA is authorized to issue 860,000,000 shares of common stock, with par value $0.625 per share, and 10,000,000 shares of preferred stock, with no par value.

As of the close of business on February 15, 2024, the record date for the APA Special Meeting, APA had [    ] shares of APA Common Stock and no shares of preferred stock issued and outstanding, which number of shares of APA Common Stock does not include the shares of APA Common Stock expected to be issued in the merger.

RIGHTS OF PREFERRED STOCK

Shares of the preferred stock may be issued from time to time in one or more series. The terms of the preferred stock, including all rights and preferences, shall be as specified in the resolution or resolutions adopted by the Callon Board designating such preferred stock and shall specify all rights or preferences of such preferred stock as the Callon Board shall determine, including the number of shares, right to dividends or distributions, and voting rights.

Shares of the preferred stock may be issued by the APA Board with such voting powers, full or limited, or without voting powers and in such classes and series and with such designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the APA Board.

The APA Charter provides that there shall be a series of preferred stock, with no par value, that shall be designated as “Series A Junior Participating Preferred Stock,” and the number of whole shares constituting such series shall be 100,000. There are no shares of Series A Junior Participating Preferred Stock of APA issued and outstanding.

Callon	APA

VOTING RIGHTS

Each holder of shares of Callon Common Stock, as such, is entitled to one vote for each share of Callon Common Stock held in his or her name.

With respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by law or Callon’s governing documents or with respect to the rights of any preferred stock of Callon, the vote of the holders of a majority of the shares having voting power present in person or represented by proxy at which a quorum is present will be the act of the stockholders’ meeting.

Subject to certain limitations of the Callon Charter and the DGCL, the Callon Board may fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional, and other special rights, and qualifications, limitations, and restrictions thereof, of any series of preferred stock.

The holders of Callon Common Stock do not have cumulative voting rights.

Each holder of shares of APA Common Stock represented at a meeting of stockholders will be entitled to cast one vote for each share of APA Common Stock standing in the name of such holder.

The holders of APA Common Stock do not have cumulative voting rights.

QUORUM

Under the Callon Bylaws, the holders of a majority of the Callon Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the Callon stockholders for the transaction of business. If, however, such quorum is not present, then the stockholders entitled to vote at a meeting, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice, other than announcement at the meeting, until the requisite holders of Callon Common Stock are present. The chair of the meeting of the stockholders also has the power to adjourn the meeting from time to time, whether or not there is a quorum and for any reason.	The APA Bylaws provide that the holders of a majority of the voting power of the voting stock of APA issued and outstanding and entitled to vote at a meeting, initially present in person or represented by proxy, shall constitute a quorum of all meetings of the stockholders for the transaction of business. If, however, such quorum is not present, then the stockholders entitled to vote at a meeting, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice, other than announcement at the meeting, until the requisite amount of voting stock is present. The chair of the meeting of the stockholders also has the power to adjourn the meeting from time to time, whether or not there is a quorum and for any reason.

SPECIAL MEETINGS OF STOCKHOLDERS

The Callon Charter provides that the special meeting of stockholders may be called only by the Chairman of the Callon Board, the chief executive officer of Callon, the president of Callon, the Callon Board, or by the written order of a majority of the directors of Callon, and shall be called by the president or secretary of Callon at the written request of stockholders owning 80% or more of the entire capital stock issued and outstanding capital stock of Callon entitled to vote.	The APA Bylaws provides that special meetings of stockholders of APA may be called only by the (i) chair of the board or the chief executive officer; (ii) chair of the board, chief executive officer, or secretary at the request in writing of a majority of the board of directors; or (iii) chair of the board or the secretary of APA at the written request in proper form of one or more stockholders of record of APA (acting on their own behalf and not by assigning or

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delegating their rights to any other person or entity) that together have continuously held, for their own accounts, beneficial ownership of at least fifteen percent (15%) aggregate net long position in the issued and outstanding voting stock entitled to vote generally for the election of directors for at least three (3) continuous years prior to the date such request is delivered to APA and at the meeting date, subject to certain additional conditions.

The APA Bylaws provide that the vote at an election for directors, and upon the demand of any stockholder, the vote upon any question before a meeting of the stockholders, shall be by written ballot.

NOTICE OF MEETINGS OF STOCKHOLDERS

Record Date

Pursuant to the Callon Bylaws, the Callon Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Callon Board, and which record date shall, unless otherwise required by law, not be less than ten (10) days nor more than sixty (60) days before the date of such meeting. The Callon Board may fix a new record date for the determination of stockholders entitled to notice of or to vote at any adjourned meeting.

Notice of Stockholder Meetings

Under the Callon Bylaws, notice of the place, if any, date and time of all meetings of the stockholders shall be given, not less than ten (10) days nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

In the case of a special meeting, the purpose or purposes for which the meeting is called also shall be set forth in the notice.

Record Date

Pursuant to the APA Bylaws, the APA Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the APA Board and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. The APA Board may fix a new record date for the determination of stockholders entitled to notice of or to vote at any adjourned meeting.

Notice of Stockholder Meetings

Pursuant to the APA Bylaws, written or printed notice stating the place (if any), day, and hour of the meeting, the means of remote communication, if any, and in the case of special meeting, the purpose or purposes for which the stockholder meeting is called, must be delivered not less than ten (10) nor more than sixty (60) days before the date of any meeting (unless a different time is required by applicable law) either personally, by mail, electronic transmission, or other lawful means by or at the direction of the chair of the board, the chief executive officer, or the secretary to each stockholder of record entitled to vote at the meeting.

STOCKHOLDER RIGHTS PLANS

Callon does not currently have a stockholder rights plan in effect.	APA does not currently have a stockholder rights plan in effect.

STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS

Under Section 220 of the DGCL, a stockholder or his or her agent has a right to inspect the corporation’s stock ledger, a list of its stockholders, and its other books and records during usual hours of business upon written	Under Section 220 of the DGCL, a stockholder or his or her agent has a right to inspect the corporation’s stock ledger, a list of its stockholders, and its other books and records during usual hours of business

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demand stating a proper purpose (which must be reasonably related to such person’s interest as a stockholder). If the corporation refuses to permit such inspection or fails to reply to the request within five (5) business days of the demand, the stockholder may apply to the Court of Chancery for an order to compel such inspection.

Pursuant to the Callon Bylaws, Callon shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder, for any purpose germane to the meeting, which shall be open to the inspection of any stockholder during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

upon written demand stating a proper purpose (which must be reasonably related to such person’s interest as a stockholder). If the corporation refuses to permit such inspection or fails to reply to the request within five (5) business days of the demand, the stockholder may apply to the Court of Chancery for an order to compel such inspection.

Pursuant to the APA Bylaws, the officer or agent having charge of the stock transfer books for shares of APA must prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of APA.

NUMBER OF DIRECTORS; TERM

Number of Directors

The Callon Charter and Callon Bylaws provide that the number of directors, shall be not less than three (3) nor more than twenty-one (21) and shall be determined by resolution of the Callon Board, but the number of directors may not be decreased if it would have the effect of shortening the term of an incumbent director.

There are currently eight (8) members of the Callon Board.

Number of Directors

The APA Charter provides that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the directors then in office.

There are currently ten (10) members of the APA Board.

Term

The Callon Board is divided into three (3) classes, as nearly equal in number as possible, serving staggered three (3)-year terms. Each director will hold office until the third (3rd) annual meeting following his or her election and until his or her successors have been duly elected and qualified, or otherwise until his or her earlier death, disability, resignation, disqualification, or

Term

Any APA director properly elected shall hold office for a term ending at the next following annual meeting of stockholders, and until such director’s successor shall have been duly elected and qualified, unless he or she shall have resigned, become disqualified, deceased, or disabled, or shall otherwise have been removed from office.

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removal. The Callon Charter and the Callon Bylaws also provide that the classified board provision may not be amended without the affirmative vote of the holders of 80% or more of the voting power of Callon Common Stock.

ELECTION OF DIRECTORS

The Callon Charter provides that the Callon Board be divided into three (3) classes: Class I, Class II, and Class III. The Callon Bylaws provide that each director will be elected if more votes are cast for such director than against such director, unless the number of nominees exceeds the number of directors to be elected as of the record date for such meeting, in which event the directors shall be elected by a plurality of the votes cast.

Callon’s corporate governance guidelines state that at any stockholder meeting for the election of directors at which a quorum is present, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation for consideration by Callon’s Nominating and ESG Committee following certification of the stockholder vote.

The APA Bylaws provide that, at any meeting for the election of directors at which a quorum is present, each director shall be elected by the vote of a majority of the votes cast representing shares present in person or by proxy and entitled to vote at the meeting. However, if the number of nominees on the ballot for any election of directors exceeds the number of directors to be elected, then the directors shall be elected by the vote of a plurality of the votes cast representing shares present in person or by proxy and entitled to vote on the election of directors. The APA Board at its first meeting after each annual meeting, or as often as may be required, shall elect a chair of the board.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Pursuant to the Callon Bylaws, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Callon Board resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled by a majority vote of the directors then in office, even if less than a quorum is present, or by a sole remaining director, and the directors so chosen shall hold office for the unexpired term of the class to which such director was elected.	Pursuant to the APA Charter, a majority of the directors then in office, in their sole discretion and whether or not constituting less than a quorum, may elect a replacement director to serve during the unexpired term of any director previously elected whose office is vacant as a result of death, resignation, retirement, disqualification, removal, or otherwise, and may elect directors to fill any newly created directorships created by the board of directors.

REMOVAL OF DIRECTORS

Pursuant to the Callon Charter, and in accordance with the DGCL, any director or the entire Callon Board may be removed from office at any time with cause, but only by the affirmative vote of at least 80% of the total voting power of the Callon voting stock, voting together as a single class.	Neither the APA Charter nor the APA Bylaws discuss removal of directors from the board. However, under the DGCL, because the APA Board is not classified, any director or the entire board of directors may be removed, with or without cause, by the stockholders holding a majority of the outstanding shares of APA Common Stock entitled to vote on the election of directors.

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DIRECTOR NOMINATIONS BY STOCKHOLDERS

The Callon Bylaws provide that a stockholder of record both at the time of giving of notice and on the record date for the determination of stockholders entitled to vote at such meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in the Callon Bylaws, may nominate a director for election.

For nominations brought before an annual meeting by a stockholder, the stockholder must have given timely written notice thereof to Callon’s Corporate Secretary, in proper form as provided by the Callon Bylaws. To be timely, a stockholder’s notice in writing and in proper form must be delivered to, or mailed to and received by, Callon’s Corporate Secretary at the principal executive offices of Callon not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the scheduled date for the next annual meeting of stockholders. A stockholder providing notice of any nomination shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to the Callon Bylaws shall be true and correct (i) as of the record date for the meeting and (ii) as of the date that is ten (10) business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, Callon’s Corporate Secretary at the principal executive offices of Callon not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than seven (7) business days prior to the date for the meeting or any adjournment, recess, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof). If the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders and present his or her nomination, such nomination will be disregarded.

Nominations of persons for election to the board of directors of APA may be made at a meeting of stockholders (i) by or at the direction of the board of directors, (ii) by a stockholder that is a stockholder of record of APA at the time the notice of meeting is delivered, that is entitled to vote at the meeting, that has given timely notice thereof in writing to the secretary of the corporation at the principal executive offices of the corporation in accordance with the APA Bylaws, subject to such stockholder’s compliance with the procedures set forth in the APA Bylaws, or (iii) by any Eligible Stockholder (as defined below) who satisfies the requirements and complies with the procedures set forth in the APA Bylaws.

In addition to any other applicable requirements, for nominations to be properly brought before an annual meeting by a stockholder pursuant to the APA Bylaws, the stockholder must have given timely notice thereof in proper written form to the secretary of APA. To be timely, a stockholder’s notice for any annual meeting must be delivered to or mailed and received by the secretary of APA at the principal executive offices not earlier than the close of business on the one hundred and fiftieth (150th) day and not later than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred and fiftieth (150th) day prior to the date of such annual meeting and not later than the close of business on the later of the one hundred and twentieth (120th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, then the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by APA), and a stockholder’s notice for any special meeting shall be delivered to or mailed and received by the secretary of APA at the principal executive offices of APA not earlier than the close of business on the one hundred and fiftieth (150th) day prior to the date of such special meeting and not later

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than the later of: (i) the close of business on the one hundred and twentieth (120th) day prior to the date of such special meeting or (ii) the tenth (10th) day following the date on which APA first publicly announces the date of the special meeting in a press release reported by a national news service or in a document filed with the SEC.

Proxy Access Nomination

APA is required to include in its proxy materials for an annual meeting of stockholders the name, together with certain information (specified in the APA Bylaws), of any person nominated for election to the board of directors by a stockholder or group of stockholders that satisfy the requirements detailed in the APA Bylaws, including qualifying as an Eligible Stockholder, and that expressly elects at the time of providing the written notice to have its nominee included in APA’s proxy materials (a “Proxy Access Notice”). APA must also include the name of the stockholder nominee in its proxy card.

To be timely, a stockholder’s Proxy Access Notice must be delivered to the principal executive offices of APA not earlier than the close of business on the one hundred and fiftieth (150th) day and not later than the close of business on the one hundred and twentieth (120th) day prior to the anniversary date of APA’s definitive proxy statement being released to stockholders in connection with the previous year’s annual meeting.

Subject to certain terms, the maximum number of nominees required to appear in APA’s proxy materials is the largest whole number that does not exceed twenty-five percent (25%) of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered.

An “Eligible Stockholder” is generally one or more stockholders of record who own or have owned, or are acting on behalf of one or more beneficial owners who own and have owned, in each case continuously for at least three (3) years as of both the date that the Proxy Access Notice is received by APA and as of the record date for determining stockholders eligible to vote at the annual meeting, an aggregate net long position of at least three percent (3%) of the aggregate voting power of the Voting Stock (the “Proxy Access Request Required Shares”) and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by APA and the date of the

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applicable annual meeting, subject to certain additional requirements.

STOCKHOLDER PROPOSALS

The Callon Bylaws provide that the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to Callon’s notice of meeting, (b) by or at the direction of the Callon Board or (c) by any stockholder of Callon who is a stockholder of record at the time of giving the notice provided for in the Callon Bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the notice procedures set forth in the Callon Bylaws as to such business or nomination, including without limitation by giving timely notice to Callon’s Corporate Secretary.

To be timely, a stockholder’s notice must be delivered to Callon’s Corporate Secretary at the principal executive offices of Callon not later than the close of business on the one hundred and twentieth (120th) day nor earlier than the close of business on the one hundred and fiftieth (150th) day prior to the scheduled date for the next annual meeting of stockholders.

A proposing stockholder’s notice must comply with certain additional requirements, including those as to content, specified in the Callon Bylaws.

With respect to special meetings, the Callon Bylaws provide that only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Callon’s notice of meeting.

Under the APA Bylaws, at an annual meeting of the stockholders, only such business shall be conducted that has been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nomination of persons for election to the board of directors) must be: (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors; (b) otherwise properly brought before the meeting by or at the direction of the board of directors; or (c) otherwise properly brought before the meeting by a stockholder that is a stockholder of record of APA at the time the notice of meeting is delivered, that is entitled to vote at the meeting, that has given timely notice thereof in writing to the secretary of APA at the principal executive offices of APA in accordance with the procedure set forth in the APA Bylaws. The foregoing is the exclusive means for stockholders to propose business at an annual meeting of stockholders (other than matters properly brought under Rule 14a-8 under the Exchange Act and other than the nomination of persons for election to the board of directors).

To be timely, a stockholder’s notice must be delivered to or mailed and received by the secretary of APA at the principal executive offices not earlier than the close of business on the one hundred and fiftieth (150th) day and not later than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred and fiftieth (150th) day prior to the date of such annual meeting and not later than the close of business on the later of the one hundred and twentieth (120th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, then the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by APA.

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For all business (other than the nomination of persons for election to the board of directors), a proposing stockholder’s notice must comply with certain additional requirements, including those as to content, specified in the APA Bylaws.

STOCKHOLDER ACTION BY WRITTEN CONSENT

The DGCL provides that, unless otherwise stated in a company’s certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

The Callon Charter and the Callon Bylaws provide that any action required or permitted to be taken by the stockholders of Callon must be effected at a duly called annual or special meeting of stockholders of Callon, and may not be effected by any consent in writing by stockholders.

The DGCL provides that, unless otherwise stated in a company’s certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

The APA Charter provides that any action required or permitted to be taken by the stockholders of APA must be effected at a duly called annual or special meeting of stockholders of APA, and may not be effected by any consent in writing by stockholders.

CERTIFICATE OF INCORPORATION AMENDMENTS

Under Section 242 of the DGCL, a company’s certificate of incorporation may be amended upon a resolution of the board of directors and, subject to certain exceptions, approved by:

•  the holders of a majority of the outstanding shares entitled to vote; and

•  a majority of the outstanding shares of each class entitled to a class vote if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preference, or special rights of the shares of such class so as to affect them adversely, provided that if the amendment would alter or change the powers, preferences, or special rights of one or more series of a class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected shall be considered a separate class for purposes of the vote.

Pursuant to the Callon Charter, the affirmative vote of the holders of 80% or more of the voting power of all of the shares of Callon entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision

Under Section 242 of the DGCL, a company’s certificate of incorporation may be amended upon a resolution of the board of directors and, subject to certain exceptions, approved by:

•  the holders of a majority of the outstanding shares entitled to vote; and

•  a majority of the outstanding shares of each class entitled to a class vote if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preference, or special rights of the shares of such class so as to affect them adversely, provided that if the amendment would alter or change the powers, preferences, or special rights of one or more series of a class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected shall be considered a separate class for purposes of the vote.

The APA Charter specifies that amendment of certain provisions in the APA Charter relating to certain transactions with holders of more than five percent (5%) of APA’s outstanding voting stock (described below under “—Certain Business Combinations”)

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inconsistent with or repeal Article Six of the Callon Charter, pertaining to the directors of Callon, or to alter, amend, adopt any provision inconsistent with or repeal comparable sections of the Callon Bylaws.	and the prohibition against stockholder action by written consent require the affirmative vote or consent of the holders of four-fifths (4/5) of all classes of stock of APA entitled to vote in elections of directors, voting as one class.

BYLAW AMENDMENTS

Under the DGCL, the power to make, alter, or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to make, alter or repeal its bylaws.

The Callon Charter provides that in furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Callon Board is expressly authorized to adopt, amend or repeal the Callon Bylaws. The Callon Bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of the total voting power of the voting stock; provided, however, that, in addition to any requirements of law and any other provision of the Callon Charter or the Callon Bylaws and notwithstanding any other provision of the Callon Charter, the Callon Bylaws, or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 80% in voting power of the voting stock shall be required for the stockholders to amend or repeal any provision of the Callon Bylaws relating to stockholder meetings, directors, and amendment to the Callon Bylaws.

The APA Charter also provides that the board of directors may make, alter, or repeal the APA Bylaws.

The APA Bylaws may be altered or repealed at any regular meeting of the stockholders or at any special meeting of the stockholders at which a quorum is present or represented, provided notice of the proposed alteration or repeal is contained in the notice of the special meeting, by the affirmative vote of a majority of the voting power of the stockholders present or represented thereat, or by the affirmative vote of a majority of the board of directors at any regular meeting of the board of directors or at any special meeting of the board of directors, if notice of the proposed alteration or repeal be contained in the notice of the special meeting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Callon Bylaws generally require Callon to indemnify, to the fullest extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of Callon, or while serving as a director or officer of Callon, is or was serving at the request of Callon as a director, officer, employee, or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Callon, and, with respect to any criminal action or	The APA Bylaws generally require APA to indemnify and hold harmless, to the fullest extent authorized by the DGCL any person who was or is a party or is threatened or expected to be made a party to any proceeding (other than any such proceeding by or in the right of APA) by reason of the fact that such person is or was a director, officer, employee, or agent of APA, or is or was serving at the request of APA as a director, officer, employee, partner, or agent of an entity against any and all expenses, judgments, damages, arbitration awards, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of APA, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

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proceeding, had no reasonable cause to believe his or her conduct was unlawful, unless the Callon Board determines in its sole discretion that the action or inaction of such employee constitutes gross negligence, willful misconduct, or a criminal act by such person.

The Callon Bylaws provide that in certain instances, Callon may, in the Callon Board’s discretion, pay the expenses (including attorneys’ fees) incurred by any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed proceeding by reason of the fact that such person is or was an employee of Callon or while serving as an employee of Callon, is or was serving at the request of Callon as a director, officer, employee, or agent of another enterprise, in defending any such proceeding in advance of its final disposition.

The APA Bylaws require the board of directors to indemnify and hold harmless any person who was or is a party or is threatened or expected to be made a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of APA, or is or was serving at the request of APA as a director, officer, employee, partner, or agent of an entity against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of APA; provided, however, that, subject to certain exceptions, no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to APA.

Subject to certain exceptions, APA is required to advance to any indemnitee who is or was a director or officer of APA the expenses incurred by such indemnitee in defending a proceeding within ten (10) calendar days after APA’s receipt of a statement from such indemnitee requesting an advance.

LIMITATION OF LIABILITY OF DIRECTORS

The Callon Charter provides that a director shall not be personally liable to Callon or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Callon or its stockholders,(ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or, (iv) for any transaction from which the director derived an improper personal benefit.	The APA Charter provides that no director will be personally liable to APA or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect to which such director shall be liable under Section 174 of the DGCL (relating to or unlawful payment of dividend or unlawful stock purchase or redemption), in addition to any and all other requirements for such liability, the director (i) shall have breached his duty of loyalty to APA or its stockholders, (ii) shall not have acted in good faith, or in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit.

CERTAIN BUSINESS COMBINATIONS

In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested	In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an

Callon	APA

stockholder within three (3) years of the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

Section 203 defines a “business combination” as a merger, sale or lease of assets, issuance of securities, or other similar transaction. Section 203 defines an “interested stockholder” as a person who owns, or is an affiliate or associate of the corporation and within three (3) years prior did own, fifteen percent (15%) or more of such corporation’s outstanding voting stock, and the affiliates and associates of such person.

Callon has not opted out of Section 203 of the DGCL.

interested stockholder within three (3) years of the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

Section 203 defines a “business combination” as a merger, sale or lease of assets, issuance of securities, or other similar transaction. Section 203 defines an “interested stockholder” as a person who owns, or is an affiliate or associate of the corporation and within three (3) years prior did own, fifteen percent (15%) or more of such corporation’s outstanding voting stock, and the affiliates and associates of such person.

APA has not opted out of Section 203 of the DGCL.

Additionally, the APA Charter provides that:

•  the affirmative vote of eighty percent (80%) of APA’s outstanding voting stock is required to (i) adopt any agreement for the merger or consolidation of APA with or into any other corporation which is the beneficial owner of more than five percent (5%) of APA’s outstanding voting stock, and (ii) authorize any sale or lease of all or any substantial part of APA’s assets to any beneficial holder of 5% or more of APA’s outstanding voting stock;

•  any tender offer made by a beneficial owner of more than five percent (5%) of APA’s outstanding voting stock in connection with any (i) plan of merger, consolidation or reorganization; (ii) sale or lease of substantially all of APA’s assets; or (iii) issuance of equity securities to the five percent (5%) stockholder must provide

Callon	APA

at least as favorable terms to each holder of APA Common Stock (other than the stockholder making the tender offer) as the most favorable terms granted by such stockholder pursuant to such offer; and

•  APA may not acquire any voting stock from the beneficial owner of more than five percent (5%) of APA’s outstanding voting stock, except for acquisitions pursuant to a tender offer to all holders of APA’s outstanding voting stock on the same price, terms, and conditions, acquisitions in compliance with Rule 10b-18 under the Exchange Act, and acquisitions at a price not exceeding the market value per share.

FORUM SELECTION

The Callon Bylaws provide that unless Callon consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Callon, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Callon to Callon or the Callon stockholders, (c) any action or proceeding asserting a claim against Callon or any current or former director or officer or other employee of Callon arising pursuant to any provision of the DGCL, the Callon Charter, or Callon Bylaws, (d) any action or proceeding asserting a claim against Callon or any current or former director or officer or other employee of Callon governed by the internal affairs doctrine, or (e) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, shall be the Court of Chancery or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.	The APA Bylaws provide that unless APA consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of APA; (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee to APA or to APA’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (c) any action asserting a claim against APA or any current or former director or officer or other employee of APA arising pursuant to any provision of the DGCL or the Charter or the Bylaws; (d) any action to interpret, apply, enforce, or determine the validity of the APA Charter or APA Bylaws; (e) any action asserting a claim related to or involving APA that is governed by the internal affairs doctrine; or (f) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS

As Callon is a Delaware corporation subject to the DGCL, the stockholders of Callon have those appraisal rights provided by Section 262 of the DGCL, to the extent applicable, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL.	As APA is a Delaware corporation subject to the DGCL, the stockholders of APA have those appraisal rights provided by Section 262 of the DGCL, to the extent applicable, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL.

Callon	APA
Under Section 262 of the DGCL, Callon stockholders are not entitled to appraisal or dissenters’ rights in connection with the merger. Please see “The Merger—No Appraisal Rights.”	Under Section 262 of the DGCL, APA stockholders are not entitled to appraisal or dissenters’ rights in connection with the merger. Please see “The Merger—No Appraisal Rights.”

BUSINESS OPPORTUNITIES

The Callon Charter and the Callon Bylaws do not contain any waivers of business opportunities.	The APA Charter and the APA Bylaws do not contain any waivers of business opportunities.

VALIDITY OF COMMON STOCK

The validity of the shares of APA Common Stock offered hereby will be passed upon for APA by Wachtell, Lipton, Rosen & Katz.

EXPERTS

APA

The consolidated financial statements of APA Corporation appearing in APA Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Certain estimates of APA’s oil and natural gas reserves and related future net cash flows related to APA’s properties as of December 31, 2022, incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement were based upon reserve estimates made by APA’s reservoir engineers under the supervision of APA’s management. A portion of these reserve estimates are audited each year by Ryder Scott Company, L.P. Petroleum Consultants, an independent petroleum engineering firm.

Callon

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Callon Petroleum Company incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The information incorporated by reference in this joint proxy statement/prospectus relating to certain estimated quantities of Callon’s proved reserves and future revenue have been derived from reports prepared by DeGolyer and MacNaughton, independent petroleum engineers, as stated in their report with respect thereto. All such information is incorporated in this joint proxy statement/prospectus in reliance upon the authority of said firm as experts with respect to the matters covered by their report and the giving of their report.

The financial statements of Percussion Petroleum II, LLC as of December 31, 2022, and 2021 and for each of the two (2) years in the period ended December 31, 2022, incorporated by reference in this joint proxy statement/prospectus, have been audited by Weaver and Tidwell, L.L.P., an independent auditor, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The information incorporated by reference in this joint proxy statement/prospectus relating to certain estimated quantities of Percussion Petroleum Operating II, LLC’s proved reserves and future revenue have been derived from reports prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers, as stated in their report with respect thereto. All such information is incorporated in this joint proxy statement/prospectus in reliance upon the authority of said firm as experts with respect to the matters covered by their report and the giving of their report.

STOCKHOLDER PROPOSALS

APA

APA held its 2023 annual meeting of stockholders on May 23, 2023. APA will hold a regular annual meeting of stockholders in 2024 (the “APA 2024 Meeting”) regardless of whether the merger is completed.

Stockholder proposals intended to be presented for possible inclusion in APA’s proxy materials for APA’s 2024 annual meeting of stockholders must have been received by APA at its principal executive offices no earlier than the close of business on November 13, 2023, and no later than the close of business on December 13, 2023. Any stockholder submitting a proposal intended to be brought before the APA 2024 Meeting who has not sought inclusion of the proposal in APA’s proxy materials must have provided written notice of such proposal to the Secretary of APA at APA’s principal executive offices no later than the close of business on January 24, 2024, and no earlier than the opening of business on December 25, 2023. If, however, the APA 2024 Meeting is a date that is more than thirty (30) days before or more than sixty (60) days after the anniversary of APA’s 2023 annual meeting, written notice of any such proposal must be received no earlier than the close of business on the one hundred and fiftieth (150th) day prior to the date of such annual meeting and not later than the close of business on the later of the one hundred and twentieth (120th) day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, then the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by APA. The APA Bylaws require that notices of stockholder proposals contain certain information about any proposal and the proposing stockholder. A copy of the relevant bylaw provisions may be obtained on www.sec.gov or by contacting the Corporate Secretary, APA Corporation, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056.

Eligible stockholders may nominate a candidate for election to the APA Board for inclusion in APA’s proxy materials in accordance with the “proxy access” provisions of the APA Bylaws. The APA Bylaws require that notice have been provided in writing to the Secretary of APA (at the same address noted above) no earlier than the close of business on November 13, 2023, and no later than the close of business on December 13, 2023. The APA Bylaws also provide that, subject to compliance with certain requirements, any stockholder may nominate a candidate for election to the APA Board, which nomination is not submitted for inclusion in APA’s proxy materials. Assuming that the APA 2024 Meeting is held no more than thirty (30) days before and no more than sixty (60) days after May 23, 2024, the APA Bylaws require that notice of any such nomination have been provided in writing to the Secretary of APA (at the same address noted above) no later than the close of business on January 24, 2024, and no earlier than the opening of business on December 25, 2023.

For more information regarding stockholder proposals for the APA 2024 Meeting, see the “Future Stockholder Proposals and Director Nominations” section of APA’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April  11, 2023.

Callon

Callon held its 2023 annual meeting of stockholders on April 26, 2023 (the “Callon 2023 Meeting”). Callon will only hold an annual meeting of stockholders in 2024 (the “Callon 2024 Meeting”) if the merger is not completed.

If the merger is not completed, in order for a proposal to be considered for inclusion in the proxy statement for the Callon 2024 Meeting pursuant to Rule 14a-8 of the Exchange Act, such proposal must have been received by the Corporate Secretary of Callon at Callon’s principal executive offices no later than November 13, 2023 (assuming the date of the Callon 2024 Meeting has not been changed by more than thirty (30) days from the date of the Callon 2023 Meeting), and must otherwise be in compliance with the requirements of the SEC’s proxy rules. If the date of the Callon 2024 Meeting is changed by more than thirty (30) days from the date of the Callon 2023 Meeting, then the deadline is a reasonable time before Callon begins to print and send its proxy materials for the Callon 2024 Meeting.

For a stockholder proposal to be introduced for consideration at the Callon 2024 Meeting but not intended to be considered for inclusion in Callon’s proxy statement and form of proxy relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), including stockholder nominations for candidates for election as directors, a stockholder must provide written notice of such proposal to Callon not later than 120 days nor earlier than 150 days before the date of the Callon 2024 Meeting. Any such notice must describe the stockholder proposal in reasonable detail and otherwise comply with the requirements set forth in the Callon Bylaws. In addition to satisfying the notice, informational and other requirements contained in the Callon Bylaws, stockholders who intend to solicit proxies in support of director nominees other than Callon’s nominees must provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act, which notice must be postmarked or transmitted electronically to Callon at its principal executive office no later than February 26, 2024 (assuming the date of the Callon 2024 Meeting has not been changed by more than thirty (30) days from the date of the Callon 2023 Meeting). If the date of the Callon 2024 Meeting is changed by more than thirty (30) days from the date of the Callon 2023 Meeting, then notice must be provided by the later of sixty (60) days prior to the date of the Callon 2024 Meeting or the tenth (10th) day following the day on which public announcement of the date of the Callon 2024 Meeting is first made by Callon.

For more information regarding stockholder proposals for the Callon 2024 Meeting, see the “Shareholders’ Proposals and Director Nominations for the 2024 Annual Meeting” section of Callon’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 13, 2023.

HOUSEHOLDING OF PROXY MATERIALS

Each registered Callon and APA stockholder (meaning you own shares in your own name on (i) the books of Callon’s transfer agent, Equiniti, or (ii) the books of APA’s transfer agent, Equiniti) will receive one copy of this joint proxy statement/prospectus per account, regardless of whether you have the same address as another stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two (2) or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. If you hold shares through a broker, some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Callon will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Callon stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Callon’s Corporate Secretary, at Callon’s principal executive offices, One Briarlake Plaza, 2000 W. Sam Houston Parkway S., Suite 2000, Houston, Texas 77042, or contact Callon Investor Relations by telephone at (281) 589-5200.

APA will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any APA stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Gary Clark, Vice President, Investor Relations, at APA’s principal executive offices, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056, or contact APA Investor Relations by telephone at (713) 296-6000.

WHERE YOU CAN FIND MORE INFORMATION

APA and Callon file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both APA and Callon, which you can access at www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

APA has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of APA Common Stock to be issued to Callon stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about APA and Callon, respectively. The rules and regulations of the SEC allow APA and Callon to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows APA and Callon to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that APA and Callon have previously filed with the SEC. They contain important information about the companies and their financial condition.

APA SEC Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•

The portions of the Definitive Proxy Statement on Schedule 14A for the 2023 annual meeting of stockholders that are specifically incorporated by reference into APA’s Annual Report on Form 10-K for the year ended December 31, 2022;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023;

•

Current Reports on Form  8-K filed on January 6, 2023, February 8, 2023, February 23, 2023, May  25, 2023, December 13, 2023, January  4, 2024, January 10, 2024, January  12, 2024, January 30, 2024, and [    ] (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•

The description of the APA Common Stock set forth in Exhibit 4.2 of APA’s Current Report on Form 8-K, filed March 1, 2021, including any amendment or report filed for the purposes of updating such description.

Callon SEC Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•	Definitive Proxy Statement on Schedule 14A for the 2023 annual meeting of stockholders;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023;

•	Current Reports on Form 8-K filed on February 13, 2023, April 26, 2023, May 8, 2023, May 18, 2023, July 3, 2023, July 7, 2023, July 11, 2023, August 2, 2023, January 4, 2024, and [ ], 2024

(other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•

The description of the Callon Common Stock contained in Callon’s Registration Statement on Form 8-A, including any amendment or report filed for purposes of updating such description, filed on November 17, 1995, including any future amendment or report for the purpose of updating such description, including the description filed as Exhibit 4.2 to Callon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 23, 2023.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, APA and Callon incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Callon Special Meeting and APA Special Meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Statements contained in this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from APA or Callon, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

APA Corporation 2000 Post Oak Boulevard, Suite 100 Houston, Texas 77056 (713) 296-6000	Callon Petroleum Company One Briarlake Plaza 2000 W. Sam Houston Parkway S., Suite 2000 Houston, Texas 77042 (281) 589-5200

These documents are available from APA or Callon, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about APA and Callon at their Internet websites at www.apacorp.com and www.callon.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.

If you are a Callon stockholder and would like to request documents, please do so by [    ], 2024 to receive them before the Callon Special Meeting. If you are an APA stockholder and would like to request documents, please do so by [    ], 2024 to receive them before the APA Special Meeting. If you request any documents from APA or Callon, APA or Callon will mail them to you by first class mail, or another equally prompt means, within one business day after APA or Callon, as the case may be, receives your request.

This document is a prospectus of APA and is a joint proxy statement of Callon and APA for the Callon Special Meeting and APA Special Meeting, as the case may be. Neither APA nor Callon has authorized anyone to give any information or make any representation about the merger or APA or Callon that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that APA or Callon has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

APA CORPORATION,

ASTRO COMET MERGER SUB CORP.,

AND

CALLON PETROLEUM COMPANY

January 3, 2024

i

ii

ANNEXES

Annex I	Index of Defined Terms

iii

Agreement and Plan of Merger

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on January 3, 2024, by and among APA Corporation, a Delaware corporation (“Parent”), Astro Comet Merger Sub Corp., a Delaware corporation and a wholly owned, direct Subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), and Callon Petroleum Company, a Delaware corporation (the “Company”).

Recitals

WHEREAS, the Parent Parties and the Company intend to effect, at the Effective Time, the merger (the “Merger”) of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) in accordance with this Agreement and the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of, and are advisable to, the Company and the holders of Company Common Stock (the “Company Stockholders”), (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and (c) resolved to recommend that the Company Stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement (the recommendation referred to in this clause (c), the “Company Recommendation”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of, and advisable to, Parent and the holders of Parent Common Stock (the “Parent Stockholders”), (b) approved and declared advisable this Agreement, the Stock Issuance and the other transactions contemplated by this Agreement and (c) resolved to recommend that the Parent Stockholders approve the issuance of shares of Parent Common Stock in connection with the Merger (the “Stock Issuance” and the recommendation referred to in this clause (c), the “Parent Recommendation”);

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of, and advisable to, Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and (c) recommended that its sole stockholder adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement (such consent, the “Parent Consent”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Reorganization Treatment”); and

WHEREAS, the Parent Parties and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

1

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation as a wholly owned, direct Subsidiary of Parent. On the Closing Date, the Company and Parent shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL to effect the Merger. The Merger shall become effective upon such filing and acceptance of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later date and time as agreed by Parent and the Company and as set forth in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the provisions of the DGCL, including that, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3 Closing. The consummation of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Suite 4700, Houston, Texas 77002 on a date to be mutually agreed upon by Parent and the Company (the “Closing Date”), which date shall be no later than the third Business Day after either the Company or Parent delivers notice to the other that the conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other time as Parent and the Company shall mutually agree.

Section 1.4 Organizational Documents. At the Effective Time, the certificate of incorporation and bylaws of the Company shall be amended and restated in their entirety to be in substantially the form of the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time. The certificate of incorporation and bylaws of Merger Sub, as amended and restated pursuant to the immediately preceding sentence, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter duly amended as provided therein or by applicable Law.

Section 1.5 Directors and Officers. Subject to applicable Law, the parties shall take all actions necessary such that the persons who are the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, and such initial directors and officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of capital stock thereof:

(i) each share of common stock, $0.01 par value, of the Company (the “Company Common Stock”) held immediately prior to the Effective Time directly by Parent or Merger Sub or by the Company (collectively, the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

2

(ii) subject to Section 1.6(b) and Section 1.6(c), each share of Company Common Stock issued and outstanding (other than Excluded Shares) immediately prior to the Effective Time shall be converted into the right to receive from Parent 1.0425 fully paid and nonassessable shares of common stock, $0.625 par value, of Parent (the “Parent Common Stock”).

The number of shares of Parent Common Stock into which each share of Company Common Stock shall be converted, as specified in Section 1.6(a)(ii) (as such number may be adjusted in accordance with Section 1.6(b)), is referred to as the “Exchange Ratio.” The aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.6(a)(ii), together with any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.6(c), is referred to as the “Merger Consideration.”

(b) Without limiting the Company’s obligations under Section 4.1, including Section 4.1(b)(i), if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock or Parent Common Stock shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, then the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Exchange Ratio or any such other amounts payable pursuant to this Agreement.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a holder of Parent Common Stock. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Merger (after taking into account all shares of Company Common Stock held immediately prior to the Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) or Book-Entry Common Shares, be paid in cash the dollar amount specified by Section 1.8(f).

(d) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of capital stock thereof, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and (i) each certificate formerly representing any share of Company Common Stock (other than an Excluded Share) (a “Company Stock Certificate”) and (ii) each Book-Entry Common Share formerly representing any share of Company Common Stock (other than an Excluded Share) shall represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.6 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.8(c), and all holders of Company Stock Certificates or Book-Entry Common Shares shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Article I.

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Section 1.8 Exchange Fund; Exchange of Certificates.

(a) Prior to the Closing Date, Parent and the Company shall mutually select a bank or trust company, which may be the transfer agent for the Parent Common Stock, to act as exchange agent in the Merger (the “Exchange Agent”), and, not later than the Effective Time, Parent shall enter into an agreement with the Exchange Agent, which will provide that, at or prior to the Effective Time, Parent shall deposit with the Exchange Agent all of the shares of Parent Common Stock to pay the aggregate Merger Consideration pursuant to Section 1.6(a)(ii) and Section 1.8(f). The shares of Parent Common Stock so deposited with the Exchange Agent, together with (i) any dividends or distributions received by the Exchange Agent with respect to such shares and (ii) proceeds received from the sale of the Parent Excess Shares pursuant to Section 1.8(f), are referred to collectively as the “Exchange Fund.”

(b) As soon as practicable after the Effective Time, but in no event more than five (5) Business Days after the Closing Date, Parent shall cause the Exchange Agent to mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent and the Company may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Parent Common Stock, as provided in Section 1.6, and any cash in lieu of a fractional share which the shares of Company Common Stock represented by such Company Stock Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 1.8(c). Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in book-entry form the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6 (and cash in lieu of any fractional share of Parent Common Stock), as well as any dividends or distributions to be paid pursuant to Section 1.8(c), and (B) the Company Stock Certificate so surrendered shall be immediately canceled.

(c) No dividends or other distributions declared with respect to the Parent Common Stock shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article I. After the surrender of a Company Stock Certificate in accordance with this Article I, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to the whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Company Stock Certificate have been converted into the right to receive.

(d) Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Article I and any distribution or dividend with respect to Parent Common Stock the record date for which is after the Effective Time.

(e) In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, shares in book-entry form representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of Parent Common Stock to a Person other than the registered holder of such Company Stock Certificate or establish to the satisfaction of Parent that such Taxes have been paid or are not applicable. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any shares in book-entry form representing Parent Common Stock require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against

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any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(f) (i) As promptly as practicable following the Effective Time, the Exchange Agent shall (A) determine the number of whole shares of Parent Common Stock and the number of fractional shares of Parent Common Stock that each holder of Company Common Stock is entitled to receive in connection with the consummation of the Merger and (B) aggregate all such fractional shares of Parent Common Stock that would, except as provided in Section 1.6(c), be issued to the holders of Company Common Stock, rounding up to the nearest whole number (the “Parent Excess Shares”), and the Exchange Agent shall, on behalf of former stockholders of the Company, sell the Parent Excess Shares at then-prevailing prices on the Nasdaq Global Select Market (“Nasdaq”), all in the manner provided in Section 1.8(f)(ii).

(ii) The sale of the Parent Excess Shares by the Exchange Agent shall be executed on Nasdaq through one or more member firms of Nasdaq and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Parent Excess Shares as promptly following the Effective Time as, in the Exchange Agent’s sole judgment, is practicable and consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the former holders of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the “Company Common Stock Trust”). Parent shall pay all commissions and other out-of-pocket transaction costs (other than any transfer or similar Taxes imposed on a holder of Company Common Stock), including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Parent Excess Shares. The Exchange Agent shall determine the portion of the Company Common Stock Trust to which each former holder of Company Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Company Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Company Common Stock are entitled.

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to former holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders, subject to and in accordance with the terms of this Section 1.8.

(iv) The parties acknowledge that payment of cash in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.

(g) Any portion of the Exchange Fund that remains undistributed to stockholders of the Company as of the date six (6) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not surrendered their Company Stock Certificates to the Exchange Agent in accordance with this Section 1.8 and any holders of Book-Entry Common Shares who have not cashed any check payable to them in accordance with Section 1.9 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions to be paid pursuant to Section 1.8(c), subject to applicable abandoned property law, escheat laws or similar Laws.

(h) Each of the Exchange Agent, Parent, the Surviving Corporation and any other withholding agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Entity, such deducted or withheld amounts

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shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. If withholding is taken in shares of Parent Common Stock, the relevant withholding agent shall be treated as having sold such shares of Parent Common Stock on behalf of the applicable Person for an amount of cash equal to the fair market value thereof at the time of such withholding and paid such cash proceeds to the relevant Taxing Authority.

(i) No Parent Party shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any share of Company Common Stock (or any dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any Company Stock Certificate shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any such shares of Parent Common Stock or any dividends or other distributions payable to the holder thereof would otherwise escheat to or become the property of any Governmental Entity), any shares of Parent Common Stock issuable upon the surrender of, or any dividends or other distributions in respect of, such Company Stock Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(j) No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares, or any unpaid dividends or distributions payable to holders of Company Common Stock.

Section 1.9 Book-Entry Common Shares.

(a) Subject to applicable provisions of Section 1.8, with respect to Book-Entry Common Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of shares of Company Common Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (including cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.6(c), if any) and any dividends or distributions that DTC has the right to receive pursuant to Section 1.8(c), and cancel such Book-Entry Common Shares.

(b) Subject to applicable provisions of Section 1.8, Parent, without any action on the part of any holder, will cause the Exchange Agent to (i) issue, as of the Effective Time, to each holder of Book-Entry Common Shares not held through DTC (other than Excluded Shares) that number of book-entry whole shares of Parent Common Stock that the holder is entitled to receive pursuant to this Article I and cancel such Book-Entry Common Shares and (ii) mail to each holder of Book-Entry Common Shares (other than Excluded Shares) a check in the amount of any cash payable in respect of the holder’s Book-Entry Common Shares pursuant to Section 1.6(c) and any dividends or distributions to be paid pursuant to Section 1.8(c).

Section 1.10 No Appraisal Rights. No appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub or the Company and otherwise) to take such action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents furnished to or filed with the SEC after January 1, 2023 and available on EDGAR at least twenty-four (24) hours prior to the date hereof (excluding any disclosures

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set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature (other than any historical factual information contained within such sections or statements)), where it is reasonably apparent on its face that such disclosure is applicable to the representation; or (b) the disclosure letter delivered by the Company to the Parent Parties prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent on its face), the Company represents and warrants to the Parent Parties as follows:

Section 2.1 Due Organization; Subsidiaries.

(a) The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company Subsidiaries is a legal Entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other legal Entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Subsidiary is in material violation of its Company Organizational Documents.

(c) The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company and each Company Subsidiary that constitutes a “significant subsidiary” of the Company as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC as of the date hereof (collectively, the “Company Organizational Documents”). The Company is not in material violation of its Company Organizational Documents.

(d) Section 2.1(d) of the Company Disclosure Letter sets forth the capital stock, equity interests or other direct or indirect ownership interests in any other Person owned by the Company or any of the Company Subsidiaries other than capital stock, equity interests or other direct or indirect ownership interests of direct or indirect wholly owned Company Subsidiaries. All such capital stock, equity interests or other direct or indirect ownership interests (i) have, to the Knowledge of the Company, been validly issued and are fully paid (in the case of an interest in a limited partnership or a limited liability company, to the extent required under the applicable organizational documents of such Person) and nonassessable (if such Person is a corporate entity) and (ii) are owned by the Company, by one or more Company Subsidiaries or by the Company and one or more of the Company Subsidiaries, in each case free and clear of all Encumbrances.

Section 2.2 Authority; Binding Nature of Agreement.

(a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this

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Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company (other than, with respect to the Merger, the receipt of the Company Stockholder Approval).

(b) The Company Board has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of, and are advisable to, the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) resolved to make the Company Recommendation. Except in connection with a Company Adverse Recommendation Change in accordance with Section 5.4, such resolutions of the Company Board have not been rescinded, modified or withdrawn in any way.

(c) This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the Parent Parties, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies (collectively (i) and (ii), “Enforceability Exceptions”).

Section 2.3 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and otherwise approve and consummate the Merger and the other transactions contemplated by this Agreement as set forth herein.

Section 2.4 Capitalization.

(a) The authorized capital stock of the Company consists of 130,000,000 shares of Company Common Stock and 2,500,000 shares of preferred stock, $0.01 par value (“Company Preferred Stock”). As of January 2, 2024, (i) 66,474,525 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in the Company’s treasury, (iii) 2,254,828 shares of Company Common Stock are issuable pursuant to Company Stock Plans, which include: 723,628 shares of Company Common Stock issuable in respect of Company RSUs, 150,000 shares of Company Common Stock issuable in respect of Company MSUs (assuming the maximum level of achievement in accordance with the terms of the applicable award agreements), 47,454 shares of Company Common Stock subject to Company Phantom Stock Units (including 47,454 shares of Company Common Stock covered by Company Phantom Stock Units that are cash-settled) and 1,333,746 shares of Company Common Stock reserved for the grant of additional awards under Company Stock Plans, (iv) (x) 481,250 Company Warrants were issued and outstanding, with an exercise price of $91.90 and (y) 481,250 shares of Company Common Stock were reserved for issuance pursuant to the Company Warrants and (v) no shares of Company Preferred Stock are issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable and are not subject to any preemptive right, and all shares of Company Common Stock that may be issued pursuant to the exercise, settlement or vesting of Company RSUs and Company MSUs will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive right. Except as described in clause (iii) of this Section 2.4(a), there are no phantom equity interests or other contractual rights that are settleable in capital stock of the Company and there are no outstanding stock appreciation rights with respect to the capital stock of the Company. Other than Company Common Stock and Company Preferred Stock, there are no other authorized classes of capital stock of the Company. None of the Company’s Subsidiaries (the “Company Subsidiaries”) own any capital stock of the Company.

(b) There are no voting trusts or other agreements or understandings to which the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective executive officers or directors is a party with respect to the voting of Company Common Stock or the capital stock or other equity interests of any of the Company Subsidiaries.

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(c) Other than the Company Long-Term Incentive Awards, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of the Company Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or commitment, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in any of the Company Subsidiaries. At the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which the Company or any of the Company Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of the Company Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or any other such securities or agreements.

(d) Section 2.4(d) of the Company Disclosure Letter (i) lists each of the Company Subsidiaries and their respective jurisdictions of organization and (ii) designates which of the Company Subsidiaries are “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC. All of the outstanding shares of capital stock or other ownership interests of the Company Subsidiaries that are direct or indirect wholly owned Company Subsidiaries (A) have been validly issued and are fully paid (in the case of an interest in a limited partnership or a limited liability company, to the extent required under the applicable organizational documents of such Person) and nonassessable (if such entity is a corporate entity) and (B) are owned by the Company, by one or more of the Company Subsidiaries or by the Company and one or more of the Company Subsidiaries, in each case free and clear of all Encumbrances.

(e) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Company or any of the Company Subsidiaries may vote.

Section 2.5 Governmental Filings; No Violations.

(a) Other than the filings, notices, expirations or terminations of waiting periods or approvals required by (i) Section 1.1, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder (the “Exchange Act”) and (iv) the New York Stock Exchange (the “NYSE”) or Nasdaq rules and regulations, no consent, approval, Order, license, Permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement, the performance by the Company of its obligations under this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of the Company Organizational Documents, (ii) subject to the filings, notices, waiting periods or approvals contemplated by Section 2.5(a) and obtaining the Company Stockholder Approval, violate or conflict with any Laws or any Order applicable to the Company or any of the Company Subsidiaries or any of their respective assets or properties, (iii) except as described in Section 2.5(b) of the Company Disclosure Letter and subject to obtaining the third-party consents and approvals set forth in Section 2.5(b) of the Company Disclosure Letter, assuming the termination of the Company Credit Agreement prior to or at the Closing, violate, conflict with, or result in a breach of any provision of, or constitute a default

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under, or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the assets of the Company or any of the Company Subsidiaries pursuant to any provisions of any mortgage, indenture, deed of trust, Permit, concession, lease, instrument, obligation or other Contract of any kind to which the Company or any of the Company Subsidiaries is now a party or by which it or any of its assets may be bound, or (iv) result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of the Company Subsidiaries (including Parent and any of Parent’s Subsidiaries (the “Parent Subsidiaries”) following the Merger) except, in the case of the foregoing clauses (ii), (iii) and (iv) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Encumbrance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.6 SEC Filings; Financial Statements.

(a) All forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), excluding the Joint Proxy Statement, required to have been filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) by the Company or any of the Company Subsidiaries since January 1, 2022 (the “Company SEC Documents”) have been timely filed or furnished, as the case may be. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act (as the case may be), the NYSE and the requirements of Sarbanes-Oxley Act of 2002 (“SOX”) and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. For purposes of this Agreement, “Company Balance Sheet” means that audited consolidated balance sheet (and notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2022 (the “Company Balance Sheet Date”) set forth in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2023.

(c) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and

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expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and the audit committee of the Company Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2022, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d) Since the Company Balance Sheet Date, neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices.

(e) Section 2.6(e) of the Company Disclosure Letter contains a complete and accurate list of all Derivative Products entered into by the Company or any of the Company Subsidiaries or for the account of any of its customers as of the date of this Agreement. All such Derivative Products were, and any Derivative Product entered into after the date of this Agreement will be, entered into in accordance in all material respects with applicable Laws, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and the Company Subsidiaries (collectively, the “Company Risk Policies”), and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Product. Section 2.6(e) of the Company Disclosure Letter identifies any such counterparty as to which, to the Knowledge of the Company, the Company or any of the Company Subsidiaries has any reasonable concerns regarding financial responsibility with respect to any such Derivative Product. The Company and each of the Company Subsidiaries have, and will have, duly performed in all material respects all of their respective obligations under the Derivative Product to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are and will be no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder. Since the Company Balance Sheet Date, there have been no material violations of the Company Risk Policies.

(f) There are no outstanding loans or other extensions of credit made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b 7 under the Exchange Act) or director of the Company.

Section 2.7 Absence of Changes. Since the Company Balance Sheet Date and through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.8 Absence of Undisclosed Liabilities. Since the Company Balance Sheet Date, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents, (b) liabilities that have been

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incurred by the Company or any of the Company Subsidiaries since the Company Balance Sheet Date in the ordinary course of business, (c) liabilities incurred in connection with the transactions contemplated by this Agreement and (d) liabilities which have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries, in the Company’s consolidated financial statements or the Company SEC Documents.

Section 2.9 Compliance with Laws; Regulation.

(a) Each of the Company and the Company Subsidiaries and, with respect to any Oil and Gas Properties of the Company and the Company Subsidiaries that are operated by third parties, to the Knowledge of the Company, such third parties, is and, since December 31, 2020, has been conducting the businesses and operations of the Company and the Company Subsidiaries in compliance with all applicable Laws, except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2020, neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries is in possession of all Permits (other than Permits required under Environmental Laws, which are covered solely by Section 2.13) necessary for them to own, lease and (if applicable) operate their respective properties or otherwise to carry on their respective businesses as they are now being conducted (the “Company Permits”), and all such Company Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by the Company of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension, revocation, termination, non-renewal, cancellation or modification of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the Company Permits, except failures so to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) (i) Each of the Company and the Company Subsidiaries and, to the Knowledge of the Company, its and their respective directors and officers, is in compliance in all material respects with the provisions of SOX and the related rules and regulations promulgated thereunder or under the Exchange Act and (ii) the Company is in compliance in all material respects with the listing and corporate governance rules and regulations of the NYSE, in each case in the foregoing clauses (i) and (ii) as such provisions, rules and regulations are applicable to such Person.

Section 2.10 Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K under the Exchange Act have been so filed as of the date hereof, and no such Contract has been amended or modified (or further amended or modified, as applicable) since the date such Contract or amendment was filed.

(b) Other than the Contracts set forth in Section 2.10(a) above which were filed in an unredacted form, Section 2.10(b) of the Company Disclosure Letter sets forth a correct and complete list, and the Company has

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made available to Parent correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto), of each of the following Contracts to which the Company or any of the Company Subsidiaries is a party or bound as of the date hereof:

(i) each Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of the Company or any of its Affiliates (including Parent and the Parent Subsidiaries following the Closing) to (A) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (B) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties;

(ii) each Contract that creates, evidences, provides commitments in respect of, secures or guarantees (A) Indebtedness for borrowed money in any amount in excess of $10,000,000 or (B) other Indebtedness of the Company or any of the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000, other than agreements solely between or among the Company and the wholly owned Company Subsidiaries;

(iii) each Contract for lease of personal property or real property (excluding Oil and Gas Leases entered into in the ordinary course of business consistent with past practice) involving annual payments in excess of $12,500,000 or aggregate payments in excess of $25,000,000 that are not terminable without penalty or other liability to the Company or any of the Company Subsidiaries (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty (60) days;

(iv) each Contract involving the pending acquisition, swap, exchange, sale or other disposition of (or option to purchase, acquire, swap, exchange, sell or dispose of) any Oil and Gas Properties of the Company and the Company Subsidiaries for which the aggregate consideration (or the fair market value of such consideration, if non-cash) payable to or from the Company or any Company Subsidiary exceeds $10,000,000, other than Contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business consistent with past practice;

(v) each Contract for any Derivative Product;

(vi) each material partnership, stockholder, joint venture, limited liability company agreement or other joint ownership agreement, other than with respect to arrangements exclusively among the Company and/or its wholly owned Subsidiaries and other than any customary joint operating agreements or unit agreements affecting the Oil and Gas Properties of the Company or any of the Company Subsidiaries;

(vii) each joint development agreement, exploration agreement, participation, farmout, farm-in or program agreement or similar Contract requiring the Company or any of the Company Subsidiaries to make annual expenditures in excess of $12,500,000 or aggregate payments in excess of $25,000,000 (in each case, net to the interest of the Company and the Company Subsidiaries) following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases entered into in the ordinary course of business consistent with past practice;

(viii) each agreement that contains any exclusivity, “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, to which the Company or any of the Company Subsidiaries or any of their respective Affiliates is subject, and, in each case, is material to the business of the Company and the Company Subsidiaries, taken as a whole, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of the Company Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements or unit agreements affecting the business or the Oil and Gas Properties of the Company or any of the Company Subsidiaries entered into in the ordinary course of business consistent with past practice;

(ix) any acquisition or divestiture Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than (A) asset retirement obligations or plugging and abandonment obligations set forth in the Company Reserve Report or (B) customary

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indemnity obligations with respect to the post-closing ownership and operation of acquired assets), that would reasonably be expected to result in (1) earn out payments, contingent payments or other similar obligations to a third party (but excluding indemnity payments) in any year in excess of $12,500,000 or (2) earn out payments, contingent payments or other similar obligations to a third party, including indemnity payments, in excess of $25,000,000 in the aggregate after the date hereof;

(x) any Contract that creates future payment obligations (including settlement agreements or Contracts that require any capital contributions to, or investments in, any Person) of the Company or any of the Company Subsidiaries, in each case, involving annual payments in excess of $12,500,000 or aggregate payments in excess of $25,000,000 (excluding, for the avoidance of doubt, (A) Oil and Gas Leases and (B) customary joint operating agreements or unit agreements in effect as of the date of this Agreement affecting the Oil and Gas Properties of the Company or any of the Company Subsidiaries, in each case, entered into in the ordinary course of business consistent with past practice and that are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole), or creates or would create an Encumbrance on any material asset or property of the Company or any of the Company Subsidiaries (other than Permitted Encumbrances);

(xi) any Contract that (A) provides for midstream services to, or the sale by, the Company or any of the Company Subsidiaries of Hydrocarbons (1) in excess of 15,000 gross barrels of oil equivalent of Hydrocarbons per day (calculated on a per day yearly average basis) or (2) for a term greater than or equal to ten (10) years and (B) has a remaining term of greater than ninety (90) days and does not allow the Company or the Company Subsidiaries to terminate it without penalty to the Company or the Company Subsidiaries within ninety (90) days;

(xii) any Contract that provides for a “take-or-pay” clause or any similar prepayment obligation, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, or similar arrangements that otherwise guarantee or commit volumes of Hydrocarbons from the Company or any Company Subsidiary’s Oil and Gas Properties, which in each case, would reasonably be expected to involve payments (including penalty or deficiency payments) in excess of $10,000,000 during the twelve (12)-month period following the date of this Agreement or aggregate penalty or deficiency payments in excess of $20,000,000 during the two (2)-year period following the date of this Agreement;

(xiii) any Labor Agreement;

(xiv) any Contract (other than Oil and Gas Leases entered into in the ordinary course of business consistent with past practice) pursuant to which the Company or any of the Company Subsidiaries has paid amounts associated with any Production Burden in excess of $12,500,000 during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it and the Company Subsidiaries will make payments associated with any Production Burden in any of the next three (3) succeeding fiscal years that could, based on current projections, exceed $12,500,000 annually or $25,000,000 in the aggregate;

(xv) any Contract that is between the Company or any of the Company Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns five percent (5%) or more of the shares of the Company’s capital stock (or any affiliates of any such Person) on the other hand involving aggregate annual payments in excess of $120,000;

(xvi) each Contract or Company Organizational Document that would, on or after the Closing Date, prohibit or restrict the ability of the Surviving Corporation or any of its Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to the Surviving Corporation or any of its Subsidiaries, make loans or advances or transfer any of its properties or assets;

(xvii) each Contract under which the Company or any of the Company Subsidiaries (A) grants any right, license, or covenant not to sue with respect to any material Intellectual Property (other than

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non-exclusive licenses granted to customers or vendors in the ordinary course of business) or (B) obtains any right, license, or covenant not to be sued with respect to any material Intellectual Property owned by any third party (other than licenses for commercial off-the-shelf software which are generally available on non-discriminatory pricing terms); or

(xviii) each Contract that is the subject of any Legal Proceeding individually that is reasonably expected to result in payments by the Company or any Company Subsidiary in excess of $2,000,000 and under which there are outstanding material obligations (including settlement agreements) of the Company or any Company Subsidiary.

(c) The Contracts described in the foregoing Section 2.10(a) and Section 2.10(b), together with all exhibits and schedules to such Contracts, as amended through the date hereof or as hereafter amended in accordance with Section 4.1 hereof, are referred to herein as “Company Material Contracts”.

(d) Each Company Material Contract is valid and binding on the Company or the Company Subsidiary party thereto, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term or (ii) such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case subject to Enforceability Exceptions.

(e) Neither the Company nor any of the Company Subsidiaries is in breach of, or default under the terms of, and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of, or default under the terms of, any Company Material Contract, nor is any event of default (or similar term) continuing under any Company Material Contract, and, to the Knowledge of the Company, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under any Company Material Contract, in each case where such breach, default or event of default (or similar term) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.11 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(i) all Tax Returns required to be filed by the Company or any of the Company Subsidiaries have been timely filed (taking into account any valid extension of time within which to file), and all such Tax Returns are true, correct and complete in all respects;

(ii) the Company and each of the Company Subsidiaries have timely paid or withheld all Taxes required to be paid or withheld by it;

(iii) no deficiency for Taxes has been proposed, assessed or asserted in writing against the Company or any of the Company Subsidiaries that has not been settled, paid or withdrawn;

(iv) the Company Balance Sheet reflects an adequate reserve in accordance with GAAP for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods (and portions thereof) through the Company Balance Sheet Date;

(v) none of the Company Subsidiaries (A) has been a member of an affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group of which the Company is or was the common parent) or (B) has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) arising under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor;

(vi) no Taxes of the Company or any of the Company Subsidiaries are currently being contested and there are no audits or administrative or judicial proceedings pending or proposed in writing against the Company or any of the Company Subsidiaries in respect of Taxes;

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(vii) with respect to any taxable periods open for audit as of the date hereof, neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(viii) there are no Encumbrances for Taxes on any of the assets of the Company or any of the Company Subsidiaries other than Permitted Encumbrances;

(ix) neither the Company nor any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger;

(x) neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4; and

(xi) neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation, Tax sharing, Tax indemnity or similar arrangement (other than any (x) commercial agreements providing for the reallocation or payment of real property Taxes attributable to real property leased or occupied by the Company or any of the Company Subsidiaries, (y) commercial agreements providing for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold by the Company or any of the Company Subsidiaries in the ordinary course of business and (z) credit or other commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to Taxes).

(b) After reasonable diligence, neither the Company nor any of the Company Subsidiaries are aware of the existence of any fact, or have taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 2.12 Employee and Labor Matters; Benefit Plans.

(a) Section 2.12(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Benefit Plan” means each: (i) employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) employee welfare benefit plan (as defined in Section 3(1) of ERISA), (iii) other pension, bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement or retiree plan, program or other retiree coverage or arrangement, fringe benefit and other benefit plan, program, Contract, arrangement or policy, and (iv) employment, executive compensation, change in control or severance plan, program, Contract, arrangement or policy, in each case, that is sponsored or maintained by the Company or any of the Company Subsidiaries or any other Entity (whether or not incorporated) which is treated as a single employer together with the Company or any of the Company Subsidiaries within the meaning of Section 4001(b) of ERISA (each, a “Company ERISA Affiliate”) for the benefit of, or relating to, any former or current employee, officer or director of the Company or any of the Company Subsidiaries or as to which the Company or any Company ERISA Affiliate has any material liability. The Company has made available to Parent, true and complete copies of (A) the current plan document for each written material Company Benefit Plan, including all amendments thereto, and any related trust agreement currently in effect, (B) the most recent annual report on Form 5500 series, with accompanying schedules and attachments (including accountants’ opinions, if applicable), filed with respect to each Company Benefit Plan required to make such a filing, (C) the most recent actuarial valuation for each Company Benefit Plan for which such a valuation was prepared and (D) the most recent favorable determination letter issued for each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code.

(b) None of the Company Benefit Plans promises or provides post-termination or retiree medical or life insurance benefits to any former or current employee of the Company or any of the Company Subsidiaries (other

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than continuation coverage to the extent required by Law, whether pursuant to Section 4980B of the Code or other state Law). None of the Company Benefit Plans are, or within the past six plan years have been, subject to Section 302 of Title IV of ERISA or Section 412 or 430 of the Code, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code), a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a cash balance pension plan or other hybrid plan that is an “applicable defined benefit plan” as defined in Section 203(f)(3) of ERISA. All of the Company Benefit Plans have been established, operated, funded and maintained in all material respects in compliance with their terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan subject to Section 409A of the Code has been maintained in compliance with such provision in all material respects. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter or may rely on an opinion letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code and to the Knowledge of the Company, nothing has occurred since the issuance of such letter that would reasonably be expected to adversely affect the qualified status of such plan. No material liability under Title IV of ERISA or Section 412 of the Code has been incurred by the Company or any of the Company Subsidiaries (including on account of any Company ERISA Affiliate) that has not been satisfied in full when due, and no condition exists that is reasonably expected to result in the incurrence by the Company or any of the Company Subsidiaries (including on account of any Company ERISA Affiliate) of a liability under Title IV of ERISA (other than for the timely payment of Pension Benefit Guaranty Corporation insurance premiums). No Company Benefit Plan that is subject to Section 412 of the Code or Section 302 of ERISA has incurred a “funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. All material contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made. There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any of the Company Benefit Plans or otherwise relating to any Company Benefit Plan (other than routine claims for benefits).

(c) The consummation of the transactions contemplated by this Agreement will not (either solely as a result thereof or as a result of such transactions in conjunction with another event) (i) cause or result in an increase in the amount of compensation or benefits due to, or acceleration in the timing of vesting or payment of any benefits or compensation payable in respect of, any employee, officer or director of the Company or any of the Company Subsidiaries, (ii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Benefit Plan, or (iii) limit or restrict the right of the Company or any of the Company Subsidiaries or, after the Closing, Parent, to merge, amend, or terminate any Company Benefit Plan.

(d) No Company Benefit Plan provides for payments or benefits in connection with the transactions contemplated by this Agreement that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount that would result in a loss of tax deductions pursuant to Section 280G of the Code.

(e) Neither the Company nor any of the Company Subsidiaries is party to or bound by any collective bargaining agreements and other labor-related agreements or arrangements with any union or other labor organization (collectively, “Labor Agreements”), and none are currently being negotiated. Neither the Company nor any of the Company Subsidiaries has any unions, employee representative bodies or other labor organizations which, to the Knowledge of the Company, represent any employees of the Company or any of the Company Subsidiaries with respect to their employment with the Company or any of the Company Subsidiaries.

(f) There is not now in existence, nor has there been since one (1) year prior to the date of this Agreement, any pending or, to the Knowledge of the Company, written threat of any: (i) strike, slowdown, stoppage, picketing or lockout against or affecting the Company or any of the Company Subsidiaries; or (ii) labor-related demand for representation. There is not now in existence any pending or, to the Knowledge of the Company, threatened Legal Proceeding alleging or involving any violation of any employment-related, labor-related or benefits-related Law against the Company, any of the Company Subsidiaries or any Company Benefit Plan; in each case except for such Legal Proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(g) To the Knowledge of the Company, no current or former employee of the Company or any of the Company Subsidiaries at the level of Senior Vice President or above is in violation in any material respect, of any term or provision of any employment contract, Labor Agreement, confidentiality or other proprietary information disclosure contract arising out of or relating to such Person’s current or former employment or engagement by the Company or any of the Company Subsidiaries.

(h) To the Knowledge of the Company, none of the Company’s or the Company Subsidiaries’ employment, labor, benefits or other policies or practices applicable to any current or former employee of the Company or any of the Company Subsidiaries are currently being audited or investigated by any Governmental Entity.

(i) In the last five (5) years, none of the Company or any of the Company Subsidiaries has entered into a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company Subsidiaries that involves allegations relating to sexual harassment by an officer or employee of the Company or any of the Company Subsidiaries at the level of Senior Vice President or above. To the Knowledge of the Company, in the last five (5) years, no allegations of sexual harassment have been made against any officer or employee of the Company or any of the Company Subsidiaries at a level of Senior Vice President or above.

(j) To the Knowledge of the Company, each individual who is currently providing services to the Company or any of the Company Subsidiaries, or who previously provided services to the Company or any of the Company Subsidiaries in the last three (3) years, as an individual independent contractor or consultant is or was properly classified and properly treated as such by the Company or the Company Subsidiaries.

(k) The Company and the Company Subsidiaries have not implemented any “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act, as amended, since January 1, 2021, through the date hereof. To the Knowledge of the Company, the Company and the Company Subsidiaries have no plans to engage in any such mass layoff or plant closing, whether temporary or permanent, within the next six (6) months. The Company and the Company Subsidiaries, taken as a whole, have sufficient employees to operate the Company’s business as currently conducted and consistent with past practice.

Section 2.13 Environmental Matters.

(a) Since December 31, 2020, each of the Company and the Company Subsidiaries has been, and currently is, in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiaries of all Permits required under applicable Environmental Laws for the operation of its business as currently conducted), except where failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2020, the Company and the Company Subsidiaries have not received any written notice from a Governmental Entity or any other Person alleging that the Company and the Company Subsidiaries are not in such compliance, except for matters that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There has been no Release of any Hazardous Materials by the Company or any of the Company Subsidiaries in violation of Environmental Law in a manner that has given or would reasonably be expected to give rise to liability of the Company or any of the Company Subsidiaries under Environmental Law which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There is no Environmental Claim pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The consummation of the transactions contemplated hereby requires no filings or notifications to be made or actions to be taken pursuant to any financial assurance, bond, letter of credit, or similar instrument required for the operations of the Company or its Subsidiaries under any Environmental Law or Permits required under Environmental Law, except where failure to complete or conduct any such filings, notifications or actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 2.14 Reserve Reports. The factual, non-interpretive data relating to the Oil and Gas Properties of the Company and the Company Subsidiaries on which the report of DeGolyer and MacNaughton (“D&M”) regarding its independent audit, as of December 31, 2022, of certain of the proved Hydrocarbon reserves of the Company and the Company Subsidiaries referred to in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Company Reserve Report”) was based was complete and accurate at the time such data was provided to D&M for use in the Company Reserve Report, except for any incompleteness or inaccuracy that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no material errors in the assumptions and estimates used by D&M in connection with the preparation of the Company Reserve Report. The proved Hydrocarbon reserve estimates of the Company and the Company Subsidiaries set forth in the Company Reserve Report fairly reflect, in all material respects, the proved Hydrocarbon reserves of the Company and the Company Subsidiaries at the dates indicated therein and are in accordance with the rules promulgated by the SEC, as applied on a consistent basis throughout the periods reflected therein. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The estimates of proved Hydrocarbon reserves provided to D&M in connection with the preparation of the Company Reserve Report complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC.

Section 2.15 Legal Proceedings; Orders. There is no pending Legal Proceeding (other than as may arise under Antitrust Laws after the date hereof with respect to the transactions contemplated by this Agreement) and, within the past twelve (12) months, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding, against the Company or any of the Company Subsidiaries or any of the assets owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order to which the Company or any of the Company Subsidiaries, or any of the assets owned or used by any of them, is subject which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.16 Title to Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for any property (i) sold or otherwise disposed of in the ordinary course of business since the date of the Company Reserve Report relating to the interests of the Company and the Company Subsidiaries referred to therein or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of, the Company and the Company Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and as attributable to interests owned by the Company and the Company Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of the Company Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing), beneficially or of record, to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (A) entitles the Company (or one or more of the Company Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share reflected in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (B) obligates the Company (or one or more of the Company Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest reflected in the Company Reserve Report for such Oil and Gas Properties (other than any increases that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except to the extent that enforceability thereof may be limited by Enforceability Exceptions, each Oil and Gas Lease of the Company or any of the Company Subsidiaries (i) constitutes the valid

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and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect and (iii) immediately after the Effective Time will continue to constitute a valid and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, each of the other parties thereto, in accordance with its terms. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries (to the extent it is a party thereto or bound thereby) and, to the Knowledge of the Company, each other party thereto, has performed in all respects all obligations required to be performed by it under each Oil and Gas Lease of the Company or any of the Company Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is not, to the Knowledge of the Company, under any Oil and Gas Lease of the Company or any of the Company Subsidiaries, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or modification, in each case, except such defaults, other events, notices or modifications as to which requisite waivers or consents have been obtained, and (ii) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has received any notice of any violation or breach of, default under or intention to cancel, terminate, modify or not renew any Oil and Gas Lease of the Company or any of the Company Subsidiaries.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and with respect to clauses (i) and (ii) below, except with respect to any of the Oil and Gas Properties of the Company or any of the Company Subsidiaries, (i) the Company and the Company Subsidiaries have good, valid and defensible title to all real property owned by the Company or any of the Company Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of the Company Subsidiaries (collectively, including the improvements thereon, the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, (ii) each Contract under which the Company or any of the Company Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant with respect to Company Leased Real Property (each, a “Company Real Property Lease”), to the Knowledge of the Company, is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Enforceability Exceptions, and neither the Company nor any of the Company Subsidiaries, or to the Knowledge of the Company, any other party thereto, has received written notice of any default under any Company Real Property Lease and (iii) there does not exist any pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Oil and Gas Properties of the Company or any of the Company Subsidiaries, Company Owned Real Property or Company Leased Real Property.

(d) There are no leases, subleases, licenses, rights or other agreements burdening or affecting any portion of the Company Real Property that would reasonably be expected, individually or in the aggregate, to materially adversely affect the existing use or value of such Company Real Property by the Company and the Company Subsidiaries in the operation of their respective businesses thereon. Except for such arrangements solely between or among the Company and the wholly-owned Company Subsidiaries, there are no outstanding options or rights of first refusal or first offer in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially adversely affect the existing use of the Company Owned Real Property by the Company and the Company Subsidiaries in the operation of their respective businesses thereon. Neither the Company nor any of the Company Subsidiaries is currently leasing, subleasing, licensing or otherwise granting any Person the right to use or occupy all or any portion of any Company Real Property that would reasonably be expected to materially adversely affect the existing use or value of such Company Real Property by the Company and the Company Subsidiaries in the operation of their respective businesses thereon. The Company Real Property constitutes all of the real estate (other than, for the avoidance of doubt, Oil and Gas Properties) used in and necessary for the operation of the respective businesses of the Company and the Company Subsidiaries.

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(e) Except (i) for amounts being held in suspense (by the Company, any of the Company Subsidiaries, any third-party operator thereof or any other Person) in accordance with applicable Law, as reported in the Company SEC Documents or as a result of the ongoing preparation and approval of division order title opinions for recently drilled Wells or (ii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and the Company Subsidiaries are being received by such selling Persons in a timely manner. Neither the Company nor any of the Company Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases of the Company or any of the Company Subsidiaries) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and to the Knowledge of the Company, all Hydrocarbon Wells and all water, CO2 or injection Wells located on the Oil and Gas Leases of the Company or any of the Company Subsidiaries have been drilled, completed and operated, as applicable, within the limits permitted by the applicable Contracts and applicable Law and all drilling and completion (and plugging and abandonment, including plugging and abandonment of permanently plugged wells located on the Oil and Gas Leases of the Company or any of the Company Subsidiaries) of the Hydrocarbon Wells and such other Wells and all related development, production and other operations have been conducted in compliance with all applicable Law.

(g) No Oil and Gas Properties of the Company or any of the Company Subsidiaries is subject to any preferential purchase, consent, tag-along or similar right or obligation that would become operative or be required by the Company or any of its Affiliates as a result of the transactions contemplated by this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) As of the date of this Agreement, and except as provided for in the Company Budget, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any Contracts which are binding on the Company, the Company Subsidiaries or any of their respective Oil and Gas Properties and which the Company reasonably anticipates will individually require expenditures by the Company or any of the Company Subsidiaries in excess of $25,000,000 (net to the interest of the Company and the Company Subsidiaries).

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there are no Wells that constitute a part of the Oil and Gas Properties of the Company or any of the Company Subsidiaries in respect of which the Company or any of the Company Subsidiaries has received a notice, claim, demand or Order notifying, claiming, demanding or requiring that such Wells be temporarily or permanently plugged and abandoned.

(j) All Oil and Gas Properties operated by the Company and its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices, and the Company and its Subsidiaries have used all commercially reasonable efforts (i) to maintain all Oil and Gas Leases and Oil and Gas Properties for current and future operations and (ii) to meet any and all drilling obligations provided for in any and all agreements and contracts covering the Oil and Gas Leases and Oil and Gas Properties, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.17 Intellectual Property; IT and Privacy.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and the Company Subsidiaries solely and exclusively own all of the Company IP, and, to the Knowledge of the Company, hold their rights in the Licensed IP, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances), (ii) all registrations, issuances, and applications for registration or issuance of material Company IP comprising trademarks, patents, copyrights, and

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domain names are subsisting and valid and, to the Knowledge of the Company, are enforceable, (iii) each of the Company and the Company Subsidiaries owns or has a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances), all Intellectual Property used or held for use in, or necessary to conduct, the business of the Company and the Company Subsidiaries as currently conducted; (iv) to the Knowledge of the Company, the conduct of the business of the Company and each of the Company Subsidiaries, since December 31, 2020, has not infringed upon, misappropriated or otherwise violated, and is not infringing upon, misappropriating or otherwise violating any Intellectual Property of any other Person; (v) to the Knowledge of the Company, since December 31, 2020, no Person has challenged, infringed, misappropriated, or otherwise violated any Company IP or any rights of the Company or any Company Subsidiary in any Licensed IP; (vi) neither the Company nor Company Subsidiary is subject to any Legal Proceeding, nor, to the Knowledge of the Company, is any Legal Proceeding threatened against the Company or any Company Subsidiary, with respect to any Intellectual Property owned, used, or held for use by the Company or any Company Subsidiary or alleging that any services provided, processes used, or products manufactured, used, imported, offered for sale, or sold by the Company or any Company Subsidiary infringes, misappropriates, or otherwise violates any Intellectual Property rights of any Person, (vii) the Company and the Company Subsidiaries have taken commercially reasonable actions to maintain, enforce, and protect all Company IP and none of the Company IP has been adjudged invalid or unenforceable in whole or in part, and (viii) each of the Company and the Company Subsidiaries takes and has taken actions to protect the proprietary rights in trade secrets included in its Intellectual Property and the trade secrets of other Persons possessed by the Company and the Company Subsidiaries, and, since December 31, 2020, there has been no unauthorized loss of trade secret rights in any such trade secrets due to acts or omissions by the Company or any of the Company Subsidiaries. As used herein, “Company IP” means any and all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary; and “Licensed IP” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to the Company or any Company Subsidiary.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2020: (i) there has been no failure in, or disruptions of, its Software or information technology (“IT”) assets (including, for clarity, with respect to any third-party providers of such Software and IT assets) and the IT assets operate and perform in a manner that permits the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted; (ii) each of the Company and the Company Subsidiaries has been and is in compliance with applicable Laws and its privacy policies and contractual obligations regarding data privacy and security; (iii) each of the Company and the Company Subsidiaries has adopted and maintains commercially reasonable measures designed to protect its IT assets, personal information and business information against reasonably anticipated threats, hazards and the unauthorized access, use or disclosure thereof; (iv) to the Knowledge of the Company, no Person has committed an unauthorized access, breach, modification, corruption, use or exfiltration, including any such access, breach, modification, corruption, use or exfiltration that requires disclosure to a Governmental Entity under applicable Law, with respect to any IT asset of or used for the Company or any of the Company Subsidiaries, or personal information or business information possessed or controlled by or on behalf of the Company or any of the Company Subsidiaries; and (v) since December 31, 2020, neither the Company nor any of the Company Subsidiaries have provided or been required to provide breach notices required by applicable data privacy and security Laws to, nor received written notice of any claims by, any Governmental Entity or other Person, in the case of such notices alleging noncompliance with, or a violation by the Company or any of the Company Subsidiaries of, any Laws directed to data privacy and security.

Section 2.18 Affiliate Transactions. Except for (a) Contracts filed or incorporated by reference as an exhibit to the Company SEC Documents and (b) the Company Benefit Plans, Section 2.18 of the Company Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, the Company or any of the Company Subsidiaries and, on the other hand, any (x) present executive officer or director of the Company or any of the Company Subsidiaries or any Person that has served as an executive officer or director of the Company or any of the Company Subsidiaries within the last three (3) years or any of such officer’s or director’s immediate family members, (y) record or

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beneficial owner of more than five percent (5%) of the Company Common Stock as of the date of this Agreement or (z) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries).

Section 2.19 Insurance. Section 2.19 of the Company Disclosure Letter sets forth (a) a list of the material insurance policies (including directors and officers liability insurance) covering the Company and the Company Subsidiaries as of the date hereof and (b) pending material claims under such policies as of the date of this Agreement. Except for failures to maintain insurance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, from December 31, 2020 through the date of this Agreement, each of the Company and the Company Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for the nature of the property so insured and for companies in the United States conducting the business conducted by the Company and the Company Subsidiaries during such time period. Neither the Company nor any of the Company Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of the Company Subsidiaries.

Section 2.20 Information to be Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to Company Stockholders, or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or to be supplied by Parent or Merger Sub that is included or incorporated by reference in the foregoing documents.

Section 2.21 Regulatory Proceedings.

(a) The Company is not a “holding company,” a “subsidiary company” of a “holding company,” an affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005.

(b) Except for certain facilities that are described in Section 2.21(b) of the Company Disclosure Letter, the Company and the Company Subsidiaries (i) are not engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, and do not use any of their properties or related facilities in a manner that subjects them, any third party operator of the properties or related facilities or any future owner of the properties or related facilities to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to the blanket certificate described below), (ii) do not hold any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions, (iii) are not regulated under the Natural Gas Policy Act of 1978, as amended, and (iv) are not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

(c) Except for certain facilities, as described on Section 2.21(c) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries owns, controls, or has under development any (i) refining capacity or (ii) oil or gas transportation infrastructure (other than gathering facilities).

(d) The Company is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

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Section 2.22 Takeover Statutes. The approval by the Company Board referred to in Section 2.2(b) constitutes the approval of this Agreement and the transactions contemplated hereby, including the Merger, for purposes of the DGCL and represents the only action necessary to ensure that any “business combination” (as defined in Section 203 of the DGCL) or other applicable provision of the DGCL does not and will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. To the Knowledge of the Company, no other Takeover Laws or any anti-takeover provision in the Company Organizational Documents are, or at the Effective Time will be, applicable to the Company, the Merger, this Agreement or any of the transactions contemplated hereby and thereby. There is no rights agreement, stockholder rights plan, tax preservation plan, net operating loss preservation plan, or “poison pill” antitakeover plan in effect to which the Company or any of Company Subsidiary is subject, party to, or otherwise bound.

Section 2.23 Financial Advisor. Except for Morgan Stanley & Co. LLC and RBC Capital Markets, LLC (the fees and expenses of which will be paid by the Company and are reflected in its engagement letter with the Company), neither the Company nor any of the Company Subsidiaries has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement.

Section 2.24 Opinion of Financial Advisor. The Company Board has received the opinion of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications, conditions and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to holders of Company Common Stock (other than Parent, Merger Sub and their respective affiliates). A written copy of such opinion will be delivered, on a non-reliance basis, promptly after the date hereof to Parent for informational purposes only.

Section 2.25 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, since December 31, 2020, (i) none of the Company, any of the Company Subsidiaries, nor, to the Knowledge of the Company, any Company or Company Subsidiary director, officer, employee, representative, agent or any other Person acting on behalf of the Company or any of the Company Subsidiaries, has violated any applicable Anti-Corruption Law, Economic Sanctions/Trade Laws or Money-Laundering Laws; and (ii) none of the Company, any of the Company Subsidiaries nor, to the Knowledge of the Company, any Company or Company Subsidiary director, officer, employee, representative, agent or any other Person acting on behalf of the Company or any of the Company Subsidiaries, has offered, paid, given, promised or authorized the payment of, anything of value (including money, checks, wire transfers, tangible and intangible gifts, favors, services or entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any Person otherwise acting in an official capacity for or on behalf of a Governmental Entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development) (any such Person, a “Government Official”) (A) for the purpose of unlawfully (1) influencing any act or decision of a Government Official or any other Person in his or her official capacity, (2) inducing a Government Official or any other Person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other Person to influence or affect any act or decision of any Governmental Entity or (5) assisting the Company, any of the Company Subsidiaries, or any Company or Company Subsidiary director, officer, employee, agent, representative or any other Person acting on behalf of Company or any of the Company Subsidiaries, in obtaining or retaining business or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage, in each case in violation of any applicable Anti-Corruption Law.

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(b) None of the Company or any of the Company Subsidiaries, or any director or officer, or, to the Company’s Knowledge, any Affiliate or representative of the Company or any Company Subsidiary, is a Person that is, or is owned or controlled by Persons that are (i) Sanctions Targets or (ii) located, organized, or resident in a country or region that are Sanction Targets.

(c) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, since December 31, 2020, the Company and the Company Subsidiaries have implemented and have at all times maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter violations of Anti-Corruption Laws.

Section 2.26 No Additional Representations. Except for those representations and warranties expressly set forth in this Article II and except as otherwise expressly set forth in this Agreement, neither the Company nor any of the Company Subsidiaries or other Person acting on behalf of the Company makes any representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement. Neither the Company nor any of the Company Subsidiaries has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to the public, Parent, Merger Sub or their Affiliates of future revenues, future production, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Company Subsidiaries or the future business and operations of the Company and the Company Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as disclosed in (a) the Parent SEC Documents furnished to or filed with the SEC after January 1, 2023 and available on EDGAR at least twenty-four (24) hours prior to the date hereof (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature (other than any historical factual information contained within such sections or statements)), where it is reasonably apparent on its face that such disclosure is applicable to the representation; or (b) the disclosure letter delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent on its face), each of the Parent Parties represents and warrants to the Company as follows:

Section 3.1 Due Organization; Subsidiaries.

(a) Parent is duly organized, validly existing and in good standing under the Laws of the State of Delaware and Parent has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Parent is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of the Parent Subsidiaries is a legal Entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Parent Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the

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aggregate, a Parent Material Adverse Effect. Each of the Parent Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other legal Entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent has delivered or made available to the Company accurate and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of Parent (collectively, the “Parent Organizational Documents”). Parent is not in material breach of the Parent Organizational Documents.

Section 3.2 Authority; Binding Nature of Agreement.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform their respective obligations under this Agreement and, subject to the receipt of Parent Stockholder Approval and the Parent Consent, to consummate the Merger and the other transactions contemplated hereby, including the Stock Issuance. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, including the Stock Issuance, have been duly authorized by all necessary corporate action on the part of the Parent Parties (other than the receipt of Parent Consent, which will be obtained immediately following the execution of this Agreement, and with respect to the Stock Issuance, the receipt of Parent Stockholder Approval).

(b) The Parent Board has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of, and are advisable to, Parent and the Parent Stockholders, (ii) approved and declared advisable this Agreement, the Stock Issuance and the other transactions contemplated by this Agreement and (iii) resolved to make the Parent Recommendation. Except in connection with a Parent Adverse Recommendation Change in accordance with Section 5.4, such resolutions of the Parent Board have not been rescinded, modified or withdrawn in any way.

(c) This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to Enforceability Exceptions.

Section 3.3 Vote Required. The affirmative vote of the holders of a majority of votes cast at a meeting at which a majority of the outstanding shares of Parent Common Stock are present is the only vote of the holders of any class or series of capital stock of Parent necessary to authorize the Stock Issuance under the rules and regulations of Nasdaq (such proposal, the “Parent Proposal”, and the approval contemplated thereby, the “Parent Stockholder Approval”).

Section 3.4 Capitalization.

(a) The authorized capital stock of Parent consists of 860,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, without par value (the “Parent Preferred Stock”). As of January 2, 2024, (i) 303,054,667 shares of Parent Common Stock were issued and outstanding, (ii) 117,541,234 shares of Parent Common Stock are held in Parent’s treasury or by any of the Parent Subsidiaries, (iii) 3,482,693 shares of Parent Common Stock are issuable pursuant to outstanding awards granted under the stock incentive plans of Parent (“Parent Stock Plans”), assuming the target level of achievement of any applicable performance goals in accordance with the terms of the applicable award agreements, and (iv) no shares of Parent Preferred Stock were issued, reserved for issuance or outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and nonassessable and are not subject to any preemptive right. Except as described in clause (iii) of this Section 3.4(a), as of January 2, 2024, there are no phantom equity interests or other contractual rights that are settleable in capital stock of Parent and there are no outstanding stock appreciation rights with respect to the capital stock of Parent. Other than Parent Common Stock and Parent Preferred Stock, there are no other authorized classes of capital stock of Parent.

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(b) The shares of Parent Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and not subject to any preemptive right.

(c) As of the date of this Agreement, there are no voting trusts or other agreements or understandings to which Parent, any of the Parent Subsidiaries or, to the Knowledge of Parent, any of their respective executive officers or directors is a party with respect to the voting of Parent Common Stock.

(d) As of the date of this Agreement, other than the equity awards granted or issuable under the Parent Stock Plans, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Parent or any of the Parent Subsidiaries is a party obligating Parent or any of the Parent Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Parent or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or commitment, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in any of the Parent Subsidiaries.

(e) As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of Parent may vote.

Section 3.5 Governmental Filings; No Violations.

(a) Other than the filings, notices, expirations or terminations of waiting periods or approvals required by (i) Section 1.1, (ii) the HSR Act, (iii) the filing with the SEC of the registration statement on Form S-4 by Parent in connection with the Stock Issuance pursuant to this Agreement (as amended or supplemented from time to time, the “Registration Statement”) and other filings required under federal or state securities laws and (iv) the NYSE and Nasdaq rules and regulations, no consent, approval, Order, license, Permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to Parent, any of the Parent Subsidiaries in connection with the execution and delivery of this Agreement, the performance by each of the Parent Parties of its obligations under this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Parent Parties does not, and the consummation of the Merger and the other transactions contemplated hereby will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of the Parent Organizational Documents, (ii) subject to the filings, notices, waiting periods or approvals contemplated by Section 3.5(a) and obtaining the Parent Stockholder Approval and Parent Consent, violate or conflict with any Laws or any Order applicable to Parent or any of the Parent Subsidiaries or any of their respective assets or properties, (iii) subject to obtaining the third-party consents and approvals set forth in Section 3.5(b) of the Parent Disclosure Letter, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the assets of Parent or any of the Parent Subsidiaries pursuant to any provisions of any mortgage, indenture, deed of trust, Permit, concession, lease, instrument, obligation or other Contract of any kind to which Parent or any of the Parent Subsidiaries is now a party or by which it or any of its assets may be bound, or (iv) result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of the Parent Subsidiaries, except in the case of the foregoing clauses (ii), (iii) and (iv) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Encumbrance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 3.6 SEC Filings; Financial Statements.

(a) All forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), excluding the Joint Proxy Statement, required to have been filed with or furnished to the SEC by Parent or any of the Parent Subsidiaries since January 1, 2022 (the “Parent SEC Documents”) have been timely filed or furnished, as the case may be. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. For purposes of this Agreement, “Parent Balance Sheet” means that audited consolidated balance sheet (and notes thereto) of Parent and its consolidated Subsidiaries as of December 31, 2022 (the “Parent Balance Sheet Date”) set forth in Parent’s Annual Report on Form 10-K filed with the SEC on February 23, 2023.

(c) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Parent’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and the audit committee of the Parent Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since January 1, 2022, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed.

(d) Since the Parent Balance Sheet Date, neither Parent nor any of the Parent Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of the Parent Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegation,

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assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of the Parent Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of the Parent Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.7 Absence of Changes. Since the Parent Balance Sheet Date and through the date of this Agreement, (a) Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.8 Absence of Undisclosed Liabilities. Since the Parent Balance Sheet Date, neither Parent nor any of the Parent Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in the Parent SEC Documents, (b) liabilities that have been incurred by Parent or any of the Parent Subsidiaries since the Parent Balance Sheet Date in the ordinary course of business, (c) liabilities incurred in connection with the transactions contemplated by this Agreement and (d) liabilities which have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries, in Parent’s consolidated financial statements or the Parent SEC Documents.

Section 3.9 Compliance with Laws; Regulation.

(a) Each of Parent and the Parent Subsidiaries and, with respect to any Oil and Gas Properties of Parent and the Parent Subsidiaries that are operated by third parties, to the Knowledge of Parent, such third parties, is and, since December 31, 2020, has been conducting the businesses and operations of Parent and the Parent Subsidiaries in compliance with all applicable Laws, except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since December 31, 2020, neither Parent nor any of the Parent Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent and the Parent Subsidiaries is in possession of all Permits necessary for them to own, lease and (if applicable) operate their respective properties or otherwise to carry on their respective businesses as they are now being conducted (the “Parent Permits”), and all such Parent Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by Parent of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the failure to have, or the suspension, revocation, termination, non-renewal, cancellation or modification of, any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and the Parent Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the Parent Permits, except failures so to comply that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) (i) Each of Parent and the Parent Subsidiaries and, to the Knowledge of Parent, its and their respective directors and officers, is in compliance in all material respects with the provisions of SOX and the related rules and regulations promulgated thereunder or under the Exchange Act and (ii) Parent is in compliance

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in all material respects with the listing and corporate governance rules and regulations of Nasdaq, in each case in the foregoing clauses (i) and (ii) as such provisions, rules and regulations are applicable to such Person.

Section 3.10 Tax Matters. After reasonable diligence, neither Parent nor any of the Parent Subsidiaries are aware of the existence of any fact, or have taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.11 Legal Proceedings; Orders. There is no pending Legal Proceeding (other than as may arise under Antitrust Laws after the date hereof with respect to the transactions contemplated by this Agreement) and, within the past twelve (12) months, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding, against Parent or any of the Parent Subsidiaries or any of the assets owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Order to which Parent or any of the Parent Subsidiaries, or any of the assets owned or used by any of them, is subject which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.12 Title to Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and except for any property (i) sold or otherwise disposed of in the ordinary course of business since the date of Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Parent Reserve Report”) relating to the interests of Parent and the Parent Subsidiaries referred to therein or (ii) reflected in the Parent Reserve Report or in the Parent SEC Documents as having been sold or otherwise disposed of, as of the date hereof, Parent and the Parent Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report and in each case as attributable to interests owned by Parent and the Parent Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one or more of the Parent Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing), beneficially or of record, to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (A) entitles Parent (or one or more of the Parent Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share reflected in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (B) obligates Parent (or one or more of the Parent Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest reflected in the Parent Reserve Report for such Oil and Gas Properties (other than any increases that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and except to the extent that enforceability thereof may be limited by Enforceability Exceptions, each Oil and Gas Lease of Parent or any of the Parent Subsidiaries (i) constitutes the valid and binding obligation of Parent or the Parent Subsidiaries and, to the Knowledge of Parent, constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect and (iii) immediately after the Effective Time will continue to constitute a valid and binding obligation of Parent or the Parent Subsidiaries and, to the Knowledge of Parent, each of the other parties thereto, in accordance with its terms. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and the Parent Subsidiaries (to the extent it is a party thereto or bound thereby) and, to the Knowledge of Parent, each other party thereto, has performed in all respects all obligations required to be performed by it under each Oil and Gas Lease of Parent or any of the Parent Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there is not, to the Knowledge of Parent, under any Oil and Gas Lease of Parent or any of the Parent Subsidiaries, any default or event which, with

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notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or modification, in each case, except such defaults, other events, notices or modifications as to which requisite waivers or consents have been obtained, and (ii) to the Knowledge of Parent, neither Parent nor any of the Parent Subsidiaries has received any notice of any violation or breach of, default under or intention to cancel, terminate, modify or not renew any Oil and Gas Lease of Parent or any of the Parent Subsidiaries.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and with respect to clauses (i) and (ii) below, except with respect to any of the Oil and Gas Properties of Parent or any of the Parent Subsidiaries, (i) Parent and the Parent Subsidiaries have good, valid and defensible title to all real property owned by Parent or any of the Parent Subsidiaries (collectively, the “Parent Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any of the Parent Subsidiaries (collectively, including the improvements thereon, the “Parent Leased Real Property” and, together with the Parent Owned Real Property, the “Parent Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, (ii) each Contract under which Parent or any of the Parent Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant with respect to Parent Leased Real Property (each, a “Parent Real Property Lease”), to the Knowledge of Parent, is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Enforceability Exceptions, and neither Parent nor any of the Parent Subsidiaries, or to the Knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Real Property Lease and (iii) there does not exist any pending or, to the Knowledge of Parent, threatened, condemnation or eminent domain proceedings that affect any of the Oil and Gas Properties of Parent or any of the Parent Subsidiaries, Parent Owned Real Property or Parent Leased Real Property.

(d) Except (i) for amounts being held in suspense (by Parent, any of the Parent Subsidiaries, any third-party operator thereof or any other Person) in accordance with applicable Law, as reported in the Parent SEC Documents or as a result of the ongoing preparation and approval of division order title opinions for recently drilled Wells or (ii) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Parent and the Parent Subsidiaries are being received by such selling Persons in a timely manner. Neither Parent nor any of the Parent Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases of Parent or any of the Parent Subsidiaries) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.13 Information to be Supplied. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Parent Stockholders, or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or to be supplied by the Company that is included or incorporated by reference in the foregoing documents.

Section 3.14 Takeover Statutes. To the Knowledge of Parent, no Takeover Laws or any anti-takeover provision in the Parent Organizational Documents are, or at the Effective Time will be, applicable to Parent, the Merger, this Agreement or any of the transactions contemplated hereby.

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Section 3.15 Financial Advisor. Except for Citigroup Global Markets Inc. and Wells Fargo Securities, LLC(the fees and expenses of which will be paid by Parent and are reflected in its engagement letter with Parent), neither Parent nor any of the Parent Subsidiaries has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement.

Section 3.16 Opinion of Financial Advisor. The Parent Board has received the opinion of each of Citigroup Global Markets Inc. and Wells Fargo Securities, LLC to the effect that, as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent.

Section 3.17 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, be reasonably likely to be material to Parent and the Parent Subsidiaries, taken as whole, since December 31, 2022, (i) none of Parent, any of the Parent Subsidiaries, nor, to the Knowledge of Parent, any Parent or Parent Subsidiary director, officer, employee, representative, agent or any other Person acting on behalf of Parent or any of the Parent Subsidiaries, has violated any applicable Anti-Corruption Law, Economic Sanctions/Trade Laws or Money-Laundering Laws; or (ii) none of Parent, any of the Parent Subsidiaries nor, to the Knowledge of Parent, any Parent or Parent Subsidiary director, officer, employee, representative, agent or any other Person acting on behalf of Parent or any of the Parent Subsidiaries, has offered, paid, given, promised or authorized the payment of, anything of value (including money, checks, wire transfers, tangible and intangible gifts, favors, services or entertainment and travel) directly or indirectly to any Government Official (A) for the purpose of unlawfully (1) influencing any act or decision of a Government Official or any other Person in his or her official capacity, (2) inducing a Government Official or any other Person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other Person to influence or affect any act or decision of any Governmental Entity or (5) assisting Parent, any of the Parent Subsidiaries, or any Parent or Parent Subsidiary director, officer, employee, agent, representative or any other Person acting on behalf of Parent or any of the Parent Subsidiaries in obtaining or retaining business or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage, in each case in violation of any applicable Anti-Corruption Law.

(b) None of Parent or any of the Parent Subsidiaries, or any director or officer, or, to Parent’s Knowledge, any Affiliate or representative of Parent or any Parent Subsidiary, is a Person that is, or is owned or controlled by Persons that are (i) Sanctions Targets or (ii) located, organized, or resident in a country or region that are Sanction Targets.

(c) Except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, since December 31, 2022, Parent and the Parent Subsidiaries have implemented and have at all times maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter violations of Anti-Corruption Laws.

Section 3.18 No Additional Representations. Except for those representations and warranties expressly set forth in this Article III and except as otherwise expressly set forth in this Agreement, neither Parent nor any of the Parent Subsidiaries or other Person acting on behalf of Parent makes any representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement. Neither Parent nor any of the Parent Subsidiaries has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to the public, the Company or its Affiliates of future revenues, future production, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent and the Parent Subsidiaries or the future business and operations of Parent and the Parent Subsidiaries.

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ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Covenants of the Company.

(a) Except (i) as provided in Section 4.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly contemplated by this Agreement, (iv) with the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), or (v) for the capital expenditures provided for in the Company’s capital budget (the “Company Budget”), a correct and complete copy of which is set forth on Section 4.1(a) of the Company Disclosure Letter, from the date hereof until the earlier of the Effective Time or the date this Agreement shall be terminated in accordance with Article VII (the “Pre-Closing Period”), the Company (which for purposes of this Section 4.1 shall include the Company Subsidiaries) shall (A) use reasonable best efforts to conduct the business and operations of the Company and the Company Subsidiaries in all material respects in the ordinary course consistent with past practice and (B) use commercially reasonable efforts to (v) preserve intact the current business organizations of the Company and the Company Subsidiaries, (w) maintain in effect all existing material Company Permits, (x) maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, (y) maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect and (z) maintain their existing relations and goodwill with Governmental Entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them.

(b) Except (v) as expressly contemplated by this Agreement, (x) for the capital expenditures provided for in the Company Budget, (y) as set forth on Section 4.1(b) of the Company Disclosure Letter or (z) as required by applicable Law, during the Pre-Closing Period, the Company shall not and shall not permit any of the Company Subsidiaries, without the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned, and which for purposes solely of this Section 4.1(b) may consist of an email consent from an executive officer of Parent) to:

(i) (A) declare, establish a record date for, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, the Company or any of the Company Subsidiaries, except for dividends or distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries, except as required by the terms of any capital stock or equity interest of any Company Subsidiary or in order to effectuate Tax withholding on the settlement or exercise of any Company Long-Term Incentive Award as contemplated or permitted by the terms of any Company Benefit Plan in effect as of the date hereof (including any award agreement applicable to any Company Long-Term Incentive Award outstanding on the date hereof or issued in accordance with this Agreement);

(ii) except for (A) issuances of shares of Company Common Stock in respect of any settlement of Company Long-Term Incentive Awards that are outstanding on the date hereof, and (B) transactions solely between or among the Company and its wholly owned Subsidiaries, issue, sell, pledge, dispose of or encumber, amend or otherwise change any term of, or authorize the issuance, sale, pledge, disposition, encumbrance, amendment or change of any term of, (x) any shares of its capital stock or other ownership interest in the Company or any of the Company Subsidiaries, (y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest and (z) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

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(iii) except as required by the terms of any Company Benefit Plan as in effect on the date hereof or the terms of this Agreement, (A) enter into, adopt or terminate any material Company Benefit Plan, other than entering into offer letters in the ordinary course of business with terms that are otherwise permitted by the Agreement and the Company Disclosure Letter, (B) amend any material Company Benefit Plan, other than amendments in the ordinary course of business (including, for the avoidance of doubt, annual renewals of welfare benefit plans) that do not enhance the benefits provided under, and do not materially increase the cost to the Company of maintaining, such Company Benefit Plan, (C) increase the compensation payable, or benefits to be provided, to any current or former employee or director of the Company or any Company Subsidiary, (D) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any equity or equity-based awards held by, any current or former employee or director of the Company or any Company Subsidiary, (E) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Company Benefit Plan, (F) enter into or amend any severance, retention, change in control, termination pay, transaction bonus, or similar agreement or arrangement, (G) hire or terminate the employment of any employee of the Company or any Company Subsidiary with an annual base salary greater than or equal to $300,000, other than terminations for cause, (H) modify, extend or enter into any Labor Agreements or (I) recognize or certify any unions, employee representative bodies or other labor organizations as the bargaining representative for any employees of the Company or any of the Company Subsidiaries;

(iv) (A) in the case of the Company, amend or permit the adoption of any amendment to its Company Organizational Documents or (B) in the case of any of the Company Subsidiaries, amend or permit the adoption of any amendment to the applicable organizational documents of such Company Subsidiary;

(v) (A) merge, consolidate, combine or amalgamate with any Person or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the Merger) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) any such action solely between or among the Company and its wholly owned Subsidiaries or between or among wholly owned Company Subsidiaries, in any case, pursuant to an agreement in effect on the date hereof and set forth on Section 4.1(b)(v) of the Company Disclosure Letter, (2) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts which are listed in Section 4.1(b)(v) or 2.10(b)(iv) of the Company Disclosure Letter or (3) acquisitions for which the consideration is equal to or less than $7,500,000 (for any single transaction) or $25,000,000 in the aggregate for all such transactions;

(vi) consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of the Company Subsidiaries, or a restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries of a similar nature;

(vii) authorize, make or commit to make capital expenditures that are in the aggregate greater than one hundred and ten percent (110%) of the aggregate amount of capital expenditures for the corresponding period set forth in the Company Budget (a true, correct and complete copy of which is included in Section 4.1(b)(vii) of the Company Disclosure Letter), except (A) to the extent such capital expenditures are specifically further described in Section 4.1(b)(vii) of the Company Disclosure Letter, (B) for capital expenditures to repair damage resulting from insured casualty events or (C) capital expenditures required on an emergency basis for the safety of individuals, assets or the environment (provided, that the Company shall notify Parent of any such emergency expenditure as soon as reasonably practicable);

(viii) sell, lease, exchange or otherwise dispose of, or agree to sell, lease, exchange or otherwise dispose of, any of its assets or properties, other than (A) pursuant to a Contract of the Company or any of the Company Subsidiaries in effect on the date of this Agreement and listed in Section 4.1(b)(viii) of the

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Company Disclosure Letter, (B) among the Company and its wholly owned Subsidiaries or among wholly owned Company Subsidiaries, (C) sales, leases, exchanges or dispositions for which the consideration (or fair value if the consideration is non-cash) is less than $5,000,000 (for any individual transaction) or $12,500,000 (in the aggregate for all such transactions), (D) sales of Hydrocarbons made in the ordinary course of business, (E) sales of obsolete or worthless equipment or (F) the expiration of any Oil and Gas Lease in accordance with its terms and in the ordinary course of business consistent with past practice;

(ix) sell, assign, license, sublicense, transfer, convey, abandon, or incur any Encumbrance other than Permitted Encumbrances on or otherwise dispose of or fail to maintain, enforce, or protect any material Intellectual Property owned by the Company or any of the Company Subsidiaries, or maintain rights in material Intellectual Property; provided that the foregoing shall not require the Company or any of the Company Subsidiaries to take any action to alter the terms of any license or other Contract with respect to Intellectual Property;

(x) (A) incur, create or suffer to exist any Encumbrance other than (1) Encumbrances in existence on the date hereof (including, for the avoidance of doubt, Encumbrances granted in connection with the Company Credit Agreement as of the date of this Agreement) or (2) Permitted Encumbrances, or (B) incur, create, refinance, assume (including pursuant to an acquisition permitted by Section 4.1(b)(v)) or guarantee any Indebtedness, other than (1) incurrences under the Company Credit Agreement, as in effect on the date hereof, in the ordinary course of business consistent with past practice up to an aggregate principal amount outstanding at any time not to exceed the amounts set forth on Section 4.1(b)(x)(B) of the Company Disclosure Letter, (2) transactions solely between or among the Company and its wholly owned Subsidiaries or solely between or among wholly owned Company Subsidiaries, and in each case guarantees thereof, (3) Indebtedness incurred in connection with hedging activities (including pursuant to any Derivative Product) in the ordinary course consistent with past practice and consistent with the parameters set forth on Section 4.1(b)(xviii) of the Company Disclosure Letter, (4) Indebtedness incurred under the Company Credit Agreement to fund the purchase price of any acquisition permitted under Section 4.1(b)(v)(3) so long as the principal amount borrowed under this clause (4) does not exceed $25,000,000 in the aggregate, or (5) incurrences in connection with the refinancing, renewal, extension, replacement or refunding of the Company Credit Agreement or any other Indebtedness set forth on Section 4.1(b)(x) of the Company Disclosure Letter so long as the Indebtedness incurred in connection with such refinancing, renewal, extension, replacement or refunding does not exceed the principal amount of such existing Indebtedness being refinanced, renewed, extended, or refunded plus fees, expenses, accrued and unpaid interest in connection therewith and can be prepaid at any time without penalty; provided that in the case of each of foregoing clauses (1) through (5), such Indebtedness does not (x) impose or result in any additional restrictions or limitations in any material respect on the Company or any of the Company Subsidiaries or (y) subject the Company or any of the Company Subsidiaries, or, following the Closing, Parent or any of the Parent Subsidiaries, to any additional covenants or obligations in any material respect (other than the obligation to make payments on such Indebtedness);

(xi) settle, release, waive, discharge, or compromise, or offer or propose to settle, release, waive, discharge, or compromise, (x) any Legal Proceeding (excluding (A) any audit, claim or Legal Proceeding in respect of Taxes, which shall be governed exclusively by Section 4.1(b)(xiv) and (B) any shareholder litigation against the Company, Parent or their respective directors or officers relating to the Merger and the other transactions contemplated by this Agreement, which shall be governed exclusively by Section 5.16) involving the payment of monetary damages by the Company or any of the Company Subsidiaries of any amount exceeding $1,000,000 individually or $2,000,000 in the aggregate (but excluding, in each case, any amounts paid on behalf of the Company or any of the Company Subsidiaries by any applicable insurance policy maintained by the Company or any of the Company Subsidiaries) or if such settlement, release, waiver, discharge or compromise (a) involves a material conduct remedy or material injunctive or similar relief, (b) involves an admission of criminal wrongdoing by the Company or any of the Company Subsidiaries or (c) has a materially restrictive impact on the business of the Company or any of the Company Subsidiaries;

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(xii) change in any material respect any of its financial accounting principles, practices or methods, except as required by GAAP or applicable Law;

(xiii) (A) enter into any lease for real property that would be a material Company Real Property Lease if entered into prior to the date hereof or (B) terminate, materially amend, assign, transfer, materially modify, materially supplement, deliver a notice of termination under, fail to renew or waive or accelerate any material rights or defer any material liabilities under any material Company Real Property Lease, in each case, excluding, for the avoidance of doubt, Oil and Gas Leases related to properties in the Permian Basin and entered into in the ordinary course of business consistent with past practice;

(xiv) (A) make (other than in the ordinary course of business consistent with past practice), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where the Company has the authority to make such binding election), (B) amend any material Tax Return, (C) settle or compromise any material Tax claim or assessment by any Taxing Authority, or surrender any right to claim a material refund, offset or other reduction in Tax liability, (D) change any material method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years or change any Tax accounting period, (E) enter into any closing agreement with respect to any material Tax, or (F) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than any such extensions or waivers automatically granted);

(xv) (A) enter into or assume any Contract that would have been a Company Material Contract (excluding any Company Benefit Plan) had it been entered into prior to the date of this Agreement or (B) terminate, materially amend, assign, transfer, materially modify, materially supplement, fail to renew, deliver a notice of termination under or waive or accelerate any material rights or defer any material liabilities under any Company Material Contract (excluding any Company Benefit Plan) or any Contract (excluding any Company Benefit Plan) that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, excluding any termination upon expiration of a term in accordance with the terms of such Company Material Contract;

(xvi) fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and the Company Subsidiaries;

(xvii) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xviii) enter into any derivative or hedging transactions, other than as set forth in Section 4.1(b)(xviii) of the Company Disclosure Letter;

(xix) make any loans, advances, or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business consistent with past practice or (ii) for acquisitions permitted by Section 4.1(b)(v);

(xx) enter into any new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement; or

(xxi) agree, resolve or commit to take any action that is prohibited by this Section 4.1(b).

Section 4.2 Covenants of Parent.

(a) Except (i) as provided in Section 4.2(a) of the Parent Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly contemplated by this Agreement, (iv) with the prior written consent of the Company (which consent shall not be unreasonably delayed, withheld or conditioned), or (v) for the capital expenditures provided for in Parent’s capital budget (“Parent Budget”), a correct and complete copy of which is set forth on Section 4.2(a) of the Parent Disclosure Letter, Parent (which for purposes of this Section 4.2 shall

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include the Parent Subsidiaries) shall (A) use reasonable best efforts to conduct the business and operations of Parent and the Parent Subsidiaries in all material respects in the ordinary course consistent with past practice and (B) use commercially reasonable efforts to (x) preserve intact the current business organizations of Parent and the Parent Subsidiaries in all material respects, and (y) maintain their existing material relations and goodwill with Governmental Entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other Persons having material business relationships with them.

(b) Except (v) as expressly contemplated by this Agreement, (x) for the capital expenditures provided for in the Parent Budget, (y) as set forth on Section 4.2(b) of the Parent Disclosure Letter or (z) as required by applicable Law, during the Pre-Closing Period, Parent shall not and shall not permit any of the Parent Subsidiaries, without the prior written consent of the Company (which consent shall not be unreasonably delayed, withheld or conditioned, and which for purposes solely of this Section 4.2 may consist of an email consent from an executive officer of the Company) to:

(i) declare, establish a record date for, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, Parent (excluding, for the avoidance of doubt, stock buybacks), except for regular quarterly cash dividends payable by Parent in respect of shares of Parent Common Stock (including increases that are materially consistent with past practice);

(ii) amend or permit the adoption of any amendment to the Parent Organizational Documents in any manner that would be materially adverse to the Company or the Company Stockholders;

(iii) consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of Parent or a restructuring, recapitalization or other reorganization of Parent;

(iv) take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(v) agree, resolve or commit to take any action that is prohibited by this Section 4.2.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

Section 5.1 Investigation.

(a) Each of the Company and Parent shall afford to the other party and to the directors, officers, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives (collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the Pre-Closing Period, to its and its Subsidiaries’ personnel and properties (to the extent and only to the extent the Company or Parent, as applicable, or its Subsidiaries has the right to permit access to such properties), Contracts, commitments, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Laws and with such additional financing, operating and other data and information regarding the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as Parent or the Company, as applicable, may reasonably request within a reasonable time of such request in connection with activities related to the completion of the transactions contemplated by this Agreement (including regular updates, as requested by Parent, regarding amounts borrowed under the Company Credit Agreement); provided, however, that in no event shall access be provided to conduct any invasive sampling, monitoring or other investigations, including any Phase II assessments or investigations.

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Notwithstanding the foregoing, neither the Company nor Parent nor their respective Subsidiaries shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any applicable Law or Contract existing as of the date of this Agreement, or cause a loss of privilege to such party or any of its Subsidiaries (provided, in each case, that Parent or the Company, as the case may be, has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by this Section 5.1).

(b) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be subject to the terms of that certain Confidentiality Agreement, dated as of November 6, 2023, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.2 Registration Statement and Joint Proxy Statement for Stockholder Approval.

(a) As soon as practicable following the execution of this Agreement, Parent and the Company shall jointly prepare the joint proxy statement in preliminary form, which shall contain each of the Parent Recommendation and the Company Recommendation (unless, in either case, a Parent Adverse Recommendation Change or a Company Adverse Recommendation Change, as applicable, occurs) and comply with applicable Laws (the “Joint Proxy Statement”), and Parent shall prepare and file with the SEC a Registration Statement on Form S-4, which will include (i) the Joint Proxy Statement, and (ii) a prospectus relating to the Parent Common Stock to be offered and sold pursuant to this Agreement and the Merger. Parent and the Company shall use commercially reasonable efforts to cause such filing to be made no later than forty-five (45) days after the date hereof. Parent and the Company shall use their respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing. Each of Parent and the Company shall use its reasonable best efforts to mail the Joint Proxy Statement to its stockholders as promptly as practicable (and no later than five (5) Business Days) after the Registration Statement is declared effective under the Securities Act. Each party shall furnish all information concerning the Company, Parent and the holders of capital stock of the Company and Parent, as applicable, as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Joint Proxy Statement. No filing of, or amendment or supplement to, or correspondence to, the SEC or its staff with respect to the Registration Statement will be made by Parent, or with respect to the Joint Proxy Statement will be made by the Company or Parent, without providing the other party a reasonable opportunity to review and comment thereon, provided, that with respect to documents filed by a party related to the transactions contemplated hereby which are incorporated by reference in the Registration Statement or Joint Proxy Statement, the other party’s right to comment shall not apply with respect to information (if any) relating to the filing party’s business, financial condition, or results of operations. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall advise the other party, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Parent, in consultation with the Company, will take the lead in any meetings or conferences with the SEC. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to either the Parent Stockholders or the Company Stockholders, as applicable.

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Section 5.3 Stockholders Meetings.

(a) The Company shall take all action necessary in accordance with applicable Laws and its Company Organizational Documents to duly give notice of, convene and hold a meeting of the Company Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act and no later than the fiftieth (50th) day following the first mailing of the Joint Proxy Statement, to consider the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger (the “Company Stockholders’ Meeting”). The Company will, as soon as reasonably practicable following the date of this Agreement, establish a record date (and commence a broker search pursuant to Rule 14a-13 promulgated under the Exchange Act in connection therewith) for the Company Stockholders’ Meeting. Subject to Section 5.4(b) and (c), the Company will, through the Company Board, recommend that the Company Stockholders adopt this Agreement and will use commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by the Company Organizational Documents, the rules of the NYSE or applicable Laws; provided, that the Company’s obligations pursuant to the foregoing sentence shall automatically terminate and be of no further effect upon any Company Adverse Recommendation Change; provided, further, that the Company’s obligation to hold the Company Stockholders’ Meeting shall not be affected by the making of any Company Adverse Recommendation Change unless this Agreement is validly terminated. Once the Company Stockholders’ Meeting has been scheduled by the Company, the Company shall not adjourn, postpone, reschedule, or recess the Company Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed), provided, that the Company may, notwithstanding the foregoing, without the prior written consent of Parent, adjourn or postpone the Company Stockholders’ Meeting (A) to the extent necessary, based on good faith consultation with outside legal counsel, to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the Company Stockholders or (B) if, as of the time for which the Company Stockholders’ Meeting is scheduled, the Company determines in good faith, after consultation with Parent, that there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders’ Meeting or there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that the Company Stockholders’ Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Termination Date; provided, further, that the Company Stockholders’ Meeting shall not be postponed or adjourned as a result of clause (B) above for a period of more than ten (10) Business Days in the aggregate without the prior written consent of Parent. The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Stockholders’ Meeting (including interim results) as reasonably requested by Parent. Without the prior written consent of Parent or as required by applicable Law, (A) the adoption of this Agreement shall be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger and matters of procedure) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders’ Meeting and the Company shall not submit any other proposal to such stockholders in connection with the Company Stockholders’ Meeting or otherwise (including any proposal inconsistent with the adoption of this Agreement or the consummation of the transactions contemplated by this Agreement) and (B) the Company shall not call any meeting of the stockholders of the Company other than the Company Stockholders’ Meeting prior to the Company Stockholders’ Meeting, provided that the Company may call its annual stockholders’ meeting prior to the Company Stockholders’ Meeting if (x) the Registration Statement has not been declared effective by the date that is fifty (50) days prior to the one year anniversary of the Company’s annual stockholders’ meeting for 2023, (y) the proposals presented at such annual stockholders’ meeting are the same as those customarily presented by the Company at its annual stockholders’ meetings, and (z) the Company does not present any proposal at such annual stockholders’ meeting that would violate the terms of this Agreement or would reasonably be expected to materially delay, materially impede or prevent the consummation of the Merger or the other transactions contemplated by this Agreement.

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(b) Parent shall take all action necessary in accordance with applicable Laws and its Parent Organizational Documents to duly give notice of, convene and hold a meeting of the Parent Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act and no later than the fiftieth (50th) day following the first mailing of the Joint Proxy Statement, to vote upon the Parent Proposal (the “Parent Stockholders’ Meeting”). Parent will, as soon as reasonably practicable following the date of this Agreement, establish a record date (and commence a broker search pursuant to Rule 14a-13 promulgated under the Exchange Act in connection therewith) for the Parent Stockholders’ Meeting. Subject to Section 5.4(e) and (f), Parent will, through the Parent Board, recommend that the Parent Stockholders approve the Parent Proposal and will use commercially reasonable efforts to solicit from the Parent Stockholders proxies in favor of the Parent Proposal and to take all other action necessary or advisable to secure the vote or consent of the Parent Stockholders required by the Parent Organizational Documents, the rules of Nasdaq or applicable Laws; provided, that Parent’s obligations pursuant to the foregoing sentence shall automatically terminate and be of no further effect upon any Parent Adverse Recommendation Change; provided, further, that Parent’s obligation to hold the Parent Stockholders’ Meeting shall not be affected by the making of any Parent Adverse Recommendation Change unless this Agreement is validly terminated. Once the Parent Stockholders’ Meeting has been scheduled by Parent, Parent shall not adjourn, postpone, reschedule, or recess the Parent Stockholders’ Meeting without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned, or delayed), provided, that Parent may, notwithstanding the foregoing, without the prior written consent of the Company, adjourn or postpone the Parent Stockholders’ Meeting (A) to the extent necessary, based on good faith consultation with outside legal counsel, to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the Parent Stockholders or (B) if, as of the time for which the Parent Stockholders’ Meeting is scheduled, Parent determines in good faith, after consultation with the Company, that there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders’ Meeting or there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that the Parent Stockholders’ Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Termination Date; provided, further, that the Parent Stockholders’ Meeting shall not be postponed or adjourned as a result of clause (B) above for a period of more than ten (10) Business Days in the aggregate without the prior written consent of the Company. Parent shall provide updates to the Company with respect to the proxy solicitation for the Parent Stockholders’ Meeting (including interim results) as reasonably requested by the Company. Without the prior written consent of the Company or as required by applicable Law, (A) the approval of the Stock Issuance shall be the only matter that Parent shall propose to be acted on by the Parent Stockholders at the Parent Stockholders’ Meeting and Parent shall not submit any other proposal to such stockholders in connection with the Parent Stockholders’ Meeting or otherwise (including any proposal inconsistent with the approval of the Stock Issuance or the consummation of the transactions contemplated by this Agreement) and (B) Parent shall not call any meeting of the stockholders of Parent other than the Parent Stockholders’ Meeting prior to the Parent Stockholders’ Meeting, provided that Parent may call its annual stockholders’ meeting prior to the Parent Stockholders’ Meeting if (x) the Registration Statement has not been declared effective by the date that is fifty (50) days prior to the one year anniversary of Parent’s annual stockholders’ meeting for 2023, (y) the proposals presented at such annual stockholders’ meeting are the same as those customarily presented by Parent at its annual stockholders’ meetings, and (z) Parent does not present any proposal at such annual stockholders’ meeting that would violate the terms of this Agreement or would reasonably be expected to materially delay, materially impede or prevent the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) The parties shall cooperate and use their reasonable best efforts to set the record dates for and hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, as applicable, on the same day.

Section 5.4 Non-Solicitation.

(a) The Company agrees that neither it nor any of the Company Subsidiaries shall, and the Company shall use its reasonable best efforts to, and shall cause each of the Company Subsidiaries to use their respective reasonable best efforts to, cause their respective Representatives not to (i) directly or indirectly initiate or solicit,

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or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to the Company or any of the Company Subsidiaries) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to the Company, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of the Company Subsidiaries or afford access to the properties, books or records of the Company or any of the Company Subsidiaries to any Person that has made an Acquisition Proposal with respect to the Company or to any Person in contemplation of making an Acquisition Proposal with respect to the Company, or (iii) accept an Acquisition Proposal with respect to the Company or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal with respect to the Company (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 5.4) or (B) requiring, intending to cause, or which could reasonably be expected to cause the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (each, a “Company Acquisition Agreement”). Any violation of the foregoing restrictions by the Company Subsidiaries or by any Representatives of the Company or any of the Company Subsidiaries, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or any of the Company Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Company Stockholder Approval, the Company and the Company Board may take any actions described in clause (ii) in the first sentence of this Section 5.4(a) with respect to a third party if (w) after the date of this Agreement, the Company receives a written Acquisition Proposal with respect to the Company from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or knowingly facilitated by the Company or any of the Company Subsidiaries or any of their respective Representatives and did not result from a material breach of this Section 5.4(a)), (x) the Company provides Parent the notice required by Section 5.4(g) with respect to such Acquisition Proposal, (y) the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal with respect to the Company, and (z) the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to participate in such discussions or negotiations or to disclose such information or data to such third party would be inconsistent with its fiduciary duties under Delaware law; provided that the Company shall not deliver any information to such third party without first entering into an Acceptable Confidentiality Agreement (a copy of which shall be provided for informational purposes only to Parent) with such third party. Nothing contained in this Section 5.4 shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position relating to an Acquisition Proposal with respect to the Company pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case, if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law or applicable Law; provided that this sentence will not be deemed to permit the Company Board to make a Company Adverse Recommendation Change, except to the extent permitted by Section 5.4(b) or Section 5.4(c).

(b) Except as otherwise provided in this Section 5.4(b) and Section 5.4(c), neither (i) the Company Board nor any committee thereof shall directly or indirectly (A) withhold or withdraw (or amend, modify or qualify in a manner adverse to the Parent Parties), or publicly propose or announce any intention to withhold or withdraw (or amend, modify or qualify in a manner adverse to the Parent Parties), the Company Recommendation, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to the Company, (C) publicly make any recommendation in connection with a tender offer or exchange offer by a third party other than a recommendation against such offer or a temporary “stop, look, and listen” communication by the Company Board of the type contemplated by Rule 14d-9(f) under the Exchange Act or complying with disclosure obligations under Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal with respect to the

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Company, (D) other than with respect to a tender or exchange offer described in clause (C), following the date any Acquisition Proposal for the Company or any material modification thereto is first publicly announced, fail to issue a press release reaffirming the Company Recommendation within ten (10) Business Days after a request by Parent to do so, or (E) fail to include the Company Recommendation in the Joint Proxy Statement (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) nor (ii) shall the Company or any of the Company Subsidiaries execute or enter into a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance in all material respects at all times with the provisions of this Section 5.4 and Section 5.3, in response to a bona fide, written Acquisition Proposal with respect to the Company that was not initiated, solicited, knowingly encouraged or knowingly facilitated by the Company or any of the Company Subsidiaries or any of their respective Representatives and did not otherwise result from a material breach of Section 5.4(a) by the Company, the Company Subsidiaries or their respective Representatives, and that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is, or is reasonably likely to lead to, a Superior Proposal for the Company, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(iv); provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change in response to a Superior Proposal with respect to the Company unless (w) at least four (4) Business Days before making a Company Adverse Recommendation Change, the Company provides written notice to Parent (a “Company Notice”) advising Parent that the Company Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, providing the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and identifying the Person or group making such Superior Proposal, (x) during such four (4) Business Day period, the Company negotiates, and causes its Representatives to negotiate, in good faith with Parent (to the extent Parent wishes to negotiate) any revisions to the terms of this Agreement that Parent proposes, (y) if during such four (4) Business Day period, Parent proposes any alternative transaction (including any modifications to the terms of this Agreement), the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation of such alternative transaction proposal) that such alternative transaction proposal by Parent is not at least as favorable to the Company and its stockholders as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Company Notice and a new two (2) Business Day period under this Section 5.4(b)) and (z) the Company Board, after consultation with outside legal counsel, determines that the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under Delaware law.

(c) Other than in connection with a Superior Proposal (which shall be subject to Section 5.4(b) and shall not be subject to this Section 5.4(c)), at any time prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance in all material respects at all times with the provisions of this Section 5.4 and Section 5.3, in response to a Company Intervening Event, the Company Board may make a Company Adverse Recommendation Change described in clause (A) of the definition thereof if the Company Board (i) determines in good faith, after consultation with the Company’s outside legal counsel and any other advisor it chooses to consult, that the failure to make such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under Delaware law and (ii) provides written notice to Parent (a “Company Notice of Change”) advising Parent that the Company Board is contemplating making a Company Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Company Board may not make such a Company Adverse Recommendation Change until the fourth Business Day after receipt by Parent of the Company Notice of Change and (y) during such four (4) Business Day period, at the request of Parent, the Company shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Company Board not to make such Company Adverse Recommendation Change consistent with its fiduciary duties under Delaware law (it being understood and agreed that any material change to the facts and

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circumstances relating to such Company Intervening Event shall require a new written notification from the Company; provided, that for the purposes of any such new notification the reference to “four (4) Business Days” and “fourth” in this Section 5.4(c) shall be deemed to be “two (2) Business Days” and “second”, respectively).

(d) Parent agrees that neither it nor any of the Parent Subsidiaries shall, and Parent shall use its reasonable best efforts to, and shall cause each of the Parent Subsidiaries to use their respective reasonable best efforts to, cause their respective Representatives not to (i) directly or indirectly initiate or solicit, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to Parent or any of the Parent Subsidiaries) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to Parent, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Parent or any of the Parent Subsidiaries or afford access to the properties, books or records of Parent or any of the Parent Subsidiaries to any Person that has made an Acquisition Proposal with respect to Parent or to any Person in contemplation of making an Acquisition Proposal with respect to Parent, or (iii) accept an Acquisition Proposal with respect to Parent or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal with respect to Parent (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 5.4) or (B) requiring, intending to cause, or which could reasonably be expected to cause Parent to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (each, a “Parent Acquisition Agreement”). Any violation of the foregoing restrictions by any of the Parent Subsidiaries or by any Representatives of Parent or any of the Parent Subsidiaries, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Parent or any of the Parent Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by Parent. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Parent Stockholder Approval, Parent and the Parent Board may take any actions described in clause (ii) in the first sentence of this Section 5.4(d) with respect to a third party if (w) after the date of this Agreement, Parent receives a written Acquisition Proposal with respect to Parent from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or knowingly facilitated by Parent or any of the Parent Subsidiaries or any of their respective Representatives and did not result from a material breach of this Section 5.4(d)), (x) Parent provides the Company the notice required by Section 5.4(g) with respect to such Acquisition Proposal, (y) the Parent Board determines in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal with respect to Parent, and (z) the Parent Board determines in good faith (after consultation with Parent’s outside legal counsel) that the failure to participate in such discussions or negotiations or to disclose such information or data to such third party would be inconsistent with its fiduciary duties under Delaware law; provided that Parent shall not deliver any information to such third party without first entering into an Acceptable Confidentiality Agreement (a copy of which shall be provided for informational purposes only to the Company) with such third party. Nothing contained in this Section 5.4 shall prohibit Parent or the Parent Board from taking and disclosing to the Parent Stockholders a position relating to an Acquisition Proposal with respect to Parent pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case if the Parent Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law or applicable Law; provided that this sentence will not be deemed to permit the Parent Board to make a Parent Adverse Recommendation Change, except to the extent permitted by Section 5.4(e) or Section 5.4(f).

(e) Except as otherwise provided in this Section 5.4(e) and Section 5.4(f), neither (i) the Parent Board nor any committee thereof shall directly or indirectly (A) withhold or withdraw (or amend, modify or qualify in a manner adverse to the Company), or publicly propose or announce any intention to withhold or withdraw (or amend or modify or qualify in a manner adverse to the Company), the Parent Recommendation or the Parent Proposal, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to Parent, (C) publicly make any recommendation in connection with a tender

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offer or exchange offer by a third party other than a recommendation against such offer or a temporary “stop, look, and listen” communication by the Parent Board of the type contemplated by Rule 14d-9(f) under the Exchange Act or complying with disclosure obligations under Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal with respect to Parent, (D) other than with respect to a tender or exchange offer described in clause (C), following the date any Acquisition Proposal for Parent or any material modification thereto is first publicly announced, fail to issue a press release reaffirming the Parent Recommendation within ten (10) Business Days after a request by the Company to do so, or (E) fail to include the Parent Recommendation in the Joint Proxy Statement (any action described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) nor (ii) shall Parent or any of the Parent Subsidiaries execute or enter into, a Parent Acquisition Agreement. Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, and subject to Parent’s compliance in all material respects at all times with the provisions of this Section 5.4 and Section 5.3, in response to a bona fide, written Acquisition Proposal with respect to Parent, that was not initiated, solicited, knowingly encouraged or knowingly facilitated by Parent or any of the Parent Subsidiaries or any of their respective Representatives and did not otherwise result from a material breach of Section 5.4(d) by Parent, the Parent Subsidiaries or their respective Representatives, and that the Parent Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is, or is reasonably likely to lead to, a Superior Proposal for Parent, the Parent Board may make a Parent Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(c)(iv); provided, however, that Parent shall not be entitled to exercise its right to make a Parent Adverse Recommendation Change in response to a Superior Proposal with respect to Parent unless (w) at least four (4) Business Days before making a Parent Adverse Recommendation Change, Parent provides written notice to the Company (a “Parent Notice”) advising the Company that the Parent Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, providing the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and identifying the Person or group making such Superior Proposal, (x) during such four (4) Business Day period, Parent negotiates, and causes its Representatives to negotiate, in good faith with the Company (to the extent the Company wishes to negotiate) any revisions to the terms of this Agreement that the Company proposes, (y) if during such four (4) Business Day period, the Company proposes any alternative transaction (including any modifications to the terms of this Agreement), the Parent Board determines in good faith (after consultation with Parent’s financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation of such alternative transaction proposal) that such alternative transaction proposal by the Company is not at least as favorable to Parent and its stockholders as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Parent Notice and a new two (2) Business Day period under this Section 5.4(e)) and (z) the Parent Board, after consultation with outside legal counsel, determines that the failure to make a Parent Adverse Recommendation Change would be inconsistent with its fiduciary duties under Delaware law.

(f) Other than in connection with a Superior Proposal (which shall be subject to Section 5.4(e) and shall not be subject to this Section 5.4(f)), at any time prior to obtaining the Parent Stockholder Approval, and subject to Parent’s compliance in all material respects at all times with the provisions of this Section 5.4 and Section 5.3, in response to a Parent Intervening Event, the Parent Board may make a Parent Adverse Recommendation Change described in clause (A) of the definition thereof if the Parent Board (i) determines in good faith, after consultation with Parent’s outside legal counsel and any other advisor it chooses to consult, that the failure to make such Parent Adverse Recommendation Change would be inconsistent with its fiduciary duties under Delaware law and (ii) provides written notice to the Company (a “Parent Notice of Change”) advising the Company that the Parent Board is contemplating making a Parent Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Parent Board may not make such a Parent Adverse Recommendation Change until the fourth Business Day after receipt by the Company of the Parent Notice of Change and (y) during such four (4) Business Day period, at the request of the Company, Parent shall negotiate in good faith with respect to

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any changes or modifications to this Agreement which would allow the Parent Board not to make such Parent Adverse Recommendation Change consistent with its fiduciary duties under Delaware law (it being understood and agreed that any material change to the facts and circumstances relating to such Parent Intervening Event shall require a new written notification from Parent; provided, that for the purposes of any such new notification the reference to “four (4) Business Days” and “fourth” in this Section 5.4(f) shall be deemed to be “two (2) Business Days” and “second”, respectively).

(g) The parties agree that in addition to the obligations of the Company and Parent set forth in the foregoing paragraphs (a) through (f) of this Section 5.4, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt thereof, the Company or Parent, as applicable, shall advise the other party in writing of any request for information or any Acquisition Proposal with respect to the Company or Parent, as applicable, received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to such party, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company or Parent, as applicable, shall promptly provide to the other party copies of any written materials received by the Company or Parent, as applicable, in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of the Company and Parent agrees that it shall simultaneously provide to the other party any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to such other party. The Company and Parent shall keep the other party fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of the Company and Parent agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement relating to an Acquisition Proposal to which it is a party; provided, however, that prior to, but not after, obtaining the Company Stockholder Approval or Parent Stockholder Approval (as applicable), if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board or Parent Board (as applicable) determines in good faith after consultation with the Company’s or Parent’s (as applicable) outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law, the Company or Parent (as applicable) shall be permitted to waive, without the other’s prior written consent, such standstill or similar provision solely to the extent necessary to permit such third party to make an Acquisition Proposal to the Company or Parent (as applicable), on a confidential basis; provided, further, however, that the Company or Parent (as applicable) shall advise the other party in writing at least two (2) calendar days prior to taking such action.

(h) Immediately after the execution and delivery of this Agreement, each party hereto will, and will cause its Subsidiaries and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore relating to any possible Acquisition Proposal with respect to such party. Each party agrees that it shall (i) take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 5.4 and (ii) promptly request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal for such party to return or destroy all confidential information heretofore furnished to such Person by or on its behalf.

Section 5.5 Regulatory Filings.

(a) As promptly as reasonably practicable (but in no event later than fifteen (15) Business Days following the date of this Agreement with respect to any filings required under the HSR Act), each party shall file all applicable notices, reports and other documents required to be filed with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, including Notification and Report Forms pursuant to the HSR Act, and shall supply the other party with any information which may be required in order to effectuate such filings, and shall make an appropriate response as promptly as reasonably practicable to any requests for additional information or documentary material by a Governmental Entity in connection with the filings under the HSR Act.

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(b) Each party hereto shall (i) notify the other parties of any communication with respect to this Agreement and the transactions contemplated hereby to that party from any Governmental Entity, and, subject to applicable Law, permit the other parties to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed communication with respect to this Agreement and the transactions contemplated hereby to any Governmental Entity, (ii) promptly furnish the other parties with copies of all correspondence, filings, and written communications between it and its Representatives, on the one hand, and such Governmental Entity, on the other hand, with respect to this Agreement and the transactions contemplated hereby, (iii) not participate in any meeting or discussion with any Governmental Entity in respect of any filings, investigation, or inquiry concerning any competition or antitrust matters in connection with this Agreement or the transactions contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat, and (iv) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members or their respective staffs, on the other hand, with respect to any competition or antitrust matters in connection with this Agreement. Any materials exchanged in connection with this Section 5.5 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning valuation or other competitively sensitive material, and the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 5.5 as “outside counsel only.”

(c) Each party shall (i) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding or threat and (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and promptly inform the other party of any communication to or from any Governmental Entity regarding the Merger.

(d) Parent shall, upon reasonable consultation with the Company and in consideration of the Company’s views in good faith, be entitled to direct the defense of this Agreement and the transactions contemplated hereby before any Governmental Entity and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Entities regarding (i) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act or (ii) obtaining any consent, approval, waiver, clearance, authorization, or permission from a Governmental Entity; provided, however, that it shall afford the Company a reasonable opportunity to participate therein; and provided, further, that without the Company’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Parent shall not make any commitment to or agreement with any Governmental Entity to delay the consummation of any of the transactions contemplated by this Agreement.

(e) Subject to the conditions and upon the terms of this Agreement, including Section 5.5(g), each party shall use reasonable best efforts to take, or cause to be taken, all actions necessary to carry out the intent and purposes of this Agreement and to consummate the Merger and make effective the other transactions contemplated by this Agreement as promptly as reasonably practicable. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, including Section 5.5(g), each party shall (i) reasonably cooperate with the other party, execute and deliver further documents, certificates, agreements and instruments, and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (iii) use reasonable best efforts to obtain as promptly as practicable the expiration or termination of the waiting period under the HSR Act; (iv) use reasonable best efforts to obtain each other approval, consent, ratification, permission, waiver of authorization (including any authorization of a Governmental Entity) required to be obtained from parties to any material Contracts (if any) or required to be

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obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement (provided, however, that parties shall not be required to pay any fees or make any other payments to any such Person in order to obtain any such approval, consent, ratification, permission, waiver or authorization (other than normal filing fees with Governmental Entities imposed by Law, which shall be paid by Parent)); and (v) use reasonable best efforts to avoid the entry of, or to have vacated or terminated as promptly as practicable and in any event before the Termination Date, any Order that would restrain, prevent or delay the Closing, including without limitation defending through litigation on the merits (including appeal) any relevant claim asserted in any court by any Person.

(f) Without limiting Section 5.5(e), each party shall use reasonable best efforts to avoid or eliminate each and every impediment under antitrust Laws so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Termination Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of Parent, the Company and their respective Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit Parent or any Parent Subsidiary’s freedom of action with respect to, or its or their ability to retain any such businesses, product lines or assets (each of (x) and (y), a “Regulatory Remedy”).

(g) Anything to the contrary in this Agreement notwithstanding, Parent and its Subsidiaries shall not be required to (and neither the Company nor any of its Subsidiaries shall, or shall offer or agree to, do any of the following without Parent’s written consent) effect or agree to any Regulatory Remedy that, individually or in the aggregate with any other Regulatory Remedy, would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger, it being understood that any proceeds received, or expected to be received, from effecting a Regulatory Remedy shall not be taken into consideration in making such determination; provided, further, that (x) for this purpose, Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, and (y) Parent may condition any Regulatory Remedy upon the consummation of the Merger. At the written request of Parent, the Company shall, and shall cause its Subsidiaries to, agree to take any Regulatory Remedy so long as such Regulatory Remedy is conditioned upon consummation of the Merger.

(h) Each of Parent and the Company shall not, and shall not permit their respective Subsidiaries or controlled Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any actions or nonactions, waivers, clearances, expirations or terminations of waiting periods, consents or approvals from Governmental Entities necessary to consummate the transactions contemplated by this Agreement, or (ii) materially delay or otherwise prevent the consummation of the transactions contemplated by this Agreement.

Section 5.6 Treatment of Company Long-Term Incentive Awards.

(a) Company RSUs.

(i) At the Effective Time, each Company RSU that is outstanding and vested at the Effective Time (but not yet settled) or that vests by its terms as in effect on the date hereof solely as a result of the consummation of the transactions contemplated by this Agreement (each, a “Vested Company RSU”) shall, by virtue of the occurrence of the Closing and without any action by Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive (without interest) (1) a number of shares of Parent Common Stock equal to the product (rounded to the nearest number of whole shares) of (x) the number of shares of Company Common Stock subject to such Vested Company RSU immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio and (2) an amount in cash equal to the

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accrued but unpaid dividend equivalent with respect to such Vested Company RSU, if any, in each case, payable by the Surviving Corporation no later than five (5) Business Days following the Effective Time, less any required withholding.

(ii) At the Effective Time, each Company RSU that is not a Vested Company RSU that is outstanding immediately prior to the Effective Time (each, an “Unvested Company RSU”) shall, by virtue of the occurrence of the Closing and without any action by Parent, Merger Sub, the Company or the holder thereof, be assumed by Parent and converted into a number of restricted stock units with respect to shares (rounded to the nearest number of whole shares) of Parent Common Stock (such restricted stock unit, a “Converted RSU”) equal to the product of the number of shares of Company Common Stock subject to the Unvested Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio. Immediately following the Effective Time, each such Converted RSU otherwise shall continue to be governed by the same terms and conditions (including vesting and forfeiture) as were applicable to the corresponding Unvested Company RSU immediately prior to the Effective Time.

(b) Company MSUs. At the Effective Time, each market stock unit granted pursuant to the Company Stock Plans (a “Company MSU”) that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Closing and without any action by Parent, Merger Sub, the Company or the holder thereof, be assumed by Parent and converted into a number of Converted RSUs (rounded to the nearest number of whole shares) equal to the product of (i) the number of shares of Company Common Stock subject to the Company MSU immediately prior to the Effective Time reflecting achievement of the applicable performance metrics at the greater of (A) the performance level determined in accordance with the performance criteria as otherwise provided in the applicable award agreement and as if the performance period ended as of the last Business Day immediately preceding the Closing Date, and (B) the target performance level under the terms of the Company Stock Plans and the applicable award agreement, multiplied by (ii) the Exchange Ratio. Immediately following the Effective Time, each such Converted RSU shall otherwise continue to be governed by the same terms and conditions (including vesting and forfeiture, but excluding any performance vesting conditions) as were applicable to the corresponding Company MSU immediately prior to the Effective Time.

(c) Company CPUs. At the Effective Time, each cash-based long-term incentive award granted pursuant to the Company Stock Plans other than a Cash SAR Award or Company Phantom Stock Unit (each, a “Company CPU”) that is outstanding and unvested immediately prior to the Effective Time shall, by virtue of the occurrence of the Closing and without any action by Parent, Merger Sub, the Company or the holder thereof, be assumed by Parent and continue to be governed by the same terms and conditions (including vesting, forfeiture and settlement timing) as were applicable to the corresponding Company CPU immediately prior to the Effective Time; provided that achievement of the applicable performance metrics shall be reflected at the greater of (i) the performance level determined in accordance with the performance criteria as otherwise provided in the applicable award agreement and (ii) the target performance level under the terms of the Company Stock Plans and the applicable award agreement.

(d) Cash-Settled Stock Appreciation Rights. At the Effective Time, each cash-settled stock appreciation right granted pursuant to the Company Stock Plans (each, a “Cash SAR Award”) that is outstanding as of immediately prior to the Effective Time shall, by virtue of the occurrence of the Closing and without any action by Parent, Merger Sub, the Company or the holder thereof, be assumed by Parent and converted into an award of cash-settled stock appreciation rights with respect to shares of Parent Common Stock (each, a “Converted Cash SAR Award”), (i) with the number of shares of Parent Common Stock subject to such Converted Cash SAR Award equal to the number of shares of Company Common Stock subject to the Cash SAR Award as of immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, and (ii) with the exercise price per share of the Converted Cash SAR Award equal to the exercise price per share of the Cash SAR Award as of immediately prior to the Effective Time, divided by the Exchange Ratio, rounded up to the nearest whole cent. Immediately following the Effective Time, each Converted Cash SAR Award shall otherwise continue to be governed by the same terms and conditions (including the expiration dates) as were applicable to the corresponding Cash SAR Award immediately prior to the Effective Time.

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(e) Company Phantom Stock Units. At the Effective Time, each phantom stock unit granted pursuant to the Company Stock Plans (each, a “Company Phantom Stock Unit”) that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Closing and without any action by Parent, Merger Sub, the Company or the holder thereof, immediately vest in full and be converted into the right to receive an amount in cash determined in accordance with the terms of the Company Stock Plans and the applicable award agreement, payable by the Surviving Corporation no later than five (5) Business Days following the Effective Time, less any required withholding.

(f) Section 409A. To the extent that any award described in this Section 5.6 constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award shall be made in accordance with this Agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(g) Required Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Benefit Plan) shall take all such actions as are necessary to approve and effectuate the foregoing provisions of this Section 5.6, including making any determinations or adopting resolutions of the Company Board or a committee thereof or any administrator of a Company Benefit Plan as may be necessary. Promptly following the Effective Time, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Common Stock subject to the Converted RSUs, as required.

Section 5.7 Employee and Labor Matters.

(a) For the period commencing at the Closing and ending on the first anniversary thereof or the shorter period of employment with Parent and its Subsidiaries (including the Surviving Corporation) following the Closing (the “Continuation Period”), Parent shall provide, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to provide, each individual who is employed by the Company or any Company Subsidiary immediately prior to the Effective Time (each, a “Continuing Employee”) and who continues employment during the Continuation Period, with (i) a base salary or base wages, as applicable, that are no less than those provided by the Company and the Company Subsidiaries to such Continuing Employee immediately prior to the Effective Time and (ii) target annual cash incentive compensation opportunities, target long-term incentive compensation opportunities, and other employee benefits (excluding any change in control, transaction, stay, retention, or similar bonuses or payments) that are substantially comparable in the aggregate to those provided by the Company and the Company Subsidiaries to such Continuing Employee immediately prior to the Effective Time.

(b) Subject to applicable Law, for purposes of vesting of defined contribution retirement benefits, eligibility to participate and, solely for vacation and paid time off policies, severance plans and policies, and disability plans and policies, determining levels of benefits (but not, for the avoidance of doubt, for purposes of benefit accrual under any defined benefit pension plan) under the benefit and compensation plans of Parent and the Parent Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries before the Effective Time, to the same extent and for the same purpose as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan; provided that such service crediting shall not be required to the extent it would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing provisions of this clause (b): (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such Continuing Employee and his

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or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Except as otherwise expressly provided in this Agreement, from and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries (including the Surviving Corporation) to honor, in accordance with its terms (including terms related to the amendment or termination thereof), the Company Benefit Plans.

(d) Subject to Section 5.7(d) of the Company Disclosure Letter, if the Effective Time occurs prior to the date on which the Company pays annual bonuses for calendar year 2024, then Parent or one of its Subsidiaries (including the Surviving Corporation) shall pay a bonus to each Continuing Employee who is otherwise eligible to receive an annual cash bonus for calendar year 2024 and who remains employed with Parent or one of the Parent Subsidiaries through the applicable payment date based on the greater of (i) target performance or (ii) actual performance achievement for calendar year 2024 under the terms of the applicable bonus program, determined in a manner consistent with past practice but subject to reasonable adjustment to reflect any non-recurring costs or other impacts which relate to the transactions contemplated by this Agreement (the “2024 Annual Bonuses”); provided that, in no event shall payment of any 2024 Annual Bonus pursuant to this Section 5.7(d) result in the duplication of payments to any Continuing Employee under any other incentive, severance or other similar arrangement. The 2024 Annual Bonuses shall be paid by Parent or the Surviving Corporation at the same time that such annual bonuses are typically paid in the ordinary course of business by the Company.

(e) If requested by Parent in writing no later than ten (10) Business Days prior to the Closing, the Company shall take all actions that may be necessary or appropriate to terminate, as of the day immediately preceding the Closing Date, the Company’s 401(k) employee savings and protection plan (the “Company 401(k) Plan”). The Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and reasonable comment by Parent) not later than five (5) Business Days immediately preceding the Closing Date. In connection with the termination of the Company 401(k) Plan, Parent shall permit each Continuing Employee who is a participant in the Company 401(k) Plan to (A) become a participant in a 401(k) plan of Parent or its Subsidiary that is an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) (the “Parent 401(k) Plan”) immediately after the Closing Date and (B) to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash or a note (in the case of a participant loan) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan effective as of the Closing Date.

(f) Prior to making any broad-based communication or written communications pertaining to compensation or benefit matters that are affected by the transactions contemplated in this Agreement (including any schedules hereto), each party shall provide the other party with a copy of the intended communication, and such other party shall have a reasonable period of time to review and comment on the communication. The Company and Parent shall cooperate in providing any such mutually agreeable communication.

(g) It is acknowledged and agreed that the consummation of the transactions contemplated hereby will constitute a “change of control” (or “change in control” or transaction of similar import) for purposes of all Company Benefit Plans, policies, programs or agreements (including, but not limited to severance plans and award agreements under the Company Stock Plans that include the term “change in control” or “change of control”, as applicable).

(h) Nothing contained in this Section 5.7 (whether express or implied) shall (i) create or confer any rights, remedies or claims upon any employee, director, officer, or individual service provider or any right of employment or engagement or continued employment or engagement or any particular term or condition of employment or engagement for any Continuing Employee or any other Person, (ii) be considered or deemed to establish, amend, or modify any Company Benefit Plan, New Plan, or any other benefit or compensation plan,

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program, policy, agreement, arrangement, or contract, or (iii) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the parties to this Agreement. The provisions of this Section 5.7 shall not be construed to prevent the termination of employment of any Continuing Employee or, subject to compliance with other terms of this Section 5.7, the establishment, amendment or termination of any particular Company Benefit Plan, New Plan or any other benefit or compensation plan, program, policy, agreement, arrangement, or contract.

Section 5.8 Indemnification of Officers and Directors.

(a) For six (6) years after the Effective Time, to the fullest extent permitted by Law, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify, defend and hold harmless (and advance expenses in connection therewith) each present and former director and officer of (i) the Company or any of the Company Subsidiaries or (ii) any other Entity that was serving in such capacity at the Company’s request (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ and other professionals’ fees and disbursements), judgments, fines, penalties, losses, claims, damages or liabilities or amounts that are paid in settlement, of or incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative to which such Indemnified Party is a party or is otherwise involved (including as a witness), and arises out of or pertains to the fact that the Indemnified Party is or was an officer or director of the Company, any of the Company Subsidiaries or such other Entity, with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement, the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time.

(b) For a period of six (6) years from the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to elimination of liability, indemnification and advancement of expenses of individuals who were directors and officers of the Company prior to the Effective Time than are set forth, as of the date of this Agreement, in the Company’s certificate of incorporation and bylaws.

(c) The Surviving Corporation (or Parent on the Surviving Corporation’s behalf) shall fully prepay no later than immediately prior to the Closing, “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time with recognized insurance companies for the Persons who, as of the date of this Agreement, are covered by the Company’s existing directors’ and officers’ liability insurance (the “D&O Insurance”), with terms, conditions, retentions and levels of coverage that are reasonably acceptable to the Company and at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Notwithstanding anything to the contrary in the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation (or Parent on the Surviving Corporation’s behalf) shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) In the event of any claim, action, suit, proceeding or investigation in which any claims are made in respect of which such Indemnified Party would be entitled to indemnification pursuant to Section 5.8(a), any Indemnified Party wishing to claim such indemnification shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation: (i) the Surviving Corporation shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, the Surviving Corporation will not be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if the Surviving Corporation elects not to assume such defense or legal counsel for the Indemnified Party advises that there are

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issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain legal counsel reasonably satisfactory to Parent and to the provider of any insurance obtained in accordance with the foregoing Section 5.8(c), and the Surviving Corporation shall promptly pay all reasonable and documented fees, costs and expenses of such legal counsel for the Indemnified Party as statements therefor are received; provided, however, that (1) the Surviving Corporation shall be obligated pursuant to this Section 5.8(d) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction (in addition to local counsel if reasonably necessary) unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (in which case the fewest number of legal counsels necessary to avoid conflicts of interest shall be used) and (2) the Indemnified Party shall have made an undertaking to repay all such fees, costs or expenses paid by the Surviving Corporation if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment that the Indemnified Party is not entitled to be indemnified by the Surviving Corporation; (ii) the Indemnified Parties shall cooperate in the defense of any such matter if the Surviving Corporation elects to assume such defense; (iii) the Surviving Corporation shall not be liable for any settlement effected without their prior written consent and the prior written consent of the provider of any insurance obtained in accordance with the foregoing Section 5.8(c); and (iv) the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Notwithstanding anything herein to the contrary, the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by Indemnified Parties hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents in writing.

(e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or Entity and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other Entity, then, and in each such case, proper provisions shall be made (whether by operation of law or otherwise) so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation, as applicable, set forth in this Section 5.8.

(f) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective successors, heirs and legal representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall not be amended in any manner that is adverse to the Indemnified Parties (including their successors, heirs and legal representatives) without the written consent of the Indemnified Party (including the successors, heirs and legal representatives) affected thereby.

(g) The rights of the Indemnified Parties under this Section 5.8 shall be in addition to any rights such Indemnified Parties may have under the Company Organizational Documents or under any applicable Contracts or Laws in effect on the date of this Agreement. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of the Company Subsidiaries in effect on the date of this Agreement and set forth on Section 5.8(g) of the Company Disclosure Letter, and any provisions under such indemnification agreements shall not be amended, repealed or otherwise modified in any manner that would materially adversely affect the elimination of liability, indemnification or advancement of expenses rights thereunder of any such individual.

Section 5.9 Public Disclosure. The initial press release relating to this Agreement shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated by this Agreement; provided, however, that no such

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consultation shall be required if, prior to the date of such release or public statement, a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change shall have occurred in compliance in all respects with the terms of Section 5.4, provided, further, that (a) any such press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its reasonable best efforts to consult with the other party on a timely basis and (b) each of the Company and Parent may, without such consultation, issue public announcements or make other public disclosures regarding this Agreement or the transactions contemplated by this Agreement that are consistent with disclosures in press releases or public statements previously approved by the other party or made by either party in compliance with this Section 5.9. No provision of this Agreement shall prohibit either the Company or Parent from issuing any press release or public statement in the event of a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change that is in either case in compliance in all respects with the terms of Section 5.4.

Section 5.10 Nasdaq Listing; Delisting.

(a) Parent shall, in accordance with the requirements of Nasdaq, use its reasonable best efforts to cause the shares of Parent Common Stock to be issued to Company Stockholders pursuant to this Agreement to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

(b) Prior to the Closing, upon Parent’s request, the Company shall take all actions necessary to be taken prior to Closing to cause the delisting of Company Common Stock from the NYSE and the termination of the Company’s registration of Company Common Stock under the Exchange Act, in each case, as soon as practicable following the Effective Time and in any event no more than ten (10) days thereafter (such period, the “Delisting Period”), subject to compliance with the Company’s obligations under the Exchange Act. If the Surviving Corporation is reasonably likely to be required to file any reports in accordance with the Exchange Act during the Delisting Period, the Company will take commercially reasonable efforts to deliver to Parent at least three (3) Business Days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company in accordance with this Section 5.10(b) will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

Section 5.11 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent, the Company, the Parent Board and the Company Board, to the extent permissible under applicable Laws, will grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Laws, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

Section 5.12 Section 16. Prior to the Effective Time, the Company and Parent intend that any dispositions of (or other transactions in) Company equity securities (including derivative securities with respect to such Company equity securities) resulting from the transactions contemplated by this Agreement or acquisitions of Parent equity securities (including derivative securities with respect to such Parent equity securities) resulting from the transactions contemplated by Article I, in each case, by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company will be exempt under Rule 16b-3 under the Exchange Act, and Parent shall take all commercially reasonable actions consistent with the foregoing intent.

Section 5.13 Notice of Changes. Each of the Company and Parent shall give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such

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notice) upon it obtaining Knowledge of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VI not being able to be satisfied prior to the Termination Date.

Section 5.14 Tax Matters.

(a) Each of the Company and Parent will (i) use its reasonable best efforts to cause the Merger to qualify, and (ii) not take (and will prevent any controlled Affiliate of such party from taking) any actions that would reasonably be expected to prevent the Merger from qualifying for the Reorganization Treatment. Each of the Company and Parent intend to report the Merger as qualifying for the Reorganization Treatment.

(b) The Company and Parent will use reasonable best efforts to cooperate with one another in connection with the issuance of any opinion of counsel relating to the Reorganization Treatment (including in connection with the filing or effectiveness of the Registration Statement), including using reasonable best efforts to deliver to the relevant counsel representation letters, in form and substance reasonably acceptable to such counsel, containing customary representations reasonably necessary or appropriate for such counsel to render such opinion (dated as of the necessary date and signed by an officer of the Company or Parent, as applicable).

(c) Each of the Company and Parent will notify the other party promptly after becoming aware of any reason to believe that the Merger may not qualify for the Reorganization Treatment.

(d) This Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

(e) Except as otherwise provided in Section 1.8(e), the Company shall timely and duly pay, or cause to be timely and duly paid, all transfer, sales, use, stamp, registration, documentary and similar Taxes or fees imposed with respect to the Merger.

(f) For the avoidance of doubt, each party acknowledges and agrees that its obligations to effect the Merger are not subject to any condition or contingency with respect to the Merger qualifying for the Reorganization Treatment.

Section 5.15 Treatment of Existing Indebtedness.

(a) Prior to or substantially concurrently with the Closing Date, the Company shall, as reasonably requested by Parent in writing delivered at least ten (10) Business Days prior to any minimum required notice deadline in the applicable agreement, (i) deliver (or cause to be delivered) notices of the payoff, prepayment, discharge, and termination of any outstanding Indebtedness or obligations of the Company and each applicable Company Subsidiary as required under the Company Credit Agreement (the amounts outstanding under the Company Credit Agreement, the “Company Indebtedness Payoff Amount”); provided, that any such notices will be required only if expressly conditioned upon the Closing, and (ii) take all other actions within its reasonable control and reasonably required to facilitate the repayment of the Company Indebtedness Payoff Amount, including the termination of the commitments under the Company Credit Agreement, in each case, substantially concurrently with the Effective Time. At least one (1) Business Day prior to the Closing Date, the Company shall deliver to Parent an executed payoff letter with respect to the Company Credit Agreement (the “Payoff Letter”), in a form and substance reasonably acceptable to Parent and subject to customary conditions. The Payoff Letter shall (i) confirm the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid Indebtedness under the Company Credit Agreement, as applicable, as of the anticipated Closing Date (and the daily accrual of interest thereafter), (ii) contain payment instructions and (iii) evidence the satisfaction, release and discharge of the Indebtedness under the Company Credit Agreement, as applicable. Parent shall (x) irrevocably pay off, or cause to be paid off, substantially concurrently with the Effective Time, the Company Indebtedness Payoff Amount (if any) and (y) take all actions within its control to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its

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obligations under this Section 5.15. The Company shall use reasonable best efforts to provide, at Parent’s expense, all customary cooperation as may be reasonably requested by the Parent to assist the Parent in connection with any financing necessary to pay amounts required under this Section 5.15; provided, however, that (i) Parent’s obligations under this Agreement shall in no way be subject to or conditioned upon obtaining any financing and (ii) none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.15 that would: (A) require the Company or any Company Subsidiary or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of any financing, except that, if necessary to establish requisite authority or required under the Company Credit Agreement or the applicable Indenture (or the trustee thereunder) (or requested by legal counsel rendering any opinion thereunder), the Company and the applicable Company Subsidiaries shall be required to pass resolutions or consents to approve or authorize the payoff, prepayment, discharge, and termination of the Company Credit Agreement and the redemption or satisfaction and discharge of all or a portion of the outstanding aggregate principal amount of any or all of the Senior Notes, in each case, as contemplated by this Section 5.15, (B) require the Company or any Company Subsidiary or any of their respective Affiliates or any persons who are officers or directors of such entities to enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that would be effective prior to the Effective Time, other than any notice, certificate, document, instrument, or agreement required to be delivered in connection with the prepayment, discharge, and termination of the Company Credit Agreement or the redemption or satisfaction and discharge of all or a portion of the outstanding aggregate principal amount of any or all of the Senior Notes, in each case, as contemplated by this Section 5.15; provided that such notices are conditioned on the Closing, (C) cause any representation, warranty or other provision in this Agreement to be breached by the Company, the Company Subsidiaries or any of their Affiliates, which breach if occurring or continuing at the Effective Time would result in the failure of any of the conditions set forth in this Agreement, (D) require the Company, the Company Subsidiaries or any of their Affiliates to (x) pay any commitment or other similar fee, (y) incur any other expense, liability or obligation which expense, liability or obligation is not reimbursed or indemnified hereunder in connection with any financing prior to the Effective Time or (z) have any obligation of the Company, the Company Subsidiaries or any of their Affiliates under any agreement, certificate, document or instrument be effective until the Effective Time, except in the event such fee, expense, liability or obligation arose out of or results from the bad faith, gross negligence or willful misconduct of the Company, the Company Subsidiaries or any of their Affiliates, (E) cause any director, officer, employee or stockholder of the Company, the Company Subsidiaries or any of their Affiliates to incur any personal liability (except to the extent such Person is continuing in such role after Effective Time, and solely with respect to agreements contingent upon the Effective Time and that would not be effective prior to the Effective Time) or provide any representation or certificate such director, officer, employee or stockholder believes in good faith is false, (F) conflict with the organizational documents of the Company, the Company Subsidiaries or any of their Affiliates or any Laws, or, except as otherwise provided herein, material contracts, (G) provide access to or disclose information to any Person, to the extent that the Company, the Company Subsidiaries or any of their Affiliates determines in good faith that providing access or disclosure would jeopardize any attorney-client privilege or other similar privilege or protection of the Company, the Company Subsidiaries or any of their Affiliates in respect of such information, (H) require the Company or any of the Company Subsidiaries or Representatives to prepare or provide any Excluded Information or (I) unreasonably interfere with the ongoing operations of the Company or any of the Company Subsidiaries. Parent shall, promptly on request by the Company, reimburse the Company, the Company Subsidiaries and their Affiliates for all reasonable, documented and invoiced out-of-pocket costs (including reasonable, documented and invoiced out-of-pocket attorneys’ fees) incurred in good faith by them or their Representatives in connection with the cooperation described in Section 5.15 and shall indemnify and hold harmless the Indemnified Parties from and against any and all losses suffered or incurred by them in connection with any financing, any action taken by them at the request of Parent or its Representatives pursuant to Section 5.15 and any information used in connection therewith except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or breach of this Agreement by any Indemnified Party. Notwithstanding the foregoing, (A) the Company and the Company Subsidiaries shall have no obligation to make any payment in respect of the Company Indebtedness Payoff Amount or in respect of any notice

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delivered under clause (i) of this Section 5.15(a), and Parent shall not make (or cause to be made) any payment in respect of the Company Indebtedness Payoff Amount, prior to the Effective Time and (B) the Company shall not be obligated to terminate or discharge (or make or cause to become effective any such action) the Company Credit Agreement prior to the Effective Time.

(b) The Company shall (i) timely provide or cause to be provided to the trustee under each Indenture, in accordance with the provisions of such Indenture (unless waived by the trustee under the applicable Indenture) any notices, announcements, certificates, filings, or legal opinions required by the applicable Indenture to be provided in connection with the transactions contemplated by this Agreement prior to the Effective Time, (ii) take all other actions that may be required under each Indenture in connection with the transactions contemplated by this Agreement prior to the Effective Time, and (iii) use reasonable best efforts to provide all assistance reasonably requested by Parent that are customary or necessary in connection with this Section 5.15. Parent and its counsel shall be given a reasonable opportunity to review and comment on each such document or instrument, in each case, before such document or instrument is provided to a trustee under any Indenture, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

(c) At Parent’s request, the Company shall, to the extent permitted by the applicable Senior Notes and the related Indenture, (i) issue a notice of optional redemption for all or a portion of the outstanding aggregate principal amount of any or all of the Senior Notes, pursuant to the redemption provisions of the applicable Indenture so that such notes shall be redeemable on the Closing Date or as specified by Parent and (ii) take any other actions reasonably requested by Parent to facilitate the redemption, satisfaction and discharge or assumption of any or all of the Senior Notes, pursuant to the relevant provisions of the applicable Indenture; provided that the Company shall not be obligated to issue a notice of optional redemption pursuant to this Section 5.15 unless such notice is conditioned on the Closing; and provided, further, that in connection with the delivery of any such redemption, discharge or assumption, the Company shall deliver and shall use reasonable best efforts to cause counsel for the Company to deliver, customary officer’s certificates, supplemental indentures and legal opinions, respectively, to the trustee under the applicable Indenture, to the extent such certificates, supplemental indentures and opinions are required thereby, would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered. At Parent’s request, the Company will, and will cause its Representatives to, cooperate with Parent in connection with any discussions, negotiations, supplemental indentures, or agreements with the trustee under the applicable Indenture, its counsel, and Representatives.

(d) Without Parent’s prior written consent, the Company will not, and will cause its Representatives not to, amend or supplement any Indenture except as provided in this Section 5.15.

Section 5.16 Shareholder Litigation. Each of the Company and Parent shall promptly notify the other of any shareholder litigation against it or its directors or officers relating to the Merger and the other transactions contemplated by this Agreement and shall keep the other party informed regarding such litigation. The Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any shareholder litigation against the Company or its directors or officers relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 5.5, each of Parent and the Company shall cooperate, shall cause their respective Subsidiaries, as applicable, to cooperate and shall use its reasonable best efforts to cause its Representatives to cooperate in the defense against such shareholder litigation.

Section 5.17 Cooperation. Each of the Company and Parent will, and will cause its Subsidiaries and Representatives to, use its reasonable best efforts, subject to applicable Law, to cooperate with the other party in connection with planning the integration of the business operations of the Company and Parent and their respective Subsidiaries.

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Section 5.18 Governance. Prior to the Closing Date, Parent shall take all necessary actions to cause one member of the Company Board as of the date of this Agreement (including the Company’s Chief Executive Officer), selected by the Company Board and reasonably acceptable to Parent (the “Company Designee”), to be appointed to the Parent Board immediately following the Effective Time. The Company Designee shall meet the criteria for service on the Parent Board under applicable Law, Nasdaq rules and Parent’s corporate governance guidelines.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Law, the waiver by each party on or prior to the Effective Time, of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained;

(b) The Parent Stockholder Approval shall have been obtained;

(c) No Law (except for any Order issued in connection with a Legal Proceeding instituted by (i) the Company, its Affiliates, or its stockholders, with respect to the Company’s obligations to consummate the Merger, or (ii) the Parent Parties, their Affiliates, or their stockholders, with respect to the Parent Parties’ obligations to consummate the Merger) shall be in effect that prohibits the consummation of the Merger;

(d) Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated hereby shall have expired or otherwise been terminated;

(e) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the use of the Registration Statement or the Joint Proxy Statement shall have been issued by the SEC nor shall proceedings seeking a stop order have been initiated or, to the Knowledge of the Company or Parent, as the case may be, be threatened by the SEC; and

(f) The shares of Parent Common Stock issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Section 6.2 Additional Conditions to the Parent Parties’ Obligations. The respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by Law, the waiver by the Parent Parties on or prior to the Effective Time of each of the following conditions:

(a) The Company shall have performed or complied in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Agreement prior to the Effective Time;

(b) The representations and warranties of the Company contained (i) in the first sentence of Section 2.1(a), Section 2.1(c), Section 2.2, Section 2.4 and Section 2.5(b)(i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies, (ii) in Section 2.7(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) in Section 2.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such date, and (iv) in this Agreement (other than the representations and warranties of the Company set forth in the first sentence of Section 2.1(a), Section 2.1(c), Section 2.2, Section 2.4, Section 2.5(b)(i), Section 2.7(b) and Section 2.23) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual such representation or warranty) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except (in the case of

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this subclause (iv)) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(c) There shall not have occurred since the date of this Agreement a Company Material Adverse Effect.

At Closing, Parent shall receive a certificate from a duly authorized officer of the Company certifying as to the matters set forth in the foregoing clauses (a), (b) and (c) of this Section 6.2.

The foregoing conditions are for the sole benefit of the Parent Parties and may, subject to the terms of this Agreement, be waived by Parent (with any waiver by Parent being an effective waiver by the other Parent Party), in whole or in part at any time and from time to time, in the sole discretion of Parent.

Section 6.3 Additional Conditions to the Company’s Obligations. The obligations of the Company to consummate the Merger are subject to the satisfaction or, to the extent permitted by Law, the waiver by the Company on or prior to the Effective Time of each of the following conditions:

(a) Each of the Parent Parties shall have performed or complied in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Agreement prior to the Effective Time;

(b) The representations and warranties of Parent contained (i) in the first sentence of Section 3.1(a), Section 3.2, Section 3.4 and Section 3.5(b)(i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies, (ii) in Section 3.7(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) in Section 3.15 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such date, and (iv) in this Agreement (other than the representations and warranties of Parent set forth in the first sentence of Section 3.1(a), Section 3.2, Section 3.4, Section 3.5(b)(i), Section 3.7(b) and Section 3.15) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except (in the case of this subclause (iv)) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c) There shall not have occurred since the date of this Agreement a Parent Material Adverse Effect.

At Closing, the Company shall receive a certificate from a duly authorized officer of Parent as to the matters set forth in the foregoing clauses (a), (b) and (c) of this Section 6.3.

The foregoing conditions are for the sole benefit of the Company and may, subject to the terms of this Agreement, be waived by the Company, in whole or in part at any time and from time to time, in the sole discretion of the Company.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated prior to the Effective Time, whether before or after adoption of this Agreement by the Company Stockholders or approval of the Parent Proposal by the Parent

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Stockholders (with any termination by Parent also being an effective termination by the other Parent Parties), in the following circumstances:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) the Merger shall not have been consummated on or prior to October 3, 2024 (the “Termination Date”); provided that (i) if the conditions to Closing set forth in Section 6.1(c) (with respect to any Antitrust Laws) or Section 6.1(d) have not been satisfied or waived on or prior to the Termination Date but all other conditions to Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the Termination Date shall automatically be extended by three (3) months to January 3, 2025 and, such date, as so extended, shall then be the “Termination Date” for all purposes under this Agreement; and (ii) following the extension of the Termination Date pursuant to the immediately prior clause (i), if the conditions to Closing set forth in Section 6.1(c) (with respect to any Antitrust Laws) or Section 6.1(d), have not been satisfied or waived on or prior to the Termination Date (as extended pursuant to the immediately prior clause (i)) but all other conditions to Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), Parent and the Company may, by mutual agreement, extend the Termination Date by another three (3) months to April 3, 2025 and, such date, as so extended, shall then be the “Termination Date” for all purposes under this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement by such party;

(ii) a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose action or failure to act has been the primary cause for the entry of the Order and such action or failure to act constitutes a material breach of this Agreement by such party;

(iii) the required approval of Company Stockholders contemplated by this Agreement at the Company Stockholders’ Meeting (or at any adjournment thereof) shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company where the failure to obtain the required approval of the Company Stockholders shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement; or

(iv) the required approval of the Parent Stockholders contemplated by this Agreement at the Parent Stockholders’ Meeting (or any adjournment thereof) shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iv) shall not be available to Parent where the failure to obtain the required approval of the Parent Stockholders shall have been caused by the actions or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(c) by Parent:

(i) at any time prior to the Effective Time, if any of the Company’s covenants, representations or warranties contained in this Agreement (other than those set forth in Section 5.4) shall have been breached or any of the Company’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.2(a) or Section 6.2(b) of this Agreement would not be satisfied, and such breach (A) is incapable of being cured by the Company by the Termination Date or (B) shall not have been cured within thirty (30) days of receipt by the Company of written notice of such breach describing in reasonable detail such breach;

(ii) at any time prior to the receipt of the Company Stockholder Approval, if the Company Board or any committee thereof (A) shall make a Company Adverse Recommendation Change, (B) shall approve

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or adopt or recommend the execution of a definitive agreement in connection with an Acquisition Proposal with respect to the Company (other than any Acceptable Confidentiality Agreement permitted by Section 5.4(a)), or (C) shall resolve, agree to, publicly propose to or allow the Company to publicly propose to take any of the actions in the foregoing clauses (A)-(B);

(iii) at any time prior to the receipt of the Company Stockholder Approval, if there has been a material breach by the Company of any of its obligations under Section 5.4, other than in the case where (A) such breach is a result of an isolated action by a Person that is a Representative of the Company who was not acting at the direction of the Company, (B) the Company uses reasonable best efforts to promptly remedy such breach and (C) Parent is not materially harmed as a result thereof; or

(iv) at any time prior to the receipt of the Parent Stockholder Approval, and if there has not been a material breach by Parent of any of its obligations under Section 5.4, in order for Parent to enter into a definitive agreement with respect to a Superior Proposal simultaneously with termination of the Agreement pursuant to this Section 7.1(c)(iv); provided, that any such purported termination by Parent pursuant to this Section 7.1(c)(iv) shall be void and of no force or effect unless Parent has paid to the Company the Parent Termination Fee in accordance with Section 7.3(b)(i).

(d) by the Company:

(i) at any time prior to the Effective Time, if any of the Parent Parties’ covenants, representations or warranties contained in this Agreement (other than those set forth in Section 5.4) shall have been breached or any of the Parent Parties’ representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.3(a) or Section 6.3(b) of this Agreement would not be satisfied, and such breach (A) is incapable of being cured by Parent or Merger Sub, as the case may be, by the Termination Date or (B) shall not have been cured within thirty (30) days of receipt by Parent of written notice of such breach describing in reasonable detail such breach;

(ii) at any time prior to the receipt of the Parent Stockholder Approval, if the Parent Board, or any committee thereof (A) shall make a Parent Adverse Recommendation Change, (B) shall approve or adopt or recommend the execution of a definitive agreement in connection with an Acquisition Proposal with respect to Parent (other than any Acceptable Confidentiality Agreement permitted by Section 5.4(d)), or (C) shall resolve, agree to, publicly propose to or allow Parent to publicly propose to take any of the actions in the foregoing clauses (A)-(B);

(iii) at any time prior to the receipt of the Parent Stockholder Approval, if there has been a material breach by Parent of any of its obligations under Section 5.4, other than in the case where (A) such breach is a result of an isolated action by a Person that is a Representative of Parent who was not acting at the direction of Parent, (B) Parent uses reasonable best efforts to promptly remedy such breach and (C) the Company is not materially harmed as a result thereof; or

(iv) at any time prior to the receipt of the Company Stockholder Approval, and if there has not been a material breach by the Company of any of its obligations under Section 5.4, in order for the Company to enter into a definitive agreement with respect to a Superior Proposal simultaneously with termination of the Agreement pursuant to this Section 7.1(d)(iv); provided, that any such purported termination by the Company pursuant to this Section 7.1(d)(iv) shall be void and of no force or effect unless the Company has paid to Parent the Company Termination Fee in accordance with Section 7.3(b)(ii).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1 of this Agreement, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 7.3 and Article VIII of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any party from any liability or damages resulting from fraud or any Willful and Material Breach of any provision contained in this Agreement.

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Section 7.3 Expenses; Termination Fees.

(a) Expenses.

(i) Except as provided below, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne solely and entirely by the party incurring such expenses, whether or not the Merger is consummated.

(ii) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iii) [No Company Stockholder Approval], then the Company shall pay to Parent the Expenses. Any Expenses due under this Section 7.3(a)(ii) shall be paid no later than three (3) Business Days after receipt of documentation supporting such Expenses.

(iii) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iv) [No Parent Stockholder Approval], then Parent shall pay to the Company the Expenses. Any Expenses due under this Section 7.3(a)(iii) shall be paid no later than three (3) Business Days after receipt of documentation supporting such Expenses.

(b) Termination Fee.

(i) In the event that this Agreement is terminated by (A) the Company pursuant to Section 7.1(d)(ii) [Parent Adverse Recommendation Change] or Section 7.1(d)(iii) [Parent Material Breach of Non-Solicitation] or (B) Parent pursuant to Section 7.1(c)(iv) [Parent Superior Proposal], then Parent shall pay to the Company the Parent Termination Fee (x) in the case of clause (A), as promptly as possible (but in any event within three (3) Business Days following such termination, and (y) in the case of clause (B), prior to or concurrently with such termination.

(ii) In the event that this Agreement is terminated by (A) Parent pursuant to Section 7.1(c)(ii) [Company Adverse Recommendation Change] or Section 7.1(c)(iii) [Company Material Breach of Non-Solicitation] or (B) the Company pursuant to Section 7.1(d)(iv) [Company Superior Proposal], then the Company shall pay to Parent the Company Termination Fee (x) in the case of clause (A), as promptly as possible (but in any event within three (3) Business Days) following such termination, and (y) in the case of clause (B), prior to or concurrently with such termination.

(iii) In the event that (A) prior to the Company Stockholders’ Meeting, an Acquisition Proposal with respect to the Company is publicly proposed or publicly disclosed after the date of this Agreement, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) [Termination Date] or Section 7.1(b)(iii) [No Company Stockholder Approval] or by Parent pursuant to Section 7.1(c)(i) [Company Breach], and (C) concurrently with or within twelve (12) months after any such termination described in clause (B), the Company or any of the Company Subsidiaries enters into a definitive agreement with respect to, or otherwise consummates, any Acquisition Proposal with respect to the Company (substituting fifty percent (50%) for the fifteen percent (15%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 7.3(b)(iii)), then the Company shall pay to Parent the Company Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the earlier of the entry into such definitive agreement or consummation of such Acquisition Proposal.

(iv) In the event that (A) prior to the Parent Stockholders’ Meeting, an Acquisition Proposal with respect to Parent is publicly proposed or publicly disclosed after the date of this Agreement, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) [Termination Date] or Section 7.1(b)(iv) [No Parent Stockholder Approval] or by the Company pursuant to Section 7.1(d)(i) [Parent Breach], and (C) concurrently with or within twelve (12) months after any such termination described in clause (B), Parent or any of the Parent Subsidiaries enters into a definitive agreement with respect to, or otherwise consummates, any Acquisition Proposal with respect to Parent (substituting fifty percent (50%) for the fifteen percent (15%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 7.3(b)(iv)), then Parent shall pay to the Company the Parent Termination

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Fee as promptly as possible (but in any event within three (3) Business Days) following the earlier of the entry into such definitive agreement or consummation of such Acquisition Proposal.

(v) In the event that this Agreement is terminated by either party pursuant to Section 7.1(b)(i) [Termination Date] and at the time of such termination, (A) the Company Stockholder Approval shall not have been obtained and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 7.1(c)(ii) [Company Adverse Recommendation Change] or Section 7.1(c)(iii) [Company Material Breach of Non-Solicitation], then the Company shall pay to Parent the Company Termination Fee as promptly as possible (but in any event within three (3) Business Days) following such termination.

(vi) In the event that this Agreement is terminated by either party pursuant to Section 7.1(b)(i) [Termination Date] and at the time of such termination, (A) the Parent Stockholder Approval shall not have been obtained and (B) the Company would have been permitted to terminate this Agreement pursuant to Section 7.1(d)(ii) [Parent Adverse Recommendation Change] or Section 7.1(d)(iii) [Parent Material Breach of Non-Solicitation], then Parent shall pay to the Company the Parent Termination Fee as promptly as possible (but in any event within three (3) Business Days) following such termination.

(vii) As used in this Agreement:

(1) “Company Termination Fee” shall mean $85,000,000.00 (eighty five million dollars).

(2) “Expenses” shall mean reasonable and documented out-of-pocket fees and expenses incurred or paid by or on behalf of the party receiving payment thereof and its Affiliates in connection with the Merger or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all reasonable and documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to such party and its Affiliates; provided that (A) the aggregate amount of Expenses reimbursable to Parent under Section 7.3(a)(ii) shall not exceed $24,000,000.00 (twenty four million dollars) and (B) the aggregate amount of Expenses reimbursable to the Company under
Section 7.3(a)(iii) shall not exceed $48,000,000.00 (forty eight million dollars).

(3) “Parent Termination Fee” shall mean $170,000,000.00 (one hundred seventy million dollars).

(viii) Upon payment of the Company Termination Fee or Parent Termination Fee, as applicable, the paying party shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the other party (provided that nothing herein shall release any party from liability for fraud or Willful and Material Breach). The parties acknowledge and agree that in no event shall either party be required to pay the Company Termination Fee, Parent Termination Fee or the Expenses, as applicable, on more than one occasion.

(ix) Notwithstanding anything to the contrary contained in this Section 7.3, if the Company or Parent receives a Company Termination Fee or Parent Termination Fee, as applicable, then such Person will not be entitled to also receive a payment for the Expenses and if the Company Termination Fee or Parent Termination Fee, as applicable, is payable at such time as such Person has already received payment or concurrently receives payment in respect of the Expenses, the amount of the Expenses received by (or on behalf of) such Person shall reduce the Company Termination Fee or Parent Termination Fee, as applicable, payable to such Person.

(x) Each of the parties hereto acknowledges and agrees: (A) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement and (B) that the Company Termination Fee, Parent Termination Fee and the Expenses, as applicable, are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate a party hereto in the circumstances in which such payment is due and payable and which do not involve fraud or a Willful and Material Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in

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reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. If the Company or Parent, as applicable, fails to pay in a timely manner any amount due pursuant to this Section 7.3, then (1) the Company or Parent, as applicable, shall reimburse the other for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related actions commenced and (2) the Company or Parent, as applicable, shall pay to the other interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

(xi) The parties agree that (A) other than with respect to fraud or a Willful and Material Breach of any covenant, agreement or obligation by Parent or Merger Sub, the payment of the Parent Termination Fee or Expenses (including, if applicable, the amounts specified in Section 7.3(b)(x)) shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent or Merger Sub and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates, and in no event will any such Person or any other Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, any loss suffered as a result of the failure of the Merger to be consummated, the termination of this Agreement, any liabilities or obligations arising under this Agreement, or any claims or actions arising out of or relating to any breach, termination, or failure of or under this Agreement, and upon payment of such amount, none of Parent or Merger Sub, or any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the transactions contemplated by this Agreement; provided, however, that no such payment shall relieve Parent or Merger Sub of any liability or damages to the Company as a result of fraud or a Willful and Material Breach of any covenant, agreement or obligation by Parent or Merger Sub (in which case only Parent, and Merger Sub shall be liable for damages for such fraud or Willful and Material Breach); and (B) other than with respect to fraud or a Willful and Material Breach of any covenant, agreement or obligation by the Company, the payment of the Company Termination Fee or Expenses (including, if applicable, the amounts specified in Section 7.3(b)(x)) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates, and in no event will any such Person or any other Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, for any loss suffered as a result of the failure of the Merger to be consummated, the termination of this Agreement, any liabilities or obligations arising under this Agreement, or any claims or actions arising out of or relating to any breach, termination, or failure of or under this Agreement, and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the transactions contemplated by this Agreement; provided, however, that no such payment shall relieve the Company of any liability or damages to any Parent Party as a result of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful and Material Breach). In the event that the Company or Parent is entitled pursuant to this Agreement to both payment of any monetary damages (including monetary damages in respect of any fraud or Willful and Material Breach of the other parties) and payment of the Company Termination Fee, the Parent Termination Fee or Expenses, as applicable, then the Company Termination Fee, the Parent Termination Fee or Expenses to the extent paid shall reduce the damages to which such party is entitled (if any) on a dollar-for-dollar basis.

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ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent (with any amendment by Parent also being an effective amendment by the other Parent Party) at any time (whether before or after any required approval by the Company Stockholders or the Parent Stockholders); provided, however, that after the receipt of Company Stockholder Approval or Parent Stockholder Approval, no amendment shall be made which by applicable Laws or the rules of the NYSE or Nasdaq requires further approval of the Company Stockholders or Parent Stockholders, as applicable, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.3 No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except for agreements which expressly by their terms survive the Effective Time.

Section 8.4 Entire Agreement; Counterparts. This Agreement (and the Confidentiality Agreement and the Company Disclosure Letter and Parent Disclosure Letter) constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

Section 8.5 Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees that any action, suit or other Legal Proceeding arising out of the transactions contemplated by this Agreement (a “Proceeding”) shall be commenced and conducted exclusively in the federal or state courts of the State of Delaware, and each of the parties hereby irrevocably and unconditionally: (a) consents to submit to the exclusive jurisdiction of the federal and state courts in the State of Delaware for any Proceeding (and each party agrees not to commence any Proceeding, except in such courts); (b) waives any objection to the laying of venue of any Proceeding in the federal or state courts of the State of Delaware; (c) waives, and agrees not to plead or to make, any claim that any Proceeding brought in any federal or state court of the State of Delaware has been brought in an improper or otherwise inconvenient forum; and (d) waives, and agrees not to plead or to make, any claim that any Proceeding shall be transferred or removed to any other forum. Each of the parties hereto hereby irrevocably and unconditionally agrees: (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain

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an agent in the State of Delaware as such party’s agent for acceptance of legal process and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to clauses (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 8.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

Section 8.8 No Third-Party Beneficiaries. Except for (a) the right to receive the Merger Consideration as provided in Article I (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration) but only from and after, and subject to the occurrence of, the Effective Time, (b) the rights of holders of Company Long-Term Incentive Awards to the treatment set forth in Section 5.6, but only from and after, and subject to the occurrence of, the Effective Time, (c) the right of the Indemnified Parties to enforce the provisions of Section 5.8 only (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after, and subject to the occurrence of, the Effective Time, and (d) the rights of the financing sources under Section 8.14, Parent and the Company agree that (i) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or the first Business Day following such receipt if the transmission is after 5:00 p.m. Central Time on such date or if the date is not a Business Day) of transmission by electronic mail, or (c) on the date of confirmation of receipt (or the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered to the address or electronic mail set forth beneath the name of such party below (or to such other address or electronic mail as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub:

APA Corporation

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056

Attention: Scott Grandt, Senior Vice President, Corporate Development

Email: Scott.Grandt@apachecorp.com

with a copy to:

APA Corporation

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056

Attention: P. Anthony Lannie, Executive Vice President and General Counsel

Email: Anthony.Lannie@apachecorp.com

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with a copy to (which copy shall not constitute notice hereunder):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn:	Daniel A. Neff
Zachary S. Podolsky
Email:	DANeff@wlrk.com
ZSPodolsky@wlrk.com

If to the Company:

Callon Petroleum Company

One Briarlake Plaza

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

Attention:	Liam Kelly
Michol L. Ecklund
Email:	MEcklund@callon.com
LKelly@callon.com

with a copy to (which copy shall not constitute notice hereunder):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:	Sean T. Wheeler, P.C.
Debbie P. Yee, P.C.
Camille E. Walker
Email:	sean.wheeler@kirkland.com
debbie.yee@kirkland.com
camille.walker@kirkland.com

Section 8.10 Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (b) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement; provided that the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original interest of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties agree that, in the event of any breach by the other party of any covenant or obligation contained in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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Section 8.12 Construction.

Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) for purposes of this Agreement, whenever the context requires: the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders;

(b) the parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement;

(c) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(d) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(e) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(f) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(g) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) this Agreement has been jointly prepared by the parties hereto, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such article, section or subsection, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Annexes and Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(m) all references to a Person includes such Person’s predecessors and permitted successors and assigns;

(n) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o) all references to days mean calendar days unless otherwise provided; and

(p) all references to “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 3, 2024.

Section 8.13 Certain Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

(i) “Acceptable Confidentiality Agreement” shall mean (A) a confidentiality agreement on terms no less favorable to the Company or Parent, as applicable, than the terms of the Confidentiality Agreement and (B) such confidentiality agreement shall not prohibit compliance by Parent or the Company, as applicable, with any of the provisions of Section 5.4 as between Parent, on the one hand, and the Company, on the other hand.

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(ii) “Acquisition Proposal” shall mean any bona fide proposal, whether or not in writing, for the (A) direct or indirect acquisition or purchase of a business or assets that constitutes fifteen percent (15%) or more of the net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of fifteen percent (15%) or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes fifteen percent (15%) or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or (C) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning fifteen percent (15%) or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes fifteen percent (15%) or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, solely when used with respect to Parent, “Acquisition Proposal” shall exclude (x) any proposal for transactions involving Parent which are not prohibited by Section 5.5(h) and (y) proposals with respect to the matters described in Section 8.13(a)(ii) of the Parent Disclosure Letter.

(iii) “Affiliate” shall have the meaning as defined in Rule 12b-2 under the Exchange Act.

(iv) “Anti-Corruption Laws” shall mean any applicable law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and any applicable anti-corruption or anti-bribery law of any other applicable jurisdiction.

(v) “Antitrust Law” shall mean any Law designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization, lessening of competition, or restraint of trade, including the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, and the Federal Trade Commission Act.

(vi) “Book-Entry Common Share” shall mean each uncertificated share of Company Common Stock.

(vii) “Business Day” shall mean any day, other than a Saturday, a Sunday or a day on which banking and savings and loan institutions in New York or Texas are authorized or required by Law to be closed.

(viii) “Cleanup” shall mean all actions required to be taken under or pursuant to any Environmental Law to: (A) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (B) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

(ix) “Company Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of October 19, 2022, among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, and as further amended, restated, supplemented or otherwise modified from time to time.

(x) “Company Intervening Event” shall mean a material event, fact, circumstance, development or occurrence not related to an Acquisition Proposal that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to or by the Company Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to the Company Board prior to obtaining the Company Stockholder Approval. Notwithstanding the foregoing, in no event shall the following constitute a Company Intervening Event: (x) any action taken by the parties pursuant to the affirmative covenants set forth in Section 5.5, or the consequences of any such action; (y) any event, fact, circumstance, development or occurrence relating to Parent or the Parent Subsidiaries that would not reasonably be expected to have,

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individually or in the aggregate, a Parent Material Adverse Effect, and (z) changes in the market price or trading volume of Parent Common Stock, Company Common Stock or any other securities of Parent or the Company, or any change in the credit rating of Parent or the Company or the fact that Parent or the Company meets, fails to meet, or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof, in each case of this clause (z), may constitute a Company Intervening Event).

(xi) “Company Long-Term Incentive Awards” shall mean the Company RSUs, Company MSUs, Company CPUs, Cash SAR Awards and Company Phantom Stock Units.

(xii) “Company Material Adverse Effect” shall mean, when used with respect to the Company and the Company Subsidiaries, (A) a material adverse effect on the ability of the Company and the Company Subsidiaries to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, or (B) any changes, events, developments, conditions, occurrences, effects or combination of the foregoing that materially adversely affects the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, but none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Company Material Adverse Effect has occurred:

(1) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or the prices of other commodities, including changes in price differentials;

(2) changes in general economic conditions in the:

(A) oil and gas exploration and production industry;

(B) oil and gas gathering, compressing, treating, processing and transportation industry generally;

(C) natural gas liquids fractionating and transportation industry generally;

(D) crude oil and condensate logistics and marketing industry generally; and

(E) natural gas marketing and trading industry generally (including in the case of each of clauses (A) through (E) changes in law after the date of this Agreement affecting such industries);

(3) the outbreak or escalation of hostilities or acts of war or terrorism, or any escalation or worsening thereof;

(4) any hurricane, tornado, flood, earthquake or other natural disaster;

(5) any epidemic, pandemic or disease outbreak or other public health condition, or any other force majeure event, or any escalation or worsening thereof;

(6) the identity of Parent, Merger Sub, or their respective Affiliates, or any action expressly required or expressly permitted by this Agreement or taken at the express written request of or with the express prior written consent of Parent; provided that the exception in this clause (6) shall not apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 2.5(b), Section 2.12(c), Section 2.13(d) or Section 2.16(g) and, to the extent related thereto, the condition set forth in Section 6.2(b);

(7) the announcement of this Agreement (including, for the avoidance of doubt, compliance with or performance of obligations under this Agreement or the transactions contemplated hereby); provided that the exception in this clause (7) shall not apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 2.5(b), Section 2.12(c), Section 2.13(d) or Section 2.16(g) and, to the extent related thereto, the condition set forth in Section 6.2(b);

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(8) any change in the market price or trading volume of the common stock of the Company (it being understood and agreed that the exception in this clause (8) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect);

(9) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (9) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect);

(10) any downgrade in rating of any Indebtedness or debt securities of the Company or any of the Company Subsidiaries (it being understood and agreed that the exception in this clause (10) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such downgrade (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect);

(11) changes in any Laws or regulations applicable to the Company or any of the Company Subsidiaries or their respective assets or operations after the date of this Agreement;

(12) changes in applicable accounting regulations or the interpretations thereof after the date of this Agreement;

(13) any Legal Proceedings commenced by any stockholder of the Company (on its own behalf or on behalf of the Company) arising out of or related to this Agreement or the Merger or other transactions contemplated hereby; and

(14) any Legal Proceeding commenced after the date hereof under antitrust Law in relation to the transactions contemplated hereby and any Regulatory Remedy;

provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in the foregoing clauses (1), (2), (3), (4), (5), (11) or (12) will, unless otherwise excluded, be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately affects the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and the Company Subsidiaries operate.

(xiii) “Company RSU” shall mean a restricted stock unit granted pursuant to the Company Stock Plans that vests solely on the basis of time.

(xiv) “Company Stock Plans” shall mean (i) the Callon Petroleum Company Amended and Restated 2018 Omnibus Incentive Plan, (ii) the Callon Petroleum Company 2020 Omnibus Incentive Plan, (iii) the Amended and Restated 2017 Incentive Plan of Carrizo Oil & Gas, Inc., and (iv) the Carrizo Oil & Gas, Inc. Cash-Settled Stock Appreciation Rights Plan, in each case, as amended or supplemented from time to time.

(xv) “Company Warrants” shall mean the warrants issued pursuant to that certain Warrant Agreement, dated as of December 20, 2019, between the Company and American Stock Transfer And Trust Company, LLC, as warrant agent.

(xvi) “Contract” shall mean any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Company Benefit Plan.

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(xvii) “Derivative Product” shall mean each Contract for any futures transaction, swap transaction, collar transaction, floor transaction, cap transaction, option, warrant, forward purchase or sale transaction relating to one or more currencies, commodities (including Hydrocarbons), interest rates, bonds, equity securities, loans, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(xviii) “DTC” means The Depositary Trust Company.

(xix) “Economic Sanctions/Trade Laws” shall mean all applicable laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by any governmental body, agency, authority or Entity targeting certain countries, territories, entities or Persons. For the avoidance of doubt, the applicable laws referenced in the foregoing sentence include (A) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control law applicable to U.S.-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time, (B) any U.S. sanctions related to or administered by the U.S. Department of State and (C) any sanctions measures or embargoes imposed by the United Nations Security Council, His Majesty’s Treasury or the European Union and enforced by its member states.

(xx) “EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

(xxi) “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, easement, title defect, lease, sublease, claim, infringement, interference, option, right of first refusal or preemptive right (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(xxii) “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

(xxiii) “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or Parent, or (B) any violation, or alleged violation, of any Environmental Law or environmental Permits required under Environmental Law.

(xxiv) “Environmental Law” shall mean any applicable Law that relates to (A) the protection of the environment (including air, surface water, groundwater, surface land, subsurface land, plant and animal life or any other natural resource), human health or safety (to the extent related to exposure to Hazardous Materials); or (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or Release of Hazardous Materials.

(xxv) “Excluded Information” means (a) any description of post-Effective Time capital structure, including descriptions of indebtedness or equity or ownership of Parent or the Company or any of

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their respective affiliates, (b) any description of any financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a bank financing or high yield debt securities, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (c) any information regarding any post-Effective Time or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information or pro forma financial statements, (d) risk factors relating to all or any component of any financing, (e) financial statements or information required by Rule 3-09,3-10 or 3-16, 13.01 or 13.02 of Regulation S-X, any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (f) separate subsidiary financial statements, (g) projections and (h) “segment” financial information.

(xxvi) “executive officers” shall have the meaning given to such term in Rule 3b-7 under the Exchange Act.

(xxvii) “GAAP” shall mean generally accepted accounting principles, as in effect in the United States of America.

(xxviii) “Governmental Entity” shall mean any federal, state, tribal, municipal, local or foreign government or any instrumentality, subdivision, court, arbitral body (public or private), administrative agency or commission or quasi-governmental agency or other authority thereof.

(xxix) “Hazardous Materials” shall mean any substance, material or waste that is listed, defined, designated or classified or otherwise regulated as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning pursuant to any Environmental Law, including Hydrocarbons and any hazardous substance as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., as amended, and any similar term used in any similar state authority.

(xxx) “Hydrocarbons” shall mean crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas), ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

(xxxi) “Indebtedness” of any Person shall mean:

(A) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property) or payment obligations issued or incurred by such Person in substitution or exchange for payment obligations for borrowed money;

(B) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person or any services received by such Person, including, in any such case, “earnout” payments;

(C) obligations of such Person in respect of letters of credit, bank guarantees or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(D) obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP;

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(E) payment obligations secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance other than a Permitted Encumbrance, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed;

(F) obligations to repay deposits or other amounts advanced by and therefore owing to any party that is not an Affiliate of such Person;

(G) obligations of such Person under any Derivative Product;

(H) obligations pursuant to securitization or factoring programs or arrangements; and

(I) indebtedness of others as described in the foregoing clauses (A) through (H) above in any manner guaranteed by such Person or for which such Person is or may become contingently liable;

but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

(xxxii) “Indentures” means, collectively, (i) the Indenture, dated as of June 7, 2018, among the Company, the guarantors party thereto from time to time and U.S. Bank National Association, a national banking association, as trustee (as amended or supplemented from time to time, the “2026 Notes Indenture”), (ii) the Indenture, dated as of July 6, 2021, among the Company, the guarantors party thereto from time to time and U.S. Bank National Association, a national banking association, as trustee (as amended or supplemented from time to time, the “2028 Notes Indenture”), and (iii) the Indenture, dated as of June 24, 2022, among the Company, the guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, a national banking association, as trustee (as amended or supplemented from time to time, the “2030 Notes Indenture”).

(xxxiii) “Intellectual Property” shall mean all intellectual property rights recognized throughout the world, including all U.S. and foreign (A) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (B) trademarks, service marks, names, corporate names, trade names, domain names, social media accounts, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (C) copyrights and copyrightable subject matter, (D) proprietary rights in computer programs (whether in source code, object code, or other form), databases, algorithms, compilations and other collections of data (including geophysical data), and in all documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Software”), (E) trade secrets and other confidential information, including ideas, know-how, inventions, proprietary processes, formulae, models and methodologies, (F) all applications and registrations for the foregoing, and (G) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

(xxxiv) “Knowledge” with respect to any party hereto shall mean the actual knowledge (after reasonable inquiry of their direct reports) of, with respect to the Company, the individuals set forth on Section 8.13(a)(xxxiv) of the Company Disclosure Letter and, with respect to Parent, the individuals set forth on Section 8.13(a)(xxxiv) of the Parent Disclosure Letter.

(xxxv) “Law” shall mean any applicable federal, state, local, municipal, foreign or other law, act, Order, statute, constitution, principle of common law, resolution, ordinance, code, edict, rule, regulation or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, in each case, as amended unless expressly specified otherwise.

(xxxvi) “Legal Proceeding” shall mean any action, suit, litigation, arbitration, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing,

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inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any Person or any arbitrator or arbitration panel, or any union, or other labor organization.

(xxxvii) “made available to the Company” shall mean that such information, document, or material was: (i) included in the Parent SEC Documents and publicly available on the EDGAR database at least twenty-four (24) hours prior to the execution of this Agreement; (ii) made available for review by the Company prior to the execution of this Agreement in the virtual “data room” maintained by Parent in connection with this Agreement; or (iii) provided by Parent via email to the Company prior to the execution of this Agreement.

(xxxviii) “made available to Parent” means that such information, document, or material was: (i) included in the Company SEC Documents and publicly available on the EDGAR database at least twenty-four (24) hours prior to the execution of this Agreement; (ii) made available for review by the Company prior to the execution of this Agreement in the virtual “data room” maintained by the Company in connection with this Agreement; or (iii) provided by the Company via email to Parent prior to the execution of this Agreement.

(xxxix) “Mineral Interests” shall mean any fee mineral interests or an undivided fee mineral interest, mineral interests, non-participating royalty interests, term mineral interests, coalbed methane interests, oil interests, gas interests, reversionary interests, reservations, concessions, executive rights or other similar interests in Hydrocarbons in place or other fee interests in Hydrocarbons.

(xl) “Money-Laundering Laws” shall mean any law governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and any applicable money laundering-related laws of other jurisdictions where the Company or Parent, as applicable, and their respective Subsidiaries conduct business, conduct financial transactions or own assets.

(xli) “Oil and Gas Leases” shall mean, with respect to a Person, all Hydrocarbon and mineral leases and subleases, royalties, overriding royalties, net profits interests, Mineral Interests, carried interests, and other rights to Hydrocarbons in place, and mineral servitudes, and all leases, subleases, licenses or other occupancy or similar agreements under which such Person acquires or obtains operating rights in and to Hydrocarbons.

(xlii) “Oil and Gas Properties” shall mean (A) all direct and indirect interests in and rights with respect to Hydrocarbon, mineral, water and similar properties of any kind and nature, including all Oil and Gas Leases and the interests in lands covered thereby or included in Units with which the Oil and Gas Leases may have been pooled, communitized or unitized, working, leasehold and Mineral Interests and estates and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, non-participating royalty interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations, and concessions, (B) all Wells located on or producing from any of the Oil and Gas Leases, Units, or Mineral Interests and the rights to all Hydrocarbons and other minerals produced therefrom (including the proceeds thereof), (C) all surface interests, easements, surface use agreements, rights-of-way, licenses and Permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (D) all interests in machinery, equipment (including Well equipment and machinery), production, completion, injection, disposal, gathering, transportation, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), rigs, pumps, water plants, electric plants, platforms, processing plants, separation plants, refineries, testing and monitoring equipment, and other personal property used, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons and (E) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

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(xliii) “Order” shall mean any: (A) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (B) Contract with any Governmental Entity entered into in connection with any Legal Proceeding.

(xliv) “Parent Intervening Event” shall mean a material event, fact, circumstance, development or occurrence not related to an Acquisition Proposal that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to or by the Parent Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to the Parent Board prior to obtaining the Parent Stockholder Approval. Notwithstanding the foregoing, in no event shall the following constitute a Parent Intervening Event: (x) any action taken by the parties pursuant to the affirmative covenants set forth in Section 5.5, or the consequences of any such action; (y) any event, fact, circumstance, development or occurrence relating to the Company or the Company Subsidiaries that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (z) changes in the market price or trading volume of Parent Common Stock, Company Common Stock or any other securities of Parent or the Company, or any change in credit rating of Parent or the Company or the fact that Parent or the Company meets, fails to meet, or exceeds internal or published estimates, projections, forecasts or predictions for any period (it being understood that the underlying cause thereof, in each case of this clause (z), may constitute a Parent Intervening Event).

(xlv) “Parent Material Adverse Effect” shall mean, when used with respect to Parent and the Parent Subsidiaries, (A) a material adverse effect on the ability of Parent and the Parent Subsidiaries to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, or (B) any changes, events, developments, conditions, occurrences, effects or combination of the foregoing that materially adversely affects the business, results of operations or financial condition of Parent and the Parent Subsidiaries, taken as a whole, but none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Parent Material Adverse Effect has occurred:

(1) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or the prices of other commodities, including changes in price differentials;

(2) changes in general economic conditions in the:

(A) oil and gas exploration and production industry;

(B) oil and gas gathering, compressing, treating, processing and transportation industry generally;

(C) natural gas liquids fractionating and transportation industry generally;

(D) crude oil and condensate logistics and marketing industry generally; and

(E) natural gas marketing and trading industry generally (including in the case of each of clauses (A) through (E) changes in law after the date of this Agreement affecting such industries);

(3) the outbreak or escalation of hostilities or acts of war or terrorism, or any escalation or worsening thereof;

(4) any hurricane, tornado, flood, earthquake or other natural disaster;

(5) any epidemic, pandemic or disease outbreak or other public health condition, or any other force majeure event, or any escalation or worsening thereof;

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(6) the identity of the Company and its respective Affiliates, or any action expressly required or expressly permitted by this Agreement or taken at the express written request of or with the express prior written consent of the Company; provided that the exception in this clause (6) shall not apply to references to “Parent Material Adverse Effect” in the representations and warranties set forth in Section 3.5(b) and, to the extent related thereto, the condition set forth in Section 6.3(b);

(7) the announcement of this Agreement (including, for the avoidance of doubt, compliance with or performance of obligations under this Agreement or the transactions contemplated hereby); provided that the exception in this clause (7) shall not apply to references to “Parent Material Adverse Effect” in the representations and warranties set forth in Section 3.5(b) and, to the extent related thereto, the condition set forth in Section 6.3(b);

(8) any change in the market price or trading volume of the common stock of Parent (it being understood and agreed that the exception in this clause (8) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect);

(9) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (9) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect);

(10) any downgrade in rating of any Indebtedness or debt securities of Parent or any of the Parent Subsidiaries (it being understood and agreed that the exception in this clause (10) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such downgrade (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect);

(11) changes in any Laws or regulations applicable to Parent or any of the Parent Subsidiaries or their respective assets or operations after the date of this Agreement;

(12) changes in applicable accounting regulations or the interpretations thereof after the date of this Agreement;

(13) any Legal Proceedings commenced by any stockholder of Parent (on its own behalf or on behalf of Parent) arising out of or related to this Agreement or the Merger or other transactions contemplated hereby;

(14) any Legal Proceeding commenced after the date hereof under antitrust Law in relation to the transactions contemplated hereby and any Regulatory Remedy; and

(15) the matters set forth in Section 8.13(a)(xlv) of the Parent Disclosure Letter.

provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in the foregoing clauses (1), (2), (3), (4), (5), (11) or (12) will, unless otherwise excluded, be taken into account for purposes of determining whether a Parent Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately affects Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and the Parent Subsidiaries operate.

(xlvi) “Permit” shall mean any franchise, authorization, license, registration, permit, easement, variance, exception, consent, certificate, clearance, or approval issued or otherwise granted by any Governmental Entity.

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(xlvii) “Permitted Encumbrance” shall mean:

(A) preferential purchase rights, rights of first refusal, and purchase options granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organizational documents and other similar agreements and documents that are customary for the oil and gas industry and were granted in the ordinary course of business consistent with past practice and, in each case, either (i) set forth on Section 2.10(b) of the Company Disclosure Letter or (ii) would not become operative or be required by the Company, Parent or any of their Affiliates as a result of the transactions contemplated by this Agreement (whether or not set forth on Section 2.10(b) of the Company Disclosure Letter);

(B) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Encumbrances and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or that are being contested in good faith and, in each case, for which adequate reserves, in accordance with GAAP, are reflected in the Company Balance Sheet or the Parent Balance Sheet, as applicable;

(C) lease burdens payable to third parties which are deducted in the calculation of discounted present value in the Company Reserve Report or Parent Reserve Report, as applicable, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(D) (1) contractual or statutory Encumbrances securing obligations for labor, services, materials and supplies furnished to Mineral Interests, (2) Encumbrances on pipeline or pipeline facilities which arise out of operation of Law, or (3) Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements which are customary in the oil and gas business; provided, however, that, in the case of any Encumbrance described in the foregoing clauses (1), (2) or (3), such Encumbrance (x) secures obligations that are not Indebtedness and are not delinquent and (y) has no material adverse effect on the value, use or operation of the property encumbered thereby;

(E) Encumbrances incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

(F) customary Encumbrances for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement;

(G) such Encumbrances as (1) Parent (in the case of Encumbrances with respect to properties or assets of the Company or any of the Company Subsidiaries) may have expressly waived in writing or (2) the Company (in the case of Encumbrances with respect to properties or assets of Parent or any of the Parent Subsidiaries) may have expressly waived in writing;

(H) all easements, covenants, restrictions (including zoning restrictions), rights-of-way, servitudes, Permits, surface leases and other similar rights or restrictions in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines,

77

railways and other easements and rights-of-way, on, over or in respect of any of the Company Owned Real Property or Parent Owned Real Property, as applicable, or the properties of the Company or Parent or any of their respective Subsidiaries, as applicable, that are of record and customarily granted in the oil and gas industry and (1) do not materially interfere with the operation, development, exploration or use of the property or asset affected or (2) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or Parent Reserve Report, as applicable, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(I) rights reserved to or vested in any Governmental Entity to control or regulate any of the Company’s or Parent’s or their Subsidiaries’ properties or assets in any manner that are customary for the oil and gas industry;

(J) with respect to the Company Real Property or Parent Real Property, as applicable, but excluding any Oil and Gas Properties, all other Encumbrances, liens, charges, defects and irregularities not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on a current and accurate survey of any Company Real Property or Parent Real Property, as applicable, that in each case does not materially interfere with the operation, value, development, exploration or use of the property or asset affected; and

(K) nonexclusive licenses with respect to Intellectual Property in the ordinary course of business.

(xlviii) “Person” shall mean any individual, Entity or Governmental Entity.

(xlix) “Production Burdens” shall mean all royalty interests, overriding royalty interests, production payments, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, royalty burdens or other similar interests or encumbrances that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons from, or allocated to, any Oil and Gas Properties or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.

(l) “Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, seeping, dumping or disposing of Hazardous Materials into the environment.

(li) “Sanctions Target” shall mean (A) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, Russia, Belarus, the Crimea region and the so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, and North Korea; (B) a Person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctions Persons lists published by OFAC, or any equivalent list of sanctioned Persons issued by the U.S. Department of State; (C) a Person that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (D) an entity fifty percent (50%) or more owned or controlled by a country or territory identified in clause (A) or Person in clause (B) above.

(lii) “Senior Notes” means, collectively, (i) the 6.375% Senior Notes due 2026 issued pursuant to the 2026 Notes Indenture, (ii) the 8.00% Senior Notes due 2028 issued pursuant to the 2028 Notes Indenture, and (iii) the 7.500% Senior Notes due 2030 issued pursuant to the 2030 Notes Indenture.

(liii) “Subsidiary” of any Person shall mean (A) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other

78

Subsidiaries thereof, (B) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (C) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member or has the power to direct the policies, management and affairs of such company or (D) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(liv) “Superior Proposal” shall mean, with respect to a party hereto, any bona fide written Acquisition Proposal that is not solicited in breach of this Agreement and is made after the date of this Agreement with respect to such party (with references in the definition thereof to “fifteen percent (15%) or more” being deemed to be replaced with references to “all or substantially all”), in each case on terms which a majority of the board of directors of such party determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by the other party hereto pursuant to Section 5.4, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be (x) more favorable to such party and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party hereto pursuant to Section 5.4 and (y) reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, financing, timing, conditionality, legal, and other aspects of such proposal.

(lv) “Takeover Laws” shall mean any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state antitakeover Laws.

(lvi) “Tax Return” shall mean any return, declaration, statement, report, filing or other document (including any schedules or attachments thereto and any amendments thereof) filed or required to be filed with any Taxing Authority with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

(lvii) “Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes and similar charges, fees and assessments (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added

(lviii) “Taxing Authority” shall mean the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes.

(lix) “Treasury Regulations” shall mean the regulations promulgated under the Code.

(lx) “Unit” shall mean each separate pooled, communitized or unitized acreage unit which includes all or any portion of any Oil or Gas Leases or other Oil and Gas Properties.

(lxi) “Wells” shall mean Hydrocarbon wells, CO2 wells, saltwater disposal wells, injection wells and storage wells, whether producing, operating, shut-in or temporarily abandoned, located on any real property associated with an Oil and Gas Property of the Company or Parent, as applicable, or any of their Subsidiaries.

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(lxii) “Willful and Material Breach” shall mean a material breach that is a consequence of an intentional act or failure to take an act by the breaching party with the Knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

Section 8.14 Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled Affiliates hereby: (a) agrees that any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any sources of financing used to pay amounts required under Section 5.15, arising out of or relating to, this Agreement or any of the agreements entered into in connection with any such financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Legal Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflict of laws principles that would result in the application of the laws of another state), except as otherwise provided in any other applicable definitive document relating to any such financing, (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Legal Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any financing source in any way arising out of or relating to, this Agreement, any such financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, the Company Subsidiaries or the Company’s controlled Affiliates in any such Legal Proceeding or proceeding shall be effective if notice is given in accordance with Section 8.9, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Legal Proceeding brought against any such financing sources in any way arising out of or relating to, this Agreement, any such financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that no financing source will have any liability to the Company or any Company Subsidiary or any of their respective Affiliates or Representatives (in each case, other than Parent or the Parent Subsidiaries) relating to or arising out of this Agreement, any such financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees that any financing source is an express third party beneficiary of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements of this Section 8.14 (and such provisions shall not be amended in any way adverse to any such financing source without its prior written consent) (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (i) nothing in this Section 8.14 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any financing source’s obligations to Parent or the rights of the Company and the Company Subsidiaries against any such financing source with regard to any financing contemplated hereby following the Closing Date and (ii) the Parent agrees and confirms that its obligations under this Agreement are in no way subject to or conditioned upon obtaining any financing.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

APA CORPORATION

By:	/s/ John J. Christmann IV
Name: John J. Christmann IV
Title: Chief Executive Officer and President

ASTRO COMET MERGER SUB CORP.

By:	/s/ John J. Christmann IV
Name: John J. Christmann IV
Title: Chief Executive Officer and President

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

CALLON PETROLEUM COMPANY

By:	/s/ Joseph C. Gatto, Jr.
Name: Joseph C. Gatto, Jr.
Title: President & CEO

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

ANNEX I

INDEX OF DEFINED TERMS

Term	Section No.
2024 Annual Bonuses	5.7(d)
2028 Notes Indenture	8.13(a)(xxxii)
Acceptable Confidentiality Agreement	8.13(a)(i)
Acquisition Proposal	8.13(a)(ii)
Affiliate	8.13(a)(iii)
Agreement	Preamble
Anti-Corruption Laws	8.13(a)(iv)
Antitrust Law	8.13(a)(v)
Book-Entry Common Share	8.13(a)(vi)
Business Day	8.13(a)(vii)
Cash SAR Award	5.6
Certificate of Merger	1.1
Cleanup	8.13(a)(viii)
Closing	1.3
Closing Date	1.3
Code	Recitals
Company	Preamble
Company 401(k) Plan	5.7(e)
Company Acquisition Agreement	5.4(a)
Company Adverse Recommendation Change	5.4(b)
Company Balance Sheet	2.6(b)
Company Balance Sheet Date	2.6(b)
Company Benefit Plan	2.12(a)
Company Board	Recitals
Company Budget	4.1(a)
Company Common Stock	1.6(a)(i)
Company Common Stock Trust	1.8(f)(ii)
Company CPU	5.6(c)
Company Credit Agreement	8.13(a)(ix)
Company Designee	5.18
Company Disclosure Letter	Article II
Company ERISA Affiliate	2.12(a)
Company Indebtedness Payoff Amount	5.15(a)
Company Intervening Event	8.13(a)(x)
Company IP	2.17(a)
Company Leased Real Property	2.16(c)
Company Long-Term Incentive Awards	8.13(a)(xi)
Company Material Adverse Effect	8.13(a)(xii)
Company Material Contracts	2.10(c)
Company MSU	5.6(b)
Company Notice	5.4(b)
Company Notice of Change	5.4(c)
Company Organizational Documents	2.1(c)
Company Owned Real Property	2.16(c)
Company Permits	2.9(b)
Company Phantom Stock Unit	5.6(e)
Company Preferred Stock	2.4(a)

Annex I - 83

Term	Section No.
Company Real Property	2.16(c)
Company Real Property Lease	2.16(c)
Company Recommendation	Recitals
Company Reserve Report	2.14
Company Risk Policies	2.6(e)
Company RSU	8.13(a)(xiii)
Company SEC Documents	2.6(a)
Company Stock Certificate	1.7
Company Stock Plans	8.13(a)(xiv)
Company Warrants	8.13(a)(xv)
Company Stockholder Approval	2.3
Company Stockholders	Recitals
Company Stockholders’ Meeting	5.3(a)
Company Subsidiaries	2.4(a)
Company Termination Fee	7.3(b)(vii)(1)
Confidentiality Agreement	5.1(b)
Continuation Period	5.7(a)
Continuing Employee	5.7(a)
Contract	8.13(a)(xvi)
Converted Cash SAR Award	5.6(d)
Converted RSU	5.6(a)(ii)
D&M	2.14
D&O Insurance	5.8(c)
Delisting Period	5.10(b)
Derivative Product	8.13(a)(xvii)
DGCL	Recitals
DTC	8.13(a)(xviii)
Economic Sanctions/Trade Laws	8.13(a)(xix)
EDGAR	8.13(a)(xx)
Effective Time	1.1
Encumbrance	8.13(a)(xxi)
Enforceability Exceptions	2.2(c)
Entity	8.13(a)(xxii)
Environmental Claim	8.13(a)(xxiii)
Environmental Law	8.13(a)(xxiv)
ERISA	2.12(a)
Exchange Act	2.5(a)
Exchange Agent	1.8(a)
Exchange Fund	1.8(a)
Exchange Ratio	1.6(a)
Excluded Information	8.13(a)(xxv)
Excluded Shares	1.6(a)(i)
executive officers	8.13(a)(xxvi)
Expenses	7.3(b)(vii)(2)
GAAP	8.13(a)(xxvii)
Government Official	2.25(a)
Governmental Entity	8.13(a)(xxviii)
Hazardous Materials	8.13(a)(xxix)
HSR Act	2.5(a)
Hydrocarbons	8.13(a)(xxx)
Indebtedness	8.13(a)(xxxi)

Annex I - 84

Term	Section No.
Indemnified Parties	5.8(a)
Indentures	8.13(a)(xxxii)
Intellectual Property	8.13(a)(xxxiii)
IT	2.17(b)
Joint Proxy Statement	5.2(a)
Knowledge	8.13(a)(xxxiv)
Labor Agreements	2.12(e)
Law	8.13(a)(xxxiv)
Legal Proceeding	8.13(a)(xxxvi)
Licensed IP	2.17(a)
made available to the Company	8.13(a)(xxxvii)
made available to Parent	8.13(a)(xxxviii)
Merger	Recitals
Merger Consideration	1.6(a)
Merger Sub	Preamble
Mineral Interests	8.13(a)(xxxix)
Money-Laundering Laws	8.13(a)(xl)
Nasdaq	1.8(f)
New Plans	5.7(b)
NYSE	2.5(a)
OFAC	8.13(a)(xix)
Oil and Gas Leases	8.13(a)(xli)
Oil and Gas Properties	8.13(a)(xlii)
Old Plans	5.7(b)
Order	8.13(a)(xliii)
Parent	Preamble
Parent 401(k) Plan	5.7(e)
Parent Acquisition Agreement	5.4(d)
Parent Adverse Recommendation Change	5.4(e)
Parent Balance Sheet	3.6(b)
Parent Balance Sheet Date	3.6(b)
Parent Board	Recitals
Parent Common Stock	1.6(a)(ii)
Parent Consent	Recitals
Parent Disclosure Letter	Article III
Parent Excess Shares	1.8(f)
Parent Intervening Event	8.13(a)(xliv)
Parent Leased Real Property	3.12(c)
Parent Material Adverse Effect	8.13(a)(xlv)
Parent Notice	5.4(e)
Parent Notice of Change	5.4(f)
Parent Organizational Documents	3.1(b)
Parent Owned Real Property	3.12(c)
Parent Parties	Preamble
Parent Permits	3.9(b)
Parent Preferred Stock	3.4(a)
Parent Proposal	3.3
Parent Real Property	3.12(c)
Parent Real Property Lease	3.12(c)
Parent Recommendation	Recitals
Parent Reserve Report	3.12(a)

Annex I - 85

Term	Section No.
Parent SEC Documents	3.6(a)
Parent Stock Plans	3.4(a)
Parent Stockholder Approval	3.3
Parent Stockholders	Recitals
Parent Stockholders’ Meeting	5.3(b)
Parent Subsidiaries	2.5(b)
Parent Termination Fee	7.3(b)(vii)(3)
Payoff Letter	5.15(a)
Permit	8.13(a)(xlvi)
Permitted Encumbrance	8.13(a)(xlvii)
Person	8.13(a)(xlviii)
Post-Closing SEC Reports	5.10(b)
Pre-Closing Period	4.1(a)
Proceeding	8.5
Production Burdens	8.13(a)(xlix)
Regulatory Remedy	5.5(f)
Release	8.13(a)(l)
Reorganization Treatment	Recitals
Representatives	5.1(a)
Sanctions Target	8.13(a)(li)
SEC	2.6(a)
Securities Act	2.6(a)
Senior Notes	8.13(a)(lii)
Software	8.13(a)(xxxiii)
SOX	2.6(a)
Stock Issuance	Recitals
Subsidiary	8.13(a)(liii)
Superior Proposal	8.13(a)(liv)
Surviving Corporation	Recitals
Takeover Laws	8.13(a)(lv)
Tax Return	8.13(a)(lvi)
Taxes	8.13(a)(lvii)
Taxing Authority	8.13(a)(lviii)
Termination Date	7.1(b)(i)
Treasury Regulations	8.13(a)(lix)
Unit	8.13(a)(lx)
Unvested Company RSU	5.6(a)(ii)
Wells	8.13(a)(lxi)
Willful and Material Breach	8.13(a)(lxii)

Annex I - 86

Annex B

388 Greenwich Street

New York, NY 10013

January 3, 2024

APA Corporation

2000 Post Oak Blvd, Suite 100

Houston, TX 77056-4400

Attention: Board of Directors

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to APA Corporation (the “Acquiror”) of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into by and among the Acquiror, Astro Comet Merger Sub Corp., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and Callon Petroleum Company (the “Company”). The Merger Agreement provides, among other things, that (i) Merger Sub will be merged with and into the Company (the “Merger”) pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and (ii) each issued and outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than shares of Company Common Stock held directly by the Acquiror or Merger Sub or by the Company, will be converted into the right to receive 1.0425 shares (the “Exchange Ratio”) of common stock, par value $0.625 per share (the “Acquiror Common Stock”), of the Acquiror, with cash in lieu of fractional shares. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we reviewed a draft dated January 3, 2024 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Acquiror and certain senior officers and other representatives and advisors of the Company concerning the businesses, operations and prospects of the Acquiror and the Company. We examined certain publicly available business and financial information relating to the Company and the Acquiror, including certain research analyst estimates (the “Street Estimates”) relating to the Company and the Acquiror that we have been directed by the management of the Acquiror to use for purposes of our analyses. We also reviewed certain other financial forecasts and information and data relating to the Company (the “Company Projections”) and the Acquiror (the “Acquiror Projections”), which were provided to or discussed with us by the management of the Acquiror, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of the Acquiror to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock and the Acquiror Common Stock; the historical and projected earnings and other operating data of the Company and the Acquiror; and the capitalization and financial condition of the Company and the Acquiror. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and the Acquiror. We also evaluated certain potential pro forma financial effects of the Merger on the Acquiror. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise

The Board of Directors

APA Corporation

January 3, 2024

reviewed by or discussed with us and upon the assurances of the management of the Acquiror that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the Company Projections, the Acquiror Projections and the other financial information and data relating to the Company, the Acquiror and the Merger provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Acquiror that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to the future financial performance of the Company and the Acquiror (as the case may be), the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger and the other matters covered thereby. With respect to the Street Estimates, we have assumed, with your consent, that such estimates and assumptions are also a reasonable basis upon which to evaluate the Merger. We express no view or opinion with respect to any financial forecasts and other information or data used in our analyses (or the underlying assumptions upon which any such financial forecasts and other information or data are based) and we have assumed, with your consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the Merger, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected.

We have relied, at your direction, upon the assessments of the management of the Acquiror as to, among other things, (i) the oil, natural gas and natural gas liquids reserves, reservoir characteristics, undeveloped well inventory, drilling and well development, gathering and transportation, refining and other exploration, development and production activities, as applicable, of the Company and the Acquiror, including related costs and expenditures and capital funding requirements, (ii) the potential impact on the Company and the Acquiror of macroeconomic, geopolitical, market, competitive, seasonal and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil, natural gas and natural gas liquids industry, including with respect to the geographic regions and basins in which the Company and the Acquiror operate, environmental regulations and commodity pricing and supply and demand for oil, natural gas, natural gas liquids and refined energy and petrochemical products, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (iii) existing and future agreements and other arrangements involving, and the ability to attract, retain and/or replace, key employees, customers, service providers and other commercial relationships of the Company and the Acquiror, and (iv) the ability to integrate the operations of the Company with those of the Acquiror and to realize the potential strategic implications and financial and operational benefits as contemplated. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on the Company, the Acquiror or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of the Company, the Acquiror or any other entity nor have we made any physical inspection of the properties or assets of the Company, the Acquiror or any other entity. We express no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof and associated expenditures), of any properties of the Company, the Acquiror or any other entity. We have not evaluated the solvency or fair value of the Company, the Acquiror or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We also express no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent or other orders or investigations or the potential impact thereof on the Company, the Acquiror or any other entity.

The Board of Directors

APA Corporation

January 3, 2024

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Merger. Representatives of the Acquiror have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of the Company and the Acquiror. We are not expressing any opinion as to what the value of the Acquiror Common Stock actually will be when issued pursuant to the Merger or the price at which the Acquiror Common Stock will trade at any time. We also are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company, the Acquiror or the Merger (including the contemplated benefits thereof), and we have relied, with your consent, upon the assessments of representatives of Acquiror as to such matters. Our opinion does not address the underlying business decision of Acquiror to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Acquiror or the effect of any other transaction in which the Acquiror might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Acquiror in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. An affiliate of ours engaged in the commercial lending business is acting as lender for a credit facility to be used by the Acquiror in connection with the Merger, for which services such entity would receive compensation. We and our affiliates in the past have provided, and currently provide, services to the Company and the Acquiror unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, (x) for the Company, having acted as a financial advisor in connection with the Company’s acquisition of Primexx Energy Partners announced in August 2021, having acted as an underwriter or initial purchaser of senior notes in June 2021 and June 2022, and having provided a lending commitment to the Company’s credit facility and (y) for the Acquiror, having provided lending commitments to various credit facilities of the Acquiror. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and the Acquiror for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, the Acquiror and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Acquiror (in its capacity as such) in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

The Board of Directors

APA Corporation

January 3, 2024

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio set forth in the Merger Agreement is fair, from a financial point of view, to the Acquiror.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

Annex C

January 3, 2024

APA Corporation

2000 Post Oak Blvd, Suite 100

Houston, TX 77056-4400

Attention: Board of Directors

Members of the Board of Directors:

You have requested, in your capacity as the Board of Directors (the “Board”) of APA Corporation (the “Acquiror”), our opinion with respect to the fairness, from a financial point of view, to the Acquiror of the Exchange Ratio (as defined below) provided for in the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among the Acquiror, Astro Comet Merger Sub Corp., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and Callon Petroleum Company (the “Company”). We understand that, among other things, pursuant to the Agreement, Merger Sub will be merged with and into the Company (the “Transaction”) pursuant to which the Company will become a wholly owned subsidiary of the Acquiror, and each issued and outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than shares of Company Common Stock held directly by the Acquiror or Merger Sub or by the Company, will be converted into the right to receive 1.0425 shares (the “Exchange Ratio”) of common stock, par value $0.625 per share (the “Acquiror Common Stock”), of the Acquiror, with cash in lieu of fractional shares.

In preparing our opinion, we have:

•	reviewed a draft, dated January 3, 2024, of the Agreement;

•	reviewed certain publicly available business and financial information relating to the Company and the Acquiror and the industries in which they operate;

•

compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant, and compared current and historic market prices of the Company Common Stock and the Acquiror Common Stock with similar data for such other companies;

•	compared the proposed financial terms of the Transaction with the publicly available financial terms of certain other business combinations that we deemed relevant;

•

reviewed certain internal financial analyses and forecasts for the Company (the “Company Projections”) and the Acquiror (the “Acquiror Projections”), in each case prepared by the management of the Acquiror;

•

reviewed certain estimates prepared by the management of the Acquiror as to the potential cost savings and synergies expected by such management to be achieved as a result of the Transaction (the “Synergies Estimates”);

•

discussed with the managements of the Company and the Acquiror certain aspects of the Transaction, the business, financial condition and prospects of the Company and the Acquiror, the effect of the Transaction on the business, financial condition and prospects of the Company and the Acquiror, and certain other matters that we deemed relevant; and

•	considered such other financial analyses and investigations and such other information that we deemed relevant.

In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or the Acquiror or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by the Acquiror, we did not assume any obligation to undertake any such independent verification. In relying on the Company Projections and the Acquiror Projections, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Acquiror’s management as to the future performance and financial condition of the Company and the Acquiror, respectively. In relying on the Synergies Estimates, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Acquiror’s management as to the matters addressed thereby. We express no view or opinion with respect to the Company Projections, the Acquiror Projections or the Synergies Estimates, or the assumptions upon which they are based. We have assumed that any representations and warranties made by the Company and the Acquiror in the Agreement or in other agreements relating to the Transaction will be true and accurate in all respects that are material to our analyses.

For purposes of our analyses and this opinion we have assumed that, for U.S. federal income tax purposes, the Transaction will qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials provided to us by, the Acquiror and its representatives. We have assumed that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Transaction. We have also assumed that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or opinion. In addition, we have not made any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and opinion.

Our opinion only addresses the fairness, from a financial point of view, to the Acquiror of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. Furthermore, we express no opinion as to any other aspect or implication (financial or otherwise) of the Transaction, or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of the Acquiror and its advisors with respect to such matters and advice.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such subsequent developments may affect this opinion. Our opinion does not address the relative merits of the Transaction as compared to any alternative transactions or strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Board or the Acquiror to proceed with or effect the Transaction. We are not expressing any opinion as to the price at which Company Common Stock or Acquiror Common Stock may be traded at any time.

We have acted as financial advisor to the Acquiror in connection with the Transaction and will receive a fee from the Acquiror for such services, a substantial portion of which is contingent upon the consummation of the Transaction. We also become entitled to receive a fee upon the announcement of the Transaction. In addition, the Acquiror has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.

During the two years preceding the date of this opinion, we and our affiliates have had investment or commercial banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such relationships have included acting as joint dealer manager on an offering of debt securities by the Acquiror in March 2022, as joint bookrunner on an offering of debt securities by the Company in June 2022, and as joint lead arranger, joint bookrunner and syndication agent in connection with a facility agreement by the Company in October 2022. We or our affiliates are also an agent and a lender in one or more of the credit facilities of the Company and the Acquiror and certain of their affiliates. We anticipate that we and our affiliates will arrange and/or provide financing to the Acquiror in connection with the Transaction for customary compensation. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of business, we and our affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, the Acquiror and certain of their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

This letter is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Transaction. This opinion does not constitute advice or a recommendation to any stockholder of the Acquiror or the Company or any other person as to how to vote or act on any matter relating to the proposed Transaction or any other matter. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Acquiror.

Very truly yours,

WELLS FARGO SECURITIES, LLC

WELLS FARGO SECURITIES, LLC

Annex D

January 3, 2024

Board of Directors

Callon Petroleum Company

One Briarlake Plaza

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

Members of the Board:

We understand that Calion Petroleum Company (the “Company” ), APA Corporation ( “Parent”) and Astro Comet Merger Sub Corp., a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated January 3, 2024 (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares held directly by Parent or Merger Sub or by the Company will be converted into the right to receive 1.0425 shares (the “ Exchange Ratio”) of common stock, par value $0.625 per share, of Parent (the “ Parent Common Stock”), subject to adjustment in certain circumstances (the “ Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than Parent, Merger Sub and their respective affiliates).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and Parent, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent, respectively;

3)	Reviewed certain financial projections prepared by the management of the Company and Parent, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Company;

5)

Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6)	Discussed the past and current operations and financial condition and the prospects of Parent with senior executives of Parent;

7)	Reviewed the pro forma impact of the Merger on Parent’s cash flow per share, free cash flow per share, consolidated capitalization and certain financial ratios;

8)	Reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock;

9)

Compared the financial performance of the Company and Parent and the prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other publicly-traded companies comparable with the Company and Parent, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions among representatives of the Company and Parent and their financial and legal advisors;

12)	Reviewed the Merger Agreement and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Parent, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and Parent of the future financial performance of the Company and Parent. We express no view as to the financial projections or the assumptions on which they were based. We have relied upon, without independent verification, the assessment by the management of the Company of: (i) the strategic, financial and other benefits expected to result from the Merger, (ii) the timing and risks associated with the integration of the Company and Parent and (iii) the ability to retain key employees of the Company and Parent. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such valuations or appraisals. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger, and the Company has agreed to reimburse certain of our expenses arising, and indemnity us against certain liabilities that may arise, out of our engagement. In the two years prior to the date hereof, we and our affiliates have provided financing services for Parent and have received fees in connection with such services. In addition, as of the date hereof, Morgan Stanley or an affiliate thereof is a lender to Parent. Morgan Stanley may also seek to provide financial advisory and financing services to Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which Parent Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of Parent and the Company should vote at the stockholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than Parent, Merger Sub and their respective affiliates).

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Aaron R. Hoover
Aaron R. Hoover
Managing Director

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

APA Corporation’s (“APA”) amended and restated certificate of incorporation and amended and restated bylaws provide that, to the full extent permitted under the Delaware General Corporation Law, APA’s directors shall not be personally liable for monetary damages. APA’s amended and restated bylaws provide that APA shall indemnify its officers, directors, employees, and agents.

Section 145 of the Delaware General Corporation Law, inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe such person’s conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed, or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person. APA maintains policies insuring its and its subsidiaries’ officers and directors against specified liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Article VII of APA’s amended and restated bylaws provides, in substance, that directors, officers, employees, and agents of APA shall be indemnified to the fullest extent permitted by the Delaware General Corporation Law. Additionally, Article Seventeen of APA’s amended and restated certificate of incorporation eliminates in specified circumstances the monetary liability of directors of APA for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director:

•	for a breach of the director’s duty of loyalty to APA or its stockholders;

•	for acts or omissions by the director not in good faith;

•	for acts or omissions by a director involving intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law, which relates to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law; and

•	for transactions from which the director derived an improper personal benefit.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and APA’s amended and restated certificate of incorporation and amended and restated bylaws.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, by and among APA Corporation, Astro Comet Merger Sub Corp. and Callon Petroleum Company, dated January 3, 2024 (attached as Annex A to the joint proxy statement/prospectus that forms a part of this registration statement)

3.1	Amended and Restated Certificate of Incorporation of APA (incorporated by reference to Exhibit 3.1 to APA’s Current Report on Form 8-K12B filed March 1, 2021, SEC File No. 001-40144)

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of APA (incorporated by reference to Exhibit 3.1 to APA’s Current Report on Form 8-K filed May 25, 2023, SEC File No. 001-40144)

3.3	Amended and Restated Bylaws of APA (incorporated by reference to Exhibit 3.1 to APA’s Current Report on Form 8-K filed February 8, 2023, SEC File No. 001-40144)

5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of securities being registered

8.1	Opinion of Kirkland & Ellis LLP regarding tax matters

21.1	Subsidiaries of APA Corporation (incorporated by reference to Exhibit 21.1 of APA’s Form 10-K filed February 19, 2023; File No. 001-40144)

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for APA Corporation

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm for Callon Petroleum Company

23.3	Consent of Weaver and Tidwell, L.L.P., auditor to Percussion Petroleum II, LLC

23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)

23.5	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1)

23.6	Consent of Ryder Scott Company, L.P., Petroleum Consultants – APA Corporation

23.7	Consent of DeGolyer and MacNaughton, Inc. – Callon Petroleum Company

23.8	Consent of Netherland, Sewell & Associates, Inc. – Percussion Petroleum Operating II, LLC

24.1*	Power of Attorney

99.1	Consent of Citigroup Global Markets Inc.

99.2	Consent of Wells Fargo Securities, LLC

99.3	Consent of Morgan Stanley & Co. LLC

99.4	Form of Proxy Card for the Special Stockholder Meeting of APA Corporation

99.5	Form of Proxy Card for the Special Stockholder Meeting of Callon Petroleum Company

107*	Filing Fee Table

†	Pursuant to Item 601(b)(2) of Regulation S-K, APA agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.
*	Previously filed.

ITEM 22.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for the purpose of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) (i)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(ii)

That every prospectus (a) that is filed pursuant to paragraph (7)(i) above or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective. of the applicable form.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 13, 2024.

APA CORPORATION

/s/ John J. Christmann IV
John J. Christmann IV
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below, on February 13, 2024.

Signatures	Title
*	Chief Executive Officer and Director (principal executive officer)
John J. Christmann IV

*	President and Chief Financial Officer (principal financial officer)
Stephen J. Riney

*	Senior Vice President and Chief Accounting Officer (principal accounting officer)
Rebecca A. Hoyt
* H. Lamar McKay	Independent, Non-Executive Chair of the Board of Directors and Director

*	Director
Annell R. Bay

*	Director
Juliet S. Ellis

*	Director
Charles W. Hooper

*	Director
Chansoo Joung

*	Director
Amy H. Nelson

*	Director
Daniel W. Rabun

*	Director
Peter A. Ragauss

*	Director
David L. Stover

*By	/s/ P. Anthony Lannie
P. Anthony Lannie Attorney-In-Fact